UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Seagate Technology public limited company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 31, 2020

Dear Fellow Shareholder:

You are cordially invited to attend the 2020 Annual General Meeting of Shareholders of Seagate Technology plc, which will be held at 5:00 p.m. Irish Standard Time on Thursday, October 22, 2020, at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Due to public health concerns and continuing uncertainty in connection with COVID-19, this year we also are offering you the opportunity to virtually join the Annual General Meeting via live webcast over the Internet at 5:00 p.m. Irish Standard Time (12:00 p.m. Eastern Daylight Time). You may virtually join the Annual General Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/STX2020. In accordance with Irish law, we are required to have a principal meeting place, which is a physical location, where shareholders may attend the Annual General Meeting in person and vote. However, in light of public health concerns and travel recommendations and restrictions, we strongly advise shareholders not to attend in person at the principal meeting place, and ask that shareholders join the Annual General Meeting virtually instead. Shareholders joining virtually will not be able to vote at the meeting. Your vote is important. We encourage shareholders to cast their votes in advance of the Annual General Meeting, whether they plan to attend in person or join virtually.

We continue to monitor COVID-19 developments and other circumstances. Should we determine that alternate Annual General Meeting arrangements may be advisable or required, such as changing the date, time or location of the Annual General Meeting, we will announce our decision by press release, post additional information at investors.seagate.com, and make a public filing with the U.S. Securities and Exchange Commission. Please monitor the “Events” tab of investors.seagate.com regularly, as circumstances may change upon short notice.

Details of the business to be presented at the meeting may be found in the Notice of 2020 Annual General Meeting of Shareholders and the Proxy Statement accompanying this letter. We urge you to read the Proxy Statement carefully and use one of the specified methods of voting to ensure that your shares will be voted at the 2020 Annual General Meeting.

On behalf of the Board of Directors of Seagate Technology plc, we thank you for your continued support.

Sincerely,

Michael R. Cannon	William D. Mosley
Chair of the Board	Chief Executive Officer and Director

2020 NOTICE OF MEETING AND PROXY STATEMENT

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

NOTICE OF 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The 2020 Annual General Meeting of Shareholders (the “2020 AGM”) of Seagate Technology plc (“Seagate” or the “Company”), a company incorporated under the laws of Ireland with its principal executive offices at 38/39 Fitzwilliam Square, Dublin 2, D02 NX53, Ireland, will be held on Thursday, October 22, 2020, at 5:00 p.m. Irish Standard Time, at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Due to public health concerns and continuing uncertainty in connection with COVID-19, this year we are also offering you the opportunity to join the 2020 AGM virtually via live webcast over the Internet. We encourage you to use this feature rather than attending the 2020 AGM in person. Those participating virtually can join and submit questions via the Internet during the 2020 AGM by accessing www.virtualshareholdermeeting.com/STX2020. However, shareholders joining virtually will not be able to vote at the meeting. We encourage shareholders to cast their votes prior to the 2020 AGM by one of the methods described in the accompanying Proxy Statement to ensure that your shares will be voted at the 2020 AGM, even if you plan to attend in person or join virtually.

The Company is monitoring COVID-19 developments and other circumstances, as well as guidance issued by the Irish Health Service Executive (“HSE”), the Irish government, the U.S. Centers for Disease Control and Prevention, and the World Health Organization. We have implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19, including in respect of the 2020 AGM. Should we determine that alternative 2020 AGM arrangements may be advisable or required, such as changing the date, time or location of the 2020 AGM, we will announce our decision by press release, post additional information at investors.seagate.com, and make a public filing with the U.S. Securities and Exchange Commission (“SEC”); such notifications will be in accordance with Irish and other applicable laws, rules and regulations. Please monitor the “Events” tab of investors.seagate.com regularly, as circumstances may change upon short notice.

The purposes of the 2020 AGM, which are more completely described in the accompanying Proxy Statement, are:

General Proposals:

1.

By separate resolutions, to elect as directors the following incumbent directors who shall retire in accordance with the Constitution and, being eligible, offer themselves for election and to elect as a director (the “Director Nominees”):

(a) Mark W. Adams	(b) Judy Bruner	(c) Michael R. Cannon
(d) William T. Coleman	(e) Jay L. Geldmacher	(f) Dylan Haggart
(g) Stephen J. Luczo	(h) William D. Mosley	(i) Stephanie Tilenius
(j) Edward J. Zander

2.	Approve, in an advisory, non-binding vote, the compensation of the Company’s named executive officers (“Say-on-Pay”).

3.	Ratify, in a non-binding vote, the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending July 2, 2021 (“fiscal year 2021”), and authorize, in a binding

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2020 NOTICE OF MEETING AND PROXY STATEMENT

vote, the Audit Committee (“Audit Committee”) of the Company’s Board of Directors (the “Board”) to set the auditors’ remuneration.

Irish Law Proposal:

The Irish Companies Act 2014, as amended (the “Irish Companies Act”) obligates us to propose certain matters to shareholders for approval that would generally not be subject to periodic approval by shareholders of companies incorporated in the United States but are considered routine items for approval by shareholders of companies incorporated in Ireland.

4.	Determine the price range at which the Company can re-allot shares that it acquires as treasury shares.

Other:

5.	Conduct such other business properly brought before the meeting.

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of Proposals 2 through 4. The full text of these proposals is set forth in the accompanying Proxy Statement.

Proposals 1, 2, and 3 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting. Proposal 4 is a special resolution, requiring the approval of not less than 75% of the votes cast at the meeting.

Only shareholders as of the close of business on August 24, 2020 (“Record Date”) are entitled to receive notice of and to vote at the 2020 AGM. If you are a shareholder as of the close of business on the Record Date, you may attend, speak and vote at the 2020 AGM or you may appoint a proxy or proxies to attend, speak and vote on your behalf. A proxy need not be a shareholder. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please contact the Company Secretary at our registered office and also note your nominated proxy must attend the 2020 AGM in Dublin in person in order for your votes to be cast.

Whether or not you plan to attend the meeting or join virtually, we encourage you to please read the accompanying Proxy Statement and submit your proxy as soon as possible, so that your shares may be represented at the 2020 AGM in Dublin. You may vote by proxy by using the Internet, calling by telephone, or completing, signing and returning your proxy card by mail by no later than 6:59 p.m. Eastern Daylight Time (11:59 p.m. Irish Standard Time) on October 21, 2020 (or, if you are a beneficial owner, such earlier time as your bank, broker-dealer, brokerage firm, or nominee may require). Instructions on how to submit your proxy are set forth in the accompanying Proxy Statement.

If you have any questions about the meeting or require assistance, please call Georgeson LLC, our proxy solicitor, at +1 781 575 2137 or at + 1 800 891 3214 (toll-free within the United States).

During the meeting, following a review of the Company’s affairs, management will also present Seagate’s Irish statutory financial statements for the fiscal year ended July 3, 2020 and the reports of the directors and auditors thereon.

By order of the Board,

Katherine E. Schuelke

Senior Vice President, Chief Legal Officer and Company Secretary

August 31, 2020

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 22, 2020

We will rely on the SEC rule that allows companies to furnish proxy materials over the Internet instead of mailing printed copies of those materials to each shareholder. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our Proxy Statement, including our Irish statutory financial statements for the Company’s fiscal year ended July 3, 2020 (“fiscal year 2020”) and any other appendices thereto, the proxy card and our Annual Report on Form 10-K for fiscal year 2020 (collectively, the “Proxy Materials”). The Notice also contains instructions on how to request a paper or email copy of the Proxy Materials. If you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

PROXY STATEMENT

In this Proxy Statement, “Seagate,” the “Company,” “we,” “us” and “our” refer to Seagate Technology plc, an Irish public limited company. This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed on or about September 2, 2020 to shareholders as of the close of business on the Record Date.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about the topics summarized below, please review the entire Proxy Statement and Seagate’s Annual Report on Form 10-K for fiscal year 2020.

2020 AGM

Date and Time:	Thursday, October 22, 2020 at 5:00 p.m. Irish Standard Time

Place:	10 Earlsfort Terrace Dublin 2 D02 T380, Ireland

Record Date:	August 24, 2020

Voting:	Shareholders as of the close of business on the Record Date may vote on the proxy proposals. Each ordinary share that you own entitles you to one vote on each matter to be voted on at the 2020 AGM. Please note that shareholders joining the 2020 AGM virtually will not be able to vote at the meeting. We encourage you to vote your shares prior to the 2020 AGM.

Attendance:	All shareholders as of the close of business on the Record Date may attend the 2020 AGM. If present in person, you may attend, speak and vote at the meeting even if you have completed and submitted a form of proxy. You or your nominated proxy must attend the 2020 AGM in person in Dublin in order for your votes to be cast. Shareholders as of the close of business on the Record Date may virtually join the 2020 AGM on the Internet via live webcast at www.virtualshareholdermeeting.com/STX2020. Instructions on how to join and submit questions at the meeting will be posted on that website. Voting will not be permitted at the 2020 AGM for shareholders joining virtually. Participants joining virtually should ensure that they have a strong Wi-Fi

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2020 NOTICE OF MEETING AND PROXY STATEMENT

connection at the location where they intend to be while virtually joining the 2020 AGM. Participants should also give themselves plenty of time to log in prior to the 2020 AGM. Participants intending to join and submit questions virtually will need to demonstrate proof of share ownership by entering the 16-digit control number included on their notices, proxy cards or voting instruction forms received with their Notice or Proxy Materials.

We are monitoring guidance issued by the HSE, the Irish government, the U.S. Centers for Disease Control and Prevention, and the World Health Organization and we have implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19, including in respect of the 2020 AGM. In light of public health concerns, travel recommendations and restrictions, we strongly advise shareholders wishing to attend the 2020 AGM to virtually join instead of attending in person in Dublin. The meeting will be as brief as possible and, other than the shareholder business items outlined in the Proxy Materials, will not include presentations. Also, in order to comply with suggested COVID-19 social distancing guidelines, we will limit the number of shareholders who may attend the meeting in person, and will require compliance with any then applicable governmental requirements or recommendations or facility requirements, such as the use of face coverings and maintaining appropriate social distancing.

Proxy Materials:	The Proxy Materials were first made available to shareholders on or about September 2, 2020.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Proposals, Voting Recommendations and Vote Required

The Board recommends that you vote “FOR” each of the proposals that will be submitted for shareholder approval at the 2020 AGM.

Proposals:		Vote Required:	Board Recommendation:
1.	Election of each of the 10 Director Nominees	Majority of Votes Cast	FOR each nominee
We are asking our shareholders to elect, by separate resolutions, each of the Director Nominees identified in the Proxy Statement
2.	Advisory Vote on Say-on-Pay	Majority of Votes Cast	FOR
We are asking for your approval, on an advisory, non-binding basis, of the compensation of our named executive officers (“NEOs”). While our Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote is advisory and will not be binding on us.
3.	Ratification of the Appointment and Authorization to Set Remuneration of Auditors	Majority of Votes Cast	FOR
We are asking you to ratify, in a nonbinding vote, the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2021, and to authorize, in a binding vote, the Audit Committee of the Board to set the auditors’ remuneration
4.	Determine the Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	FOR
We are asking you to determine the price range at which we can re-allot shares held as treasury shares. From time to time, we may acquire ordinary shares and hold them as treasury shares. We may re-allot such treasury shares, and, under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury. Granting the Board this authority is a routine matter for public companies incorporated in Ireland.

During the meeting, following a review of Seagate’s affairs, management will also present Seagate’s Irish statutory financial statements for fiscal year 2020 and the reports of the directors and statutory auditors thereon.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Seagate’s Corporate Governance Highlights

• The Board consists of a substantial majority (80%) of independent directors.	• The Chair of the Board is an independent director.

• Directors must receive a majority of shareholder votes cast to be elected.	• All directors are elected annually by shareholders.

• All Board committees are composed exclusively of independent directors.	• The independent directors meet regularly in executive sessions.

• Directors and executive officers are subject to share ownership requirements.	• Executive officers are subject to a “clawback” policy.

• The Board and each Board committee perform periodic self-evaluations.	• The Board oversees the Company’s enterprise risk management program.

• The Board oversees succession planning for all executive officers, including the Chief Executive Officer, and also undertakes succession planning for members of the Board.	• The Company maintains an anti-hedging policy for all directors and employees.

• The Company maintains a policy prohibiting the pledging of Company securities by directors, executive officers and certain other employees.

2021 Annual General Meeting of Shareholders

Deadline for shareholder proposals for inclusion in the Proxy Statement:	May 5, 2021

Period for shareholder nomination of directors:	April 5, 2021 to May 5, 2021

Deadline for all other proposals:	July 22, 2021

For further information, see the section entitled “Shareholder Proposals and Nominations” on page 70 of this Proxy Statement.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

GENERAL INFORMATION	1
PROPOSALS REQUIRING YOUR VOTE	6
PROPOSALS 1(a) – 1(j) – ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE	14
COMPENSATION OF DIRECTORS	22
PROPOSAL 2 – AN ADVISORY, NON-BINDING VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION – SAY-ON- PAY VOTE	25
COMPENSATION DISCUSSION AND ANALYSIS	26
Fiscal Year 2020 Company Highlights	26
Executive Summary	27
Fiscal Year 2020 Executive Compensation Highlights	27
Our Executive Compensation Strategy	28
Our Executive Compensation Programs	29
Role of Our Compensation Committee	29
Role of the Compensation Consultant	30
Role of our CEO and Management in the Compensation Process	30
Fiscal Year 2019 Shareholder Advisory Vote Results	30
Executive Market Comparison Peer Group and Benchmark Philosophy	31
How We Determine Individual Compensation Amounts for the NEOs	32
Annual Base Salary	34
Annual Incentive Plan – Executive Officer Performance Bonus	34
Long-Term Equity Incentives	36
Share Ownership Requirements	39
Benefits and Perquisites	40
Non-Qualified Deferred Compensation Plan	40
Long Term International (Expatriate) Assignment Policy	41
Severance and Change in Control Benefits	41
Other Company Policies and Compensation Considerations	42
Compensation Committee Report	44
Compensation Committee Interlocks and Insider Participation	44
COMPENSATION OF NAMED EXECUTIVE OFFICERS	45
Summary Compensation Table for Fiscal Year 2020	45
All Other Compensation for Fiscal Year 2020	46
Grants of Plan Based Awards Table for Fiscal Year 2020	47
Outstanding Equity Awards at 2020 Fiscal Year-End	49
Option Exercises and Shares Vested for Fiscal Year 2020	51
Non-qualified Deferred Compensation Plans	51
Potential Payments Upon Qualifying Termination or Change in Control	52
CHIEF EXECUTIVE OFFICER PAY RATIO	58
PROPOSAL 3 – A NON-BINDING RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND BINDING AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS’ REMUNERATION	59
Audit Committee Report	60
Fees to Independent Auditors	61
Pre-Approval of Services by Independent Auditors	61
PROPOSAL 4 – DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT SHARES HELD AS TREASURY SHARES	63

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SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

GENERAL INFORMATION

The following are questions and answers concerning voting and solicitation and other general information. You should read this entire Proxy Statement carefully.

Why did I receive this Proxy Statement?	We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (the “Notice”) on or around September 2, 2020 because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Company’s 2020 Annual General Meeting of Shareholders (“2020 AGM”). This Proxy Statement summarizes the information you need to know to vote on an informed basis. If you have received a Notice, it contains a control number that will allow you to access the Notice, our Proxy Statement, including our Irish statutory financial statements for fiscal year 2020, the proxy card and our Annual Report on Form 10-K for fiscal year 2020 (collectively, the “Proxy Materials”) online.

Why are there two sets of financial statements covering the same fiscal period?	U.S. securities laws require us to send you our Annual Report on Form 10-K for fiscal year 2020, which includes our financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). These financial statements are included in the mailing of this Proxy Statement. Irish law requires us to provide you with our Irish statutory financial statements for fiscal year 2020, including the reports of our directors and statutory auditors thereon. The Irish statutory financial statements are included as Appendix A to this Proxy Statement, are available online at www.proxyvote.com, and, as required under Irish law, will be available at the 2020 AGM in Dublin.

What do I need to do to attend the 2020 AGM?	All shareholders of record (“record holders”) and beneficial owners (i.e., those whose shares are held via a bank, broker-dealer, brokerage firm, trust or other similar organization or other nominee record holder (each referred to herein as a “broker”)) as of the close of business on the Record Date may attend the 2020 AGM in person or join virtually via live webcast at www.virtualshareholdermeeting.com/STX2020. Shareholders joining virtually will not be able to vote at the meeting. We encourage you to vote your shares prior to the 2020 AGM. Participants intending to join and submit questions virtually will need to demonstrate proof of share ownership by entering the 16-digit control number included on their notices, proxy cards or voting instruction forms received with their Notice or Proxy Materials. In light of public health concerns, travel recommendations and restrictions, we strongly advise shareholders wishing to attend the 2020 AGM to join virtually instead of attending in person in Dublin. The meeting will be as brief as possible and, other than the shareholder business items outlined in the Proxy Materials, will not include presentations. Also, in order to comply with suggested COVID-19 social distancing guidelines, we will limit the number of shareholders who may attend the meeting in

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2020 NOTICE OF MEETING AND PROXY STATEMENT

person, and will require compliance with any then applicable governmental requirements or recommendations or facility requirements, such as the use of face coverings and maintaining appropriate social distancing.

To attend the 2020 AGM in person, if you are a record holder, you must present valid photo identification, such as a driver’s license or passport, matching that of a shareholder appearing on the Company’s register as of close of business on the Record Date and a copy of a share certificate or other evidence of share ownership. If you are a beneficial owner, you also must present a letter from your broker showing that you were the beneficial owner of the shares as of the close of business on the Record Date together with a legal proxy from your broker entitling you to vote your shares in person at the 2020 AGM.

Who may vote?	You may vote if you are a shareholder of our ordinary shares at the close of business on the Record Date. As of the Record Date, there were 256,536,957 ordinary shares outstanding and entitled to vote.

How do I vote?

We encourage you to vote your shares in advance by submitting your proxy or following the instructions provided by your broker, even if you plan to attend the 2020 AGM in Dublin.

Record Holders

If you are the record holder, meaning that you own your shares in your own name and not through a broker, you may vote in one of four ways:

•  Via the Internet. To vote using the Internet go to www.proxyvote.com and use the control number you were provided on your proxy card or Notice. You will need to follow the instructions on the website.

•  By Telephone. To vote via telephone, call +1.800.690.6903 and follow the telephone prompts.

•  By Mail. If you received a paper copy of the Proxy Materials in the mail, a printed proxy card has been enclosed. You may mark, sign, date and mail your proxy card to the address indicated on the proxy card, which will then be forwarded to Seagate’s registered office in Ireland electronically. If you have not received a paper copy of our Proxy Materials and wish to vote by mail, please follow the instructions included in the Notice to obtain a paper proxy card. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

•  In Person. Attend the 2020 AGM in person in Dublin, Ireland, or by appointing one or more proxies (who do not have to be shareholders) to attend the 2020 AGM in person and cast votes on your behalf in accordance with your instructions. If you wish to appoint as your proxy any person other than the individuals specified in the proxy card, please contact the Company Secretary at our registered office. For information on how to attend the 2020 AGM, please see “What do I need to do to attend the 2020 AGM?” above.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Beneficial owners

Beneficial owners must vote their shares in the manner prescribed by their broker. If you do not receive voting instructions, please contact your broker directly. As noted above, beneficial owners wishing to vote in person at the 2020 AGM will need to obtain a legal proxy from their broker and bring it with them to the 2020 AGM. For information on how to attend the 2020 AGM in person, please see “What do I need to do to attend the 2020 AGM?” above.

In order to be timely processed, your votes must be received by 6:59 p.m. Eastern Time (11:59 p.m. local time in Ireland) on October 21, 2020 (or, if you are a beneficial owner, such earlier time as your broker may require).

May I revoke my proxy?

If you are a record holder of the Company’s shares you may change or revoke your proxy at any time before it is voted at the 2020 AGM by:

•  notifying the Company Secretary in writing: c/o Seagate Technology plc at 38/39 Fitzwilliam Square, Dublin 2, D02 NX53, Ireland, Attention: Company Secretary;

•  submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the voting deadline described above; or

•  by voting in person at the 2020 AGM in Dublin.

Merely attending the 2020 AGM in person does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.

For beneficial owners, you must contact your broker to revoke your proxy. If you are a beneficial owner, merely attending or attempting to vote in person at the 2020 AGM in Dublin will not revoke your proxy.

See “What do I need to do to attend the 2020 AGM?” above for information on how to attend the 2020 AGM.

How will my proxy get voted?	If your proxy is properly submitted, you are legally designating the person or persons named on the proxy card to vote your shares as you have directed. Unless you name a different person or persons to act as your proxy, Michael R. Cannon and/or Katherine E. Schuelke (the “Company Designees”) or their substitutes will act as your proxies. If you sign and return your proxy without indicating how your shares are to be voted and name anyone other than a Company Designee as your proxy, that person may vote your shares at their discretion. If you name a Company Designee as your proxy without indicating how your shares are to be voted, the Company Designee will vote your shares as the Board recommends on each proposal in this Proxy Statement and at their discretion regarding any other matter properly presented for a vote at the 2020 AGM. The Board currently does not know of any matters to be raised at the 2020 AGM other than the proposals contained in this Proxy Statement.

If you are a beneficial owner, your broker may vote your shares at their discretion on “routine” matters if your broker does not receive instructions from you.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

The following proposals are routine matters:

•   Proposal 3 (Ratification of the Appointment and Authorization to Set Remuneration of Auditors)

•   Proposal 4 (Determine Price Range for the Re-allotment of Treasury Shares)

However, your broker may not vote your shares on “non-routine” matters if your broker does not receive instructions from you (“broker non-votes”). Broker non-votes will be counted for the purposes of a quorum, but will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.

The following proposals are non-routine matters:

•   Proposal 1 (Election of each of the 10 Director Nominees)

•   Proposal 2 (Advisory Vote on Say-on-Pay)

What constitutes a quorum?	A quorum is the minimum number of shares required to be present at the 2020 AGM to properly hold an annual meeting and conduct business. The presence (in person or by proxy) of shareholders entitled, as of the Record Date, to exercise a majority of the voting power of the Company at the meeting in Dublin is necessary to constitute a quorum to conduct business at the 2020 AGM. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.

What vote is required to approve each of the proposals?

Majority of Votes Cast Required to Approve:

•   Proposal 1 (Election of each of the 10 Director Nominees)

•   Proposal 2 (Advisory Vote on Say-on-Pay)

•   Proposal 3 (Ratification of the Appointment and Authorization to Set Remuneration of Auditors)

75% of Votes Cast Required to Approve:

•   Proposal 4 (Determine the Price Range for the Re-allotment of Treasury Shares)

Although abstentions and broker non-votes are counted as “shares present” at the 2020 AGM for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the proposal and, accordingly, do not affect the outcome of the vote.

Who pays the expenses of this Proxy Statement?	We have engaged Georgeson LLC (“Georgeson”) to assist in the distribution of Proxy Materials and the solicitation of proxies. We expect to pay Georgeson a fee for these services estimated at $10,000 plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board by mail, in person, by telephone and via the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers for their reasonable out-of-pocket expenses for forwarding Proxy Materials to the beneficial owners for whom they hold shares.

How will proxy holders vote on any other matters that may be presented at the 2020 AGM?	Although we do not know of any matters to be presented or acted upon at the 2020 AGM other than the items described in this Proxy Statement, if any other matter is proposed and properly and validly presented at the 2020 AGM, the proxy holders will vote on such matters in accordance with their best judgment.

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2020 NOTICE OF MEETING AND PROXY STATEMENT

How does the Board recommend that I vote?	The Board recommends that you vote your shares “FOR” each of the proposals in this Proxy Statement.

Voting procedures and tabulation.	The Board appointed a member of the Company’s Legal Department to serve as inspector of elections at the 2020 AGM and to make a written report thereof. Prior to the 2020 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding, determine the number of ordinary shares present and represented at the 2020 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1(a) – 1(j) — ELECTION OF DIRECTORS

(Ordinary Resolutions)

The Company uses a majority of votes cast standard for the election of directors. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Each of the Director Nominees is being nominated to hold office for a one-year term beginning at the end of the 2020 AGM to be held on October 22, 2020 and expiring at the end of the 2021 Annual General Meeting of Shareholders (the “2021 AGM”).

Under our Constitution, if a director is not re-elected in a director election, then that director will not be re-appointed and the position on the Board that would have been elected or filled by the director nominee will become vacant, except in limited circumstances. The Board has the ability to fill the vacancy in accordance with the Constitution, subject to approval by the Company’s shareholders at the next annual general meeting of shareholders.

Notwithstanding the requirement that a director nominee requires a majority of the votes cast, as Irish law requires a minimum of two directors at all times, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company’s Constitution, hold office until his or her successor shall be elected.

All of the Director Nominees are current Board members. The Nominating and Corporate Governance Committee reviewed the performance and qualifications of the directors listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for re-election to serve for an additional one-year term. All of the Director Nominees have indicated that they will be willing and able to serve as directors.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

The following table sets forth the names, ages, and certain other information for each of the members of our Board as of August 31, 2020. Full biographical information is below.

Director	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Mark W. Adams	56	2017	X	✓

Judy Bruner	61	2018	X			✓

Michael R. Cannon	67	2011	X		✓	✓

William T. Coleman	72	2012	X	✓

Jay L. Geldmacher	64	2012	X		✓

Dylan Haggart	33	2018	X		✓

Stephen J. Luczo	63	2000

William D. Mosley	54	2017

Stephanie Tilenius	53	2014	X	✓

Edward J. Zander	73	2009	X		✓

Committee Chairperson

Audit Committee Financial Expert

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INNOVATION AND TECHNOLOGY	INVESTMENT EXPERTISE	PUBLIC COMPANY BOARD EXPERIENCE	EXECUTIVE LEADERSHIP EXPERIENCE	FINANCIAL EXPERTISE	GLOBAL EXPERTISE

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING DIRECTOR NOMINEES:

(a) Mark W. Adams—age 56, Director since 2017

Mr. Adams is the Chief Executive Officer (“CEO”) of Smart Global Holdings, Inc., a specialty memory, storage and hybrid solutions company, effective August 31, 2020. He served as the CEO of Lumileds, Inc., a lighting solutions company, from February 2017 until March 2019, and remains in an advisory role to the company. Mr. Adams served as President of Micron Technology, Inc., a semiconductor company, from February 2012 to February 2016. From 2006 to February 2012, Mr. Adams served in positions of increasing responsibility at Micron, including Vice President of Worldwide Sales and Vice President of Digital Media. Prior to joining Micron, Mr. Adams served as Chief Operating Officer (“COO”) of Lexar Media, Inc., a memory chip maker, in 2006. He served as Vice President of Sales and Marketing of Creative Labs, Inc., a digital entertainment products company, from 2002 to 2006. He held numerous roles at Creative Labs prior to 2002 including five years as General Manager of Latin America. Prior to Creative Labs, Mr. Adams spent five years in major account sales at NCR Corporation, an omni-channel technology solutions company, in their enterprise server business. Mr. Adams has served on the board of directors of Cadence Design Systems, Inc., since 2015 and Whistle Sports, Inc. since 2014. In connection with Mr. Adams’ appointment as CEO of Smart Global Holdings, it is anticipated that he will also be appointed, or nominated for election, to their board of directors. Within the past five years, he served on the boards of directors of Lumileds, Inc. and of Aptina Inc.

Expertise: Mr. Adams brings financial, international, business development, technological and operational expertise to our Board through his service as a senior level executive with several large multi-national corporations. In addition, his service on other public company boards brings valuable experience to our Board.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

(b) Judy Bruner—age 61, Director since 2018

Ms. Bruner served as the Executive Vice President of Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, from June 2004 to May 2016 and served on the SanDisk Corporation board of directors from June 2002 to July 2004. She also served as the Senior Vice President and Chief Financial Officer of Palm, Inc., an electronics company, from September 1999 to June 2004. Prior to Palm, Ms. Bruner held financial management positions at 3Com Corporation, a digital electronics manufacturer, and Hewlett Packard Corporation, an information technology company. Ms. Bruner has been a member of the board of directors of Applied Materials, Inc. since July 2016, Varian Medical Systems, Inc. since August 2016, and Rapid7, Inc. since October 2016. Within the past five years, Ms. Bruner has also served on the board of directors of Brocade Communications Systems, Inc.

Expertise: Ms. Bruner brings over 35 years of financial management experience in the global high-tech industry, including in solid state storage drives, and extensive experience with compliance and enterprise risk management. In addition, her service on other public company boards brings valuable experience to our Board.

(c) Michael R. Cannon—age 67, Director since 2011

Mr. Cannon has served as our Chair of the Board since July 2020. He served as President, Global Operations of Dell Inc., a multinational computer technology company, from February 2007 until January 2009, and as consultant to Dell Inc. from January 2009 until January 2011. He was the President and CEO of Solectron Corp., an electronic manufacturing services company, from January 2003 until February 2007. From July 1996 until January 2003, Mr. Cannon served as the CEO of Maxtor Corporation, a disk drive and storage systems manufacturer. He served on Maxtor’s board of directors from July 1996 until Seagate Technology (our predecessor company) acquired Maxtor in May 2006. Prior to joining Maxtor, Mr. Cannon held senior management positions at IBM, a multinational technology company, and earlier was the Vice President of Asia Operations residing in Singapore, for the disk drive division of Control Data Corporation, a mainframe and supercomputer firm. Mr. Cannon began his career at The Boeing Company, an aerospace company, in engineering and management positions. He has served on the board of directors of Lam Research Corporation since February 2011, and is the chairperson of its Nominating and Governance Committee, and on the board of directors of Dialog Semiconductor plc since February 2013. Mr. Cannon has previously served on the board of directors of Elster Group SE and within the past five years, on the board of directors of Adobe Systems, Inc.

Expertise: Mr. Cannon has extensive relevant industry expertise, including expertise in the disk drive business as well as with our major customers, that is valuable to our Board. Mr. Cannon brings international, technological, operations, leadership, and research and development expertise to our Board through his service as a public company CEO, and as a member of other public company boards of directors.

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(d) William T. Coleman—age 72, Director since 2012

Mr. Coleman is a Special Partner of Vitruvian Partners, a growth equity fund, and a Venture Partner of Alsop Louie Partners, a venture capital firm that invests in early stage technology. He previously served as an Operating Executive of The Carlyle Group, a private equity and alternative asset management firm, from January 2018 to March 2020, and as the CEO of Veritas Technologies LLC, an enterprise data protection company, from January 2016 to January 2018. He was a partner with Alsop Louie Partners from June 2010 to January 2016. Mr. Coleman also served as the Chairperson and CEO of Resilient Network System, Inc., an identity and access management infrastructure company, from January 2013 until January 2014. Before joining Alsop Louie Partners, Mr. Coleman was founder, Chairperson of the Board and CEO of Cassatt Corporation, a provider of software solutions and technologies, from September 2003 to June 2009. Mr. Coleman previously founded BEA Systems, Inc, an enterprise application and service infrastructure software provider, where he served as Chairperson of the Board from 1995 to 2002 and CEO from 1995 to 2001. Prior to BEA, Mr. Coleman held various executive management positions at Sun Microsystems, Inc., a manufacturer of computer workstations, servers, software and services for networks. Mr. Coleman has previously served on the board of directors of Symantec Corp. and Palm, Inc. and within the past five years, on the board of directors of Veritas Technologies.

Expertise: As a partner of private equity firms and former founder and/or CEO of several technology companies, Mr. Coleman brings to our Board significant business development, technological, sales and marketing, and research and development expertise. Mr. Coleman’s service on other private and public company boards brings significant experience to our Board.

(e) Jay L. Geldmacher—age 64, Director since 2012

Mr. Geldmacher has served as president and CEO of Resideo Technologies, Inc. since May 2020. Resideo is a global provider of smart home solutions providing safety, security and comfort, and a global distributor of security and fire products. Mr. Geldmacher served as Global CEO and President of Electro Rent Corporation, a Platinum Equity company from September 2019 to May 2020. From November 2013 to August 2019, Mr. Geldmacher served as President and CEO of Artesyn Embedded Technologies, a spin off of Emerson Network Power’s Embedded Computing & Power business. Artesyn was owned by Platinum Equity, a private equity firm, which acquired a majority interest in that company through a joint venture with Emerson in November 2013. Between 2007 and 2013, Mr. Geldmacher served as Executive Vice President of Emerson Electric Company and President of Emerson Network Power’s Embedded Computing & Power Group, which designs, manufactures and distributes embedded computing and embedded power products, systems and solutions. From 2006 to 2007, he served as Group Vice President and President of Emerson Network Power’s Embedded Computing & Power Group. From 1998 to 2006, he served as President of Astec Power Solutions, an Emerson subsidiary. Mr. Geldmacher currently serves on the board of directors of Resideo Technologies Inc. Within the past five years, Mr. Geldmacher has served on the board of directors of Verra Mobility and as an Executive Advisory Council Member for Vertiv.

Expertise: As a CEO, Mr. Geldmacher brings international, technological, and operational expertise to our Board, along with additional board experience from his service on public company boards.

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2020 NOTICE OF MEETING AND PROXY STATEMENT

(f) Dylan G. Haggart—age 33, Director since 2018

Mr. Haggart has served as a Partner at ValueAct Capital, a governance-oriented investment firm that invests in a concentrated portfolio of public companies, including Seagate, and has worked collaboratively with management and boards of directors on matters such as strategy, capital structure, mergers and acquisitions, and talent management since July 2013. Mr. Haggart also served as a board observer of Seagate on behalf of ValueAct Capital from September 2016 until he was elected to serve as a director in January 2018. Prior to joining ValueAct Capital in 2013, Mr. Haggart served as a private equity investor at TPG Capital, an investment company, focusing on North American buyouts, and as an investment banker at Goldman Sachs, an investment banking firm.

Expertise: Mr. Haggart brings experience as an investor involved in strategic planning for other public and private companies. He also brings substantial experience with complex financial markets issues, and matters of corporate governance and talent management. In addition, as a Partner and stockholder with ValueAct Capital, he has a deep knowledge of Seagate’s business and the markets it serves.

(g) Stephen J. Luczo—age 63, Director since 2000

Mr. Luczo served as Seagate’s Board Chair from 2002 to July 2020. From October 2017 to October 2018, he also served as Seagate’s Executive Chairperson, and prior to that served as our CEO, from January 2009 to October 2017. Mr. Luczo joined Seagate Technology (our predecessor company) in October 1993 as Senior Vice President of Corporate Development. In September 1997, he was promoted to the position of President and COO and from July 1998 to July 2004 he served as its CEO. Upon his promotion to CEO of Seagate Technology in July 1998, Mr. Luczo also joined its board of directors. After resigning as Seagate Technology’s CEO in July 2004, Mr. Luczo remained as Board Chair. Prior to joining Seagate Technology in 1993, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993. Mr. Luczo currently serves on the board of directors of AT&T, a telecommunications, media and technology services company, and is a member of its Audit Committee and its Corporate Development and Finance Committee. He also currently serves on the board of directors of Morgan Stanley, a global financial services firm, and is a member of its Compensation, Management Development and Succession Committee and its Operations and Technology Committee. Mr. Luczo is also a Managing Partner of Crosspoint Capital Partners LLC, a private equity firm. In addition, he currently is a member of the board of directors of Lucile Packard Children’s Hospital as well as several private and non-profit companies. Mr. Luczo has also previously served on the board of directors of Microsoft Corporation, Veritas and VMWare.

Expertise: Mr. Luczo brings significant expertise to our Board in financial matters, business development, and operations, along with senior leadership experience, global experience and knowledge of competitive strategy and competition. Mr. Luczo also brings additional expertise in mergers and acquisitions and financial issues facing large companies due to his experience in investment banking and serving on other public company boards.

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2020 NOTICE OF MEETING AND PROXY STATEMENT

(h) William D. Mosley—age 54, Director since 2017

Dr. Mosley has served as our CEO since October 2017 and as a member of the Board since July 25, 2017. He was previously our President and COO from June 2016 to September 2017. He also served as our President, Operations and Technology from October 2013 until June 2016 and as our Executive Vice President of Operations from March 2011 until October 2013. Prior to these positions, Dr. Mosley served as our Executive Vice President of Global Sales and Marketing from February 2009 through March 2011; Senior Vice President of Global Disk Storage Operations from 2007 to 2009; and Vice President of Research and Development, Engineering from 2002 to 2007. He joined Seagate in 1996 as a Senior Engineer with a PhD in solid state physics, and from 1996 to 2002, Dr. Mosley served at Seagate in varying roles of increasing responsibility until his promotion to Vice President.

Expertise: As our CEO, Dr. Mosley brings broad-based executive-level experience and in-depth understanding of the various aspects of our business. Dr. Mosley also brings valuable global operational, technological, research and development, and sales and marketing expertise to our Board.

(i) Stephanie Tilenius—age 53, Director since 2014

Ms. Tilenius is a founder and CEO of Vida Health, Inc., a mobile continuous care platform for preventing, managing and overcoming chronic and mental health conditions deployed at Fortune 500 companies, large national payers and healthcare providers, since January 2014. Ms. Tilenius was an Executive in Residence at Kleiner Perkins Caufield & Byers, a venture capital firm, from June 2012 until October 2014, primarily focusing on companies within its Digital Growth Fund. From February 2010 until June 2012, Ms. Tilenius was Vice President of Global Commerce and Payments at Google, Inc., a multinational technology company, where she oversaw digital commerce, product search and payments. Prior to joining Google, Inc., she served in various positions at eBay Inc., an e-commerce company, from March 2001 until October 2009, ultimately as Senior Vice President of eBay.com and Global Products. Ms. Tilenius was also a co-founder of PlanetRx.com, an online healthcare provider, and has worked at other technology and business enterprises. She currently serves on the board of directors of Tradesy and Wish, and within the past five years, served on the board of directors of Coach Inc., Redbubble Limited and served as the Chair of the Advisory Board of the Harvard Business School California Research Center.

Expertise: Ms. Tilenius is an experienced senior executive in the consumer internet sector. She contributes her leadership, strategic insight, digital and e-commerce expertise, and her experience as a company founder, to our Board, along with experience as a board member for other public and private companies.

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2020 NOTICE OF MEETING AND PROXY STATEMENT

(j) Edward J. Zander—age 73, Director since 2009

Mr. Zander served as Chairperson and CEO of Motorola, Inc., a multinational telecommunications company, from January 2004 until January 2008, when he retired as CEO, and continued as Chairperson until May 2008. Prior to joining Motorola, Mr. Zander was a Managing Director of Silver Lake Partners, a private equity fund focused on investments in technology industries, from July 2003 to December 2003. Mr. Zander was President and COO of Sun Microsystems Inc., an information technology company, from October 1987 until June 2002. Within the past five years, Mr. Zander has served as a member of the board of directors of NetSuite, Inc.

Expertise: Mr. Zander brings to our Board financial, technological, sales and marketing, and research and development expertise from his career as a senior executive of technology companies, and financial expertise from his prior private equity experience. His service on other public and private company boards also brings valuable experience to our Board.

There are no familial relationships between any of the Director Nominees or our executive officers, nor are any of our directors, Director Nominees or executive officers party to any legal proceedings adverse to us.

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2020 NOTICE OF MEETING AND PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

Our Corporate Governance Guidelines, together with our Board committee charters, provide the framework for the corporate governance of the Company. This promotes the interests of our shareholders and strengthens our Board and management accountability. Below is a summary of our Corporate Governance Guidelines and Board Committee Charters. We provide our Corporate Governance Guidelines, as well as the charters of each of our Board committees and our Code of Conduct and Code of Ethics, on our website at investors.seagate.com, under the “Governance” tab.

Role of the Board

The Board, elected annually by our shareholders, oversees the management of the business and affairs of the Company. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved for the shareholders. The Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance.

The Board and its committees have the primary responsibilities of:

•	reviewing, monitoring and approving the Company’s strategic direction, annual operating plan, and major corporate actions;

•	monitoring and evaluating the performance of the Company;

•	hiring and evaluating the performance of our CEO;

•	reviewing and approving compensation of the CEO and other executive officers;

•	reviewing and approving CEO and executive officer succession planning;

•	advising and counseling the Company’s management;

•	overseeing the Company’s ethical and legal compliance, including the Code of Conduct and Code of Ethics; and

•	overseeing the Company’s enterprise risk management processes and programs.

Role of the Board in Risk Oversight

The Board has responsibility for oversight of the processes established by management to report and monitor material risks applicable to the Company. The Board and its committees focus on the Company’s general risk management strategy and the most significant risks facing the Company, and regularly review the Company’s processes for monitoring and addressing risks. The Board’s review of and involvement in our long-term strategic, financial and organizational goals and its review of management’s plans designed to achieve those goals is a part of the Board’s oversight of risk management and assists the Board in assessing management’s approach to and tolerance for risk. In addition, the committees of the Board report to the full Board at regularly scheduled Board meetings on any identified material risks within that committee’s area of responsibilities.

•

The Audit Committee has responsibility for oversight of financial risks in the Company’s business, cash position, financing activity, tax position and tax strategy, and corporate development plans, as well as

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risks associated with the Company’s financial reporting and disclosure process, and cybersecurity, data privacy, product security and other computerized information system controls;

•	The Compensation Committee has responsibility for oversight of the risks related to or created by the Company’s compensation programs, arrangements, policies and procedures; and

•	The Nominating and Governance Committee has responsibility for oversight of the risks related to director and CEO succession as well as corporate governance.

Our Board believes that open communication between management and our Board is essential for effective risk oversight and management. As such, the Board is informed and engaged when new risks arise. For example, in response to the COVID-19 global pandemic, the Board received and continues to receive regular reports from members of management to monitor and assess risks to our business and to manage the impact of the pandemic on our employees, customers, suppliers and other business partners, and the communities in which we operate globally.

Board Leadership Structure

The Corporate Governance Guidelines permit the roles of Chair of the Board and CEO to be filled by the same or different individuals, based on the Company’s needs, best practices, and the best interests of our shareholders. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the Company’s needs and the Board’s assessment of its leadership from time to time. The Board believes that our corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management, are currently conducive to separation of the Chair and CEO positions to maximize Board effectiveness. Separating the Chair and CEO positions also provides an appropriate degree of Board oversight and allows Dr. Mosley, our CEO, to focus on our business strategy and market opportunities, as well as on our organizational structure and execution capabilities.

For fiscal year 2020, Stephen Luczo served as Board Chair, and as Mr. Luczo is not an independent director, Michael R. Cannon served as Lead Independent Director. Effective July 4, 2020, which is the start of our fiscal year 2021, Mr. Cannon, an independent, non-employee director, became Chair of the Board. In the event that we do not have an independent Board Chair, a Lead Independent Director would again be appointed as part of the organizational structure for the independent directors in order to address the need for independent leadership and perspective.

Board Composition

The Board consists of a substantial majority (80%) of independent, non-employee directors. In addition, we require that all members of the three standing committees of the Board be independent directors.

The Board has determined that each member of each of these committees is “independent” as defined in The Nasdaq Stock Market (“NASDAQ”) listing rules and that each member of the Compensation Committee and Audit Committee meet applicable NASDAQ and SEC independence standards for such committees (see “Director Independence” below). The Board has also determined that each member of the Audit Committee is an audit committee financial expert, as that term is defined by rules of the SEC, and that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”).

Board committee memberships and chairs are rotated periodically and an independence analysis is conducted annually.

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2020 NOTICE OF MEETING AND PROXY STATEMENT

Board Diversity

The Nominating and Corporate Governance Committee regularly reviews the diversity of skills, expertise, background and other characteristics of existing and potential director candidates in deciding on nominations for election to the Board by the Company’s shareholders or for appointment to the Board. The Nominating and Corporate Governance Committee seeks director nominees that would complement and enhance the effectiveness of the existing Board with respect to skills, knowledge, perspectives, experience, background and other characteristics. Furthermore, the Company is committed to its value of inclusion and the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences. Accordingly, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider the foregoing factors and will include both underrepresented races and ethnicities and different genders in the pool of qualified candidates. If the Nominating and Corporate Governance Committee chooses to engage a search firm, it will instruct such search firm to include both underrepresented races and ethnicities and different genders in the initial pool of qualified candidates.

Director Independence Determination

The Board, based on its review and the recommendation of the Nominating and Corporate Governance Committee, has determined that all of our Director Nominees, with the exception of Stephen J. Luczo, who is a former employee of the Company, and William D. Mosley, who serves as CEO of the Company, are independent under the NASDAQ listing rules and the Company’s Corporate Governance Guidelines, which are consistent with the NASDAQ listing rules. When assessing director independence, the Board considers the various commercial, charitable and employment transactions, affiliations and relationships known to the Board (including those identified through annual director questionnaires) to exist between the Company and the entities with which our directors or members of their immediate families are, or have been, affiliated. In considering such transactions, the Board determines whether any such transactions are in the ordinary course of business, fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances.

Committees of the Board

Audit Committee

Key Functions of the Audit Committee of the Board:

•	Oversee the Company’s financial reporting and disclosure processes.

•

Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in SEC Forms 10-K and 10-Q and in earnings releases, with management and the independent auditors.

•

Obtain and review periodic reports, at least annually, from management and from the independent auditors assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•

Review and monitor the Company’s processes that are designed to ensure compliance with all applicable laws, regulations and corporate policy, including with respect to senior executives’ expenses and perquisites.

•	Appoint the public accounting firm that will serve as our independent auditors and review the performance of the independent auditors.

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•

Review and make recommendations regarding the Company’s cash position; financial position; capital needs; financing plans; the Company’s ability to access capital markets including the Company’s debt and credit ratings; bank and lender relationships; capital structure; equity and debt issuances; dividends including and, if and as delegated by the Board, making declarations of Company dividends; share splits; financing proposals; debt issuances, repayment, repurchase or redemption of any outstanding notes; capital asset plan and capital expenditures; and corporate development plans.

•

Monitor and review, and make recommendations regarding, the Company’s policies and procedures around managing major financial risks in the Company’s business, cash position, financing activity, tax position and tax strategy, and corporate development plans, and risks pertaining to our financial reporting and disclosure processes and to cybersecurity, data privacy, product security and other computerized information system controls.

•

Review, evaluate and authorize management to enter into any capital market transactions (including debt and equity financings), private equity and debt financing, or proposed merger, acquisition, divestiture or investment, in amounts of more than $25 million and up to $100 million individually (transactions of $25 million or less being within the CEO’s discretion), and to review, evaluate and recommend to the Board with respect to any such transactions in excess of $100 million.

•	Review the scope of the financial statements audit and the findings and approve the fees of the independent auditors.

•	Review and determine in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

•	Appoint and oversee the performance of the head of the Company’s internal audit function and approve the annual internal audit plan.

•	Review legal and related matters that could have a significant impact on the Company’s financial statements.

A copy of the charter of the Audit Committee is available on our website, investors.seagate.com, under the “Governance—Board Structure and Committees” tab.

Compensation Committee

Key Functions of the Compensation Committee of the Board:

•	Establish the Company’s compensation philosophy and the executive compensation policies.

•	Oversee the design, development and administration of the Company’s incentive, equity compensation and benefits plans, policies and programs.

•	Review and decide upon executive compensation and benefit programs and periodically review their effectiveness.

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•	Discuss the results of the shareholder advisory vote on Say-on-Pay.

•	Review and determine, whether as a committee or together with the other independent members of the Board, all compensation decisions pertaining to the CEO.

•	Review and, with advice from the CEO, make compensation decisions pertaining to the other executive officers.

•	Review and determine all corporate financial and operational performance metrics and objectives relevant to executive officers’ compensation.

•	Review compliance of the NEOs with the share ownership requirements.

•	Review and recommend significant changes in principal employee benefit programs.

•	Select, retain and oversee Compensation Committee consultants and advisors.

•	Recommend for decision by the independent members of the Board the compensation to be paid to non-employee directors.

A copy of the charter of the Compensation Committee is available on our website, investors.seagate.com, under the “Governance—Board Structure and Committees” tab.

Compensation Risk Assessment

As noted above, the Compensation Committee considers potential risks created by the Company’s executive compensation programs. In addition, the Compensation Committee reviews all of its compensation policies and procedures to determine whether they present a significant risk to the Company. Based on these reviews, the Compensation Committee has concluded that its compensation policies, programs, and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

Key Functions of the Nominating and Corporate Governance Committee of the Board:

•

Identify individuals qualified to become directors and recommend candidates for all directorships and Board committee memberships, and evaluate candidates nominated by shareholders on substantially the same basis as it considers other nominees.

•	Review the Company’s Corporate Governance Guidelines and Board committee charters, and make recommendations for changes.

•	Oversee the Board, Board committees, and director self-evaluation processes.

•	Consider questions of independence, related party transactions, and potential conflicts of interest of directors and executive officers.

•	Periodically review succession planning of the Board Chair, CEO and other executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

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A copy of the charter of the Nominating and Corporate Governance Committee is available on our website, investors.seagate.com, under the “Governance—Board Structure and Committees” tab.

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions of the Board and Board committees, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are typically held at each Board and Board committee meeting.

Board, Board Committee and Annual Meeting Attendance

The Board and the Board committees held the following number of meetings during fiscal year 2020:

Board	5
Audit Committee	5
Compensation Committee	5
Nominating and Corporate Governance Committee	4

Each incumbent director attended at least 90% of the total number of meetings of the Board and the Board committees on which s/he served during fiscal year 2020. The Company’s independent directors held executive sessions without management present during the four regularly scheduled quarterly Board meetings held in fiscal year 2020 as well as during all committee meetings.

The Company expects all Board members to attend the 2020 AGM in person or to join virtually, although other commitments may prevent some directors from attending or joining the meeting. All directors who served in such capacity on October 29, 2019 except for Ms. Tilenius attended the 2019 Annual General Meeting of Shareholders of the Company (the “2019 AGM”), which was held on October 29, 2019 in Dublin, Ireland.

Board and Committee Evaluations

As mentioned above, the Nominating and Corporate Governance Committee assists the Board in periodically evaluating its performance and the performance of the Board committees. Each Board committee conducts periodic self-evaluations and the Board conducts periodic peer-to-peer evaluations to determine whether the Board and the committees are functioning effectively and whether any changes are necessary to improve their performance. The effectiveness of individual directors is considered each year when the Board nominates directors to stand for election.

Board Advisors

The Board and its committees may, under their respective charters, retain external and independent advisors to assist the directors in carrying out their responsibilities. For fiscal year 2020, the Compensation Committee retained FW Cook as its external and independent advisor (see “Compensation Discussion and Analysis—Role of the Compensation Consultant” below for more information).

Director Nomination Process

The Nominating and Corporate Governance Committee

•	reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board;

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•	makes recommendations to the Board concerning the appropriate size and needs of the Board;

•	on its own, with the assistance of other Board members or management, a search firm or others, identifies candidates with those qualifications; and

•

seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

Furthermore, the Company is committed to its value of inclusion and the Board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences. Accordingly, the Nominating and Corporate Governance Committee will consider the foregoing factors and will include both underrepresented races and ethnicities and different genders in the pool of qualified candidates for nomination as a new director. If the Nominating and Corporate Governance Committee chooses to engage a search firm, it will instruct such search firm to include both underrepresented races and ethnicities and different genders in the initial pool of qualified candidates.

In nominating candidates, the Nominating and Corporate Governance Committee takes into account, among other things, the diversity factors noted above, professional experience, understanding of business and financial issues, ability to exercise sound judgment and make independent analytical inquiries, leadership, achievements, knowledge, and experience in matters affecting the Company’s business and industry. Each nominee should possess a commitment to representing the long-term interests of the shareholders, the highest character and integrity, sufficient time to devote to Board matters, an understanding of the Company’s business, and no conflict of interest that would interfere with performance as a director.

Shareholders may recommend candidates for consideration for Board membership by sending their recommendation to the Company Secretary at the registered office of the Company (set forth in this Proxy Statement) in accordance with our Constitution. The Company Secretary will forward the recommendations to the Nominating and Corporate Governance Committee. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Term Limits and Retirement

The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt specific term limits for directors.

Director Orientation and Education

The Company has developed an orientation program for all new directors that they are required to attend, which includes receiving and reviewing materials relative to our business and operations. The directors are also reimbursed for continuing director education (subject to approval by the Chairperson of the Nominating and Corporate Governance Committee). In addition, the directors are given full access to management and other employees as a means of providing additional information.

Communications with Directors

Shareholders and other interested parties wishing to communicate with the full Board, the independent directors, or any individual director (including any Board committee Chairperson) may do so in writing by sending a

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communication to the Board and/or a particular member of the Board, to Seagate Technology plc, 38/39 Fitzwilliam Square, Dublin 2, D02 NX53, Ireland, Attention: Company Secretary. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (i) forward the communication to the appropriate director or directors; (ii) forward the communication to the relevant department within the Company; or (iii) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter), as appropriate.

Code of Ethics

The Company has adopted a Code of Ethics which is applicable to the CEO, Chief Financial Officer (“CFO”) and principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available at investors.seagate.com, under the “Governance—Code of Ethics” tab. Amendments to, or waivers of the Code of Ethics will be disclosed promptly on our website or on a Current Report on Form 8-K filed with the SEC. No such waivers were requested or granted in fiscal year 2020.

Anti-Hedging and Pledging Policy and Other Trading Restrictions

The Company prohibits its Board members and all employees from taking “short” positions in our securities or engaging in hedging or other monetization transactions with respect to our securities. The Company also prohibits its Board members and all employees from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of the Company securities and (ii) engaging in any form of short-term speculative trading in Company securities. Directors, executive officers, and certain other employees are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Further, our directors, executive officers, and certain other employees are prohibited from trading in our securities absent pre-clearance from our designated compliance officer unless such trades are pursuant to a trading plan (a “10b5-1 plan”) meeting the requirements of Rule 10b5-1 promulgated under the Exchange Act. The 10b5-1 plan must be reviewed and acknowledged by our designated compliance officer and we require that the first trade under a newly approved 10b5-1 plan take place after a reasonable “cooling off” period has passed from the time of adoption of the plan; in addition, a director, executive officer, or other covered employee is only permitted to use one 10b5-1 plan at a time.

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COMPENSATION OF DIRECTORS

Director Compensation and Share Ownership

It is the Board’s practice to maintain a fair and straightforward non-employee director compensation program, which is designed to be competitive with director compensation programs of the Company’s peers. The Compensation Committee periodically reviews the type and form of compensation paid to our non-employee directors and recommends, for approval by the Board, the amount and form of director compensation. The Compensation Committee believes that a substantial portion of the total director compensation should be in the form of equity in the Company. The purpose of this is to better align the interests of the Company’s directors with the long-term interests of its shareholders. As such, the directors are subject to a share ownership requirement of four times their annual cash retainer.

Cash and Equity Compensation

Our director compensation program is designed to (i) provide our non-employee directors with reasonable and appropriate compensation for the work required for a company of our size and scope and (ii) align non-employee directors’ interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and utilize the expertise of highly qualified individuals serving on the Company’s Board. Company employees do not receive additional compensation for their service as directors.

Our fiscal year 2020 director compensation program for non-employee directors consisted of the elements set forth in the table below.

Compensation Element	Position	Retainer ($)
Cash Retainer
Board of Directors	Chairperson (non-employee)	175,000
	Lead Independent Director	140,000
	Board Member	100,000
Audit Committee	Chairperson	35,000
	Member	15,000
Compensation Committee	Chairperson	30,000
	Member	10,000
Nominating and Corporate Governance Committee	Chairperson	20,000
	Member	10,000
Annual Restricted Share Unit Award (value)		275,000

Each non-employee director elected in connection with the annual election of directors at an annual general meeting (including non-employee directors re-elected at an annual general meeting) receives an initial restricted share unit (“RSU”) award equal in number to $275,000 divided by the average closing share price for the quarter prior to the award, rounded to the nearest whole share. If the appointment of a non-employee director occurred other than in connection with the annual election of directors at an annual general meeting, this dollar amount would be pro-rated for the year of appointment. If, prior to commencement of Board service, the newly elected or appointed director was an officer or member of the board of directors of an entity acquired by Seagate, the Board may award a lesser number of RSUs. The grant date for each such award is the date of the director’s election or appointment. Generally, each RSU award will vest on the earlier of the one-year anniversary of the grant date or the day prior to

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the next election of directors at an annual general meeting (provided such annual general meeting is held at least 50 weeks after the prior meeting). All RSU awards will become fully vested in the event of a “Change of Control” of Seagate (as such term is defined in the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan (“EIP”)).

In addition to the cash compensation and equity awards, all members of the Board are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending Board meetings and other Board-related activities.

Director Share Ownership Requirement

To align the interests of directors with the Company’s shareholders, the Board has adopted a share ownership requirement of four times the annual board cash retainer (excluding committee retainers, if any) for non-employee directors. The calculation of ordinary shares owned for purposes of the ownership requirement includes: (i) ordinary shares directly or indirectly owned (for example, through a trust), (ii) unvested restricted share awards or RSUs (if any) and, (iii) for any director affiliated with an entity and contractually obligated to assign to such entity any equity awards received as compensation for service as a non-employee director, shares owned by such entity or its affiliates. Until a non-employee director satisfies the mandatory ownership level, s/he may not sell more than that number of shares that vest pursuant to any outstanding restricted share award or RSU award as is necessary, in each case, to cover the tax liability associated with the vesting or exercise of the equity award. Once a non-employee director has attained the minimum level of Company share ownership, s/he must maintain this minimum level of Company share ownership until his or her resignation or retirement from the Board. In setting the share ownership requirement, the Board considered the input of the independent compensation consultant, the Company’s then-current share price and the period of time, generally, that it would take a non-employee director to reach the required ownership level. Directors who are Company employees are subject to the share ownership requirements described in the section entitled “Compensation Discussion and Analysis—Share Ownership Requirements” of this Proxy Statement. As of July 3, 2020, all of our non-employee Director Nominees meet the share ownership requirement.

Fiscal Year 2020 Non-Employee Director Compensation

The compensation paid or awarded to our non-employee directors for fiscal year 2020 is set forth in the table below.

Name of Director	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark W. Adams	125,000	309,523	—	434,523
Judy Bruner	145,000	309,523	—	454,523
Michael R. Cannon	170,000	309,523	—	479,523
William T. Coleman	115,000	309,523	—	424,523
Jay L. Geldmacher	110,000	309,523	—	419,523
Dylan Haggart(2)	110,000	309,523	—	419,523
Stephen J. Luczo	175,000	309,523	—	484,523
Stephanie Tilenius	115,000	309,523	—	424,523
Edward J. Zander	140,000	309,523	—	449,523

(1)

Represents the aggregate grant date fair value of RSU awards granted in fiscal year 2020 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock

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Compensation (“ASC 718”). Such amounts do not represent amounts actually paid to or realized by the non-employee director. See Note 11, “Share-Based Compensation” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2020 regarding assumptions underlying valuation of equity awards. Additional information regarding the RSUs awarded to or held by each non-employee director on the last day of fiscal year 2020 is set forth in the table below.
(2)	Mr. Haggart is a Partner at ValueAct Capital and he relinquishes all cash and vested equity compensation received for service on our Board to the limited partners of ValueAct Capital Master Fund, L.P.

The aggregate number of outstanding equity awards for each of our non-employee directors as of July 3, 2020 is set forth in the table below.

Name of Director	Aggregate Number of Outstanding Awards
Mark W. Adams	5,579	(1)
Judy Bruner	5,579	(1)
Michael R. Cannon	5,579	(1)
William T. Coleman	5,579	(1)
Jay L. Geldmacher	5,579	(1)
Dylan Haggart	5,579	(1)(2)
Stephen J. Luczo	397,571	(3)
Stephanie Tilenius	5,579	(1)
Edward J. Zander	5,579	(1)

(1)	Represents outstanding RSUs awarded to our non-employee directors on October 29, 2019.
(2)	Mr. Haggart is a Partner at ValueAct Capital and he relinquishes all vested equity compensation received for service on our Board to the limited partners of ValueAct Capital Master Fund, L.P.
(3)

Represents 5,579 outstanding RSUs awarded to Mr. Luczo on October 29, 2019 for his service as a non-employee director, 70,008 outstanding RSUs awarded to Mr. Luczo on September 11, 2017 while he was an employee of the Company, and 321,984 ordinary shares subject to options that are outstanding and were granted while he was an employee of the Company.

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PROPOSAL 2 – AN ADVISORY, NON-BINDING VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION – SAY-ON-PAY VOTE

(Ordinary Resolution)

We are presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to vote, on an advisory, non-binding basis, on the compensation of our NEOs, as required by Section 14A of the Exchange Act and the related rules of the SEC. The Board has determined to hold a Say-on-Pay advisory vote each year. You may endorse or not endorse, respectively, the compensation paid to our NEOs by voting for or against the following resolution:

“RESOLVED, as an ordinary resolution, that, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related disclosure contained in the Company’s Proxy Statement, is hereby approved.”

While our Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote is advisory and will not be binding.

In considering your vote, please be advised that our compensation program for our NEOs is guided by our compensation philosophy, as further described under the “Compensation Discussion and Analysis” section below:

•

CEO cash compensation tied to performance. At least half of the annual target for the aggregate cash compensation component for our CEO is based on Company and individual performance. The total actual cash compensation of our CEO has fluctuated from year to year. In addition, we have implemented a cap on annual bonus funding for all executive officers.

•

Long-term equity incentive compensation tied to performance. In fiscal year 2020, a majority of our long-term equity incentive awards for the CEO and Executive Vice Presidents (“EVPs”) were granted in the form of performance-based share units (“PSUs”), which vest dependent upon the achievement of pre-established financial and operational performance objectives, including return on invested capital, relative total shareholder return and/or adjusted earnings per share (as applicable, and as described in further detail in this Proxy Statement).

•

Compensation unrelated to performance is limited. We do not have guaranteed incentive awards, “golden parachutes,” single trigger change of control severance provisions, executive pensions or excise or golden parachute tax gross-ups for our NEOs.

•	Share Ownership Requirements. Our share ownership requirements for our NEOs directly link the interests of management and our shareholders.

Vote Required; Recommendation of the Board

A simple majority of all votes cast by holders of ordinary shares on the Record Date represented in person or by proxy at the 2020 AGM in Dublin is required to approve Proposal 2.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL 2 TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED DISCLOSURE CONTAINED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2020 Company Highlights

Highlights of fiscal year 2020 financial performance include:

•

Exabytes, Revenue, and Operating Margin: We shipped 442 exabytes averaging 3.6 terabytes capacity per drive, generating revenue of approximately $10.5 billion, $1.7 billion in cash flow from operations, and operating margin of 12.4%.

•	Share Repurchases: We repurchased approximately 17 million of our ordinary shares during fiscal year 2020 for approximately $850 million.

•	Dividends Paid: We paid approximately $673 million in dividends during fiscal year 2020.

•	Diluted Earnings per Share: Our diluted earnings per share was $3.79 for fiscal year 2020.

The following table presents certain key financial metrics for the past three fiscal years.

(in millions except earnings per share, exabytes and gross margin percentage)	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018
Exabytes shipped	442	347	338
Revenues (GAAP)	$10,509	$10,390	$11,184
Gross margin Percentage (GAAP)	27	28	30
Operating Margin percentage (GAAP)	12	14	15
Income from operations (GAAP)	$1,300	$1,487	$1,634
Net income (GAAP)	$1,004	$2,012(1)	$1,182
Diluted earnings per share (GAAP)	$3.79	$7.06(1)	$4.05

(1)

The Company recorded an income tax benefit of $640 million for fiscal year 2019. Please see the section entitled “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for fiscal year 2019.

Please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year 2020 for a more detailed description of our fiscal year 2020 financial results.

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Executive Summary

This Compensation Discussion and Analysis provides an overview of our executive compensation program for fiscal year 2020 and our executive compensation philosophies and objectives, as well as the compensation awarded to our fiscal year 2020 NEOs, who are listed below.

Named Executive Officers	Job Title

William D. Mosley	Chief Executive Officer

Gianluca Romano	Executive Vice President and Chief Financial Officer

Jeffrey D. Nygaard	Executive Vice President, Operations, Product Development, and Technology Development

Katherine E. Schuelke	Senior Vice President, Chief Legal Officer and Company Secretary

Ban Seng Teh	Senior Vice President, Global Sales and Sales Operations

James J. Murphy(1)	Former Executive Vice President, Worldwide Sales and Marketing

(1)

Mr. Murphy left the Company effective December 31, 2019. Upon his termination, Mr. Murphy was eligible for benefits under and pursuant to the terms of the Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control Plan.

Fiscal Year 2020 Executive Compensation Highlights

Key highlights of our executive compensation program for fiscal year 2020 are as follows:

•

Emphasize Pay-for-Performance Alignment: Our general philosophy and structure of the Company’s executive compensation programs seek to emphasize strong alignment between executive pay and corporate financial performance. A majority of our executives’ target total compensation is “at risk,” including cash and equity compensation that is tied to pre-established financial and operational-performance goals aligned with our short- and long-term objectives.

•

Deliver on our Pay-for-Performance Philosophy: Annual cash incentive payouts reflected the Company’s financial performance in fiscal year 2020. Based on performance against the Company’s executive officer performance bonus metrics (revenue, adjusted operating margin, and a customer satisfaction metric), the fiscal year 2020 bonus pool funding was at 83.52% of target. PSUs that were granted in fiscal year 2017 vested at 186.67% of target based on our three-year average annual return on invested capital (“ROIC”) as adjusted by our relative total shareholder return (“rTSR”) over the three-year performance period. With respect to the outstanding Threshold Performance Share Units (“TPSUs”), our threshold adjusted earnings per share (“AEPS”) performance for fiscal year 2020 was above the $1.00 AEPS threshold; therefore, an additional 25% of each of the outstanding TPSU awards will vest on their next scheduled vesting date following the end of fiscal year 2020, subject to continued employment. No discretion was utilized on either the level of funding for the annual cash bonus plan or the vesting of any long-term equity incentive awards.

•

Align Executive Compensation with Shareholder Interests: Long-term equity incentives for Dr. Mosley and Messrs. Romano, and Nygaard were granted at target levels using a portfolio of 80% performance-based awards to emphasize long-term strategic incentives (based on achievement of AEPS, ROIC, and/or rTSR goals) and 20% time-based share options. Ms. Schuelke and Mr. Teh received 60% time-based RSUs and 40% performance-based awards. Mr. Murphy did not receive a long-term equity incentive award.

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Fiscal Year 2020 Executive Compensation Practices

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with commonly viewed best practices and sound governance principles.

WHAT WE DO	What We Don’t Do

✓ A majority of the equity incentives granted to our CEO and EVPs are performance-based	X No “single trigger” change in control benefits

✓ Caps on performance-based cash and equity incentive compensation for our executive officers	X No excise tax reimbursements or tax “gross-ups” in connection with a change in control

✓ Payouts under our cash bonus plan and awards under our equity incentive compensation plan for executive officers are largely based on achievement of financial and operating-performance metrics	X No guaranteed salary increases or guaranteed bonus payments for our executives in fiscal year 2020

✓ A majority of total executive target compensation is “at-risk” and dependent on corporate performance	X No defined benefit pension plan or supplemental executive pension plan

✓ Clawback provisions on incentive cash and equity compensation	X No re-pricing of options without shareholder approval

✓ Annual as well as periodic review of, and determination upon, our compensation strategy by the Compensation Committee	X No dividend equivalents on unvested equity awards

✓   Prohibition on short sales, hedging of share ownership positions and transactions involving derivatives of our ordinary shares for all employees and directors and restrictions on pledging of our ordinary shares as collateral for loans for directors, executive officers and certain other employees

✓ Competitive and meaningful share ownership requirements for executive officers and directors

✓ Independent compensation consultant engaged by the Compensation Committee

✓ Annual risk assessment of our compensation programs and practices

Our Executive Compensation Strategy

Our executive compensation strategy is intended to drive high performance, strengthen our market position, and increase shareholder value. The goals of our executive compensation programs are to:

•	attract and retain talented leaders through competitive pay programs;

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•	motivate executive officers to achieve and exceed business objectives as set by the Board or Compensation Committee;

•	align executive officer and shareholder interests to optimize long-term shareholder value with acceptable risk; and

•	manage total compensation costs in support of our financial performance.

Our Executive Compensation Programs

Compensation Element	Designed to Reward	Relationship to Compensation Strategy
Base Salary	Related job experience, knowledge of the Company and our industry, and continued dedicated employment with sustained performance	Attract and retain talented executive officers through competitive pay programs

Annual Incentive Executive Officer Performance Bonus Plan	Achievement of the Company’s annual financial and operational goals	Motivate executive officers to achieve and exceed annual business objectives Manage total compensation costs and align them with financial performance

Long-Term Equity Incentives Equity Awards	Increased shareholder value through achievement of long-term strategic goals such as earnings per share (EPS), return on invested capital (ROIC) and total shareholder return relative to peers (rTSR)	Align executive officers and shareholder interests to optimize shareholder value Motivate executive officers to achieve and exceed long-term business objectives

Role of Our Compensation Committee

As noted previously, the Compensation Committee is responsible for overseeing the design, development and administration of our compensation and benefits policies and programs. In executing their duties, the Compensation Committee:

•	determines all corporate incentive financial and operating-performance metrics and objectives relevant to each executive officer’s compensation;

•	evaluates the CEO’s performance results in light of such metrics and objectives;

•

evaluates the competitiveness and mix of each executive officer’s cash bonus and long-term equity incentive targets in relation to compensation paid to executives performing similar functions at our peer companies; and

•

reviews and, with advice from the CEO in the case of the other executive officers, decides or recommends (as applicable) upon any changes to our CEO’s and other executive officers’ total compensation packages, including base salary, annual cash bonus and long-term equity incentive award opportunities, share ownership requirements and retention programs. The Compensation Committee recommends to the independent directors of the Board the compensation, compensation plans and equity awards specific to our CEO, and the independent directors of the Board determine the overall compensation package of our CEO. Our CEO does not participate in the determination of their own

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compensation. The Compensation Committee is supported in its work by our Senior Vice President of Human Resources and their staff, and an independent executive compensation consultant, as described below. The Compensation Committee reviews and determines, with advice from the CEO, the compensation of all other executive officers.

Role of the Compensation Consultant

The Compensation Committee retained FW Cook as its independent consultant for advice and counsel during fiscal year 2020 to provide an external review of compensation proposals and to ensure alignment of our compensation decisions to our executive compensation strategy. FW Cook’s consulting during fiscal year 2020 also included a risk assessment of all compensation programs overseen and administered by the Compensation Committee, as well as consultation in support of the Compensation Committee’s decisions regarding NEO compensation programs, including salary changes, determination of equity awards, annual incentive plan design, and annual review of our severance plan and share ownership requirements. FW Cook also provided to the Compensation Committee recommendations related to the CEO’s compensation and advice regarding non-employee director compensation.

FW Cook is not permitted to provide services to the Company’s management except as directed by the Compensation Committee and did not provide such services in fiscal year 2020. The Compensation Committee retains sole authority to hire any compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

In connection with its engagement of FW Cook, the Compensation Committee considered various factors in determining FW Cook’s independence including, but not limited to (i) the amount of fees received by FW Cook from Seagate as a percentage of FW Cook’s total revenue, (ii) FW Cook’s policies and procedures designed to prevent conflicts of interest, and (iii) the existence of any business or personal relationship that could impact FW Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that FW Cook was independent and its engagement did not present any conflicts of interest under SEC rules or the NASDAQ listing rules.

Role of our CEO and Management in the Compensation Process

Based on management’s review of market competitive practices, and within the framework of the Company’s approved compensation programs, each year our CEO recommends the amount of base salary increase (if any), the amount of the annual incentive bonus opportunity, and the long-term equity incentive award value for our executive officers, including the NEOs. These recommendations are based upon the CEO’s assessment of each executive officer’s performance and individual retention considerations, as well as the Company’s performance as a whole. The Compensation Committee reviews and evaluates the CEO’s recommendations and decides, in its sole discretion, upon our executive officers’ compensation, including any changes to such compensation. The CEO does not recommend their own compensation and the Compensation Committee and the independent directors meet without the CEO present when evaluating and setting the CEO’s compensation.

Our Senior Vice President of Human Resources and members of their staff assist the Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters.

Fiscal Year 2019 Shareholder Advisory Vote Results

At the 2019 AGM, the Company’s shareholders approved the advisory proposal regarding the compensation of the NEOs with approximately 94% of the votes cast in favor of our executive compensation programs (excluding

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abstentions/broker non-votes). The Board appreciates the shareholders’ continued support of the Company’s compensation philosophy and objectives. This support reaffirms to the Board the appropriateness, effectiveness and market competitiveness of the Company’s executive compensation programs, including continued emphasis on programs that reward our executive officers for generating sustainable profitability and delivering long-term value for our shareholders. No significant changes were made to the Company’s overall executive compensation strategy in fiscal year 2020. The Board and the Compensation Committee will continue to consider the results of the Company’s annual shareholder advisory votes when making future compensation decisions for our executive officers, including the NEOs.

Executive Market Comparison Peer Group and Benchmark Philosophy

The Compensation Committee reviews executive officers’ roles and responsibilities and establishes ranges for each incentive element of executive compensation after reviewing similar information for a defined group of companies (the “Executive Peer Group”) that compete for comparable executive talent. The Compensation Committee reviews analyses of disclosures and of published surveys of compensation among the Executive Peer Group companies when considering cash bonus and long-term equity incentive compensation of executive officers in similar roles.

As part of our annual review cycle, the Compensation Committee reviewed the Executive Peer Group and made changes to the selection criteria for fiscal year 2020. Executive Peer Group companies were selected based on the following criteria:

•

similar industry classification (as defined by Global Industry Classification Standard (GICS), 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment) but excluding wholesale distributors and companies that are not subject to U.S. securities law reporting requirements,

•	market value of at least 0.5 times that of Seagate,

•	trailing twelve-month (TTM) sales of between $4B and 3 times that of Seagate’s; and

•	a comparable business model to Seagate.

We do not benchmark the total annual compensation of our executive officers to a specific market percentile, although the total annual target compensation (including base salary, target annual cash bonus incentive and target long-term equity incentives) for the executive officers, including the NEOs, generally has fallen near the median for similar positions within the Executive Peer Group.

While the Company considers the pay practices of our Executive Peer Group companies in determining target incentive compensation for our executive officers, we do not compare our performance with the performance of the Executive Peer Group companies when determining the size of particular incentive awards. The target amounts and compensation mix vary for each executive officer and is dependent upon various factors, none of which is specifically weighted, including the importance of the position to our organization, overall retention value, internal pay equity, and projected future value of the total compensation package.

We believe the total executive compensation opportunity is appropriate to attract and retain top leadership talent in a competitive labor market in our industry segment, particularly given our size relative to the Executive Peer Group and in light of the uncertainty of the actual amount of compensation that each executive officer can realize given the volatility of our business. Generally, the amounts actually realized by our executive officers are dependent on the Company’s financial performance.

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The Executive Peer Group for fiscal year 2020 included the following companies(1):

	Sales
Company Name	TTM ($M)	FYE ($M)	Market Value ($M)

Advanced Micro Devices, Inc.	6,472	5,329	20,798

Analog Devices Inc.	6,146	5,108	32,012

Applied Materials Inc.	17,208	14,537	33,009

Corning Inc.	10,892	10,116	25,285

Flex Ltd.	26,297	25,441	4,192

Hewlett Packard Enterprise Co.	30,566	28,871	22,295

Juniper Networks, Inc.	4,706	5,027	9,713

KLA Corp	4,160	4,037	14,132

Lam Research Corp.	10,930	11,077	22,151

Microchip Technology Inc.	4,641	3,981	17,033

Micron Technology, Inc.	30,391	30,391	43,136

Motorola Solutions, Inc.	7,046	6,380	21,051

NetApp, Inc.	6,166	5,911	20,231

Western Digital Corp.	20,494	20,647	13,039

Xerox Corp.	10,044	10,265	6,434

Zebra Technologies Corp.	4,107	3,722	9,322

Peer Group Median	8,545	8,248	20,514

Seagate Technology plc	11,543	11,184	12,227

(1)	Based on information available as of November 15, 2018, which was the most recent available data at the time the fiscal year 2020 peer group was approved in May 2019.

For fiscal year 2020, Analog Devices, Inc., KLA Corporation, Microchip Technology, Inc. and Zebra Technologies Corp. were added to the Executive Peer Group after meeting the selection criteria. Amphenol Corp., Broadcom Inc., Cisco Systems, Inc., CommScope Holding Company, Inc., L3Harris Technologies, Inc., HP Inc., Intel Corp., Jabil Circuit Inc., NCR Corp., NVIDIA Corp., QUALCOMM Inc., Sanmina Corp., TE Connectivity Ltd. and Texas Instruments Inc. were removed from the Executive Peer Group for fiscal year 2020 since they are not considered to have a comparable business model to Seagate’s. ARRIS International plc was removed due to its acquisition by CommScope Holding Company.

How We Determine Individual Compensation Amounts for the NEOs

As discussed above under the heading “Role of our CEO and Management in the Compensation Process,” the CEO recommends to the Compensation Committee all compensation elements for our NEOs (other than the CEO) and the Compensation Committee determines the value of each compensation element as described below. The CEO recommendations are based upon the CEO’s assessment of each executive officer’s performance and individual retention considerations, as well as the Company’s performance as a whole. The CEO does not recommend their own compensation and the Compensation Committee and the independent directors meet without the CEO present when evaluating and setting the CEO’s compensation.

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Our Senior Vice President of Human Resources and members of their staff assist the Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters.

The proportion of each compensation element (i.e., the compensation mix) relative to total compensation varies by individual, although for our executive officers, the emphasis is on compensation that is variable and contingent on our financial performance. Variations in the compensation mix among NEOs reflect differences in scope of responsibility as well as Executive Peer Group market data.

Annual Target Compensation Mix

As a result, as reflected in the Summary Compensation Table for Fiscal Year 2020, the actual mix of compensation for Dr. Mosley was 9% annual base salary, 12% annual cash bonus incentive and 79% long-term equity incentives. The average actual mix of compensation for Messrs. Romano, Nygaard and Teh, and Ms. Schuelke was 21% annual base salary, 13% annual cash bonus incentives and 66% long-term equity incentives.

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Annual Base Salary

Base salaries are the fixed annual cash amounts paid to our executive officers, including the NEOs. In reviewing and determining base salaries, the Compensation Committee considers:

•	related experience;

•	expected future contributions;

•	overall ability to influence our financial performance and the strategic impact of the role;

•	the ease or difficulty of replacing the incumbent; and

•	in the case of executive officers other than the CEO, recommendations of the CEO.

Salaries are reviewed annually and may be modified to reflect significant changes in the scope of an executive officer’s responsibilities and/or market conditions. Our goal is to be competitive with respect to base salary while distinguishing ourselves from the Executive Peer Group by providing a greater emphasis on compensating our executive officers through the use of performance-based incentives that are consistent with our strategy of motivating executive officers to achieve and exceed annual and multi-year business objectives.

The following NEO annualized base salary changes occurred during fiscal year 2020:

Name	FY2019 Base Salary $	FY2020 Base Salary(1) $	Percent Change %

William D. Mosley	1,100,008	1,100,008	0%

Gianluca Romano	600,018	600,018	0%

Jeffrey D. Nygaard	480,002	480,002	0%

Katherine E. Schuelke	499,990	499,990	0%

Ban Seng Teh(2)	357,187	361,013	1%

(1)	Any base salary increases were determined by the strategic impact of the NEO’s role and alignment to market.
(2)	Based on the Singapore dollar (SGD) average foreign exchange rate for fiscal year 2020 of 0.7224.

Annual Incentive Plan—Executive Officer Performance Bonus

All executive officers participate in our shareholder-approved Executive Officer Performance Bonus Plan (“EOPB”), which is intended to promote achievement of the annual financial and operating-performance metrics set by the Compensation Committee. Following the end of the fiscal year, the Compensation Committee determines and certifies the achievement level(s) of the metrics, which determines the level of funding for the EOPB bonus pool. The funded amount, once approved by the Compensation Committee, is allocated among eligible participants.

The target cash bonus percentage for each executive officer is based on the competitive marketplace and the executive officer’s role, as well as taking internal pay equity into consideration. Actual cash payments under the EOPB may be above or below this level, based on the executive officer’s performance versus pre-established goals. Individual awards paid to each executive officer, except the CEO, are determined by the Compensation Committee.

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Based on the recommendation of the Compensation Committee, the independent directors of the Board determine the CEO’s target cash bonus percentage and the actual cash award based on the CEO’s performance versus pre-established goals.

On July 28, 2020, the Compensation Committee certified the achievement level of the Company’s relevant annual financial and operating-performance metrics, which are used for calculating the level of EOPB bonus pool funding for fiscal year 2020. The bonus pool funding was set at 83.52% of target. The funding level for fiscal year 2020 was determined based on the Company’s actual performance with respect to the following financial and operating-performance metrics:

•	revenue; and

•	adjusted operating margin (defined as adjusted operating income, divided by revenue)(“AOM”); and modified by

•	our Total Customer Experience (“TCE”) metric, which is a measure of our customers’ overall satisfaction with their Seagate experience, from product quality to responsiveness of service.

While we track many financial, operating and strategic performance metrics throughout the year, the combination of AOM and revenue are considered a key measure of our success in achieving profitable growth and were selected for fiscal year 2020 to continue to align payouts under the EOPB with the Company’s profitability year-over-year. Adjusted operating income, used to determine AOM for purposes of the EOPB, is defined as operating income, adjusted to exclude the impact of non-operating activities and material, unusual or non-recurring gains and losses, accounting charges or other extraordinary events that were not budgeted and/or foreseen at the time the performance targets were established, and includes estimated interest expenses, taxes and variable cash compensation. Any adjustment factors for AOM at the end of the fiscal year are reviewed and decided upon by the Compensation Committee. Revenue and AOM are modified by TCE, which replaces our prior metric, Reliability Quality Competitiveness Best in Class (“RQC BiC”). We replaced RQC BiC with TCE because we believe that success in customers’ experiences will increase revenue and, in most cases, increase our market share. The Compensation Committee determined that RQC BiC no longer provided a holistic indicator of overall customer satisfaction and competitiveness in the marketplace and does not necessarily translate to an increase in revenue or market share. TCE is comprised of two customer satisfaction measurements, which are evaluated quarterly:

•	Quarterly Business Review (“QBR”): Customers provide a ranking of Seagate against its competitors through customer scorecards; and

•	Net Promoter Score (“NPS”): A Best in Class standard consumer measure that indicates if end users are satisfied with their experience of the Seagate brand.

The target AOM for fiscal year 2020 was established with a threshold performance level of 12.9%, a target performance level of 18.1%, and a maximum performance level of 22.6%. Once the Company meets or exceeds the threshold AOM, the combination of revenue and AOM determines preliminary funding for the bonus pool. The QBR metric (weighted 15%) may increase or decrease bonus pool funding up to 3.75% each quarter and the NPS metric (weighted 10%) may increase or decrease bonus pool funding up to 2.50% each quarter, resulting in up to 25% of bonus pool funding being at risk. For fiscal year 2020, the AOM performance level was 15.94%, revenue was $10.5 billion and the total annualized TCE modifier (QBR + NPS) was 8.125%, which, as noted above, resulted in total EOPB bonus pool funding of 83.52% of target.

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The individual bonuses paid to our NEOs are based upon each NEO’s target cash bonus expressed as a percentage of base salary. For fiscal year 2020, there were no changes to the target cash bonus percentages from the prior year:

•	Dr. Mosley had a target bonus equal to 150% of his base salary in his role as CEO;

•	Messrs. Romano and Nygaard had a target bonus equal to 100% of their annual base salary in their roles as Executive Vice Presidents;

•	Ms. Schuelke had a target bonus equal to 75% of her annual base salary in her role as Senior Vice President; and

•

Mr. Teh had a target bonus of 75% of his annual base salary in his role as Senior Vice President. However due to Mr. Teh’s role as a sales executive, his target bonus was split with a 50% EOPB and a 50% sales commissions weighting resulting in a target of 37.5% for each component of his cash bonus incentive compensation.

The Board retains the discretion to reduce or increase the amount of the actual cash bonus payments made to NEOs based on its overall assessment of the NEO’s performance against pre-established goals and objectives, and including factors such as revenue, profitability, product quality, cost containment and expense management, market share, strategic objectives and legal and regulatory compliance. Adjustments to actual cash bonus payouts may be made by the Compensation Committee with respect to all NEOs except our CEO, and by the independent directors of the Board for our CEO.

Given the funded EOPB bonus pool amount, the Company determined to award the following cash bonuses for fiscal year 2020:

Named Executive Officer	Annual Salary ($)	Target Bonus Percentage (%)	FY2020 EOPB Funding(1) (%)	FY2020 EOPB Payment ($)

William D. Mosley	1,100,008	150	83.52	1,378,090

Gianluca Romano	600,018	100	83.52	501,135

Jeffrey D. Nygaard	480,002	100	83.52	400,897

Katherine E. Schuelke	499,990	75	83.52	313,194

Ban Seng Teh(2)	358,469	37.5	83.52	112,272

(1)	Percentages are rounded to the nearest whole number.
(2)	Based on the Singapore dollar (SGD) foreign exchange rate on July 3, 2020 of 0.71731.

Long-Term Equity Incentives

In fiscal year 2020, the Compensation Committee granted equity awards to the NEOs under the terms of the EIP. The EIP is intended to:

•	focus executive officers and employees on achieving longer-term business performance goals;

•	provide significant reward potential for outstanding cumulative performance by the Company;

•	enhance the Company’s ability to attract and retain highly-talented executive officers and employees; and

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•	provide the Company’s management and employees with an opportunity for greater equity ownership and related incentives to increase shareholder value.

When determining our NEOs’ equity incentive awards, the Compensation Committee considers comparable equity incentive awards to executive officers in the Company’s Executive Peer Group, the NEO’s role, individual performance and potential future contributions. Our equity award guidelines and mix of the type of awards granted are based on an analysis of the unvested equity held by an NEO, the practices of Executive Peer Group companies in awarding equity for similar positions (including equity mix and award values), potential impact on earnings, and the pool of available shares. In determining the award for each NEO, the Compensation Committee also considers the Company’s goals for retaining the NEO for the long term.

NEOs are generally awarded equity on an annual basis, typically in mid-September, as part of our annual award cycle, and these equity incentive awards generally consist of a mix of time-vesting options, TPSUs and PSUs (each as governed by the EIP and as described more fully below), reflecting a strong emphasis on pay-for-performance and the alignment of interests between our NEOs and our shareholders.

With the exception of Ms. Schuelke and Mr. Teh, the equity awards made to each of our NEOs for fiscal year 2020 are comprised of 20% time-based options and 80% performance-based awards (the mix of performance-based awards consisting of 30% TPSUs and 50% PSUs). In their roles as Senior Vice Presidents, Ms. Schuelke and Mr. Teh received a mix of 60% time-based RSUs and 40% PSUs. This reflects the Compensation Committee’s review and assessment of market practices at Executive Peer Group companies, as well as its determination that these mixes would provide an appropriate blend of equity incentives to sustain and improve the Company’s financial performance and shareholder value.

Options

Options generally vest over four years and have a seven-year term. Options are awarded with an exercise price equal to the fair market value of the Company’s ordinary shares on the grant date. Fair market value is defined as the closing price of the Company’s ordinary shares on the NASDAQ on the grant date. The grant date and vesting schedule for options granted to our eligible NEOs are generally determined during the annual award process, but may be different in the case of a new hire or change in employment position.

Share Awards

Restricted Share Units

RSUs generally vest in equal annual installments over four years, contingent on continued service. Each RSU represents the right to receive one of our ordinary shares. If under the terms of the RSU award agreement dividend equivalents accrue, such dividend equivalents are subject to the same vesting conditions as the RSUs, and, therefore, no dividend equivalent payment, if any, will be paid to the employee on any ordinary shares underlying the RSUs until the RSUs vest. Due to our emphasis on pay-for-performance, our CEO and EVPs are not eligible to receive RSUs under the Compensation Committee’s current policies; we believe that long-term equity awards made to our CEO and EVPs should consist only of options, performance-vesting shares, TPSUs, or PSUs. All outstanding RSU awards currently held by Mr. Nygaard were granted prior to the promotion to his current position.

Threshold Performance Share Units

TPSUs are equity awards with a maximum seven-year vesting period, contingent on continued service and the achievement of the specified AEPS goal. Each TPSU represents the right to receive one of our ordinary shares.

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For each tranche of a TPSU award that is eligible to vest on a vesting date, vesting is contingent on the Company achieving a threshold AEPS goal of $1.00 for the fiscal year prior to the year in which the vesting date occurs. If the threshold goal is not achieved, vesting of that tranche is delayed to the next scheduled vesting date for which the AEPS goal is achieved. TPSU awards may become fully vested as early as four years from the grant date and remain eligible to vest for up to seven years following the grant date. If the AEPS threshold level has not been met by the end of the seven-year period, any unvested TPSUs will be forfeited. Unvested awards from prior years may vest cumulatively on the scheduled vesting date in a future year within the seven-year vesting period if the annual AEPS threshold for that year is achieved. For example, if AEPS performance prior to the first vesting date is below the AEPS threshold, then vesting will be delayed. If the AEPS threshold is achieved prior to the second vesting opportunity, then 50% of the award will vest (25% from the first vesting date and 25% from the second vesting date due to the cumulative feature of the award). For purposes of the TPSU awards, AEPS is based on diluted earnings per share, calculated in accordance with U.S. GAAP, excluding the impact of non-operating activities and material, unusual or non-recurring gains and losses, accounting charges or other extraordinary events that were not foreseen at the time the performance target was established, and includes estimated interest expenses, taxes and variable compensation. If under the terms of the TPSU award agreement dividend equivalents accrue during the vesting period, such dividend equivalents are subject to the same vesting conditions as the TPSUs. Consequently, no dividend equivalent payment, if any, will be paid to the employee on any of the ordinary shares underlying the TPSUs until the TPSUs vest.

Our AEPS performance for fiscal year 2020 was above the $1.00 AEPS threshold; therefore, an additional 25% of each of the outstanding TPSU awards will vest on their next scheduled vesting date following the end of fiscal year 2020, subject to continued employment.

Performance Share Units

PSUs are performance-based RSUs that vest after the end of a three-year performance period, subject to continued employment and the achievement of annual ROIC over the performance period, modified by a factor based on the Company’s rTSR percentile compared with the Executive Peer Group. ROIC was selected as a key metric because of its ability to measure the efficiency of our use of capital and delivery of earnings above investment, considered a critical factor in the Company’s long-term success. In addition, the rTSR metric rewards financial performance and is measured by the change in our share price and the dividends we declared during the performance period relative to the performance of the Executive Peer Group. The Compensation Committee determines the number of PSUs that will vest at the end of the three-year performance period according to a pre-established vesting matrix. Payout of the targeted number of PSUs will occur if target ROIC is attained over the three-year measurement period and rTSR is at least at the median of the Executive Peer Group. The final ROIC metric is calculated as the average annual ROIC over the prior three fiscal years. Annual ROIC is calculated as (i) adjusted operating income multiplied by (1 minus the average tax rate), divided by (ii) (x) net plant, property and equipment plus total current assets minus cash and cash equivalents, minus (y) current liabilities with the exclusion of the current portion of long-term debt. Adjusted operating income is operating income adjusted to exclude the impact of non-operating activities and material, unusual or non-recurring gains and losses, accounting charges or other extraordinary events that were not budgeted and/or foreseen at the time the performance target was established, and include estimated interest expenses, taxes and variable cash compensation

For fiscal year 2020, the rTSR modifier was interpolated and set between 25th to 75th percentiles of the Executive Peer Group’s TSR. For awards granted in fiscal year 2020, assuming the minimum ROIC performance threshold is achieved, the actual number of ordinary shares that may vest ranges from 38% of the target number of PSUs (assuming ROIC at the threshold level and relative TSR at or below the 25th percentile of the Executive Peer Group) to 200% of the target number of PSUs (assuming an ROIC at the maximum level and relative TSR equal to or above the 75th percentile of the Executive Peer Group). The specific ROIC target values for the PSUs are not publicly disclosed at the time of grant due to the proprietary nature and competitive sensitivity of the information.

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Each PSU represents the right to receive one of our ordinary shares. If under the terms of the PSU award agreement dividend equivalents accrue during the vesting period, such dividend equivalents are subject to the same vesting conditions as the PSUs. Consequently, no dividend equivalent payments, if any, will be paid to the employee on any of the ordinary shares underlying the PSUs until the PSUs vest.

In fiscal year 2017, we granted PSUs (“FY2017 PSUs”) to Dr. Mosley and Messrs. Nygaard and Teh that were eligible to vest after the end of a three-year performance period ending on June 28, 2019, subject to continued employment and the achievement of target ROIC over the performance period, modified by a factor based on our rTSR percentile. Our average share price at the beginning of the FY2017 PSUs’ performance period was $33.41 and our ending average share price was $59.24 (assuming dividends were reinvested). Therefore, our rTSR over the performance period from July 2, 2016 through June 28, 2019 was 77.29% and our shares performed at the 66.67th (rounded to 67th) percentile relative to the companies in the Executive Peer Group, which resulted in a modifier of 116.67%.

On September 27, 2019, the Compensation Committee certified the level of achievement of the financial performance metrics for the three-year measurement period, such that the FY2017 PSUs vested at 186.67% of target based on a three-year average annual ROIC of 94%, and rTSR at the 67th percentile over the three-year period.

FY2017 PSUs

Average ROIC	Threshold	Target	Maximum	Actual

3-Year Average Annual Return on Invested Capital (ROIC)	< 30%	54%	≥ 75%	94%

Vesting Level (% of Target)	0%	100%	160%	160%

rTSR Modifier	Threshold	Target	Maximum	Actual

Relative Total Shareholder Return Percentile	≤ 25th%ile	50th%ile	≥ 75th%ile	66.67%ile

rTSR %ile Modifier[1]	75%	100%	125%	116.67%

Overall Results				186.67%

(1)	with interpolation between points

As a result, the following numbers of ordinary shares were issued to the executive officers during fiscal year 2020:

	FY2017 PSUs

Named Executive Officer	Minimum PSUs	Target PSUs	Maximum PSUs	FY2017 PSUs Earned

William D. Mosley	0	101,706	203,412	189,855

Jeffrey D. Nygaard	0	10,610	21,220	19,806

Ban Seng Teh	0	6,190	12,380	11,555

The certification of the relevant financial performance metrics with respect to the PSUs granted in fiscal year 2018 to Dr. Mosley and Messrs. Nygaard and Teh, which have a three-year performance period that ended on July 3, 2020 was not completed in advance of the filing date of this Proxy Statement.

Share Ownership Requirements

We established share ownership requirements to ensure that our NEOs hold a meaningful equity stake in the Company and, by doing so, link their interests with those of our shareholders. Shares directly or indirectly owned (for

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example, through a trust), along with unvested RSUs (if any), are included in the calculation of ordinary shares owned for purposes of the ownership requirements, but time-based and performance-based options and unvested performance share bonuses, TPSUs and PSUs are not counted until they are exercised or vested, as applicable. NEOs are expected to meet the ownership requirements within five years of the date upon which the NEO first becomes subject to the requirements. NEOs are measured against the applicable guideline on the last day of each fiscal year, and the results are reported to the Compensation Committee.

Our NEOs are required to own shares in an amount equal to an applicable target value based on a multiple of annual base salary. Our NEOs are required to meet the requirements by the following ownership requirement dates.

Named Executive Officer	Role	Ownership Requirement Date	Ownership Guideline Salary Multiple	Guideline Met(1)

William D. Mosley	CEO	October 1, 2022	6x	Yes

Gianluca Romano	Executive Vice President	January 7, 2024	3x	In Progress

Jeffrey D. Nygaard	Executive Vice President	October 17, 2022	3x	Yes

Katherine E. Schuelke	Senior Vice President	June 29, 2022	2x	Yes

Ban Seng Teh	Senior Vice President	January 27, 2025	2x	Yes

(1)	As of July 3, 2020

Benefits and Perquisites

Our NEOs are eligible to participate in a broad range of benefits in the same manner as non-executive employees. Seagate does not offer separate benefits for executive officers, other than severance benefits (see “Severance and Change in Control Benefits” below).

We generally do not provide perquisites to our NEOs other than business use of our corporate aircraft and, in certain limited business-related circumstances, reimbursement for the travel costs of the NEO’s spouse or significant other. If an NEO’s travel on our corporate aircraft includes a personal element, the NEO is required to reimburse us for the aggregate incremental cost of any such usage. We do consider the value of perquisites, to the extent provided at the Executive Peer Group companies, in assessing the competitiveness of our total compensation package for our NEOs.

Non-Qualified Deferred Compensation Plan

The 2015 Seagate Deferred Compensation Plan (the “SDCP”), effective January 1, 2015, allows our NEOs (and other eligible employees) whose annual base salary is $190,000 or more, or whose target commissions and annual base salary in the aggregate is $190,000 or more, to defer on a pre-tax basis (i) up to 70% of their base salary, (ii) up to 70% of commissions, and/or (iii) up to 100% of their annual performance-based cash bonus. Deferrals and notional earnings related to those deferrals are reflected on the Company’s books as an unfunded obligation of the Company and remain part of our general assets. We do not contribute to the SDCP, and notional earnings on deferrals are based on the performance of actual investment funds selected by each participant from a menu of investment options offered pursuant to the SDCP. Deferral amounts, earnings and year-end balances for our NEOs are set forth in the table titled “Non-qualified Deferred Compensation Plans” under the “Compensation of Named Executive Officers” section below. The SDCP is a successor plan to the prior Seagate Deferred Compensation Plans, as amended from time to time, under which no additional deferrals may be made after December 31, 2014. A grantor (or rabbi) trust was established to hold any assets contributed to the trust to help satisfy our obligations due under the prior plans in effect through December 31, 2014.

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Participants may elect to receive distributions upon retirement or termination of employment or at a specified time while still employed. With respect to deferrals of amounts relating to services provided to Seagate after December 31, 2019, participants may elect to receive distributions following retirement or termination in either a lump sum or annual installments up to a maximum of seven years. Participants may elect to receive in-service distributions in a lump sum or annual installments payable over 2, 3, 4 or 5 years. Upon disability, a participant’s account will be distributed in accordance with his or her retirement/termination distribution elections. Additionally, upon death, a participant’s accounts will be paid to his or her beneficiary or beneficiaries in a cash lump-sum payment payable before the later of the end of the calendar year in which the participant dies or two and one-half months after the participant dies. Unless otherwise determined by the Seagate Benefits Administrative Committee prior to a change in control, the SDCP will be terminated upon the occurrence of a change in control and the aggregate balance credited to and held in a participant’s account shall generally be distributed to her or him in a lump sum not later than the thirtieth day following the change in control.

Long Term International (Expatriate) Assignment Policy

The Company’s global business needs require it on occasion to relocate certain employees with special or unique skills to countries where those skills may not be readily available. To meet this need, the Company utilizes long term international assignments, which are provided under its Long Term International Assignment Policy (“LTIA Policy”). The Company provides certain benefits and allowances to these long-term international assignees according to the LTIA Policy. Mr. Nygaard receives the standard benefits and allowances under the LTIA Policy as described below for his assignment in Thailand. The Company provided Mr. Nygaard with housing and related support, goods and services in Thailand, education support for his children, annual home leave travel, and payment for his tax returns preparation in accordance with the LTIA Policy terms. In addition, the Company makes certain tax equalization payments or reimbursements for expatriates to ensure that the assignment is tax neutral to the employee. The Company withholds a hypothetical tax amount for the expatriate in amounts roughly equivalent to the taxes of a peer employee in the relevant country not on assignment under the LTIA Policy. After the expatriate’s actual income tax returns have been prepared, the Company’s accountants prepare a tax equalization calculation to show what the employee should have paid if s/he had remained at home and not taken the assignment. The employee receives credit for any taxes s/he has paid during the year, and the Company pays all costs related to the actual taxes due in both the home and host locations. The Company’s tax equalization cost is limited to any difference between the actual taxes paid and the “stay at home” tax the employee would have paid, after calculations are prepared by the Company’s accountants.

The total estimated payments made in fiscal year 2020 for Mr. Nygaard’s benefits under the LTIA Policy is $475,300 as described in note 13 to the Summary Compensation Table for Fiscal Year 2020 in this Proxy Statement. Final actual cost is not known at the time of this filing due to pending tax calculations, which can only be completed at a later date.

Severance and Change in Control Benefits

We provide severance benefits to assist in aligning executive officer and shareholder interests during the evaluation of an ownership change, to remain competitive in attracting and retaining executive officers and to support organizational changes necessary to achieve our business strategy. The purpose of the Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control Plan (the “Severance Plan”) is to:

•

provide for the payment of severance benefits to our executive officers, including our NEOs, in the event their employment with the Company or any applicable subsidiary is terminated without cause or good reason;

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•

encourage our executive officers, including the NEOs, to continue employment in the event of a potential “change in control” (as such term is defined under “Compensation of Named Executive Officers—Potential Payments upon Qualifying Termination or Change in Control” below); and

•	provide our executive officers, including the NEOs, with generally the same types of severance benefits in connection with a qualifying termination of employment.

All of our executive officers receive a level of severance benefits under the terms of the Severance Plan that reflects their level of responsibility within our organization, the strategic importance of their position and a market-competitive level of severance for comparable positions within the Executive Peer Group.

The Severance Plan provisions were developed, in consultation with FW Cook, based on a comparison by the independent directors of the Board of severance benefits typically available at the Executive Peer Group companies. Consistent with our compensation philosophy, the Severance Plan provides for severance only in the event of a qualifying termination under the Severance Plan (i.e., a termination by us without “cause” or by the executive for “good reason”). The Severance Plan includes the following features:

•	no guaranteed bonus amounts;

•

no post-termination healthcare benefit subsidy if the qualifying termination occurs outside of a “change in control period” (as defined in “Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control—Termination Without Cause or for Good Reason During a Change in Control Period,” below);

•

enhanced severance benefits in connection with a change in control require a “double trigger” (which is defined as a qualifying termination during a “change in control period”) before an NEO becomes entitled to receive such benefits; and

•	severance payments cannot equal or exceed three times the sum of the executive’s base salary and target cash bonus.

In the event that the benefits payable following a change in control exceed the safe harbor limits established in Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), we will reduce the benefits so that no excise tax will apply under Section 4999 of the Code (relating to Section 280G of the Code), if such reduction will result in a higher after-tax benefit to the NEO. We do not provide a gross-up for any taxes payable on severance benefits and the NEO is responsible for the payment of all such taxes, including any excise taxes imposed on change in control payments and benefits.

For further details on the Severance Plan, see the section below titled “Compensation of Named Executive Officers—Potential Payments Upon Qualifying Termination or Change in Control.”

Other Company Policies and Compensation Considerations

Impact of Section 162(m) of the Internal Revenue Code

Prior to the enactment of the U.S. Tax Cuts and Jobs Act (“Tax Act”) on December 22, 2017, Section 162(m) (“Section 162(m)”) of the Code, disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (as defined in Section 162(m)) unless such compensation was considered “performance-based” under Section 162(m) (“Prior Section 162(m)”).

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The Tax Act amended Section 162(m) to eliminate the performance-based exception, effective for taxable years that begin after December 31, 2017. The Tax Act provides limited transition relief for “performance-based compensation” paid pursuant to certain grandfathered arrangements in effect as of November 2, 2017, provided the grandfathered arrangements are not materially modified. Share options and certain performance-based share awards that were granted under the EIP before November 2, 2017 (collectively, the “Outstanding Qualified Performance-Based Awards”), were intended, at the time of grant, to qualify as “performance-based compensation” under Prior Section 162(m). As a result of the Tax Act, the Company’s ability to deduct compensation paid in excess of $1 million to certain of our current and former NEOs will be limited.

Securities Trading; Prohibitions Against Hedging and Pledging

Please see the “Corporate Governance—Anti-Hedging and Pledging Policy and Other Trading Restrictions” section above for information on our Securities Trading Policy.

Pay Recovery Policy (Clawback)

Our Pay Recovery Policy is intended to eliminate any reward for intentional misrepresentation of financial results. It provides standards for recovering compensation from our executive officers and other officers who hold the position of Senior Vice President and above (collectively, “Designated Officers”) where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such Designated Officer. The Designated Officer’s repayment obligation applies to any cash bonus paid, share award issued (whether or not vested) and/or vested during the covered period (as defined below) or options exercised during the period commencing with the date that is four years prior to the beginning of the fiscal year in which a restatement is announced, and ending on the date recovery is sought (the “covered period”).

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for fiscal year 2020.

Respectfully submitted, THE COMPENSATION COMMITTEE

Mark W. Adams, Chairperson Michael R. Cannon Jay L. Geldmacher Dylan Haggart Edward J. Zander

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2020 was an employee of the Company or any of its subsidiaries at any time during fiscal year 2020, has ever been an officer of the Company or any of its subsidiaries, or had a relationship with the Company during that period requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the SEC. No executive officers of the Company served on the compensation committee of any other entity, or as a director of an entity that employed any of the members of the Compensation Committee during fiscal year 2020.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Summary Compensation Table for fiscal year 2020 below shows the total compensation of each of our NEOs with respect to fiscal years 2020, 2019, and 2018. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Summary Compensation Table for Fiscal Year 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)

William D. Mosley

Chief Executive Officer	2020	1,100,008	—	7,313,257	1,900,012	1,378,090	7,400	11,698,767
	2019	1,084,623	—	6,528,382	1,684,831	1,039,343	7,400	10,344,579
	2018	953,850	—	5,127,435	1,449,425	1,794,194	7,169	9,332,073

Gianluca Romano(5)

Executive Vice President and Chief Financial Officer	2020	600,018	—	2,032,312	528,001	501,135	117,210	3,778,676
	2019	276,931	200,000(6)	1,060,382	1,213,679	179,631	53,374	2,983,997

Jeffrey D. Nygaard

Executive Vice President, Global Operations	2020	480,002	—	2,032,312	528,001	400,897	496,256	3,937,468
	2019	472,312	—	3,072,223	792,869	302,353	450,833	5,090,590
	2018	402,326	—	1,262,171	1,054,815	580,000	415,906	3,715,218

Katherine E. Schuelke(5)

Senior Vice President, Chief Legal Officer and Company Secretary	2020	499,990	—	620,166	—	313,194	7,400	1,440,750
	2019	492,301	—	1,225,170	—	236,208	3,707	1,957,386

Ban Seng Teh(5)(7)

Senior Vice President, Global Sales and Sales Operations	2020	496,343	—	788,081	—	112,272	37,117	1,433,813

James J. Murphy(8)

Former Executive Vice President, Sales & Marketing	2020	329,326	—	—	—	—	1,358,444	1,687,770
	2019	617,309	—	3,072,223	792,869	393,686	7,389	4,883,476
	2018	575,016	—	1,770,644	500,522	780,000	206,379	3,832,561

(1)

Amounts do not reflect the actual value realized by the NEO. In accordance with SEC rules, the columns represent the aggregate grant date fair value calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. For RSUs and time-based options, the grant date fair value was determined using the closing share price of Seagate ordinary shares on the date of grant, adjusted for the present value of expected dividends. For all PSUs and TPSUs whose vesting is subject to performance conditions as defined by ASC 718, we have assumed the probable outcome of related performance conditions at target levels. The aggregate grant-date fair value for these PSUs and TPSUs, assuming the achievement of the highest level of performance, is $12,063,144 for Dr. Mosley, $3,352,278 for Messrs. Romano and Nygaard, $527,986 for Ms. Schuelke and $653,827 for Mr. Teh. For additional information on the valuation assumptions, see Note 11, “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2020.

(2)	Represents amounts payable under the EOPB. For a description of the EOPB, refer to the section above entitled “Annual Incentive Plan—Executive Officer Performance Bonus.”

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

(3)	Amounts reported in the All Other Compensation column are itemized in the supplemental “All Other Compensation for Fiscal Year 2020” table below.

All Other Compensation for Fiscal Year 2020

Name	Severance ($)	Relocation ($)	Relocation Tax Assistance ($)	Personal Guest Travel ($)(9)	401(k) Match ($)(10)	Company Contribution to HSA ($)(11)	Company Contribution to CPF ($)(12)	International Assignment Benefits ($)(13)	Consultant Payments ($)	Total ($)

William D. Mosley	—	—	—	—	6,000	1,400	—	—	—	7,400

Gianluca Romano	—	56,381(14)	53,429(14)	—	6,000	1,400	—	—	—	117,210

Jeffrey D. Nygaard	—	—	—	14,956	6,000	—	—	475,300	—	496,256

Katherine E. Schuelke	—	—	—	—	6,000	1,400	—	—	—	7,400

Ban Seng Teh	—	—	—	24,591	—	—	12,526	—	—	37,117

James J. Murphy	1,358,444(15)	—	—	—	—	—	—	—	—	1,358,444
(4)

We provide the use of our corporate aircraft to our NEOs primarily so that they can travel to business functions and different facilities in the course of their duties. Certain trips taken by our NEOs in fiscal year 2020 may have had a personal element. To the extent that a travel leg has a personal element to it, our NEOs fully reimburse the Company for the aggregate incremental cost of such leg to us. Such reimbursement includes the costs of “wheels up time”, a portion of fuel and insurance costs, catering, excise taxes, and crew expenses.

(5)	Mr. Romano was not an NEO in fiscal year 2018, Ms. Schuelke was not an NEO in fiscal year 2018 and Mr. Teh was not an NEO in fiscal years 2018 and 2019.
(6)	Represents the one-time sign-on bonus amount paid to Mr. Romano in connection with his appointment as Executive Vice President and Chief Financial Officer.
(7)	Based on the Singapore dollar (“SGD”) average foreign exchange rate for fiscal year 2020 of 0.7224.
(8)	Mr. Murphy left the Company effective December 31, 2019.
(9)

For Mr. Nygaard, personal guest travel consists of travel costs incurred for his spouse to attend an R&D-related event. For Mr. Teh, personal guest travel consists of travel costs incurred for his spouse in connection with a sales incentive program offered to eligible sales employees who achieve designated sales goals.

(10)

Reflects 401(k) Plan matching contribution made by the Company for the NEO and available to all U.S. employees who participate in the 401(k) Plan. The maximum matching amount was $6,000 per calendar year. The amount may be higher or lower for a particular fiscal year depending on the timing and amount of the employee’s contribution for preceding and following years.

(11)	Reflects Company-paid Health Savings Account (“HSA”) contributions to eligible participants. In 2020, HSA contributions are $700.00 for employee only coverage and $1,400.00 for family coverage.
(12)

Reflects Company contribution to the Singapore Central Provident Fund (“CPF”). CPF employer contribution is capped at SGD1,020 per month, with an additional employer contribution capped at SGD5,100 per year.

(13)

Mr. Nygaard’s LTIA benefits include payments made in fiscal year 2020 for expatriate tax and tax equalization for year to date 2020, remaining expatriate tax and tax equalization owed for 2019 in the amount of $164,075, a cost of living allowance in the amount of $63,479, educational payments in the amount of $59,034; host location housing in the amount of $113,413, home leave in the amount of $18,716, transportation expenses in the amount of $55,483, and immigration and tax services in the amount of $1,100. As described more fully in the section entitled “Compensation Discussion and Analysis—Long Term International (Expatriate) Assignment Policy,” the tax equalization payments are intended to ensure that the long-term international assignment is tax neutral to Mr. Nygaard as compared to being based in the U.S.

(14)	Represents the one-time relocation bonus amount and tax assistance paid to Mr. Romano in fiscal year 2020 in connection with his relocation to corporate headquarters.
(15)

Mr. Murphy received the first installment of the cash severance payment in the amount of $520,832 on January 24, 2020, and the second installment of $837,612 will be paid on December 31, 2020. The aggregate amount of $1,358,444 represents the amounts to which he was entitled under the terms of the Severance Plan.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Grants of Plan-Based Awards Table for Fiscal Year 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)
William D. Mosley
	Cash Bonus	—	825,006	1,650,012	3,300,024	—	—	—	—	—	—	—
	Time Option	9/9/2019(2)	—	—	—	—	—	—	—	154,347	54.78	1,900,012
	PSU	9/9/2019(3)	—	—	—	—	90,664	181,328	—	—	—	4,749,887(5)
	TPSU	9/9/2019(4)	—	—	—	—	52,027	—	—	—	—	2,563,370(5)
Gianluca Romano
	Cash Bonus	—	300,009	600,018	1,200,035	—	—	—	—	—	—	—
	Time Option	9/9/2019(2)	—	—	—	—	—	—	—	42,892	54.78	528,001
	PSU	9/9/2019(3)					25,195	50,390	—	—	—	1,319,966(5)
	TPSU	9/9/2019(4)	—	—	—	—	14,458	—	—	—	—	712,346(5)
Jeffrey D. Nygaard
	Cash Bonus	—	240,001	480,002	960,003	—	—	—	—	—	—	—
	Time Option	9/9/2019(2)	—	—	—	—	—	—	—	42,892	54.78	528,001
	PSU	9/9/2019(3)	—	—	—	—	25,195	50,390	—	—	—	1,319,966(5)
	TPSU	9/9/2019(4)	—	—	—	—	14,458	—	—	—	—	712,346(5)
Katherine E. Schuelke
	Cash Bonus	—	187,496	374,993	749,986	—	—	—	—	—	—	—
	PSU	9/9/2019(3)	—	—	—	—	5,039	10,078	—	—	—	263,993(5)
	RSU	9/9/2019(6)	—	—	—	—	—	—	7,229	—	—	356,173
Ban Seng Teh
	Cash Bonus	—	67,690	135,380	270,760	—	—	—	—	—	—	—
	PSU	9/9/2019(3)	—	—	—	—	6,240	12,480	—	—	—	326,914(5)
	RSU	9/9/2019(6)	—	—	—	—	—	—	9,360	—	—	461,167
James J. Murphy

(1)

Represents the potential range of payments for fiscal year 2020 for the NEOs under the EOPB. This range varied based on the individual’s position and target cash bonus as a percentage of fiscal year 2020 ending base salary (150% percent of base salary for Dr. Mosley, 100% for Messrs. Romano and Nygaard, 75% for Ms. Schuelke and 37.5% for Mr. Teh). For a description of the EOPB, refer to the section above entitled “Annual Incentive Plan — Executive Officer Performance Bonus.”

(2)

Unless otherwise indicated, options awarded during fiscal year 2020 under the EIP are subject to a four-year vesting schedule. 25% of the shares subject to the option vest one year after the grant date and then 1/48th of the shares subject to options vest monthly thereafter, contingent on continuous service through the applicable vesting dates. For a description of the options, refer to the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentives—Options.”

(3)

Unless otherwise indicated, PSUs awarded during fiscal year 2020 under the EIP vest after the end of a three-year performance period, subject to both continuous service and the achievement of the applicable financial and operational-performance criteria. For a description of the PSUs, refer to the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Performance Share Units.”

(4)

Unless otherwise indicated, the vesting of the TPSUs awarded during fiscal year 2020 under the EIP is contingent on continuous service and satisfaction of the performance vesting requirement. The first tranche vests no sooner than the first anniversary of the vesting commencement date, subject to the satisfaction of the specified performance criterion. The remaining tranches continue to vest annually thereafter subject to the achievement of the subsequent annual AEPS goal, with the ability to catch-up vesting each year if the annual AEPS goal is not achieved. If threshold AEPS is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. For a description of the TPSUs, refer to the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Threshold Performance Share Units.”

(5)

In accordance with SEC rules, this represents the aggregate grant date fair value calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. For all TPSUs and PSUs, we have assumed the probable outcome of related performance conditions as defined by ASC 718 at target levels. The aggregate grant-date fair value for these PSUs and TPSUs, assuming the achievement of the highest level of performance, is $12,063,144 for Dr. Mosley, $3,352,278 for Messrs. Romano and Nygaard, $527,986 for Ms. Schuelke and $653,827 for

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Mr. Teh. For additional information on the valuation assumptions, see Note 11, “Share-Based Compensation” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2020.
(6)

Unless otherwise indicated, RSUs awarded during fiscal year 2020 under the EIP are subject to a four-year vesting schedule. These units vest 25% annually, contingent on continuous service. For a description of the RSUs, refer to the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Restricted Share Units.”

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Outstanding Equity Awards at 2020 Fiscal Year-End

		Option Awards					Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

William D. Mosley

	9/9/2014	31,500	—	—	60.83	9/9/2021	—		—	—		—

	9/9/2015	77,754	—	—	50.10	9/9/2022	—		—	—		—

	9/9/2016	186,431	12,429	—	36.09	9/9/2023	—		—	—		—

	9/9/2016	—	—	—	—	—	—		—	13,300	(3)	629,622

	9/11/2017	174,066	79,122	—	30.95	9/11/2024	—		—	—		—

	9/11/2017	—	—	—	—	—	—		—	130,480	(4)	6,176,923

	9/11/2017	—	—	—	—	—	—		—	33,684	(3)	1,594,601

	9/10/2018	62,030	79,755	—	50.29	9/10/2025	—		—	—		—

	9/10/2018	—	—	—	—	—	—		—	91,769	(4)	4,344,344

	9/10/2018	—	—	—	—	—	—		—	38,029	(3)	1,800,293

	9/9/2019	—	154,347	—	54.78	9/9/2026	—		—	—		—

	9/9/2019	—	—	—	—	—	—		—	90,664	(4)	4,292,034

	9/9/2019	—	—	—	—	—	—		—	52,027	(3)	2,462,958

Gianluca Romano

	2/20/2019	38,388	76,776	—	45.89	2/20/2026	—		—	—		—

	2/20/2019	—	—	—	—	—	—		—	19,612	(3)	928,432

	9/9/2019		42,892		54.78	9/9/2026

	9/9/2019	—	—	—	—	—	—		—	25,195	(4)	1,192,731

	9/9/2019	—	—	—	—	—	—		—	14,458	(3)	684,442

Jeffrey D. Nygaard

	9/9/2014	7,800	—	—	60.83	9/9/2021	—		—	—		—

	9/9/2015	9,380		—	50.10	9/9/2022	—		—	—		—

	9/9/2016	28,415	1,895	—	36.09	9/9/2023	—		—	—		—

	9/9/2016	—	—	—	—	—	3,032	(6)	143,535	—		—

	9/11/2017	5,181	7,773	—	30.95	9/11/2024	—		—	—		—

	9/11/2017	—	—	—	—	—	—		—	8,705	(4)	412,095

	9/11/2017	—	—	—	—	—	4,976	(6)	235,564	—		—

	11/20/2017	65,752	36,058	—	39.85	11/20/2024	—		—	—		—

	11/20/2017	—	—	—	—	—	—		—	11,293	(3)	534,611

	9/10/2018	29,190	37,533	—	50.29	9/10/2025	—		—	—		—

	9/10/2018	—	—	—	—	—	—		—	43,186	(4)	2,044,425

	9/10/2018	—	—	—	—	—	—		—	17,896	(3)	847,197

	9/9/2019	—	42,892	—	54.78	9/9/2026	—		—	—		—

	9/9/2019	—	—	—	—	—	—		—	25,195	(4)	1,192,731

	9/9/2019	—	—	—	—	—	—		—	14,458	(3)	684,442

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

		Option Awards					Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Katherine E. Schuelke

	7/20/2017	11,529	29,976	—	39.42	7/20/2024	—		—	—		—

	7/20/2017	—	—	—	—	—	13,834	(6)	654,902	—		—

	9/10/2018	—	—	—	—	—	—		—	11,315	(4)	535,652

	9/10/2018	—	—	—	—	—	11,723	(6)	554,967	—		—

	9/9/2019	—	—	—	—	—				5,039	(4)	238,546

	9/9/2019	—	—	—	—	—	7,229	(6)	342,221

Ban Seng Teh

	9/11/2014	17,250	—	—	60.87	9/9/2021	—		—	—		—

	9/9/2015	171	—	—	50.10	9/9/2022	—		—	—		—

	9/9/2016	—	1,106	—	36.09	9/9/2023	—		—	—		—

	9/9/2016	—	—	—	—	—	1,769	(6)	83,744	—		—

	9/11/2017	—	1,944	—	30.95	9/11/2024	—		—	—		—

	9/11/2017	—	—	—	—	—	—		—	2,180	(4)	103,201

	9/11/2017	—	—	—	—	—	1,246	(6)	58,986	—		—

	9/10/2018	—	—	—	—	—	—		—	4,760	(4)	225,338

	9/10/2018	—	—	—	—	—	5,355	(6)	253,506	—		—

	9/9/2019	—	—	—	—	—	—		—	6,240	(4)	295,402

	9/9/2019	—	—	—	—	—	9,360		443,102	—		—

James J. Murphy(5)

	—	—	—	—	—	—	—		—	—		—

(1)

Options are subject to a four-year vesting schedule. 25% of the shares subject to the options vest one year after the grant date, and then 1/48th of the shares subject to the options vest monthly thereafter, contingent on continuous service through the applicable vesting dates. For more information, see the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentives—Options.”

(2)	Value based on the closing price of our ordinary shares on July 2, 2020 of $47.34, which was the final trading day in fiscal year 2020.
(3)

These TPSU awards, issued under the EIP, are subject to both continuous service and the satisfaction of the applicable performance vesting requirement. The first tranche vests no sooner than the first anniversary of the grant date, subject to satisfaction of the specified performance criterion. The remaining tranches continue to vest annually thereafter, subject to the achievement of the subsequent annual AEPS goal, with the ability to catch-up vesting each year if the annual AEPS goal is not achieved. If threshold AEPS is not achieved, no awards will vest and the shares underlying the awards will be forfeited at the end of the performance period. The TPSU awards are described in more detail above under “Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Threshold Performance Share Units.”

(4)

These PSUs were issued under the EIP. The PSUs vest after the end of a three-year performance period, subject to both continuous service and the achievement of the applicable performance criteria. If the minimum performance threshold is not achieved, no PSUs will vest and the PSUs will be forfeited at the end of the performance period. The PSUs are described in more detail above under “Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Performance Share Units.”

(5)

Mr. Murphy’s employment with the Company ended effective December 31, 2019. He had three months following his resignation to exercise any vested and unexercised options. All unvested equity was forfeited upon his resignation.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

(6)

RSUs issued under the EIP are subject to a four-year vesting schedule. These units vest 25% annually, contingent on continuous service. For a description of the RSUs, refer to the section entitled “Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Restricted Share Units.”

Option Exercises and Shares Vested for Fiscal Year 2020

	Option Awards		Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

William D. Mosley	90,000	1,685,130	238,362	12,903,418

Gianluca Romano			6,538	357,956

Jeffrey D. Nygaard	22,885	461,104	38,188	2,106,736

Katherine E. Schuelke	69,175	1,359,533	10,825	543,396

Ban Seng Teh	28,869	431,703	16,824	912,224

James J. Murphy	347,010	6,700,801	32,744	1,906,771

(1)

The value realized on exercise is the aggregate of the market value on each exercise date multiplied by the number of shares exercised on each such date less the total option price paid on such exercise date. Market value is defined as the sale price for same-day-sale exercises and as the closing market price of our ordinary shares on the date of the transaction for exercise-and-hold exercises.

(2)

The value realized on vesting is the aggregate of the closing market price for our ordinary shares on each vesting date multiplied by the number of shares that vested on such day, or if a vest date was a non-market day, the closing market price for our ordinary shares on the prior market day multiplied by the number of shares that vested on such day.

Non-qualified Deferred Compensation Plans

Name	Executive Contributions in Fiscal Year 2020 ($)(1)	Registrant Contributions in Fiscal Year 2020 ($)	Aggregate Earnings in Fiscal Year 2020 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year 2020 End ($)(2)

William D. Mosley	—	—	16,653	278,399	352,603

Gianluca Romano	—	—	—	—	—

Jeffrey D. Nygaard	—	—	103,300	—	1,207,612

Katherine E. Schuelke	—	—	—	—	—

Ban Seng Teh	—	—	—	—	—

James J. Murphy	216,904	—	13,800	1,099,635	—

(1)	Amount is included in fiscal year 2020 compensation in the “Salary” column of the Summary Compensation Table for fiscal year 2020.
(2)

Includes executive contributions already reported in the Summary Compensation Table for fiscal year 2020 or a prior fiscal year, with the exception of earnings on contributions, as such earnings are not considered to be at above-market rates.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Qualifying Termination or Change in Control

As discussed above in the section entitled “Compensation Discussion and Analysis—Severance and Change in Control Benefits,” the Compensation Committee adopted the Severance Plan to provide, among other things, consistent severance benefits to NEOs who are terminated without cause or resign for good reason in lieu of severance protections that might otherwise have been included in individually negotiated employment agreements. In addition to severance, NEOs (excluding Mr. Murphy , who is no longer an employee of the Company) are entitled to receive payment of deferred compensation amounts in the event of a termination of employment or a change in control, as described above under “Compensation Discussion and Analysis—Non-qualified Deferred Compensation Plans.”

Qualifying Termination	CEO—Months of Base Salary	Executive Vice Presidents—Months of Base Salary	Senior Vice Presidents—Months of Base Salary

Termination Without Cause or for Good Reason—Outside of Change in Control Period	24 months	20 months	16 months (USA); up to 24 months (Singapore)

Termination Without Cause or for Good Reason—During a Change in Control Period	36 months	24 months	18 months

Termination Without Cause or For Good Reason Outside of a Change in Control Period

Under the Severance Plan in effect during fiscal year 2020, if an NEO’s employment had been terminated by the Company without “cause” (as defined below) or by the NEO for “good reason” (as defined below), the NEO would have been entitled to receive a severance payment equal to a pre-determined number of months of base salary, based on the NEO’s job level. In the event of such a qualifying termination outside of a “change in control period” (as defined below), the CEO would be entitled to receive 24 months of base salary, the EVPs would be entitled to receive 20 months of base salary, and the Senior Vice Presidents would be entitled to receive 16 months of base salary if resident in the U.S. and up to 24 months of base salary, if resident in Singapore, as well as a pro-rata bonus for the year of termination based on the number of days elapsed from the beginning of the fiscal year until the termination date at the most recent accrued performance level, and, if applicable, the prior year bonus (if earned but unpaid at the time of termination). The severance benefits are generally payable within 20 business days following the “payment confirmation date” (as defined in the Severance Plan) in an amount equal to the lesser of (a) 50% of the severance benefit and (b) $570,000 (for calendar year 2020), with the remaining amount payable twelve months following the date of termination for the CEO and EVPs, and 6 months and one day following the date of termination for the Senior Vice Presidents. The Company would also provide paid outplacement services for a period of 24 months following a qualifying termination for the CEO and EVPs, and a period of 18 months following a qualifying termination for the Senior Vice Presidents. The receipt of these severance benefits would generally be subject to the NEO’s execution of an effective release of claims against the Company and compliance with certain non-competition, non-solicitation and confidentiality covenants during the applicable severance period.

Under the Severance Plan, “cause” means (i) an NEO’s continued failure to substantially perform the material duties of his or her office, (ii) fraud, embezzlement or theft by an NEO of Company property, (iii) the conviction of an NEO of, or plea of nolo contendere by the NEO to, a felony, (iv) an NEO’s willful malfeasance or willful misconduct in connection with such NEO’s duties or any other act or omission which is materially injurious to the financial condition or business reputation of Seagate, or (v) a material breach by an NEO of any of the provisions of (A) the Severance Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such NEO is subject, or (C) any Company policy or other agreement to which such NEO is subject; and “good reason” means an

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2020 NOTICE OF MEETING AND PROXY STATEMENT

NEO’s resignation of his or her employment with the Company as a result of the occurrence of one or more of the following actions without such NEO’s express written consent, which action(s) remain uncured for at least 30 days following written notice from such NEO to the Company describing the occurrence of such action(s) and asserting that such action(s) constitute(s) grounds for a good reason resignation, which notice must be provided by the NEO no later than 90 days after the initial existence of such condition; provided, that such resignation occurs no later than 60 days after the expiration of the cure period: (w) any material diminution in the level of the NEO’s level or title, authority or duties; (x) a reduction of 10% or more in the level of the base salary or target bonus opportunity, other than a reduction that is equivalent to the reduction in base salaries and/or target bonus opportunities, as applicable, imposed on all other executives of the Company at a similar level; (y) the relocation of the NEO to a principal place of employment that increases his or her one-way commute by more than 50 miles; or (z) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company’s obligations under the Severance Plan.

If an NEO is terminated for any qualifying reason outside a change in control period, the Severance Plan does not provide for any accelerated vesting of outstanding equity awards. Instead, the terms of any vesting acceleration are governed by the applicable award agreement. Upon termination of an NEO’s continuous service for any qualifying reason (other than death or disability): (i) the award agreements provide that vesting will cease and, where applicable, Seagate will automatically reacquire all unvested shares without payment of consideration, and (ii) the option agreements provide that all unvested options will be cancelled effective as of the termination date, although NEOs, as well as all other option holders, would have three months to exercise options that are vested as of the date of termination except that an option may not be exercised after the expiration of its term.

Termination Without Cause or For Good Reason During a Change in Control Period

The Severance Plan in effect during fiscal year 2020 provides for enhanced severance benefits if a NEO had been terminated by the Company without cause or resigns for good reason during a “change in control period”. This period is defined as the period commencing six months prior to the effective date of a “change in control” (or “CIC”, each as defined below) and ending 24 months following such date. In the event of a qualifying termination within a change in control period (often called a “double trigger”), the NEO would be entitled to receive the following: (i) 36 months of base salary and target bonus in the case of the CEO, 24 months of base salary and target bonus in the case of the EVPs, and 18 months of base salary and target bonus in the case of the Senior Vice Presidents, (ii) a lump sum cash payment equal to two times the before-tax annual cost of the applicable COBRA premiums for the NEO and his or her eligible dependents, if any, (iii) paid outplacement services for a period of 24 months for the CEO and EVPs, and 18 months for the Senior Vice Presidents, and (iv) full vesting of all unvested equity-based awards (whether or not awarded prior to or following the adoption of the Severance Plan). The PSU award agreements further provide that the number of shares that will vest on the later of the closing of a CIC and an NEO’s qualifying termination within the change in control period will be based on the Company’s performance through the closing date of the CIC, with rTSR performance measured by using the average closing price of the Company’s ordinary shares over the 30-day trading period preceding the CIC. All other rights and obligations imposed under the Severance Plan upon such a qualifying termination of employment outside of the context of a change in control (as described above) would also be generally applicable in the event of a qualifying termination during a change in control period, except that the severance benefits would generally be payable within 20 business days following the “payment confirmation date” in an amount equal to the lesser of (a) 100% of the severance benefit and (b) $570,000 (for calendar year 2020), with the remainder, if any, payable six months and one day following the termination date.

Under the Severance Plan, “change in control” or “CIC” means the consummation or effectiveness of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of Seagate to a person or group of related persons; (ii) a merger, reorganization, recapitalization, consolidation or other similar transaction involving Seagate in which the voting securities of Seagate owned by the shareholders of Seagate

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2020 NOTICE OF MEETING AND PROXY STATEMENT

immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such transaction; (iii) any person or group of related persons is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of Seagate; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Seagate was approved by a vote of a majority of the directors of Seagate then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) a dissolution or liquidation of Seagate.

In the event that the benefits payable following a change in control exceed the safe harbor limits established in Section 280G of the Code, we will reduce the benefits so that no excise tax will apply under Section 4999 of the Code (relating to Section 280G of the Code), if such reduction will result in a higher after-tax benefit to the NEO. We do not provide a gross-up for any taxes payable on severance benefits and the NEO is responsible for the payment of all such taxes, including any excise taxes imposed on change in control payments and benefits.

Termination due to Death or Disability

In the event a termination of employment occurs due to an NEO’s death or disability, the NEO would not be entitled to any benefits under the Severance Plan. Under the Severance Plan, “disability” means that the NEO is physically or mentally incapacitated and therefore unable to substantially perform his/her duties for six consecutive months or an aggregate of nine months in any consecutive 24-month period. However, in the event of termination of employment due to an NEO’s death or disability, the Compensation Committee has the discretion under the terms of the EOPB to pay to the NEO or the NEO’s estate a pro-rated target bonus for the fiscal year in which the termination occurs.

The terms of the RSU and TPSU agreements for our NEOs provide that vesting will cease upon a termination due to disability, and the Company will automatically reacquire all unvested shares without payment of consideration. However, for a termination due to death, the NEO will be deemed to have completed an additional year of service as of the termination date so that an additional 25% of the award will vest immediately for the purposes of acceleration for RSUs and TPSUs.

Similarly, the option agreements provide that upon termination due to death, the NEO will be deemed to have completed an additional year of service for the purpose of determining the portion of an option award that will be vested at termination. Additionally, the PSU agreements for our NEOs provide that in the event of a termination due to death or disability, the awards will vest pro-rata based on the number of days from the beginning of the performance period until the termination date, based on actual Company performance, and will be settled in ordinary shares after the end of the performance period.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination Without Cause or For Good Reason Outside a Change in Control Period; Upon Termination Due to Death; Upon Termination Without Cause or For Good Reason within a Change in Control Period

The following table sets forth (i) the estimated value of the potential payments and severance benefits to each NEO assuming termination of the NEO by the Company without cause or by the NEO for good reason on July 3, 2020; (ii) the estimated value calculated as of July 3, 2020 of the potential payments to each NEO, assuming termination of the NEO by the Company without cause or by the NEO for good reason on such date during a change in control period, as defined in the Severance Plan; and (iii) the estimated value as of July 3, 2020 of the potential payments and severance benefits to each NEO, assuming termination of the NEO due to death on such date.

Name	Type of Benefit	Qualifying Termination Without Cause/For Good Reason ($)	Qualifying Termination Following a Change in Control ($)	Separation Due to Death ($)

William D. Mosley
	Severance	2,200,016	3,300,024	—

	Outplacement Benefit(1)	10,615	10,615	—

	Bonus	—	4,950,036(2)	1,650,012(3)

	Accelerated Vesting of Share Options(4)	—	1,436,636	1,177,264

	Accelerated Vesting of RSUs	—	—	—

	Accelerated Vesting of TPSUs and/or PSUs(6)	—	21,300,775	12,224,892

	Health Care Benefit	—	37,872	—

	Total	2,210,631	31,035,958(7)	15,052,168

Gianluca Romano
	Severance	1,000,029	1,200,035	—

	Outplacement Benefit(1)	10,615	10,615	—

	Bonus	—	1,200,035(2)	600,018(3)

	Accelerated Vesting of Share Options(4)	—	111,325	41,747

	Accelerated Vesting of RSUs	—	—	—

	Accelerated Vesting of TPSUs and/or PSUs(6)	—	2,805,605	805,182

	Health Care Benefit	—	38,681	—

	Total	1,010,644	5,366,296(7)	1,446,947

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2020 NOTICE OF MEETING AND PROXY STATEMENT

Name	Type of Benefit	Qualifying Termination Without Cause/Constructive Termination ($)	Qualifying Termination Following a Change in Control ($)	Separation Due to Death ($)

Jeffrey D. Nygaard
	Severance	800,003	960,003	—

	Outplacement Benefit(1)	10,615	10,615	—

	Bonus	—	960,003(2)	480,002(3)

	Accelerated Vesting of Share Options(4)	—	418,793	313,867

	Accelerated Vesting of RSUs(5)	—	379,099	261,317

	Accelerated Vesting of TPSUs and/or PSUs(6)	—	5,715,500	2,667,467

	Health Care Benefit	—	46,170	—

	Total	810,618	8,490,183(7)	3,722,653

Katherine E. Schuelke
	Severance	666,654	749,986	—

	Outplacement Benefit(1)	7,530	7,530	—

	Bonus	—	562,489(2)	374,993(3)

	Accelerated Vesting of Share Options(4)	—	237,410	219,146

	Accelerated Vesting of RSUs(5)	—	1,552,089	597,952

	Accelerated Vesting of TPSUs and/or PSUs(6)	—	774,198	388,709

	Health Care Benefit	—	38,681	—

	Total	674,184	3,922,383(7)	1,580,800

Ban Seng Teh
	Severance	722,026	541,519	—

	Outplacement Benefit(1)	9,344	9,344	—

	Bonus	—	203,070(2)	135,380(3)

	Accelerated Vesting of Share Options(4)	—	44,305	37,929

	Accelerated Vesting of RSUs(5)	—	839,338	308,515

	Accelerated Vesting of TPSUs and/or PSUs(6)	—	623,941	313,249

	Health Care Benefit	—	—	—

	Total	731,370	2,261,517(7)	795,073

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2020 NOTICE OF MEETING AND PROXY STATEMENT

Name	Type of Benefit	Qualifying Termination Without Cause/Constructive Termination ($)	Qualifying Termination Following a Change in Control ($)	Separation Due to Death ($)

James J. Murphy(8)
	Severance	1,041,664	—	—

	Outplacement Benefit(1)	10,615	—	—

	Bonus	316,780	—	—

	Accelerated Vesting of Share Options	—	—	—

	Accelerated Vesting of RSUs	—	—	—

	Accelerated Vesting of TPSUs and/or PSUs	—	—	—

	Health Care Benefit	—	—	—

	Total	1,369,059	—	—

(1)	Represents the estimated amounts payable for outplacement services for 24 months for the CEO and EVPs, and 18 months for Senior Vice Presidents following a qualifying termination.
(2)	Represents full-year target bonus earned but unpaid at the time of a qualifying termination.
(3)

Amounts represent the bonus component of the death benefit assuming that the Compensation Committee elects to exercise its discretion to pay the NEO’s estate a bonus for the fiscal year in which death occurs. In addition, the amount represented has been calculated assuming that the Compensation Committee elects to award the bonus at the NEO’s target bonus opportunity for that year. However, the EOPB does not obligate the Compensation Committee to pay a bonus at the target bonus level or otherwise in the event of an NEO’s death.

(4)

Represents the value of options that receive accelerated vesting as a result of a qualifying termination assuming that the market price per Seagate ordinary share on the date of the qualifying termination of employment was equal to the closing price on July 2, 2020 ($47.34 per share), which was the last trading day of fiscal year 2020, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts represented do not include any value for the acceleration of options that have an exercise price greater than $47.34 or for options that were already vested as of July 2, 2020.

(5)

Represents the value of share awards that receive accelerated vesting as a result of a qualifying termination assuming that the market price per Seagate ordinary share on the date of the qualifying termination of employment was equal to the closing price on July 2, 2020 ($47.34 per share), which was the last trading day of fiscal year 2020.

(6)

Represent the value of share awards that receive accelerated vesting as a result of a qualifying termination assuming that the market price per Seagate ordinary share on the date of the qualifying termination of employment was equal to the closing price on July 2, 2020 ($47.34 per share), which was the last trading day of fiscal year 2020. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle.

(7)

Calculations do not include the impact of any potential reduction pursuant to the application of the safe harbor limit under Section 280G of the Code pursuant to the relevant provisions of the Severance Plan.

(8)	Mr. Murphy’s employment with the Company ended effective December 31, 2019, therefore amounts listed are the benefits he received or was entitled to under the Severance Plan during fiscal year 2020.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

CHIEF EXECUTIVE OFFICER PAY RATIO

We are a large multinational provider of data storage technology and solutions. We conduct our business internationally and as of April 30, 2020, had 41,262 employees, of which approximately 88% are located outside the United States. Approximately 84% of our workforce are located in Asia.

For fiscal year 2020, the median annual total compensation of all employees of the Company, excluding our CEO, was $9,471, and the annual total compensation of our CEO was $11,698,767, as reported in the “Summary Compensation Table for Fiscal Year 2020” on page 45 of this Proxy Statement. Accordingly, the ratio of our CEO’s annual total compensation to the median annual compensation of all employees (excluding the CEO) was 1,235:1.

This reflects analysis of our global workforce as of April 30, 2020, which we chose as our date of determination. Employees represent all full-time, part-time, and temporary workers as of the determination date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We used total compensation to determine the median employee. Our estimate of total compensation for fiscal year 2020 included (i) annual base salary plus actual annual incentives paid to salaried employees and (ii) hourly salary rate times annual hours plus additional adjustments for annual incentives, shift differentials, actual overtime rates, and other cash allowances paid to hourly employees and any equity granted to eligible employees.

Our estimates were based on an analysis of the pay components and payrolls in each of the 25 countries in which we operate. Total cash compensation rates for employees paid in foreign currencies were converted into U.S. dollars using foreign exchange conversion rates in effect on April 30, 2020 for the determination of the median and July 3, 2020 for the year-end actual total compensation. Once the median employee was identified, actual total compensation for the CEO was determined in accordance with Item 402(c)(2)(x) of Regulation S-K promulgated by the SEC. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. The ratio and annual total compensation amount of the median employee are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. The Company notes that its ratio and annual total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee may vary significantly among companies.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

PROPOSAL 3 – A NON-BINDING RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND BINDING

AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS’ REMUNERATION

(Ordinary Resolution)

Our Audit Committee has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending July 2, 2021. We are asking you to ratify on a nonbinding basis, the appointment of Ernst & Young LLP, and to authorize, in a binding vote, the Audit Committee to set the independent auditors’ remuneration. Ernst & Young LLP has been acting as our independent auditors since 1980 and, by virtue of its long familiarity with the Company’s affairs, is considered best qualified to perform this important function.

Representatives of Ernst & Young LLP will be present at the 2020 AGM and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

You may endorse or not endorse, respectively, this proposal by voting for or against the following resolution:

“RESOLVED, as an ordinary resolution, that, on a non-binding basis, the shareholders ratify the appointment of Ernst & Young LLP as our independent auditors, and authorize on a binding basis the Audit Committee to set the auditors’ remuneration.”

Vote Required; Recommendation of the Board

A simple majority of all votes cast by holders of ordinary shares on the Record Date represented in person or by proxy at the 2020 AGM is required to approve Proposal 3.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2021 AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD TO SET THE AUDITORS’ REMUNERATION.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Audit Committee Report

Our management is responsible for preparing and presenting our financial statements. Our independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for auditing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. One of the Audit Committee’s responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements for fiscal year 2020, the Audit Committee performed the following tasks:

(1)	reviewed and discussed the audited financial statements for fiscal year 2020 with management and with Ernst & Young LLP;

(2)

reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of July 3, 2020, which it made based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the ‘COSO Criteria’);

(3)

reviewed and discussed with Ernst & Young LLP its attestation report on the effectiveness of our internal control over financial reporting as of July 3, 2020, which report was included in our Annual Report on Form 10-K for fiscal year 2020;

(4)

discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, including Ernst & Young LLP’s judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

(5)

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, that our audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2020, for filing with the SEC.

Respectfully submitted, THE AUDIT COMMITTEE
Judy Bruner, Chairperson Mark W. Adams Stephanie Tilenius William T. Coleman

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

Fees to Independent Auditors

The following table presents the aggregate fees for professional services provided by Ernst & Young LLP in fiscal years 2020 and 2019. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year.

	Fiscal Year

	2020	2019

	(In thousands)

Audit Fees	$ 6,091	$ 6,113

Audit-Related Fees	540	215

Tax Fees	6	98

All Other Fees	64	9

Total	$ 6,701	$ 6,435

Audit Fees.    This category consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and the audit of internal control over financial reporting, the review of our unaudited quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees for fiscal year 2019 included integrated audit fees related to the Company’s implementation of ASC 842 (Leases).

Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under “Audit Fees”. For fiscal years 2020 and 2019, this category included pension plan and grant or similar audits, agreed upon procedures, engagements, advising on accounting matters that arose during those years in connection with the preparation of our annual and quarterly consolidated financial statements, and the review of the interim Irish statutory financial statements. For fiscal year 2020 this category of fees also included services related to (i) an audit of the accounting and tax position for a debt restructuring with respect to certain subsidiaries, (ii) the issuance of comfort letters related to new debt issued by Seagate HDD Cayman, an indirect subsidiary of the Company, and (iii) a business entity restructuring effort in the Europe, Middle East & Africa region.

Tax Fees.    This category consists primarily of professional services provided by Ernst & Young LLP primarily for tax compliance for fiscal years 2020 and 2019.

All Other Fees.    This category consists of fees for the use of Ernst & Young LLP’s online accounting research tool and iXBRL tagging services performed for fiscal years 2020 and 2019.

Pre-Approval of Services by Independent Auditors

In fiscal years 2020 and 2019, all audit, audit-related, tax and all other fees were pre-approved by the Audit Committee. Under SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company’s principal auditors. We are in compliance with these SEC rules. The Audit Committee has delegated the authority to grant pre-approvals to the Audit Committee Chairperson when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. Our independent auditors and senior management periodically report to the Audit Committee regarding the services provided by the independent auditors.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2021, the Audit Committee considered whether the services provided to us by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from us. The Audit Committee has determined that the provision of these services by Ernst & Young LLP is compatible with maintaining that independence.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

PROPOSAL 4 – DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT SHARES HELD AS

TREASURY SHARES

(Special Resolution)

Our open-market share repurchases and other share buyback activities, all effected by way of redemptions in accordance with our Constitution, may result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we may acquire through our various share buyback activities. However, we typically cancel and retire all shares acquired through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury. In this Proposal 4, that price range is expressed as a minimum and maximum percentage of the closing market price of our ordinary shares on the NASDAQ the day preceding the day on which the relevant share is re-allotted. Under Irish law, this authorization must expire no later than 18 months after its passing unless renewed.

“RESOLVED, as a special resolution, that for purposes of section 1078 of the Companies Act 2014 of Ireland (“Companies Act”) , the re-allotment price at which any treasury shares (as defined by section 106(1) of the Companies Act) held by the Company may be re-allotted off-market shall be as follows:

(a)        The maximum price at which a treasury share may be re-allotted off-market shall be an amount equal to 120% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-allotted by Seagate.

(b)        The minimum price at which a treasury share may be re-allotted shall be the nominal value of the share where such share is required to satisfy an obligation under an employees’ share scheme (as defined under section 64(1) of the Companies Act) or any share incentive plan operated by Seagate or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-allotted by Seagate.

(c)        The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of section 109 and/or section 1078 (as applicable) of the Companies Act (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.”

Vote Required; Recommendation of the Board

As required under Irish law, the resolution with respect to this Proposal 4 is a special resolution that requires the affirmative vote of at least 75% of the votes cast by holders of ordinary shares on the Record Date represented in person or by proxy at the 2020 AGM.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT SHARES HELD AS TREASURY SHARES.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 12, 2020, the beneficial ownership of our ordinary shares by each of our Director Nominees, each executive officer named in the Summary Compensation Table for Fiscal Year 2020, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)

Director Nominees and Named Executive Officers:

William D. Mosley(2)	1,010,061	*

Gianluca Romano(3)	65,059	*

Jeffrey D. Nygaard(4)	244,063	*

Katherine E. Schuelke(5)	41,797	*

B.S. Teh(6)	35,893	*

James J. Murphy(7)	—	*

Mark W. Adams(8)	11,973	*

Judy Bruner(9)	6,675	*

Michael R. Cannon(10)	30,592	*

William T. Coleman(11)	10,913	*

Jay L. Geldmacher(12)	7,213	*

Dylan Haggart(13)	3,293	*

Stephen J. Luczo(14)	943,658	*

Stephanie Tilenius(15)	19,898	*

Edward J. Zander(16)	62,786	*

All Director Nominees and Executive Officers as a group (15 persons)(17)	2,493,874	0.97%

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company. This information is as of August 12, 2020, except as otherwise indicated in the notes to the table.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Clearbridge Investments, LLC(18)	17,884,394	6.96%
620 8th Ave.
New York, NY 10018
BlackRock, Inc.(19)	18,732,472	7.29%
55 East 52nd Street
New York, NY 10055
FMR LLC(20)	22,079,404	8.59%
245 Summer Street
Boston, MA 02210
The Vanguard Group, Inc.(21)	28,545,811	11.11%
100 Vanguard Blvd.
Malvern, PA 19355
ValueAct Capital(22)	31,557,653	12.28%
One Letterman Drive, Building D, Fourth Floor
San Francisco, CA 94129

*	Less than 1% of Seagate’s ordinary shares outstanding.
(1)

Percentage of class beneficially owned is based on 256,965,039 ordinary shares outstanding as of August 12, 2020. Each ordinary share is entitled to one vote. Ordinary shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of August 12, 2020 and ordinary shares issuable pursuant to RSUs, TPSUs and PSUs vesting within 60 days of August 12, 2020 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, RSUs, TPSUs and/or PSUs, but are not deemed outstanding for computing the percentage of any other person or group.

(2)

Includes 335,309 ordinary shares held directly by Dr. Mosley, 618,926 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020, and 55,826 ordinary shares issuable pursuant to TPSUs that will vest within 60 days of August 12, 2020. Does not include 130,480 ordinary shares issuable pursuant to PSUs that are subject to vesting within 60 days of August 12, 2020. The 130,480 PSUs represent an annual target number of PSUs that may be earned by Dr. Mosley depending upon the Company’s performance. A lesser amount of such PSUs or a greater amount of up to two times the annual target may actually be received by Dr. Mosley.

(3)

Includes 4,243 ordinary shares held directly by Mr. Romano, 57,201 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020 and 3,615 ordinary shares issuable pursuant to TPSUs that will vest within 60 days of August 12, 2020.

(4)

Includes 505 ordinary shares held directly by Mr. Nygaard, 55,231 ordinary shares held by the Jeffrey D. Nygaard Revocable Trust U/A dated August 17, 2009, 173,226 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020, 5,520 ordinary shares issuable pursuant to RSUs that will vest within 60 days of August 12, 2020 and 9,581 ordinary shares issuable pursuant to TPSUs that will vest within 60 days of August 12, 2020. Does not include 8,705 ordinary shares issuable pursuant to PSUs that are subject to vesting within 60 days of August 12, 2020. The 8,705 PSUs represent an annual target number of PSUs that may be earned by Mr. Nygaard depending upon the Company’s performance. A lesser amount of such PSUs or a greater amount of up to two times the annual target may actually be received by Mr. Nygaard.

(5)

Includes 17,637 ordinary shares held directly by Ms. Schuelke, 18,446 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020 and 5,714 ordinary shares issuable pursuant to RSUs that will vest within 60 days of August 12, 2020.

(6)

Includes 10,829 ordinary shares held directly by Mr. Teh, 18,547 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020 and 6,517 ordinary shares issuable pursuant to RSUs that will vest within 60 days of August 12, 2020. Does not include 2,180 ordinary shares issuable pursuant to PSUs that are subject to vesting within 60 days of August 12, 2020. The 2,180 PSUs represent an annual target number of PSUs that may be earned by Mr. Teh depending upon the Company’s performance. A lesser amount of such PSUs or a greater amount of up to two times the annual target may actually be received by Mr. Teh.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

(7)	Mr. Murphy resigned from his position as the Company’s Executive Vice President, Sales & Marketing effective December 31, 2019.
(8)	Includes 11,973 ordinary shares held indirectly by the Mark Woolsey Adams and Maureen Madden Adams, Trustees Adams Family Trust DTD 10/27/2000.
(9)	Includes 6,675 ordinary shares held by the Bruner Living Trust.
(10)	Includes 23,707 ordinary shares held directly by Mr. Cannon and 6,885 ordinary shares held by the Michael R. Cannon Trust.
(11)	Includes 10,913 ordinary shares held directly by Mr. Coleman.
(12)	Includes 7,213 ordinary shares held directly by Mr. Geldmacher.
(13)

Includes 3,293 shares held directly by Mr. Haggart. As a partner of ValueAct Capital, Mr Haggart relinquishes all vested equity compensation received for service on our Board to the limited partners of ValueAct Capital Master Fund, L.P. Under an agreement with ValueAct Capital Management, L.P., Mr. Haggart is deemed to hold these shares for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. Mr. Haggart may be deemed to be the beneficial owner of the shares held by the ValueAct entities as described in note 22 below. Mr. Haggart disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in ValueAct.

(14)

Includes 551,666 ordinary shares held by the Stephen J. Luczo Revocable Trust, 321,984 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020, and 70,008 ordinary shares issuable pursuant to RSUs that will vest within 60 days of August 12, 2020.

(15)	Includes 19,898 ordinary shares held directly by Ms. Tilenius.
(16)	Includes 46,088 ordinary shares held by the Edward and Mona Zander Trust dated 4/19/1993 and 16,698 ordinary shares held by Zanadu Capital Partners, L.P.
(17)

All Director Nominees and current executive officers as a group (i) directly and indirectly hold 1,128,763 ordinary shares, (ii) hold 1,208,330 ordinary shares subject to options that are currently exercisable or will become exercisable within 60 days of August 12, 2020, (iii) hold 87,759 ordinary shares issuable pursuant to RSUs that will vest within 60 days of August 12, 2020, and (iv) hold 69,022 ordinary shares issuable pursuant to TPSUs that will vest within 60 days of August 12, 2020. The 141,365 PSUs that are subject to vesting within 60 days of August 12, 2020 represent an annual target number of PSUs that may be earned collectively by the executive officers depending upon the Company’s performance and are not included. A lesser amount of such PSUs or a greater amount of up to two times the executive officers’ respective annual targets may actually be received by the executive officers.

(18)

Based solely on information reported by Clearbridge Investments, LLC (“Clearbridge”) on the ninth amendment to Schedule 13G filed with the SEC on February 14, 2020, and reporting ownership as of December 31, 2019. Clearbridge has sole voting power over 17,475,765 ordinary shares and sole dispositive power over 17,884,394 ordinary shares.

(19)

Based solely on information reported by BlackRock, Inc. (“BlackRock”) on the fifth amendment to the Schedule 13G filed with the SEC on February 6, 2020, and reporting ownership as of December 31, 2019. BlackRock has sole voting power over 16,834,526 ordinary shares and sole dispositive power over 18,732,472 ordinary shares.

(20)

Based solely on information reported by FMR LLC (“FMR”) on the twelfth amendment to Schedule 13G (the “FMR 13G”) filed with the SEC on February 7, 2020 and reporting ownership as of December 31, 2019. FMR is a parent holding company of certain entities as described in the FMR 13G. FMR has sole voting power over 2,925,098 ordinary shares and sole dispositive power over 22,079,404 ordinary shares. Abigail P. Johnson, who, together with other members of the Johnson family own shares representing 49% of the voting power of FMR, has sole dispositive power over 22,079,404 ordinary shares. Fidelity Low-Priced Stock Fund has sole voting power over 17,551,933 ordinary shares.

(21)

Based solely on information reported by The Vanguard Group, Inc. (“Vanguard”) on the eighth amendment to Schedule 13G filed with the SEC on February 12, 2020, and reporting ownership as of December 31, 2019. Vanguard has sole voting power over 304,323 ordinary shares, shared voting power over 74,191 ordinary shares, sole dispositive power over 28,188,213 ordinary shares and shared dispositive power over 357,598 ordinary shares.

(22)

Based solely on information reported by ValueAct Capital Master Fund, L.P., ValueAct Capital Master Fund B, L.P. and their affiliates on the fifth amendment to Schedule 13D filed with the SEC on October 30, 2019 and reporting ownership as of October 30, 2019. The 27,298,453 ordinary shares held by ValueAct Capital Master Fund, L.P. may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. The 4,259,200 ordinary shares held by ValueAct Capital Master Fund B, L.P. may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund B, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund B, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. The ordinary shares set forth for ValueAct Capital Master Fund, L.P. includes the 3,293 shares held by Dylan Haggart as he is deemed to hold such shares for the benefit of the limited partners of ValueAct Capital Master Fund, L.P. (see note 13 above).

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of July 3, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by shareholders	2,397,779	(1)	$44.18	(2)	26,955,116	(3)

Equity compensation plans not approved by shareholders	—		—		—

Total	2,397,779		$44.18		26,955,116

(1)

Represents 2,355,593 ordinary shares that were subject to issuance upon the exercise of share options granted under the EIP and 42,186 ordinary shares that were subject to issuance upon the exercise of share options granted under the Dot Hill 2009 Equity Incentive Plan. Effective April 24, 2019, the Company terminated the Dot Hill 2009 Equity Incentive Plan.

(2)	This value is calculated based on the exercise price of options outstanding under the EIP and the Dot Hill 2009 Equity Incentive Plan.
(3)	Represents 26,955,115.85 ordinary shares available for future issuance under the EIP, calculated using a 2.25:1 share counting rule in accordance with the EIP.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

DELINQUENT SECTION 16(A) BENEFICIAL OWNERSHIP REPORTS

Section 16(a) of the Exchange Act, as amended, requires our directors and certain officers, and persons who beneficially own more than 10% of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on our review of the copies of Section 16(a) reports and amendments thereto furnished to us during and with respect to fiscal year 2020 and on written representations from certain reporting persons, all reportable transactions during fiscal year 2020 were reported on a timely basis, except for one Form 4 filed on June 1, 2020, which was late due to an administrative error resulting in delayed notification of shares granted to Mr. Jeffrey Fochtman in connection with his promotion to Senior Vice President.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written policy for approval of transactions with our directors, Director Nominees, executive officers, shareholders that beneficially own more than 5% of our ordinary shares, and immediate family members of such persons (each, a “Related Person”). Pursuant to the policy, if any Related Person has a direct or indirect material interest in a transaction or potential transaction in which the amount involved exceeds $120,000, the Related Person must promptly report it to the Chief Legal Officer of the Company or their designee. The Nominating and Corporate Governance Committee then reviews any such transactions and determines whether or not to approve or ratify them. In doing so, the Nominating and Corporate Governance Committee considers, among other factors, the extent of the Related Person’s interest; whether the transaction would interfere with the Related Person’s judgment in fulfilling his or her duties to the Company; whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances; whether the transaction is in the interest of the Company and its shareholders; and whether the transaction would present an improper conflict of interest.

In addition, if the transaction involves a director, the Nominating and Corporate Governance Committee will consider whether such transaction would impact such director’s independence under the NASDAQ listing rules or qualifications to serve on Board committees under the Company’s Corporate Governance Guidelines and applicable NASDAQ and SEC rules. The Board has delegated authority to the Chairperson of the Nominating and Corporate Governance Committee to review and approve or ratify transactions where the aggregate amount is expected to be less than $1 million. A summary of any new transactions approved by the Chairperson is provided to the full Nominating and Corporate Governance Committee for its review at the next scheduled committee meeting after such approval.

Josip Relota, Mr. Luczo’s brother-in-law, is employed as a software engineer by the Company. In connection with such employment in fiscal year 2020, Mr. Relota received total cash compensation of approximately $217,187, the remaining portion of his retention bonus of $12.51, and an equity award with a fair value of $41,574. In addition, Mr. Relota is eligible to participate in our general employee benefit plans on the same terms as other employees. The Nominating and Corporate Governance Committee has ratified the terms of Mr. Relota’s employment and compensation.

On September 19, 2016, the Company entered into a Board Observer Rights Agreement (the “Observer Rights Agreement”) with ValueAct Capital Master Fund L.P. (“ValueAct”), which beneficially owns more than 5% of the Company’s ordinary shares as of October 30, 2019. Pursuant to the Observer Rights Agreement, ValueAct is entitled to one seat as a board observer provided that it continues to own not less than 2% of the ordinary shares of the Company. This board observer right was granted to ValueAct in connection with ValueAct’s purchase of 9.5 million ordinary shares of the Company. Under the terms of the Observer Rights Agreement, the Board retains the right to limit access to information and attendance at portions of the Board meetings to the ValueAct board observer at the Board’s discretion and ValueAct is required to comply with the terms of a confidentiality agreement with the Company, which was entered into on the same day. ValueAct was not a related party of the Company at the time the Company entered into these agreements. On April 12, 2018, the Company and ValueAct amended and restated the confidentiality agreement.

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be included in our Proxy Statement for the 2021 AGM must be received by the Company at its registered office at 38/39 Fitzwilliam Square, Dublin 2, D02 NX53, Ireland, Attention: Company Secretary, no later than May 5, 2021. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, to be eligible for inclusion in our 2021 Proxy Statement.

The Company’s Constitution sets forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with the annual general meetings of shareholders or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Constitution. A shareholder wishing to nominate a director for the 2021 AGM must provide written notice to the Company Secretary of their intention to make such nomination no earlier than April 5, 2021 and no later than May 5, 2021, that is by a date not less than 120 nor more than 150 days before the anniversary of the mailing of the Proxy Statement for our prior year’s annual general meeting. If the date of the 2021 AGM occurs more than 30 days before or after the anniversary of the 2020 AGM, then the written notice must be provided to the Company Secretary no earlier than the 150th day prior to the date of the 2021 AGM and not later than the later of the 120th day prior to the date of the 2021 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

Unless a shareholder who wishes to bring business before the 2021 AGM outside the processes of Rule 14a-8 (other than a nomination as outlined above, and subject to applicable rules) provides written notice of such business received by the Company Secretary, at the address specified above, no later than July 22, 2021, the Company-designated proxy holders will have discretionary authority to vote on any such proposal at the 2021 AGM with respect to all proxies submitted to us, even when we do not include in our Proxy Statement advice on the nature of the matter and how the Company-designated proxy holders intend to exercise their discretion to vote on the matter. If the date of the 2021 AGM occurs more than 30 days before or after the anniversary of the 2020 AGM, then such notice must be received by the Company Secretary, at the address specified above, not later than the later of the 75th day prior to the date of the 2021 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include a description of the proposed item and the reasons the proposing shareholder believes its position concerning the item. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our 2021 Proxy Statement.

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to that Committee, care of the Company Secretary, at the address set forth above. In addition to considering candidates recommended by shareholders, the Nominating and Corporate Governance Committee considers potential candidates recommended by current directors, Seagate officers and employees, and others. As stated in the Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Charter, all candidates for Board membership are selected based upon, among other things, professional experience, understanding of business and financial issues, ability to exercise sound judgment, leadership, achievements, knowledge, and experience in matters affecting the Company’s business and industry. Please also see “Board Diversity” above for additional relevant considerations the Board takes into account. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Irish law provides that any shareholder or shareholders holding not less than 50% of the paid-up share capital of the Company carrying voting rights may convene an extraordinary general meeting of the Company. Irish law also provides any shareholder or shareholders holding not less than 10% of the paid-up share capital of the Company carrying voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice, which is signed

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

by the shareholders requisitioning the meeting and states the objects of the meeting, at Seagate’s registered office set forth above.

If the directors do not, within 21 days of the date of deposit of the requisition, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the Proxy Statement under the rules of the SEC.

If a shareholder wishes to communicate with the Board for any other reason, all such communications should be sent in writing, care of the Company Secretary, at the address set forth above.

DISCLOSURE OF INTERESTS

Under the Irish Companies Act, persons must notify us if, as a result of a transaction, they will become interested in 3% or more of our shares or, if as a result of a transaction, the person who was interested in 3% or more of our shares ceases to be so interested. Where a person is interested in 3% or more of our shares, that person must notify us of any alteration in his or her interest that brings his or her total interest through the nearest whole percentage, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of that person’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the person’s interests that gave rise to the notification requirement. If a person fails to comply with these notification requirements, the person’s interest with respect to any of our ordinary shares that it holds will not be enforceable, either directly or indirectly. However, such person may apply to the Irish High Court to have the rights attaching to such shares reinstated.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

Information contained on, or accessible through, our websites is not a part of this Proxy Statement and is not deemed incorporated by reference hereunder for any purpose.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K (excluding exhibits) and our Irish statutory financial statements, both for fiscal year 2020, accompany this Proxy Statement. A printed copy of either document, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology plc, 47488 Kato Road, Fremont, CA 94538, or upon calling +1.510.661.1600.

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding.” While the Company does not follow

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

2020 NOTICE OF MEETING AND PROXY STATEMENT

the householding procedure in mailings to record holders, a number of brokers with account holders who are Company shareholders have instituted householding. In these cases, a single Proxy Statement and Annual Report on Form 10-K will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report on Form 10-K, s/he should notify his or her broker. Any shareholder can receive a copy of the Company’s Proxy Statement and Annual Report on Form 10-K by contacting the Company at Investor Relations, Seagate Technology plc, 47488 Kato Road, Fremont, CA 94538. Shareholders who hold their shares through a broker who currently receive multiple copies of the Proxy Statement and Annual Report on Form 10-K at their address and would like to request householding of their communications should contact their broker.

By Order of the Board,

Katherine E. Schuelke Senior Vice President, Chief Legal Officer and Company Secretary

August 31, 2020

SEAGATE TECHNOLOGY PLC	2020 Proxy Statement

Appendix A

Seagate Technology plc

Directors’ Report and Financial Statements

For the Year Ended 3 July 2020

SEAGATE TECHNOLOGY PLC

DIRECTORS’ REPORT AND FINANCIAL STATEMENTS

FOR THE YEAR ENDED 3  JULY 2020

SEAGATE TECHNOLOGY PLC

COMPANY INFORMATION

FOR THE YEAR ENDED 3 JULY 2020

DIRECTORS

Mark W. Adams (United States)

Judy Bruner (United States)

Michael R. Cannon (United States)

William Coleman (United States)

Jay L. Geldmacher (United States)

Dylan Haggart (United States)

Stephen J. Luczo (United States)

Willam D. Mosley (United States)

Stephanie Tilenius (United States)

Edward J. Zander (United States)

SECRETARY	Katherine E. Schuelke

REGISTERED OFFICE	38/39 Fitzwilliam Square,
Dublin 2, Ireland.
D02 NX53

REGISTERED NUMBER OF INCORPORATION	480010

SOLICITOR	Arthur Cox,
Ten Earlsfort Terrace,
Dublin 2
D02 T380.

AUDITOR	Ernst & Young,
Chartered Accountants,
Ernst & Young Building,
Harcourt Centre,
Harcourt Street,
Dublin 2.

SEAGATE TECHNOLOGY PLC

DIRECTORS’ REPORT

FOR THE YEAR ENDED 3 July 2020

The directors present herewith their report and audited consolidated financial statements of Seagate Technology plc and its subsidiaries for the year ended 3 July 2020.

In this Directors’ Report, unless the context indicates otherwise, as used herein, the terms “we,” “us,” “group,” “Seagate,” the “Company” and “our” refer to the Seagate group.

REVIEW OF THE DEVELOPMENT OF THE BUSINESS

We are a leading provider of data storage technology and solutions. Our principal products are hard disk drives, commonly referred to as disk drives, hard drives or HDDs. In addition to HDDs, we produce a broad range of data storage products including solid state drives (“SSDs”), solid state hybrid drives (“SSHDs”) and storage subsystems.

HDDs are devices that store digitally encoded data on rapidly rotating disks with magnetic surfaces. HDDs continue to be the primary medium of mass data storage due to their performance attributes, reliability, high quality and cost effectiveness. Complementing existing storage architectures, SSDs use integrated circuit assemblies as memory to store data, and most SSDs use NAND flash memory. In contrast to HDDs and SSDs, SSHDs combine the features of SSDs and HDDs in the same unit, containing a high-capacity HDD and a smaller SSD acting as a cache to improve performance of frequently accessed data.

Our HDD products are designed for mass capacity storage and legacy markets. These markets were previously categorized as enterprise servers and storage systems, edge non-compute applications and edge compute applications. Our HDD and SSD product portfolio includes Serial Advanced Technology Attachment (“SATA”), Serial Attached SCSI (“SAS”) and Non-Volatile Memory Express (“NVMe”) based designs to support a wide variety of mass capacity and legacy applications.

Our enterprise data solutions (“EDS”) portfolio includes storage subsystems for enterprises, cloud service providers, scale-out storage servers and original equipment manufacturers (“OEMs”). Engineered for modularity, mobility, capacity and performance, these solutions include our enterprise HDDs and SSDs, enabling customers to integrate powerful, scalable storage within legacy environments or build new ecosystems from the ground up in a secure, cost-effective manner.

Industry Overview

Data Storage Industry

The data storage industry includes companies that manufacture components or subcomponents designed for data storage devices, as well as companies that provide storage solutions, software and services for enterprise cloud, big data, computing platforms and consumer markets. The rapid growth of data generation and the intelligent application of data are driving demand for data storage. As more data is created at endpoints outside traditional data centers, requiring processing at the edge and in the core or cloud, the need for data storage and management has also increased. These use cases include autonomous vehicles, smart manufacturing systems and smart cities. We believe the proliferation and personal creation of media-rich digital content, further enabled by fifth-generation wireless (“5G”), the edge, the Internet of Things (“IoT”) and artificial intelligence (“AI”), will continue to create demand for higher capacity storage solutions. The new ecosystem is expected to require increasing amounts of data storage both at the edge and in the core.

Markets

The principal data storage markets include:

Mass Capacity Storage Markets

Mass capacity storage supports high capacity, low-cost per terabyte (“TB”) storage applications, including nearline, video and image applications and network-attached storage (“NAS”). Mass capacity storage markets represent growing markets that have been increasing as a percentage of our total revenue and in total exabytes shipped in fiscal years 2020, 2019 and 2018, with this trend expected to continue in fiscal year 2021.

Nearline. Nearline applications require mass capacity devices, HDDs as well as mass capacity EDS subsystems that provide end-to-end solutions to businesses for the purpose of modular and scalable storage. Enterprise storage applications require both high-capacity and energy efficient storage devices to support low total cost of ownership. The EDS solutions may also offer file management systems, software, and compute capabilities to enable both private and public data center applications. We expect this market, which includes storage for cloud computing, content delivery and backup services, to continue to grow and drive increasing exabyte demand.

Video and image and NAS. Video and image applications and NAS drives are specifically designed to ensure the appropriate performance and reliability of the system for surveillance environments (video and image) and network storage environments (NAS). We expect these markets, which includes storage for security and smart video installations, to show long term secular growth in exabyte demand.

Legacy Markets

Legacy markets include mission critical, desktop, notebook, consumer, DVR, and gaming applications. We continue to service these markets but do not plan significant additional investment. These markets have been decreasing as a percentage of our total revenue in fiscal years 2020, 2019, and 2018 and this trend is expected to continue in fiscal year 2021, and the long term outlook is for a decrease in demand for exabytes in these markets.

Mission critical storage. Mission critical applications are defined as those that use very high performance enterprise class HDDs and SSDs with sophisticated firmware to reliably support very high workloads. We expect that enterprises utilizing dedicated storage area networks will continue to drive market demand for mission critical enterprise storage solutions.

Consumer storage. Consumer applications are externally connected storage, both HDD and SSD-based, used to provide backup capabilities, augmented storage capacity, or portable storage for PCs and mobile devices.

Desktop and notebook storage. These applications rely on low cost-per-HDD and SSD devices to provide built-in storage for a wide variety of consumer and business applications.

Gaming storage. This market includes storage for PC-based gaming rigs as well as console gaming applications. The products are optimized for the speed and responsiveness gamers require, and include both internal and external storage options based on HDDs and SSDs.

DVR. DVR applications are HDD storage for video streaming in always-on consumer premise equipment like DVRs and media centers.

Participants in the data storage industry include:

Major subcomponent manufacturers. Companies that manufacture components or subcomponents used in data storage devices or solutions include companies that supply spindle motors, heads and media, and application specific integrated circuits (“ASICs”).

Storage device manufacturers. Companies that transform components into storage products include disk drive manufacturers and semiconductor storage manufacturers that integrate flash memory into storage products such as SSDs.

Storage solutions manufacturers and system integrators. Companies, such as OEMs, that bundle and package storage solutions, distributors that integrate storage hardware and software into end-user applications, cloud service providers (“CSPs”) that provide cloud based solutions to businesses for the purpose of scale-out storage solutions and modular systems, and producers of solutions such as storage racks.

Hyperscale data centers. Large hyperscale data center companies, many of which are CSPs, are increasingly designing their own storage subsystems and having them built by contract manufacturers for use inside their own data centers. This trend is reshaping the storage system and subsystem market, driving both innovation in system design and changes in the competitive landscape of large storage system vendors.

Storage services. Companies that provide and host services and solutions, which include storage, backup, archiving, recovery and discovery of data.

Demand for Data Storage

The International Data Corporation (“IDC”) forecasts in the 2020 Seagate-sponsored Data Age 2025 study that the global datasphere should grow from 59 zettabytes in 2020 to 175 zettabytes by 2025. According to IDC, we are fast approaching a new era of the Data Age, which we expect will have a positive impact on storage demand. The digital transformation has given rise to many new applications, all of which rely on faster access to and secure storage of data proliferating from endpoints through edge to cloud.

The Data Age 2025 study found that data is shifting to both the core and the edge, and by 2025 nearly 80% of the world’s data will be stored in the core and edge, up from 35% in 2015.

As more applications require real-time decision making, some data processing and storage is moving closer to the network edge. We believe this will result in a buildup of private and edge cloud environments that will enable fast and secure access to data throughout the IoT ecosystem. According to IDC, nearly 25% of the global datasphere will be real-time by 2025.

Factors contributing to the growth of digital content include:

•

Creation, sharing and consumption of media-rich content, such as high-resolution photos, high definition videos and digital music through smart phones, tablets, digital cameras, personal video cameras, DVRs, gaming consoles or other digital devices;

•

Increasing use of video and imaging sensors to collect and analyze data used to improve traffic flow, emergency response times and manufacturing production costs, as well as for new surveillance systems that feature higher resolution digital cameras and thus require larger data storage capacities;

•

Creation and collection of data through the development and evolution of the IoT ecosystem, big data analytics, AI and new technology trends such as autonomous vehicles and drones, smart manufacturing, and smart cities;

•

The growing use of analytics, especially for action on data created at the edge instead of processing and analyzing at the data center, which is particularly important for verticals such as autonomous vehicles, property monitoring systems, smart manufacturing and others;

•

Cloud migration initiatives and the ongoing advancement of the cloud, including the build out of large numbers of cloud data centers by CSPs and private companies transitioning on-site data centers into the cloud; and

•	Need for protection of increased digital content through redundant storage on backup devices and externally provided storage services.

As a result of these factors, we anticipate that the nature and volume of data being created will require greater storage capability, which is more efficiently and economically facilitated by higher capacity mass storage devices.

In addition, the economics of storage infrastructure are also evolving. The utilization of public and private hyperscale storage and open-source solutions is reducing the total cost of ownership of storage while increasing the speed and efficiency with which customers can leverage massive computing and storage devices. Accordingly, we expect these trends will continue to create significant demand for data storage products and solutions going forward.

Demand Trends

We believe that continued growth in digital content creation will require increasingly higher storage capacity in order to store, aggregate, host, distribute, analyze, manage, protect, back up and use such content. We also believe that as architectures evolve to serve a growing commercial and consumer user base throughout the world, storage solutions will evolve as well.

Mass capacity is and will continue to be the enabler of scale. We expect increased data creation will lead to the expansion of the need for storage in the form of HDDs, EDS and SSDs. While the advance of solid state technology in many end markets is expected to increase, we believe that in the foreseeable future, cloud, edge and traditional enterprise which require high-capacity storage solutions will be best served by HDDs due to their ability to deliver the most cost effective, reliable and energy-efficient mass storage devices. We also believe that as HDD capacities continue to increase, a focus exclusively on unit demand does not reflect the increase in demand for exabytes. As demand for higher capacity drives increases, the demand profile has shifted to reflect fewer total HDD units, but with higher average capacity per drive and higher overall exabyte demand.

Industry Supply Balance

From time to time, the storage industry has experienced periods of imbalance between supply and demand. To the extent that the storage industry builds or maintains capacity based on expectations of demand that do not materialize, price erosion may become more pronounced. Conversely, during periods where demand exceeds supply, price erosion is generally muted.

Our Business

Data Storage Technologies

The design and manufacturing of HDDs depends on highly advanced technology and manufacturing techniques. Therefore, it requires high levels of research and development spending and capital equipment investments. We design, fabricate and assemble a number of the most important components in our disk drives, including read/write heads and recording media. Our design and manufacturing operations are based on technology platforms that are used to produce various disk drive products that serve multiple data storage applications and markets. Our core technology platforms, including innovations like the throughput-optimizing multi actuator MACH.2 technology and the high-capacity enabling heat-assisted magnetic recording (“HAMR”) technology, focus on the areal density of media and read/write head technologies. This design and manufacturing approach allows us to deliver a portfolio of storage products to service a wide range of data storage applications and industries.

Disk drives that we manufacture are commonly differentiated by the following key characteristics:

•	input/output operations per second (“IOPS”), commonly expressed in megabytes per second, which is the maximum number of reads and writes to a storage location;

•	storage capacity, commonly expressed in TB, which is the amount of data that can be stored on the disk drive;

•	spindle rotation speed, commonly expressed in revolutions per minute (“RPM”), which has an effect on speed of access to data;

•	interface transfer rate, commonly expressed in megabytes per second, which is the rate at which data moves between the disk drive and the computer controller;

•	average seek time, commonly expressed in milliseconds, which is the time needed to position the heads over a selected track on the disk surface;

•	data transfer rate, commonly expressed in megabytes per second, which is the rate at which data is transferred to and from the disk drive;

•	product quality and reliability, commonly expressed in annualized return rates; and

•	energy efficiency, commonly measured by the power output necessary to operate the disk drive.

Areal density is measured by storage capacity per square inch on the recording surface of a disk. The storage capacity of a disk drive is determined by the size and number of disks it contains as well as the areal density capability of these disks.

We also offer SSDs as part of our storage solutions portfolio. Our portfolio includes devices with SATA, SAS and NVMe interfaces. The SSDs differ from HDDs in that they are without mechanical parts.

SSDs store data on NAND flash memory cells, or metal-oxide semiconductor transistors using a charge on a capacitor to represent a binary digit. SSD technology offers fast access to data and robust performance. SSDs complement hyperscale applications, high-density data centers, cloud environments and web servers. They are also used in mission-critical enterprise applications, consumer, gaming and NAS applications.

The SSHDs that we manufacture contain technology that fuses some features of SSDs and HDDs. They include high capacity HDDs with flash memory that acts as a cache to improve performance of frequently accessed data and are primarily targeted at PC gaming applications.

Manufacturing

We primarily design and manufacture our own read/write heads and recording media, which are critical technologies for disk drives. This integrated approach enables us to lower costs and to improve the functionality of components so that they work together efficiently.

We believe that because of our vertical design and manufacturing strategy, we are well positioned to take advantage of the opportunities to leverage the close interdependence of components for disk drives. Our manufacturing efficiency and flexibility are critical elements of our integrated business strategy. We continuously seek to improve our manufacturing efficiency and reduce manufacturing costs by:

•	employing manufacturing automation;

•	employing machine learning algorithms and artificial intelligence;

•	improving product quality and reliability;

•	integrating our supply chain with suppliers and customers to enhance our demand visibility and reduce our working capital requirements;

•	coordinating between our manufacturing group and our research and development organization to rapidly achieve volume manufacturing; and

•	operating our facilities at optimal capacities.

A vertically integrated model, however, tends to have less flexibility when demand declines as it exposes us to higher unit costs when capacity utilization is not optimized.

Components and Raw Materials

Disk drives incorporate certain components, including a head disk assembly and a printed circuit board mounted to the head disk assembly, which are sealed inside a rigid base and top cover containing the recording components in a contamination controlled environment. We maintain a highly integrated approach to our business by designing and manufacturing a significant portion of the components we view as critical to our products, such as read/write heads and recording media.

Read/Write Heads. The function of the read/write head is to scan across the disk as it spins, magnetically recording or reading information. The tolerances of read/write heads are extremely demanding and require state-of-the-art equipment and processes. Our read/write heads are manufactured with thin-film and photolithographic processes similar to those used to produce semiconductor integrated circuits, though challenges related to magnetic film properties and topographical structures are unique to the disk drive industry. We perform all primary stages of design and manufacture of read/write heads at our facilities. We use a combination of internally manufactured and externally sourced read/write heads, the mix of which varies based on product mix, technology and our internal capacity levels.

Media. Data is written to or read from the media, or disk, as it rotates at very high speeds past the read/write head. The media is made from non-magnetic substrates, usually an aluminum alloy or glass and is coated with thin layers of magnetic materials. We use a combination of internally manufactured and externally sourced finished media and aluminum substrates, the mix of which varies based on product mix, technology and our internal capacity levels. We purchase all of our glass substrates from third parties.

Printed Circuit Board Assemblies. The printed circuit board assemblies (“PCBAs”) are comprised of standard and custom ASICs and ancillary electronic control chips. The ASICs control the movement of data to and from the read/write heads and through the internal controller and interface, which communicates with the host computer. The ASICs and control chips form electronic circuitry that delivers instructions to a head positioning mechanism called an actuator to guide the heads to the selected track of a disk where the data is recorded or retrieved. Disk drive manufacturers use one or more industry standard interfaces such as SATA, SCSI, or SAS to communicate to the host systems.

Head Disk Assembly. The head disk assembly consists of one or more disks attached to a spindle assembly powered by a spindle motor that rotates the disks at a high constant speed around a hub. Read/write heads, mounted on an arm assembly, similar in concept to that of a record player, fly extremely close to each disk surface and record data on and retrieve it from concentric tracks in the magnetic layers of the rotating disks. The read/write heads are mounted vertically on an E-shaped assembly (“E-block”) that is actuated by a voice-coil motor to allow the heads to move from track to track. The E-block and the recording media are mounted inside the head disk assembly. We purchase spindle motors from outside vendors and from time to time participate in the design of the motors that go into our products.

Disk Drive Assembly. Following the completion of the head disk assembly, it is mated to the PCBA, and the completed unit goes through extensive defect mapping and machine learning prior to packaging and shipment. Disk drive assembly and machine learning operations occur primarily at our facilities located in China and Thailand. We perform subassembly and component manufacturing operations at our facilities in China, Malaysia, Northern Ireland, Singapore, Thailand and the United States.

Contract Manufacturing. We outsource the manufacturing and assembly of certain components and products to third parties in various countries worldwide. This includes outsourcing the PCBAs used in our disk drives, SSDs and storage subsystems. We continue to participate in the design of our components and products and are directly involved in qualifying key suppliers and components used in our products.

Suppliers of Components and Industry Constraints. There are a limited number of independent suppliers of components, such as recording heads and media, available to disk drive manufacturers. Vertically integrated disk drive manufacturers like us, who manufacture their own components, are less dependent on external component suppliers than less vertically integrated disk drive manufacturers. However, our business has been adversely affected by our suppliers’ capacity constraints in the past and this could occur in the future.

Commodity and Other Manufacturing Costs. The production of disk drives requires rare earth elements, precious metals, scarce alloys and industrial commodities, which are subject to fluctuations in price and the supply of which has at times been constrained. In addition to increased costs of components and commodities, volatility in fuel and other transportation costs may also increase our costs related to commodities, manufacturing and freight. As a result, we may increase our use of alternative shipment methods to help offset any increase in freight costs, and we will continually review various forms of shipments and routes in order to minimize the exposure to higher freight costs.

Products

We offer a broad range of storage solutions for mass capacity storage and legacy applications. We supply more than one product within each product category and differentiate products on the basis of capacity, performance, product quality, reliability, price, form factor, interface, power consumption efficiency, security features and other customer integration requirements. Our industry is characterized by continuous and significant advances in technology that contribute to rapid product life cycles. Currently our product offerings include:

Mass Capacity Storage

Enterprise Nearline HDDs. Our high-capacity enterprise HDDs ship in capacities of up to 18TB. These products are designed for mass capacity data storage in the core and at the edge, server environments and cloud systems that require high capacity, enterprise reliability, energy efficiency and integrated security. They are available in SATA and SAS interfaces.

Enterprise Nearline SSDs. Our enterprise SSDs are designed for high-performance, hyperscale, high-density and cloud applications. They are offered with multiple interfaces, including SAS, SATA, and NVMe and in capacities up to 15TB.

Enterprise Nearline Systems. Our systems portfolio provides modular storage system components to expand and upgrade data centers and other enterprise applications. They feature speed, scalability and security. Our capacity-optimized systems feature multiple configurations and can accommodate up to 106 16TB drives. Our performance-optimized systems include an all-flash array for critical workloads demanding the highest performance.

Video and Image. Our video and image HDDs are built to support the high-write workload of an always-on, always-recording video surveillance system. These surveillance optimized drives are built to support the growing needs of the video imaging market with support for multiple streams and capacities up to 16TB.

NAS. Our NAS drives are built to support the performance and reliability demanded by small and medium businesses, and incorporate interface software with custom-built health management, error recovery controls, power settings and vibration tolerance. Our NAS HDD solutions are available in capacities up to 16TB. We also offer NAS SSDs with capacities up to 3.8TB.

Legacy Applications

Mission Critical HDDs and SSDs. We continue to support 10,000 and 15,000 RPM HDDs, offered in capacities up to 2.4TB, which enable increased throughput while improving energy efficiency. Our enterprise SSDs are available in capacities up to 15TB, with endurance options up to 10 drive writes per day and various interfaces. Our SSDs deliver the speed and consistency required for demanding enterprise storage and server applications.

Consumer Solutions. Our external storage solutions are shipped under the Seagate Backup Plus and Expansion product lines, as well as under the LaCie and Maxtor brand names. These product lines are available in capacities up to 16TB. We strive to deliver the best customer experience by leveraging our core technologies, offering services such as Seagate Recovery Services (data recovery) and partnering with leading brands such as Xbox, Sony and Adobe.

Desktop Drives. Our 3.5-inch desktop drives offer up to 14TB of capacity for HDD and up to 2TB for SSD. Desktop drives are designed for applications such as personal computers and workstations.

Notebook Drives. Our 2.5-inch notebook drives offer up to 5TB for HDD and up to 2TB for SSD. Used in applications such as traditional notebooks, convertible systems and external storage, our drives are built to address a range of performance needs and sizes for affordable, high-capacity storage.

DVR. Our DVR HDDs are optimized for video streaming in always-on consumer premise equipment applications with capacities up to 4TB to support leading-edge digital entertainment.

Gaming. Our gaming SSDs are specifically optimized internal storage for gaming rigs. These products are designed to enhance the gaming experience during game load and game play and are available in capacities up to 4TB for SSD.

Customers

We sell our products to major OEMs, distributors and retailers.

OEM customers, including large hyperscale data center companies and CSPs, typically enter into master purchase agreements with us. Deliveries are scheduled only after receipt of purchase orders. In addition, with limited lead-time, customers may defer most purchase orders without significant penalty. Anticipated orders from many of our customers have in the past failed to materialize or OEM delivery schedules have been deferred or altered as a result of changes in their business needs.

Our distributors generally enter into non-exclusive agreements for the resale of our products. They typically furnish us with a non-binding indication of their near-term requirements and product deliveries are generally scheduled accordingly. The agreements and related sales programs typically provide the distributors with limited rights of return and price protection rights. In addition, we offer sales programs to distributors on a quarterly and periodic basis to promote the sale of selected products in the sales channel.

Our retail channel consists of our branded storage products sold to retailers either by us directly or by our distributors. Retail sales made by us or our distributors typically require greater marketing support, sales incentives and price protection periods.

Competition

We compete primarily with manufacturers of hard drives used in the mass capacity storage and legacy markets and with other companies in the data storage industry that provide SSDs and EDS. Some of the principal factors used by customers to differentiate among data storage solutions manufacturers are storage capacity, product performance, product quality and reliability, price per unit and price per TB, storage/retrieval access times, data transfer rates, form factor, product warranty and support capabilities, supply continuity and flexibility, power consumption, total cost of ownership and brand. While different markets and customers place varying levels of emphasis on these factors, we believe that our products are competitive with respect to many of these factors in the markets that we currently compete in.

Principal Competitors. We compete with manufacturers of storage solutions and the other principal manufacturers in the data storage solution industry include:

•	Micron Technology, Inc.;

•	Samsung Electronics;

•	SK hynix, Inc.;

•	Kioxia Holdings Corporation;

•	Toshiba Corporation; and

•	Western Digital Corporation, operating the Western Digital, Hitachi Global Storage Technologies and SanDisk brands.

Price Erosion. Historically, our industry has been characterized by price declines for data storage products with comparable capacity, performance and feature sets (“like-for-like products”). Price declines for like-for-like products (“price erosion”) tend to be more pronounced during periods of:

•	economic contraction in which competitors may use discounted pricing to attempt to maintain or gain market share;
•	few new product introductions when competitors have comparable or alternative product offerings; and
•	industry supply exceeding demand.

Data storage manufacturers typically attempt to offset price erosion with an improved mix of data storage products characterized by higher capacity, better performance and additional feature sets and product cost reductions.

We believe the HDD industry experienced modest price erosion in fiscal years 2020 and 2019.

Product Life Cycles and Changing Technology. Success in our industry has been dependent to a large extent on the ability to balance the introduction and transition of new products with time-to-volume, performance, capacity and quality metrics at a competitive price, level of service and support that our customers expect. Generally, the drive manufacturer that introduces a new product first benefits from improved product mix, favorable profit margins and less pricing pressure until comparable products are introduced. Changing technology also necessitates on-going investments in research and development, which may be difficult to recover due to rapid product life cycles and economic declines. Further, there is a continued need to successfully execute product transitions and new product introductions, as factors such as quality, reliability and manufacturing yields continue to be of significant competitive importance.

Seasonality

Variability of sales can be related to the timing of IT spending or a reflection of cyclical demand from CSPs based on the timing of their procurement and deployment requirements and the supply and demand balance of other components such as NAND and DRAM. Our legacy markets traditionally experience seasonal variability in demand with higher levels of demand in the second half of the calendar year. This seasonality is driven by consumer spending in the back-to-school season from late summer to fall and the traditional holiday shopping season from fall to winter.

Research and Development

We are committed to developing new component technologies, products and alternative storage technologies. Our research and development focus is designed to bring new products to market in high volume, with quality attributes that our customers expect, before our competitors. Part of our product development strategy is to leverage a design platform and/or subsystem within product families to serve different market needs. This platform strategy allows for more efficient resource utilization, leverages best design practices, reduces exposure to changes in demand, and allows for achievement of lower costs through purchasing economies. Our advanced technology integration effort focuses disk drive and component research on recording subsystems, including read/write heads and recording media; market-specific product technology; and technology we believe may lead to new business opportunities. The primary purpose of our advanced technology integration effort is to ensure timely availability of mature component technologies for our product development teams as well as to allow us to leverage and coordinate those technologies in the design centers across our products in order to take advantage of opportunities in the marketplace.

Patents and Licenses

As of 3 July 2020, we had approximately 5,300 US patents and 1,200 patents issued in various foreign jurisdictions as well as approximately 700 US and 400 foreign patent applications pending. The number of patents and patent applications will vary at any given time as part of our ongoing patent portfolio management activity. Due to the rapid technological change that characterizes the data storage industry, we believe that, in addition to patent protection, the improvement of existing products, reliance upon trade secrets, protection of unpatented proprietary know-how and development of new products are also important to our business in establishing and maintaining a competitive advantage. Accordingly, we intend to continue our efforts to broadly protect our intellectual property, including obtaining patents, where available, in connection with our research and development program.

The data storage industry is characterized by significant litigation arising from time to time relating to patent and other intellectual property rights. From time to time, we receive claims that our products infringe patents of third parties. Although we have been able to resolve some of those claims or potential claims without a material adverse effect on us, other claims have resulted in adverse decisions or settlements. In addition, other claims are pending, which if resolved unfavorably to us could have a material adverse effect on our business and results of operations. For more information on these claims, see “Note 14. Legal, Environmental and Other Contingencies.” The costs of engaging in intellectual property litigation in the past have been, and in the future may be, substantial, irrespective of the merits of the claim or the outcome.

Backlog

In view of industry practice, whereby customers may cancel or defer orders with little or no penalty, we believe backlog for our business is of limited indicative value in estimating future performance and results.

Environmental Matters

Our operations are subject to US laws and regulations in the various jurisdictions in which we operate relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

We have established environmental management systems and continually update environmental policies and standard operating procedures for our operations worldwide. We believe that our operations are in material compliance with applicable environmental laws, regulations and permits. We budget for operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on us in the future, we could incur additional operating costs and capital expenditures.

Some environmental laws, such as the U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the “Superfund” law) a US law, and its state equivalents, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. We have been identified as a responsible or potentially responsible party at several sites. Based on current estimates of cleanup costs and our expected allocation of these costs, we do not expect costs in connection with these sites to be material.

We may be subject to various state, federal and international laws and regulations governing environmental matters, including those restricting the presence of certain substances in electronic products. For example, the European Union (“EU”) enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2011/65/EU), which prohibits the use of certain substances, including lead, in certain products, including disk drives and server storage products, put on the market after 1 July 2006. Similar legislation has been or may be enacted in other jurisdictions, including in the U.S., Canada, Mexico, Taiwan, China and Japan. The EU REACH Directive (Registration, Evaluation, Authorization, and Restriction of Chemicals, EC 1907/2006) also restricts substances of very high concern in products. If we or our suppliers fail to comply with the substance restrictions, recycle requirements or other environmental requirements as they are enacted worldwide, it could have a materially adverse effect on our business.

Employees

At 3 July 2020, we employed approximately 42,000 employees and temporary employees worldwide, of which approximately 35,000 were located in our Asia operations. We believe that our future success will depend, in part, on our ability to attract and retain qualified employees at all levels. We believe that our employee relations are good.

REVIEW OF THE PERFORMANCE OF THE BUSINESS

Fiscal Year 2020 Summary

During fiscal year 2020, we shipped 442 exabytes of HDD storage capacity. We generated revenue of $10.5 billion and gross profit of 27% and our operating cash flow was $1.7 billion. We repurchased $1,137 million of certain outstanding senior notes, exchanged $456 million of certain senior notes to longer duration notes, borrowed $500 million under our term loan facility (“Term Loan”) and issued $500 million of new senior notes. We repurchased approximately 17 million of our ordinary shares for 850 million and paid $673 million in dividends. Additionally, we changed our estimate of the useful lives of our manufacturing equipment from a range of three to five years to a range of three to seven years. The effect of this change in estimate increased the fiscal year 2020 net income by $134 million.

Impact of COVID-19

The COVID-19 pandemic has resulted in a widespread health crisis and numerous disease control measures being taken to limit its spread, the effects of which began during our quarter ended April 3, 2020. We incurred certain supply chain and demand disruptions during the fiscal year 2020, as well as factory under-utilization and higher logistics and operational costs and softer demand across our markets due to the COVID-19 pandemic, which we expect to continue into our fiscal year 2021. Our customers also experienced certain supply chain and demand disruptions in our fourth fiscal quarter 2020, which we anticipate will continue into fiscal year 2021. We are continuing to actively monitor the effects and potential impacts of the COVID-19 pandemic on all aspects of our business, liquidity and capital resources. We are complying with governmental rules and guidelines across all of our sites and are actively working on opportunities to lower our cost structure and drive further operational efficiencies. Although we are unable to predict the impact of COVID-19 on our business, results of operations, liquidity or capital resources at this time, we expect we will be negatively affected if the pandemic and related public and private health measures result in substantial manufacturing or supply chain problems, substantial reductions in demand due to disruptions in the operations of our customers or partners, disruptions in local and global economies, volatility in the global financial markets, sustained reductions or volatility in overall demand trends, restrictions on the export or shipment of our products, or other ramifications from the COVID-19 pandemic. For further discussion of the uncertainties and business risks associated with the COVID-19 pandemic, see the “Principal Risk and Uncertainties” section of the Directors’ Report.

Results of Operations

We list in the tables below summarized information from our Consolidated Profit and Loss Account by dollar amounts and as a percentage of revenue:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Revenue	$10,509	$10,390
Cost of revenue	7,667	7,458

Gross profit	2,842	2,932
Product development	973	991
Marketing and administrative	473	453
Amortization of intangibles	14	23
Restructuring and other, net	82	(22)

Operating earnings	1,300	1,487
Other income and charges, net	(268)	(115)

Income before taxes	1,032	1,372
Income tax (benefit) expense	28	(640)

Net income	$1,004	$2,012

	Fiscal Years Ended
(As a percentage of Revenue)	3 July 2020	28 June 2019
Revenue	100%	100%
Cost of revenue	73	72

Gross profit	27	28
Product development	9	10
Marketing and administrative	5	4
Amortization of intangibles	—	—
Restructuring and other, net	1	—

Operating earnings	12	14
Other income and charges, net	(2)	(1)

Income before taxes	10	13
Income tax (benefit) expense	—	(6)

Net income	10%	19%

The following table summarizes information regarding consolidated revenues by channel, geography, and market and HDD exabytes shipped by market and price per terabyte:

	Fiscal Years Ended
	3 July 2020	28 June 2019
Revenues by Channel (%)
OEMs	71%	70%
Distributors	17%	17%
Retailers	12%	13%
Revenues by Geography (%) (1)
Asia Pacific	48%	49%
Americas	34%	32%
EMEA	18%	19%
Revenues by Market (%)
Mass capacity	53%	43%
Legacy	39%	50%
Other	8%	7%

HDD Exabytes Shipped by Market
Mass capacity	317	202
Legacy	125	145

Total	442	347

HDD Price per Terabyte	$22	$28

(1) Revenue is attributed to countries based on the bill from location.

Revenue

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019	Change	% Change
Revenue	$10,509	$10,390	$119	1%

Revenue in fiscal year 2020 increased approximately 1% or $119 million, from fiscal year 2019, primarily due to an increase in mass capacity storage exabytes shipped, partially offset by price erosion and a decrease in legacy exabytes shipped.

Gross Profit

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019	Change	% Change
Cost of revenue	$7,667	$7,458	$209	3%
Gross profit	$2,842	$2,932	$(90)	(3)%
Gross profit percentage	27%	28%

For fiscal year 2020, gross profit as a percentage of revenue decreased compared to the prior fiscal year due to price erosion and higher logistics costs and factory under-utilization due to COVID-19-related disruptions, partially offset by improved product mix and lower depreciation expense due to the change in useful lives of our manufacturing equipment in the quarter ended 4 October 2019.

Operating Expenses

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019	Change	% Change
Product development	$973	$991	$(18)	(2)%
Marketing and administrative	473	453	20	4%
Amortization of intangibles	14	23	(9)	(39)%
Restructuring and other, net	82	(22)	104	(473)%

Operating expenses	$1,542	$1,445	$97

Product Development Expense.    Product development expenses for fiscal year 2020 decreased by $18 million from fiscal year 2019 primarily due to a $21 million decrease in depreciation expense and an $18 million decrease in materials expense, partially offset by a $13 million increase in outside services expense, an $8 million increase in variable compensation expense and a $7 million increase in compensation and other employee benefits.

Marketing and Administrative Expense.    Marketing and administrative expenses for fiscal year 2020 increased by $20 million from fiscal year 2019 primarily due to a $13 million increase in other general expenses, an $11 million increase in outside services expense, a $6 million increase in share-based compensation expense and a $5 million increase in variable compensation expense, partially offset by a $5 million decrease in compensation and other employee benefits and a $4 million decrease in depreciation expense.

Amortization of Intangibles.    Amortization of intangibles for fiscal year 2020 decreased by $9 million, as compared to fiscal year 2019, due to certain intangible assets that reached the end of their useful lives.

Restructuring and Other, net.    Restructuring and other, net for fiscal year 2020 was $82 million, primarily comprised of restructuring charges related to the restructuring plan the Company committed to on 1 June 2020 to reduce our workforce by approximately 500 employees and charges related to a voluntary early exit program and other restructuring plans.

Restructuring and other, net for fiscal year 2019 was comprised of a $75 million net gain from the sale of a certain property partially offset by charges related to a voluntary early exit program.

Other income and charges, net

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019	Change	% Change
Other income and charges, net	$(268)	$(115)	$(153)	133%

Other income and charges, net for fiscal year 2020 increased by $153 million, as compared to fiscal year 2019 mainly due to $80 million of non-recurring income, net in fiscal year 2019 related to our previous investment in Toshiba Memory Holdings Corporation (“TMHC”), now known as Kioxia, which was redeemed in fiscal year 2019, a $62 million loss resulting from the repurchase of certain long-term debt, an $18 million strategic investment impairment and an $11 million net increase in losses due to unfavorable changes in foreign currency exchange rates, partially offset by a $20 million decrease in interest expense related to the repurchase of certain long-term debt.

Income Taxes

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019	Change	% Change
Income tax expense (benefit)	$28	$(640)	$668	(104)%

We recorded an income tax expense of $28 million for fiscal year 2020 compared to an income tax benefit of $640 million for fiscal year 2019. Our fiscal year 2020 income tax expense included net tax benefits of approximately $12 million associated with share-based compensation expense and $16 million associated with the release of valuation allowance on deferred tax assets driven by our profitability outlook in the US. Our fiscal year 2019 income tax benefit included a net tax benefit of $761 million primarily associated with the release of valuation allowance on deferred tax assets driven by improvements in our profitability outlook in the US, including our efforts to structurally and operationally align our EDS business with the rest of the Company.

Our Irish tax resident parent holding company owns various US and non-Irish subsidiaries that operate in multiple non-Irish income tax jurisdictions. Our worldwide operating income is either subject to varying rates of income tax or is exempt from income tax due to tax incentive programs we operate under in Malaysia, Singapore and Thailand. These tax incentives are scheduled to expire in whole or in part at various dates through 2025. Certain tax incentives may be extended if specific conditions are met.

Our income tax expense recorded for fiscal year 2020 differed from the expense for income taxes that would be derived by applying the Irish statutory rate of 25% to income before income taxes, primarily due to the net effect of (i) tax benefits related to non-US and non-Irish earnings generated in jurisdictions that are subject to tax incentive programs and are considered indefinitely reinvested outside of Ireland; and (ii) tax benefits related to research credits. Our income tax benefit recorded for fiscal year 2019 differed from the income tax expense that would be derived by applying the Irish statutory rate of 25% to income before income taxes, primarily due to the net effect of (i) a decrease in valuation allowance for certain deferred tax assets, primarily driven by improvements in our profitability outlook in the US; and (ii) tax benefits related to non-US and non-Irish earnings generated in jurisdictions that are subject to tax incentive programs and are considered indefinitely reinvested outside of Ireland.

Based on our non-Irish ownership structure and subject to (i) potential future increases in our valuation allowance for deferred tax assets; and (ii) a future change in our intention to indefinitely reinvest earnings from our subsidiaries outside of Ireland, we anticipate that our effective tax rate in future periods will generally be less than the Irish statutory rate.

On 27 March 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the US. We have concluded the tax provisions of the CARES Act did not have a material impact to our consolidated financial statements for fiscal year 2020.

During the fiscal year ended 3 July 2020, tax legislation was enacted, which becomes effective in our fiscal years 2020 and 2021. We have concluded these tax legislation changes have no material impact to our consolidated financial statements for fiscal year 2020.

We generated a net income of $1.0 billion and $2.0 billion for the fiscal years ended 3 July 2020 and 28 June 2019, respectively. These amounts have been transferred to reserves.

PRINCIPAL RISKS AND UNCERTAINTIES

Our operations expose us to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the following:

The ongoing COVID-19 pandemic has impacted our business, operating results and financial condition, as well as the operations and financial performance of many of the customers and suppliers in industries that we serve. We are unable to predict the extent to which the pandemic and related effects will adversely impact our business operations, financial performance, results of operations, financial position and the achievement of our strategic objectives.

The COVID-19 pandemic has resulted in a widespread health crisis and numerous disease control measures being taken to limit its spread. The impact of the pandemic on our business has included or could in the future include:

•	disruptions to or restrictions on our ability to ensure the continuous manufacture and supply of our products and services, including insufficiency of our existing inventory levels;
•	temporary closures or reductions in operational capacity of our facilities or the facilities of our direct or indirect suppliers or customers;
•	permanent closures of our direct and indirect suppliers, resulting in adverse effects to our supply chain;
•	temporary shortages of skilled employees available to staff manufacturing facilities due to stay at home orders and travel restrictions within as well as into and out of countries;
•	increases in operational expenses and other costs related to requirements implemented to mitigate the impact of the pandemic;
•	supply chain disruptions;
•	delays or limitations on the ability of our customers to perform or make timely payments;
•	reductions in short- and long-term demand for our products, or other disruptions in technology buying patterns;
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adverse effects on economies and financial markets globally or in various markets throughout the world, potentially leading to a prolonged economic downturn or reductions in business and consumer spending, which may result in decreased net revenue, gross margins, or earnings and/or in increased expenses and difficulty in managing inventory levels;

•	delays to and/or lengthening of our sales or development cycles or qualification activity;
•	challenges for us, our direct and indirect suppliers and our customers in obtaining financing due to turmoil in financial markets;
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workforce disruptions due to illness, quarantines, governmental actions, other restrictions, and/or the social distancing measures we have taken to mitigate the impact of COVID-19 at certain of our locations around the world in an effort to protect the health and well-being of our employees, customers, suppliers and of the communities in which we operate (including working from home, restricting the number of employees attending events or meetings in person, limiting the number of people in our buildings and factories at any one time, further restricting access to our facilities, suspending employee travel and inability to meet in person with customers);

•	increased vulnerability to cyberattacks due to the significant number of employees working remotely; and
•	our management team continuing to commit significant time, attention and resources to monitoring the COVID-19 pandemic and seeking to mitigate its effects on our business and workforce.

The ultimate extent of the impact of COVID-19 on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. These impacts, individually or in the aggregate, could have a material and adverse effect on our business, results of operations and financial condition. Such effect may be exacerbated in the event the pandemic and the measures taken in response to it, and their effects, persist for an extended period of time, or if there is a resurgence of the outbreak. Under any of these circumstances, the resumption of normal business operations may be delayed or hampered by lingering effects of COVID-19 on our operations, direct and indirect suppliers, partners, and customers.

We operate in highly competitive markets and our failure to anticipate and respond to technological changes and other market developments, including price, could harm our ability to compete.

We face intense competition in the data storage industry. Our principal sources of competition include:

•	disk drive and SSD manufacturers, such as Micron Technology, Inc., Samsung Electronics, SK hynix, Inc., Toshiba Corporation, Kioxia Holdings Corporation and Western Digital Corporation; and
•	companies that provide storage subsystems and components to OEMs, including electronic manufacturing services (“EMS”) and contract electronic manufacturing (“CEM”).

The markets for our data storage products are characterized by technological change, which is driven in part by the adoption of new industry standards. These standards provide mechanisms to ensure technology component interoperability but they also hinder our ability to innovate or differentiate our products. When this occurs, our products may be deemed commodities, which could result in downward pressure on prices.

We also experience competition from other companies that produce alternative storage technologies such as flash memory, where increasing capacity, decreasing cost, energy efficiency and improvements in performance have resulted in increased competition with our lower capacity, smaller form factor disk drives. Some customers for both mass capacity storage and legacy markets have adopted SSDs as an alternative to hard drives in certain applications. Further adoption of alternative storage technologies may limit our total addressable HDD market, impact the competitiveness of our product portfolio and reduce our market share. Any resulting increase in competition could have a material adverse effect on our business, financial condition and results of operations.

In addition, the barriers to entry into our markets could be lowered, allowing large EMS and CEM companies that utilize general-purpose design skills to enter our markets and reduce the value of our specialized research and design skills. If our markets become more commoditized and we fail to deliver innovative, alternative products to our customers or match the price declines or cost efficiencies, we will have difficulty competing against the large EMS and CEM companies. This could result in lower profit margins or a loss of market share. Any significant decline in our market share in any of our principal markets would adversely affect our results of operations.

We must plan our investments in our products and incur costs before we have customer orders or know about the market conditions at the time the products are produced. If we fail to predict demand accurately for our products or if the markets for our products change, we may be unable to meet demand or we may have insufficient demand, which may materially adversely affect our financial condition and results of operations.

Our industry operates primarily on quarterly purchasing cycles, with most of the orders typically coming at the end of each quarter. Our manufacturing process requires us to make significant product-specific investments in inventory each quarter for production in that quarter or a specific quarter in the future. As a result, we incur inventory and manufacturing costs in advance of anticipated sales that may never materialize or that may be substantially lower than expected. If actual demand for our products is lower than the forecast, we may also experience higher inventory carrying costs, manufacturing rework costs and product obsolescence. Conversely, if we underestimate demand, we may have insufficient inventory to satisfy demand and may have to forego sales.

Other factors that have affected and may continue to affect our ability to anticipate or meet the demand for our products and adversely affect our results of operations include:

•	competitive product announcements or technological advances that result in excess supply when customers cancel purchases in anticipation of newer products;
•	variable demand resulting from unanticipated upward or downward pricing pressures;
•	our ability to successfully qualify, manufacture and sell our data storage products;
•	changes in our product mix, which may adversely affect our gross profits;
•	manufacturing delays or interruptions, particularly at our manufacturing facilities in China, Malaysia, Northern Ireland, Singapore, Thailand or the United States;
•	limited access to components that we obtain from a single or a limited number of suppliers; and

•	the impact of changes in foreign currency exchange rates on the cost of producing our products and the effective price of our products to non-U.S. customers.

In addition, we derive a portion of our revenues in each quarter from a small number of relatively large orders. If one or more of our key customers decides to defer or cancel a purchase order or delay product acceptance in any given quarter, our revenues for that quarter may be significantly reduced and fall below our expectations. Conversely, if one of our key customers unexpectedly increases its orders, we may be unable to produce the additional product volumes in a timely manner or take advantage of any overall increased market demand. This could damage our customer relationships and reputation, which may adversely affect our results of operations.

Changes in demand for computer systems, data storage subsystems and consumer electronic devices may in the future cause a decline in demand for our products.

Our products are components in computers, data storage systems and consumer electronic devices. Historically, the demand for these products has been volatile. Unexpected slowdowns in demand for computers, data storage subsystems or consumer electronic devices generally result in sharp declines in demand for our products. Declines in customer spending on the systems and devices that incorporate our products could have a material adverse effect on demand for our products and on our financial condition and results of operations. Uncertain global economic and business conditions can exacerbate these risks.

Sales to the legacy markets remain an important part of our business. These markets, however, have been, and we expect them to continue to be, adversely affected by:

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announcements or introductions of major new operating systems or semiconductor improvements or shifts in customer preferences, performance requirements and behavior, such as the shift to tablet computers, smart phones, NAND flash memory or similar devices;

•	longer product life cycles; and
•	changes in macroeconomic conditions that cause customers to spend less, such as the imposition of new tariffs, increased laws and regulations, and increased unemployment levels.

We believe these announcements and introductions from time to time have caused customers to defer or cancel their purchases, making certain inventory obsolete. Whenever an oversupply of products in the market causes participants in our industry to have higher than anticipated inventory levels, we experience even more intense price competition from other manufacturers than usual, which may materially adversely affect our financial results. We believe that the deterioration of demand for disk drives in certain of the legacy markets has accelerated, and this deterioration may continue or further accelerate, which could cause our operating results to suffer.

In addition, the demand for legacy markets products is volatile. This volatility may be exacerbated by competing alternative storage technologies, such as flash memory, which meet customers’ cost and capacity metrics. Unpredictable fluctuations in demand for our products or rapid shifts in demand from our products to alternative storage technologies could materially adversely impact our future results of operations.

We are dependent on our long-term investments to manufacture adequate products. Our investment decisions in adding new assembly and test capacity require significant planning and lead-time, and a failure to accurately forecast demand for our products could cause us to over-invest or under-invest, which would lead to excess capacity, under-utilization charges, impairments or loss of sales and revenue opportunities.

Our ability to increase our revenue and maintain our market share depends on our ability to successfully introduce and achieve market acceptance of new products on a timely basis.

The markets for our products are characterized by rapid technological change, frequent new product introductions and technology enhancements, uncertain product life cycles and changes in customer demand.

Historically, our results of operations have substantially depended upon our ability to be among the first-to-market with new data storage product offerings. We may face technological, operational and financial challenges in developing new products. In addition, our investments in new product development may not yield the anticipated benefits. Our market share, revenue and results of operations in the future may be adversely affected if we fail to:

•	consistently maintain our time-to-market performance with our new products;
•	produce these products in adequate volume;
•	qualify these products with key customers on a timely basis by meeting our customers’ performance and quality specifications; or
•	achieve acceptable manufacturing yields, quality and costs with these products.

Accordingly, we cannot accurately determine the ultimate effect that our new products will have on our results of operations. Our failure to accurately anticipate customers’ needs and accurately identify the shift in technological changes could materially adversely affect our long-term financial results.

In addition, the limited number of high-volume OEMs magnifies the potential effect of missing a product qualification opportunity. If the delivery of our products is delayed, our OEM customers may use our competitors’ products to meet their production requirements.

We cannot assure you that we will be among the leaders in time-to-market with new products or that we will be able to successfully qualify new products with our customers in the future. If our new products are not successful, our future results of operations may be adversely affected.

If our products do not keep pace with technological changes, our results of operations will be adversely affected.

Our customers demand new generations of storage products as advances in computer hardware and software have created the need for improved storage products, with features such as increased storage capacity, enhanced security, improved performance and reliability and lower cost. We, and our competitors, have developed improved products, and we will need to continue to do so in the future. If we are unable to develop new products, identify business strategies and timely introduce competitive product offerings to meet technological shifts, or we are unable to execute successfully, our business and results of operations may be adversely affected.

When we develop new products with higher capacity and more advanced technology, our results of operations may decline because the increased difficulty and complexity associated with producing these products increases the likelihood of reliability, quality or operability problems. If our products experience increases in failure rates, are of low quality or are not reliable, customers may reduce their purchases of our products, our factory utilization may decrease and our manufacturing rework and scrap costs and our service and warranty costs may increase. In addition, a decline in the reliability of our products may make it more difficult for us to effectively compete with our competitors.

Additionally, we may be unable to produce new products that have higher capacities and more advanced technologies in the volumes and timeframes that are required to meet customer demand. We are transitioning to key areal density recording technologies that use HAMR technology to increase HDD capacities. If our transitions to more advanced technologies, including the transition to HDDs utilizing HAMR technology, require development and production cycles that are longer than anticipated or if we otherwise fail to implement new HDD technologies successfully, we may lose sales and market share, which could significantly harm our financial results.

We may not be able to generate sufficient cash flows from operations and our investments to meet our liquidity requirements, including servicing our indebtedness.

Our business may not generate sufficient cash flows to enable us to meet our liquidity requirements, including working capital, capital expenditures, product development efforts, investments, servicing our indebtedness and other general corporate requirements. If we cannot fund our liquidity requirements, we may have to reduce or delay capital expenditures, product development efforts, investments and other general corporate expenditures. We cannot assure you that any of these remedies would, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit us to meet our obligations, which would affect our results of operations.

We are leveraged and require significant amounts of cash to service our debt. Our debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities and reduce our options for capital allocation. Our high level of debt presents the following risks:

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we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements;

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our substantial leverage increases our vulnerability to economic downturns, decreased availability of capital, and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

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our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry, and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

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our level of debt may restrict us from raising, or make it more costly to raise, additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements; and

•	covenants in our debt instruments limit our ability to pay future dividends or make other restricted payments and investments.

In addition, in the event that we need to refinance all or a portion of our outstanding debt as it matures or incur additional debt to fund our operations, we may not be able to obtain terms as favorable as the terms of our existing debt or refinance our existing debt at all. If prevailing interest rates or other factors result in higher interest rates upon refinancing, then the interest expense relating to the refinanced debt would increase. Furthermore, if any rating agency changes our credit rating or outlook, our debt and equity securities could be negatively affected, which could adversely affect our ability to refinance existing debt or raise additional capital.

We may not be successful in our efforts to grow our EDS and SSD revenues.

We have made and continue to make investments to grow our EDS and SSD revenues. Our ability to grow EDS and SSD revenues is subject to the following risks:

•	we may be unable to accurately estimate and predict data center capacity and requirements;
•	we may not be able to offer compelling solutions to enterprises and consumers;
•	we may be unable to obtain cost effective supply of NAND flash memory in order to offer competitive SSD solutions; and
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our cloud systems revenues generally have a longer sales cycle, and growth is likely to depend on relatively large customer orders, which may increase the variability of our results of operations and the difficulty of matching revenues with expenses.

Our results of operations and share price may be adversely affected if we are not successful in our efforts to grow our revenues as anticipated. In addition, our growth in these markets may bring us into closer competition with some of our customers or potential customers, which may decrease their willingness to do business with us.

Changes in the macroeconomic environment may in the future negatively impact our results of operations.

Changes in macroeconomic conditions may affect consumer and enterprise spending, and as a result, our customers may postpone or cancel spending in response to volatility in credit and equity markets, negative financial news and/or declines in income or asset values, all of which may have a material adverse effect on the demand for our products and/or result in significant decreases in our product prices. Other factors that could have a material adverse effect on demand for our products and on our financial condition and results of operations include conditions in the labor market, healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer and business spending behavior.

Macroeconomic developments such as the withdrawal of the United Kingdom (“U.K.”) from the European Union (“EU”), slowing economies in parts of Asia and the Americas, increased tariffs between the US and China, Mexico and other countries, or adverse economic conditions worldwide resulting from the COVID-19 pandemic and efforts of governments and private industry to slow the pandemic through stay at home orders, social distancing requirements and other disease control measures could negatively affect our business, operating results or financial condition which, in turn, could adversely affect the price of our ordinary shares. A general weakening of, and related declining corporate confidence in, the global economy or the curtailment in government or corporate spending could cause current or potential customers to reduce their information technology (“IT”) budgets or be unable to fund data storage systems, which could cause customers to delay, decrease or cancel purchases of our products or cause customers not to pay us or to delay paying us for previously purchased products and services.

Our quarterly results of operations fluctuate, sometimes significantly, from period to period, and may cause our share price to decline.

Our quarterly revenue and results of operations fluctuate, sometimes significantly, from period to period. These fluctuations, which we expect to continue, have been and may continue to be precipitated by a variety of factors, including:

•	uncertainty in global economic and political conditions which may pose a risk to the overall economy or specific geographies or industries and adversely affect our customers’ purchasing behavior;
•	adverse changes in the level of economic activity in the major regions in which we do business;
•	competitive pressures resulting in lower selling prices by our competitors which may shift demand away from our products toward those of our competitors;
•	delays or problems in our introduction of new, more cost-effective products, the inability to achieve high production yields or delays in customer qualification or initial product quality issues;
•	changes in purchasing patterns of our customers;
•	application of new or revised industry standards;
•	disruptions in our supply chain;
•	increased costs or adverse changes in availability of supplies of raw materials or components;
•	the impact of corporate restructuring activities that we have and may continue to engage in;
•	changes in the demand for the computer systems and data storage products that contain our products due to seasonality, economic conditions and other factors;
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shifting trends in customer demand which, when combined with overproduction of particular products, particularly when the industry is served by multiple suppliers, results in unfavorable supply and demand imbalances;

•	our high proportion of fixed costs, including research and development expenses;
•	any impairments in goodwill or other long-lived assets;
•	announcements of new products, services or technological innovations by us or our competitors;
•	changes in tax laws, regulatory requirements, including export regulations or tariffs, or accounting standards; and
•	adverse changes in the performance of our products.

As a result, we believe that quarter-to-quarter and year-over-year comparisons of our revenue and results of operations may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. Our results of operations in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in our market value.

We experience seasonal declines in the sales of our products during the second half of our fiscal year which may adversely affect our results of operations.

Sales of computers, storage subsystems and consumer electronic devices tend to be seasonal, and therefore, we expect to continue to experience seasonality in our business as we respond to variations in our customers’ demand for our products. In particular, we anticipate that sales of our products will continue to be lower during the second half of our fiscal year. In the desktop and notebook, consumer and gaming storage legacy markets applications of our data storage business, this seasonality is partially attributable to the historical trend of our customers’ increased sales of desktop computers, notebook computers and consumer electronics during the back-to-school and winter holiday season. In the desktop and notebook, consumer and gaming storage legacy markets, our sales are seasonal because of the purchasing cycles of our end users. We also experience seasonal reductions in the business activities of our customers during international holidays like Lunar New Year, as well as in the summer months (particularly in Europe), which typically result in lower sales during those periods. Since our working capital needs peak during periods in which we are increasing production in anticipation of orders that have not yet been received, our results of operations will fluctuate seasonally even if the forecasted demand for our products proves accurate. Furthermore, it is difficult for us to evaluate the degree to which this seasonality may affect our business in future periods because of the rate and unpredictability of product transitions and new product introductions, as well as macroeconomic conditions.

We have a long and unpredictable sales cycle for nearline and mission critical storage solutions, which impairs our ability to accurately predict our financial and operating results in any period and may adversely affect our ability to forecast the need for investments and expenditures.

Our nearline and mission critical storage solutions are technically complex and we typically supply them in high quantities to a small number of customers. Many of our products are also tailored to meet the specific requirements of individual customers, and are often integrated by our customers into the systems and products that they sell. Factors that affect the length of our sales cycle include:

•	the time required for developing, testing and evaluating our products before they are deployed;
•	the size of the deployment; and
•	the complexity of system configuration necessary to deploy our products.

As a result, our sales cycle for nearline and mission critical storage solutions is often in excess of one year and frequently unpredictable. Given the length of development and qualification programs and unpredictability of the sales cycle, we may be unable to accurately forecast product demand, which may result in lost sales or excess inventory and associated inventory reserves or write-downs, each of which could harm our business, financial condition and results of operations.

We may be adversely affected by the loss of, or reduced, delayed or canceled purchases by, one or more of our key customers.

Some of our key customers account for a large portion of our revenue. While we have long-standing relationships with many of our customers, if any of our key customers were to significantly reduce their purchases from us, or we were prohibited or restricted by law, regulation or other governmental action from selling to those key customers, our results of operations would be adversely affected. Although sales to key customers may vary from period to period, a key customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new key customers usually require that we pass a lengthy and rigorous qualification process at the customer’s expense. Accordingly, it may be difficult or costly for us to attract new key customers.

Additionally, if there is consolidation among our customer base, our customers may be able to command increased leverage in negotiating prices and other terms of sale, which could adversely affect our profitability. Furthermore, if, as a result of increased leverage, customer pressures require us to reduce our pricing such that our gross profits are diminished, it might not be feasible to sell our products to a particular customer, which could result in a decrease in our revenue. Consolidation among our customer base may also lead to reduced demand for our products, replacement of our products by the combined entity with those of our competitors and cancellations of orders, each of which could adversely affect our results of operations. If a significant transaction or regulatory impact involving any of our key customers results in the loss of or reduction in purchases by these key customers, it could have a materially adverse effect on our business, results of operations and financial condition.

We are dependent on sales to distributors and retailers, which may increase price erosion and the volatility of our sales.

A substantial portion of our sales has been to distributors of disk drive products. Certain of our distributors may also market other products that compete with our products. Product qualification programs in this distribution channel are limited, which increases the number of competing products that are available to satisfy demand, particularly in times of lengthening product cycles. As a result, purchasing decisions in this channel are based largely on price, terms and product availability. Sales volumes through this channel are also less predictable and subject to greater volatility than sales to our OEM customers. In addition, deterioration in business and economic conditions could exacerbate price erosion and volatility as distributors lower prices to compensate for lower demand and higher inventory levels. Our distributors’ ability to access credit for purposes of funding their operations may also affect purchases of our products by these customers. If distributors reduce their purchases of our products or prices decline significantly in this distribution channel or if distributors experience financial difficulties or terminate their relationships with us, our revenues and results of operations would be adversely affected.

In addition, retail sales of our legacy markets solutions traditionally experience seasonal variability in demand with higher levels of demand in the first half of our fiscal year driven by consumer spending in the back-to-school season from late summer to fall and the traditional holiday shopping season from fall to winter. Our ability to reach such consumers depends on us maintaining effective working relationships with major retailers and distributors. Failure to anticipate consumer demand for our branded solutions as well as an inability to maintain effective working relationships with retail and online distributors may adversely impact our future results of operations.

Our worldwide sales and manufacturing operations subject us to risks that may adversely affect our business related to disruptions in international markets, currency exchange fluctuations, longer payment cycles, potential adverse tax consequences, increased costs, our customers’ credit and access to capital, health-related risks (including pandemics such as COVID-19), investment risks, tariffs, privacy and protection of data, and access to personnel.

We have significant sales and manufacturing operations outside of the United States, including manufacturing facilities, sales personnel and customer support operations. We have manufacturing facilities in China, Malaysia, Northern Ireland, Singapore, Thailand, and the United States. Additionally, the manufacturing of some of our products is concentrated in certain geographical locations. The production of certain drive subassemblies are limited to Thailand and the production of media is limited to Singapore. We also generate a significant portion of our revenue from sales outside the United States. Disruptions in the economic, environmental, political, legal or regulatory landscape in these countries may have a material adverse impact on our manufacturing and sales operations.

Our worldwide operations are subject to economic, regulatory and other risks inherent in doing business internationally, including the following:

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Disruptions in International Markets. Disruptions in financial markets and the deterioration of the underlying economic conditions in the past in some countries, including the United Kingdom and those in Asia and the European Union have had an impact on our sales to customers located in, or whose end-user customers are located in, these countries.

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Fluctuations in Currency Exchange Rates. Prices for our products are denominated predominantly in US dollars, even when sold to customers that are located outside the US. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside of the US where we sell in dollars. This could adversely impact our sales and market share in such areas or increase pressure on us to lower our price, and adversely impact our profit margins. In addition, we have revenue and expenses denominated in currencies other than the dollar, primarily the Thai Baht, Singaporean dollar, Chinese Renminbi and British Pound Sterling, which further exposes us to adverse movements in foreign currency exchange rates. A weakened dollar could increase the effective cost of our expenses such as payroll, utilities, tax and marketing expenses, as well as overseas capital expenditures. Any of these events could have a material adverse effect on our results of operations. We have attempted to manage the impact of foreign currency exchange rate changes by, among other things, entering into foreign currency forward exchange contracts from time to time, which could be designated as cash flow hedges or not designated as hedging instruments. Our hedging strategy may be ineffective, and specific hedges may expire and not be renewed or may not offset any or more than a portion of the adverse financial impact resulting from currency variations. The hedging activities may not cover our full exposure, subject us to certain counterparty credit risks and may impact our results of operations. See “Financial Risk Management” of this report for additional information about our foreign currency exchange risk.

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Longer Payment Cycles. Our customers outside of the United States are sometimes allowed longer time periods for payment than our US customers. This increases the risk of nonpayment due to the possibility that the financial condition of particular customers may worsen during the course of the payment period.

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Potential Adverse Tax Consequences. We are incorporated in Ireland and have offices, operations, and subsidiaries in many countries around the world. Our international operations create a risk of potential adverse tax consequences, including imposition of withholding or other taxes on payments by our subsidiaries. In addition, our taxable income in any jurisdiction is dependent upon acceptance of our operational practices and intercompany transfer pricing by local tax authorities as being on an arm’s length basis. Due to inconsistencies in application of the arm’s length standard among taxing authorities, as well as a lack of adequate treaty-based protection, transfer pricing challenges by tax authorities could, if successful, substantially increase our income tax expense. We are subject to tax audits around the world, and are under audit in various jurisdictions, and such jurisdictions have in the past assessed and may in the future assess additional income tax against us. Although we believe our tax positions are reasonable, the final determination of tax audits could be materially different from our recorded income tax provisions and accruals. The ultimate results of an audit could have a material adverse effect on our results of operations or cash flows in the period or periods for which that determination is made and could result in increases to our overall tax expense in subsequent periods. In light of the ongoing fiscal challenges many countries are facing, various levels of government are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. In addition, the Organization for Economic Cooperation and Development’s Base Erosion and Profit Shifting recommendations are reshaping international tax rules in numerous countries. These actual and potential changes in the relevant tax laws applicable to corporate multinationals along with potential changes in accounting and other laws, regulations, administrative practices, principles and interpretations could increase the risk of double taxation, cause increased tax audit activity, and could impact our effective tax rate.

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Increased Costs. The shipping and transportation costs associated with our international operations are typically higher than those associated with our US operations, resulting in decreased operating margins in some countries. Volatility in fuel costs, political instability or constraints in or increases in the costs of air transportation may lead us to develop alternative shipment methods, which could disrupt our ability to receive raw materials, or ship finished product, and as a result our business and results of operations may be harmed.

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Credit and Access to Capital Risks. Our customers could have reduced access to working capital due to global economic conditions, higher interest rates, reduced bank lending resulting from contractions in the money supply or the deterioration in the customer’s, or their bank’s financial condition or the inability to access other financing, which would increase our credit and non-payment risk, and could result in an increase in our operating costs or a reduction in our revenue. In addition, some of our OEM customers have adopted a subcontractor model that requires us to contract directly with companies, such as original design manufacturers, that provide manufacturing and fulfillment services to our OEM customers. Because these subcontractors are generally not as well capitalized as our direct OEM customers, this subcontractor model exposes us to increased credit risks. Our agreements with our OEM customers may not permit us to increase our product prices to alleviate this increased credit risk.

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Global Health Outbreaks. The occurrence of a pandemic disease, such as the recent COVID-19 pandemic, has impacted and may adversely impact our operations (including, without limitation, logistical and other operational costs) and the operations of some of our key direct and indirect suppliers and customers. The reactions by governments and private industry to such diseases have also disrupted and could continue to disrupt the availability, timeliness and reliability of the supply chains and distribution networks we rely on.

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Privacy and Protection of Data. Our business is subject to a number of laws, rules and regulations in the countries where we operate pertaining to the collection, processing, security, use, retention and transfer of information about our customers, consumers and employees. For example, the General Data Protection Regulation (“GDPR”), which is in effect in the European Economic Area (“EEA”), applies to our operations. The GDPR imposes stringent data protection requirements in the EEA and provides for greater penalties for noncompliance of up to the greater of 4% of worldwide annual revenue or €20 million. In China, we are monitoring legal and government advisory developments regarding the Chinese Cybersecurity Law and Draft Cybersecurity Review Measures for impacts to our business related to cross-border transfer limitations and evolving privacy, security, or data protection requirements. In the US, numerous federal and state laws, rules and regulations apply to our data handling practices. For example, California recently enacted legislation, the California Consumer Privacy Act (“CCPA”) which, among other things, requires new disclosures to California consumers and affords such consumers new abilities to opt-out of certain sales of personal information. The CCPA has required us to modify our data processing practices and policies and incur substantial compliance-

related costs and expenses. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), recently was certified by the California Secretary of State to appear on the ballot for the 3 November 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses. The US federal government and other states in the US also have proposed or enacted similar laws and regulations relating to privacy and data protection. Some countries have passed or are considering legislation limiting extraterritorial transfers of data, including requiring the local storage and processing of data or similar requirements. As a result of the 16 July 2020, European Court of Justice (“ECJ”), opinion in Case C-311/18 (Data Protection Commissioner v Facebook Ireland Limited and Maximillian Schrems), the EU-U.S. Privacy Shield Framework was deemed an invalid method of compliance with restrictions set forth in the GDPR regarding the transfer of personal data from EEA member states to the US and uncertainty was expressed regarding viability of the Standard Contractual Clauses option as a method of transferring personal data outside of the EEA. Present solutions to legitimize transfers of personal data from the EEA may be challenged or deemed insufficient, whether as a result of future ECJ rulings, changes in the GDPR (and EEA member states’ implementations thereof), successor EEA data protection regulations, or otherwise, and may have a material adverse effect on our business, including our data transfers, financial condition, operating results and reputation. Laws, rules and regulations relating to privacy and data protection evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement, and may be inconsistent from one jurisdiction to another. Compliance with various laws, rules, rulings, and regulations relating to privacy and data protection have required and may continue to require us to change our data practices, which resulted and may continue to result in increased costs, require significant changes to our business and operations and could otherwise have an adverse effect on our business and results of operations. Actual or perceived violations of privacy or data protection laws could result in adverse effects on our business and results of operations including damage to our brand and reputation, significant financial penalties and liability, governmental investigations and proceedings, private actions, and unanticipated changes to our data handling and processing practices. We cannot ensure that any limitation-of-liability provisions in our customer and user agreements, contracts with third-party vendors and service providers or other contracts are enforceable or adequate or would protect us from any liabilities or damages with respect to claims relating to a security breach or other security-related matter. Although our insurance policies include some liability coverage, if we experienced a widespread security breach or other incident then we could be subject to indemnity claims or other damages that either aren’t covered or exceed our insurance coverage. We also cannot be certain that our insurance coverage is adequate for data-handling or data-security liabilities incurred, or that insurance will continue to be available to us on economically reasonable terms or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more claims against us that exceed our insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results and reputation.

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Access to Personnel. There is substantial competition for qualified and capable personnel in certain jurisdictions in which we operate, including the US, Thailand, China and Singapore, which may make it difficult for us to recruit and retain qualified employees in sufficient numbers. The reductions in workforce that result from our historical restructurings have made and may continue to make it difficult for us to recruit and retain personnel. Increased difficulty in access to, or recruiting or retaining sufficient and adequate personnel in our international operations may lead to increased manufacturing and employment compensation costs, which could adversely affect our results of operations.

We are subject to counterparty default risks.

We have numerous arrangements with financial institutions that subject us to counterparty default risks, including cash and investment deposits, and foreign currency forward exchange contracts and other derivative instruments. As a result, we are subject to the risk that the counterparty to one or more of these arrangements will, voluntarily or involuntarily, default on its performance obligations. In times of market distress in particular, a counterparty may not comply with its contractual commitments that could then lead to it defaulting on its obligations with little or no notice to us, thereby limiting our ability to take action to lessen or cover our exposure. Additionally, our ability to mitigate our counterparty exposures could be limited by the terms of the relevant agreements or because market conditions prevent us from taking effective action. If one of our counterparties becomes insolvent or files for bankruptcy, our ability to recover any losses suffered as a result of that counterparty’s default may be limited by the liquidity of the counterparty or the applicable laws governing the bankruptcy proceedings. In the event of any such counterparty default, we could incur significant losses, which could have a material adverse effect on our business, results of operations, or financial condition.

Our business is subject to various laws, regulations and governmental policies that may cause us to incur significant expense.

Our business is subject to regulation under a wide variety of US federal and state and non-US laws, regulations and policies. There can be no assurance that laws, regulations and policies will not be changed in ways that will require us to modify our business model and objectives or affect our returns on investments by restricting existing activities and products, subjecting them to escalating costs or prohibiting them outright. In particular, legislative, regulatory or other areas of significance for our businesses that US and non-US governments have focused and continue to focus on, including antitrust and competition law, improper payments, data privacy and sovereignty, currency exchange controls that could restrict the movement of liquidity from particular jurisdictions, trade controls or tariffs on imports and exports in the US or other countries, complex economic sanctions and the enactment of US tax reform and potential further changes to global tax laws, have had and may continue to have an effect on our corporate structure, operations, sales, liquidity, capital requirements, effective tax rate and financial performance. China, Malaysia, Northern Ireland, Singapore and Thailand, in which we have significant operating assets, and the European Union each have exercised and continue to exercise significant influence over many aspects of their domestic economies including, but not limited to, fair competition, tax practices, anti-corruption, anti-trust, price controls and international trade.

In addition, regulation or government scrutiny may impact the requirements for marketing our products and slow our ability to introduce new products, resulting in an adverse impact on our business. Although we have implemented policies and procedures designed to ensure compliance, there can be no assurance that our employees, contractors or agents will not violate these or other applicable laws, rules and regulations to which we are and may be subject. Violations of these laws and regulations could lead to significant penalties, restraints on our export or import privileges, monetary fines, government investigations, disruption of our operating activities, damage to our reputation and corporate brand, criminal proceedings and regulatory or other actions that could materially adversely affect our results of operations. The political and media scrutiny surrounding a governmental investigation for the violation of such laws, even if an investigation does not result in a finding of violation, could cause us significant expense and collateral consequences, including reputational harm, that could have an adverse impact on our business, results of operations and financial condition.

Changes in US trade policy, including the imposition of sanctions or tariffs and the resulting consequences, may have a material adverse impact on our business and results of operations.

The US government has adopted a new approach to trade policy including in some cases to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements. The US government has also imposed tariffs on certain non-US goods, including information and communication technology products. These measures may materially increase costs for goods imported into the United States. This in turn could require us to materially increase prices to our customers which may reduce demand, or, if we are unable to increase prices to adequately address any tariffs, quotas or duties result in lowering our margin on products sold. Changes in US trade policy have resulted in, and could result in more, US trading partners adopting responsive trade policies, including imposition of increased tariffs, quotas or duties, making it more difficult or costly for us to export our products to those countries. The implementation of a border tax, tariff or higher customs duties on our products manufactured abroad or components that we import into the US, or any potential corresponding actions by other countries in which we do business, could negatively impact our financial performance. The US government also imposes sanctions through executive orders restricting US companies from conducting business activities with specified individuals and companies, and the sanctions imposed by the US government could be expanded in the future. If we are unable to conduct business with new or existing customers, our business, including revenue, profitability and cash flows, could be materially adversely affected.

We could suffer a loss of revenue and increased costs, exposure to significant liability including legal and regulatory consequences, reputational harm and other serious negative consequences in the event of cyber-attacks, ransomware or other cyber security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our customers or other third parties.

Our operations are dependent upon our ability to protect our computer equipment and the electronic data stored in our databases. We manage and store various proprietary information and sensitive or confidential data relating to our operations. As our operations become more automated and increasingly interdependent, our exposure to the risks posed by storage and maintenance of data will continue to increase. The measures we have implemented to secure our computer equipment and electronic data have been and may continue to be vulnerable to phishing, employee error, hacking, malfeasance, system error or other irregularities and may not be sufficient for all eventualities, including sustained maintenance of remote working requirements. The insurance coverage we maintain that is intended to address certain data security risks, may be insufficient to cover all types of claims or losses that may arise. We have been, and will likely continue to be, subject to computer viruses or other malicious codes, cyber-attacks or other computer-related attempts to breach the IT systems we use for these purposes. We have been and may also continue be subject to IT system failures and network disruptions due to these factors. Experienced computer programmers and hackers may be able to penetrate our network security, misappropriate or compromise our confidential information or that of third-parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. Such attempts are increasing in technical sophistication, number and the ability to evade detection or to obscure such activities. Although we take steps to protect against and detect such attempts, our efforts may not be sufficient for all eventualities, including sustained maintenance of remote working requirements. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system.

The costs to us to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber-incident could be significant. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service, and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions. We could lose existing or potential customers for outsourcing services or other IT solutions in connection with any actual or perceived security vulnerabilities in our products. Some of our products contain encryption and other measures to protect third-party content stored on our products. Such measures may be compromised, breached or circumvented by sophisticated attackers and losses or unauthorized access to or releases of confidential information may occur. Breaches of our security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers or other third-parties, has exposed us and could expose us, our vendors and customers or other third-parties affected to a risk of loss or misuse of this information, result in litigation or governmental investigations and potential liability for us, damage our brand and reputation or otherwise harm our business. Failure to meet our contractual obligations to promote information security with certain customers may result in liability, including additional costs, indemnification claims, litigation and damage to our brand and reputation. In addition, we rely in certain limited capacities on third-party data management providers whose possible security problems and security vulnerabilities may have similar effects on us. Our business, brand and reputation could also be adversely affected by media or other reports of perceived security vulnerabilities in our products, network or processes, even if unsubstantiated.

We are subject to laws, rules and regulations in the US, UK, EU and other countries relating to the collection, use, and security of user data. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that require us to notify vendors, customers or employees of a data security breach. We have incurred, and will continue to incur, significant expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards and contractual obligations. These laws, protocols and standards continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing international requirements has caused and may continue to cause us to incur substantial costs or required or may continue to require us to change our business practices. If we fail to comply with applicable federal, state or international privacy-related or data protection laws we may be subject to proceedings by governmental entities and incur penalties, significant legal liability or reputational harm.

We must successfully maintain and upgrade our IT systems, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

From time to time, we expand and improve our IT systems to support our business going forward. Consequently, we are in the process of implementing, and will continue to invest in and implement, modifications and upgrades to our IT systems and procedures, including making changes to legacy systems or acquiring new systems with new functionality, and building new policies, procedures, training programs and monitoring tools, including in connection with the sustained maintenance of remote working requirements. These types of activities subject us to inherent costs and risks associated with changing and acquiring these systems, policies, procedures and monitoring tools, including capital expenditures, additional operating expenses, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems policies, procedures or monitoring tools into our current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, difficulties with implementing new technology systems, delays in our timeline for planned improvements, significant system failures or our inability to successfully modify our IT systems, policies, procedures or monitoring tools to respond to changes in our business needs have caused and may continue to cause disruptions in our business operations and may have a material adverse effect on our business, financial condition and results of operations.

If we experience shortages or delays in the receipt of, or cost increases in, critical components, equipment or raw materials necessary to manufacture our products, we may suffer lower operating margins, production delays and other material adverse effects.

The cost, quality, availability and supply of components, subassemblies, certain equipment and raw materials used to manufacture our products and key components like recording media and heads are critical to our success. Particularly important for our products are components such as read/write heads, substrates for recording media, ASICs, spindle motors, printed circuit boards, suspension assemblies and NAND flash memory. In addition, the equipment we use to manufacture our products and components is frequently custom made and comes from a few suppliers and the lead times required to obtain manufacturing equipment can be significant.

We rely on sole direct and indirect suppliers or a limited number of direct and indirect suppliers for some or all of these components that we do not manufacture, including substrates for recording media, read/write heads, ASICs, spindle motors, printed circuit boards, suspension assemblies and NAND flash memory. Many of such direct and indirect component suppliers are geographically concentrated, making our supply chain more vulnerable to regional disruptions such as severe weather, the occurrence of local or global health issues or pandemics (such as COVID-19), acts of terrorism and an unpredictable geopolitical climate, which may have a material impact on the production, availability and transportation of many components. For example, we have experienced and continue to experience disruptions in our supply chain due to the impact of the COVID-19 pandemic. If our direct and indirect vendors for these components are unable to meet our cost, quality, supply and transportation requirements, continue to remain financially viable or fulfill their contractual commitments and obligations, we could experience disruption in our supply chain, including shortages in supply or increases in production costs, which would materially adversely affect our results of operations.

Certain rare earth elements are critical in the manufacture of our products. We purchase components that contain rare earth elements from a number of countries, including China. We cannot predict whether any nation will impose regulations or trade barriers including tariffs, duties, quotas or embargoes upon the rare earth elements incorporated into our products that would restrict the worldwide supply of such metals or increase their cost. We have experienced increased costs and production delays when we were unable to obtain the necessary equipment or sufficient quantities of some components, and/or have been forced to pay higher prices or make volume purchase commitments or advance deposits for some components, equipment or raw materials that were in short supply in the industry in general. Further, if our customers experience shortages of components or materials used in their products it could result in a decrease in demand for our products and have an adverse effect on our results of operations. If any major supplier were to restrict the supply available to us or increase the cost of the rare earth elements used in our products, we could experience a shortage in supply or an increase in production costs, which would adversely affect our results of operations.

From time to time, we may be subject to litigation, government investigations or governmental proceedings, which may adversely impact our results of operations and financial condition.

From time to time, we have been and may continue to be involved in various legal, regulatory or administrative investigations, negotiations or proceedings arising in the normal course of business. In the event of litigation, government investigations or governmental proceedings, we are subject to the inherent risks and uncertainties that may result if outcomes differ from our expectations. In the event of adverse outcomes in any litigation, investigation or government proceeding, we could be required to pay substantial damages, fines or penalties and cease certain practices or activities, which could materially harm our business.

The costs associated with litigation and government investigations can also be unpredictable depending on the complexity and length of time devoted to such litigation or investigation. Litigation, investigations or government proceedings may also divert the efforts and attention of our key personnel, which could also harm our business.

If we do not control our fixed costs, we will not be able to compete effectively in our industry.

We continually seek to make our cost structure and business processes more efficient. We are focused on increasing workforce flexibility and scalability, and improving overall competitiveness by leveraging our global capabilities, as well as external talent and skills, worldwide. Our strategy involves, to a substantial degree, increasing revenue and exabytes volume while at the same time controlling operating expenses. If we do not control our operating expenses, our ability to compete in the marketplace may be impaired. In the past, activities to reduce operating costs have included closures and transfers of facilities, significant personnel reductions, restructuring efforts and efforts to increase automation. Our restructuring efforts may not yield the intended benefits and may be unsuccessful or disruptive to our business operations which may materially adversely affect our financial results.

Shortages or delays in critical components, as well as reliance on single-source suppliers, can affect our production and development of products and may harm our operating results.

We are dependent on a limited number of qualified suppliers who provide critical materials or components. If there is a shortage of, or delay in supplying us with, critical components, equipment or raw materials, then:

•	it is likely that our suppliers would raise their prices and, if we could not pass these price increases to our customers, our operating margin would decline;
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we may have to reengineer some products, which would likely cause production and shipment delays, make the reengineered products more costly and provide us with a lower rate of return on these products;

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we would likely have to allocate the components we receive to certain of our products and ship less of others, which could reduce our revenues and could cause us to lose sales to customers who could purchase more of their required products from manufacturers that either did not experience these shortages or delays or that made different allocations; and

•	we may be late in shipping products, causing potential customers to make purchases from our competitors, thus causing our revenue and operating margin to decline.

We cannot assure you that we will be able to obtain critical components in a timely and economic manner. Many of our suppliers’ manufacturing facilities are fully utilized. If they fail to invest in additional capacity or deliver components in the required timeframe, such failure would have an impact on our ability to ramp new products, and may result in a loss of revenue or market share if our competitors did not utilize the same components and were not affected.

We often aim to lead the market in new technology deployments and leverage unique and customized technology from single source suppliers who are early adopters in the emerging market. Our options in supplier selection in these cases are limited and the supplier based technology has been and may continue to be single sourced until wider adoption of the technology occurs and any necessary licenses become available. In such cases, any technical issues in the supplier’s technology may cause us to delay shipments of our new technology deployments and harm our financial position.

If revenues fall or customer demand decreases significantly, we may not meet all of our purchase commitments to certain suppliers.

From time to time, we enter into long-term, non-cancelable purchase commitments or make large up-front investments with certain suppliers in order to secure certain components or technologies for the production of our products or to supplement our internal manufacturing capacity for certain components. If our actual revenues in the future are lower than our projections or if customer demand decreases significantly below our projections, we may not meet all of our purchase commitments with these suppliers. As a result, it is possible that our revenues will not be sufficient to recoup our up-front investments, in which case we will have to shift output from our internal manufacturing facilities to these suppliers or make penalty-type payments under the terms of these contracts. Additionally, because our markets are volatile, competitive and subject to rapid technology and price changes, we face inventory and other asset risks in the event we do not fully utilize firm purchase commitments.

The loss of key executive officers and employees could negatively impact our business prospects.

Our future performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales and product development personnel. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and product development personnel. We have experienced intense competition for personnel, and we cannot assure you that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining personnel in the future. Additionally, because a portion of our key personnel’s compensation is contingent upon the performance of our business, including through cash bonuses and equity compensation, when our results of operations or financial condition are negatively impacted, we may be at a competitive disadvantage for retaining and hiring employees. The loss of one or more of our key personnel or the inability to hire and retain key personnel could have a material adverse effect on our business, results of operations and financial condition.

Due to the complexity of our products, some defects may only become detectable after deployment.

Our products are highly complex and are designed to operate in and form part of larger complex networks and storage systems. Our products may contain a defect or be perceived as containing a defect by our customers, as a result of improper use or maintenance. Lead times required to manufacture certain components are significant, and a quality excursion may take significant time and resources to remediate. Defects in our products, third-party components or in the networks and systems of which they form a part, directly or indirectly, have resulted in and may in the future result in:

•	increased costs and product delays until complex solution level interoperability issues are resolved;
•	costs associated with the remediation of any problems attributable to our products;
•	loss of or delays in revenues;
•	loss of customers;
•	failure to achieve market acceptance and loss of market share;
•	increased service and warranty costs; and
•	increased insurance costs.

Defects in our products could also result in legal actions by our customers for property damage, injury or death. Such legal actions, including but not limited to product liability claims could exceed the level of insurance coverage that we have obtained. Any significant uninsured claims could significantly harm our financial condition.

We may pursue strategic alliances, acquisitions, joint ventures and investment opportunities that involve risks that could adversely affect our results of operations.

From time to time, we pursue strategic alliances, acquisitions, joint ventures and investments in other companies that are complementary to our business. There is substantial competition for attractive strategic alliance, acquisition, joint venture and investment candidates. Therefore, we may not be able to identify suitable strategic alliances, acquisition, joint venture, or investment candidates. Even if we can identify them, the terms on which we are able to consummate a transaction may not be commercially reasonable for us to pursue. We cannot assure you that we will be able to partner with, acquire or invest in suitable candidates, or integrate acquired technologies or operations successfully into our existing technologies and operations. Moreover, our ability to finance potential strategic alliances, acquisitions, joint ventures or investments may be limited by market conditions, our leverage level, the covenants contained in the instruments that govern our outstanding indebtedness, and any agreements governing any other debt we may incur. In addition, our cash reserves could diminish significantly as a result of any acquisitions, joint ventures, strategic alliances or other investments we pursue. Even if we are successful in forming strategic alliances or acquiring, forming joint ventures with or making investments in other companies, we cannot be certain that we will realize the anticipated benefits or synergies of any strategic alliance, acquisition, joint venture or investment that we pursue, which could cause, among other things, an impairment of goodwill or intangible assets. If our goodwill or net intangible assets become impaired, we may be required to record a charge to our Consolidated Statements of Comprehensive Income which would adversely affect our financial results.

Political events, war, terrorism, natural disasters, public health issues and other circumstances could materially adversely affect our results of operations and financial condition.

War, terrorism, geopolitical uncertainties, natural disasters, public health issues and other business interruptions have caused and could cause damage or disruption to international commerce and the global economy, and thus could have a strong negative effect on our business, our direct and indirect suppliers, logistics providers, manufacturing vendors and customers. Our business operations are subject to interruption by natural disasters such as floods and earthquakes, fires, power or water shortages, terrorist attacks, other hostile acts, labor disputes, public health issues (such as the COVID-19 pandemic), and other events beyond our control. Such events may decrease demand for our products, make it difficult or impossible for us to make and deliver products to our customers or to receive components from our direct and indirect suppliers, and create delays and inefficiencies in our supply chain. In the event of a natural disaster, losses and significant recovery time could be required to resume operations and our financial condition and results of operations could be materially adversely affected. Should major public health issues, including pandemics, arise, we could be negatively affected by stringent employee travel restrictions, additional limitations or cost increases in freight and other logistical services, governmental actions limiting the movement of products or employees between regions, increases in or changes to data collection and reporting obligations, delays in production ramps of new products, and disruptions in our operations and those of some of our key direct and indirect suppliers and customers. For example, the recent COVID-19 pandemic has resulted in government-imposed travel restrictions, border closures, stay-at-home orders, facility closures or operating constraints in a number of locations including, but not limited to, China, Malaysia, Singapore and the United States, disruptions in our operations and those of our suppliers, partners, and customers, increases in air freight rates, limited numbers of employees available to staff manufacturing operations, and shortages of supplies of personal protective equipment required for our manufacturing operations. If any of these circumstances continue for an extended period of time, our manufacturing ability and capacity, or those of our key direct and indirect suppliers or customers, could be impacted, and our results of operations and financial condition could be adversely affected.

Failure to comply with applicable environmental laws and regulations, customer requirements and regulations regarding conflicts minerals and other laws and regulations applicable to our business could have a material adverse effect on our business, results of operations and financial condition.

The sale and manufacturing of products in certain states and countries has and may continue to subject us and our suppliers to state, federal and international laws and regulations governing protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, restrictions on the presence of certain substances in electronic products and the responsibility for environmentally safe disposal or recycling. We endeavor to ensure that we and our suppliers comply with all applicable environmental laws and regulations, however, compliance has increased and may continue to increase our operating costs and may otherwise impact future financial results. If additional or more stringent requirements are imposed on us in the future, we could incur additional operating costs and capital expenditures. If we fail to comply with applicable environmental laws, regulations, initiatives, or standards of conduct, our customers may refuse to purchase our products and we could be subject to fines, penalties and possible prohibition of sales of our products into one or more states or countries, liability to our customers and damage to our reputation, which could result in a material adverse effect on our financial condition or results of operations.

SEC rules require certain disclosures regarding the use of specified minerals, often referred to as conflict minerals, that are necessary to the functionality or production of products manufactured or contracted to be manufactured. These rules could affect our ability to source, directly or indirectly, certain materials used in our products at competitive prices and could impact the availability of certain minerals used in the manufacture of our products, including gold, tantalum, tin and tungsten. As there may be only a limited number of suppliers of “conflict free” minerals, we cannot be sure that we will be able to obtain necessary conflict free minerals in sufficient quantities or at competitive prices. Our customers, including our OEM customers, may require that our products be free of conflict minerals, and our revenues and margins may be harmed if we are unable to procure conflict free minerals at a reasonable price, or at all, or are unable to pass through any increased costs associated with meeting these demands. We may also face challenges with government regulators and our customers and suppliers if we are unable to sufficiently verify that the metals used in our products are conflict free. Furthermore, our customers and manufacturing stakeholders may place increased demands on our compliance framework which may in turn negatively impact our relationships with our suppliers. If we are unable to comply with requirements regarding the use of conflict and other minerals, our business, financial condition or results of operations may be materially adversely affected.

Any cost reduction initiatives that we undertake may not deliver the results we expect, and these actions may adversely affect our business.

From time to time, we engage in restructuring plans that have resulted and may continue to result in workforce reduction and consolidation of our real estate facilities and our manufacturing footprint. In addition, management will continue to evaluate our global footprint and cost structure, and additional restructuring plans are expected to be formalized. As a result of our restructurings, we have experienced and may in the future experience a loss of continuity, loss of accumulated knowledge, disruptions to our operations and inefficiency during transitional periods. Additionally, global footprint consolidation and reduction in excess capacity may result in us being unable to respond to increases in forecasted volume of customer demand and loss of revenue opportunity if our competitors have underutilized factories. Any cost-cutting measures could impact employee retention. In addition, we cannot be sure that any future cost reductions or global footprint consolidations will deliver the results we expect, be successful in reducing our overall expenses as we expect or that additional costs will not offset any such reductions or global footprint consolidation. If our operating costs are higher than we expect or if we do not maintain adequate control of our costs and expenses, our results of operations may be adversely affected.

Our ability to use our net operating loss and tax credit carryforwards may be limited.

The use of a portion of our US net operating loss and tax credit carryforwards is subject to annual limitations pursuant to US tax law. Sections 382 and 383 of the US Internal Revenue Code generally impose annual limitations on the amount of net operating loss and tax credit carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in ownership. As a result, future changes in ownership could put further limitations on the availability of our net operating loss or tax credit carryforwards. See “Note 5. Income Taxes” contained in this report for, among other things, a description of current net operating loss and tax credit carryforward limitations.

We are at times subject to intellectual property proceedings and claims which could cause us to incur significant additional costs or prevent us from selling our products, and which could adversely affect our results of operations and financial condition.

We are subject from time-to-time to legal proceedings and claims, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us, or our customers, in connection with the use of our products. Intellectual property litigation can be expensive and time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business. In addition, intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, which may cause actual results to differ materially from our expectations. Patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. Some of the actions that we face from time-to-time seek injunctions against the sale of our products and/or substantial monetary damages, which, if granted or awarded, could materially harm our business, financial condition and operating results.

We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. We may not be aware of currently filed patent applications that relate to our products or technology. If patents are later issued on these applications, we may be liable for infringement. If our products were found to infringe the intellectual property rights of others, we could be required to pay substantial damages, cease the manufacture, use and sale of infringing products in one or more geographic locations, expend significant resources to develop non-infringing technology, discontinue the use of specific processes or obtain licenses to the technology infringed. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully to avoid infringement. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products, which could adversely affect our results of operations and financial condition. See “Note 14. Legal, Environmental and Other Contingencies” contained in this report for a description of pending intellectual property proceedings.

We may be unable to protect our intellectual property rights, which could adversely affect our business, financial condition and results of operations.

We rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements, security measures and licensing arrangements to protect our intellectual property rights. In the past, we have been involved in significant and expensive disputes regarding our intellectual property rights and those of others, including claims that we may be infringing patents, trademarks and other intellectual property rights of third-parties. We expect that we will be involved in similar disputes in the future.

There can be no assurance that:

•	any of our existing patents will continue to be held valid, if challenged;
•	patents will be issued for any of our pending applications;
•	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
•	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage;
•	we will be able to protect our trade secrets and other proprietary information through confidentiality agreements with our customers, suppliers and employees and through other security measures; and
•	others will not gain access to our trade secrets.

In addition, our competitors may be able to design their products around our patents and other proprietary rights. Enforcement of our rights often requires litigation. If we bring a patent infringement action and are not successful, our competitors would be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully countersue us for infringement of their patents or assert a counterclaim that our patents are invalid or unenforceable.

Furthermore, we have significant operations and sales in countries where intellectual property laws and enforcement policies are often less developed, less stringent or more difficult to enforce than in the United States. Therefore, we cannot be certain that we will be able to protect our intellectual property rights in jurisdictions outside the United States.

The price of our ordinary shares may be volatile and could decline significantly.

The market price of our ordinary shares has experienced price fluctuations and could be subject to wide fluctuations in the future. The market price of our ordinary shares has fluctuated and may continue to fluctuate significantly in response to various factors including:

•

general uncertainty in stock market conditions occasioned by global economic conditions and negative financial news unrelated to our business or industry, including the impact of the recent COVID-19 pandemic;

•	the timing and amount of our share repurchases;
•	actual or anticipated variations in our results of operations;
•	announcements of innovations, new products or significant price reductions by us or our competitors, including those competitors who offer alternative storage technology solutions;
•	our failure to meet our guidance or the performance estimates of investment research analysts;
•	the timing of announcements by us or our competitors of significant contracts or acquisitions;
•	significant announcements by or changes in financial condition of a large customer;
•	general stock market conditions;
•	actual or perceived security breaches or security vulnerabilities;
•	the occurrence of major catastrophic events;
•	changes in financial estimates by investment research analysts;
•	actual or anticipated changes in the credit ratings of our indebtedness by rating agencies; and
•	the sale of our ordinary shares held by certain equity investors or members of management.

Market price fluctuations of our ordinary shares has impacted and could continue to impact the value of our equity compensation, which could affect our ability to recruit and retain employees. In addition, in the past, following periods of decline in the market price of a company’s securities, class action lawsuits have often been pursued against that company. If similar litigation were pursued against us, it could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

Any decision to reduce or discontinue the payment of cash dividends to our shareholders or the repurchase of our ordinary shares pursuant to our previously announced share repurchase program could cause the market price of our ordinary shares to decline significantly.

Although historically we have announced regular cash dividend payments and a share repurchase program, we are under no obligation to pay cash dividends to our shareholders in the future at historical levels or at all or to repurchase our ordinary shares at any particular price or at all. The declaration and payment of any future dividends is at the discretion of our Board of Directors. Our previously announced share repurchase program may be suspended or discontinued at any time. Our payment of quarterly cash dividends and the repurchase of our ordinary shares pursuant to our share repurchase program are subject to, among other things, our financial position and results of operations, available cash and cash flow, capital and regulatory requirements, market and economic conditions, our ordinary share price and other factors. Any reduction or discontinuance by us of the payment of quarterly cash dividends or the repurchase of our ordinary shares pursuant to our share repurchase program could cause the market price of our ordinary shares to decline significantly. Moreover, in the event our payment of quarterly cash dividends or repurchases of our ordinary shares are reduced or discontinued, our failure to resume such activities at historical levels could result in a persistent lower market valuation of our ordinary shares.

Liquidity and Capital Resources

The following sections discuss the effects of changes in our balance sheet and cash flows, contractual obligations, and other commitments on our liquidity and capital resources. Our cash and cash equivalents are maintained in investments with remaining maturities of 90 days or less at the time of purchase. The principal objectives of our investment policy are the preservation of principal and maintenance of liquidity. We believe our cash equivalents are liquid and accessible. During fiscal year 2020, we reduced and restructured our long-term debt portfolio through a combination of new issuances, repurchases and exchanges to lower annual repayment levels by extending the maturity dates of certain notes and lowering the average interest rates. We operate in some countries that have restrictive regulations over the movement of cash and/or foreign exchange across their borders. However, we believe our sources of cash have been and will continue to be sufficient to meet our cash needs for the next 12 months. Although there can be no assurance, we believe that our financial resources, along with controlling our costs, will allow us to manage the potential impacts of the COVID-19 pandemic on our business operations for the foreseeable future. However, the challenges posed by COVID-19 to our industry and to our business are evolving rapidly and are highly uncertain and cannot be predicted at this time. Consequently, we will continue to evaluate our financial position in light of future developments, particularly those relating to COVID-19.

We are not aware of any downgrades, losses or other significant deterioration in the fair value of our cash equivalents from the values reported as of 3 July 2020.

Cash and Cash Equivalents

	As of
(US Dollars in millions)	3 July 2020	28 June 2019	Change

Cash and cash equivalents	$1,722	$2,220	$(498)

Our cash and cash equivalents decreased by $498 million from 28 June 2019 primarily as a result of repurchases of certain long-term debt of $1,137 million, repurchases of our ordinary shares of $850 million, dividends to our shareholders of $673 million and payments for capital expenditures of $585 million partially offset by net cash of $1,714 million provided by operating activities and net proceeds of $994 million from issuance of long-term debt. The following table summarizes results from the Consolidated Statement of Cash Flows for the periods indicated:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019

Net cash flow provided by (used in):
Operating activities	$1,714	$1,761
Investing activities	(635)	846
Financing activities	(1,605)	(2,212)
Effect of foreign currency exchange rates	(1)	(1)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(527)	$394

Cash Provided by Operating Activities

Cash provided by operating activities for fiscal year 2020 was approximately $1.7 billion and includes the effects of net income adjusted for non-cash items including depreciation, amortization, share-based compensation and:

•	an increase of $394 million in trade creditors, primarily due to timing of payments and an increase in materials purchased; partially offset by;

•	an increase of $166 million in inventories, primarily due to an increase in materials purchased for new product ramps and the potential for supply chain disruptions due to COVID-19; and

•	an increase of $127 million in trade debtors, primarily due to the timing of shipments.

Cash provided by operating activities for fiscal year 2019 was approximately $1.8 billion and includes the effects of net income adjusted for non-cash items including depreciation, amortization, share-based compensation, a release of valuation allowance related to our US deferred tax assets and:

•	a decrease of $204 million in trade debtors, primarily due to lower revenue; and

•	a decrease of $80 million in inventories, primarily due to a decrease in units built; partially offset by

•	a decrease of $268 million in trade creditors, primarily due to a decrease in direct material purchases; and

•	a decrease of $84 million in accrued employee compensation, primarily due to a decrease in our variable compensation expense.

Cash (Used in) Provided by Investing Activities

In fiscal year 2020, we used $0.6 billion for net cash investing activities, which was primarily due to payments for the purchase of property, equipment and leasehold improvements of approximately $585 million and payments for the purchase of investments of $58 million.

In fiscal year 2019, we received $0.8 billion for net cash investing activities, which was primarily due to proceeds of $1.3 billion from the redemption of an investment in non-convertible preferred stock of TMHC and the proceeds of $144 million primarily from the sale of certain properties, partially offset by the payments for the purchase of property, equipment and leasehold improvements of approximately $602 million.

Cash Used in Financing Activities

Net cash used in financing activities of $1.6 billion for fiscal year 2020 was primarily attributable to the following activities:

•	$1,137 million net repurchases of long-term debt;

•	$850 million in payments for repurchases of our ordinary shares;

•	$673 million in dividend payments; partially offset by

•	$498 million in net proceeds from borrowings under the Term Loan;

•	$496 million from the issuance of Senior Notes; and

•	$103 million in proceeds from the issuance of ordinary shares under employee stock plans.

Net cash used in financing activities of $2.2 billion for fiscal year 2019 was primarily attributable to the following activities:

•	$963 million in payments for repurchases of our ordinary shares;

•	$713 million in dividend payments; and

•	$574 million net repurchases of long-term debt.

Liquidity Sources and Going Concern

Our primary sources of liquidity as of 3 July 2020, consist of: (1) approximately $1.7 billion in cash and cash equivalents, (2) cash we expect to generate from operations and (3) subject to compliance with certain requirements under our control, up to $1.5 billion available for borrowing under our senior unsecured revolving credit facility (“Revolving Credit Facility”), which is part of our credit agreement (the “Credit Agreement”).

As of 3 July 2020, no borrowings had been drawn and no borrowings had been utilized for letters of credit or swing line loans issued under the Revolving Credit Facility. The Revolving Credit Facility is available for borrowings, subject to compliance with financial covenants and other customary conditions to borrowing.

The Credit Agreement includes three financial covenants: (1) interest coverage ratio, (2) total leverage ratio and (3) a minimum liquidity amount. The term of the Revolving Credit Facility is through 20 February 2024, and the maturity date of the Term Loan is 16 September 2025.

As of 3 July 2020, cash and cash equivalents held by non-Irish subsidiaries was $1.7 billion. This amount is potentially subject to taxation in Ireland upon repatriation by means of a dividend into our Irish parent. However, it is our intent to indefinitely reinvest earnings of non-Irish subsidiaries outside of Ireland and our current plans do not demonstrate a need to repatriate such earnings by means of a taxable Irish dividend. Should funds be needed in the Irish parent company and should we be unable to fund parent company activities through means other than a taxable Irish dividend, we would be required to accrue and pay Irish taxes on such dividend.

Given the impact of COVID-19 on our business, operating results, and financial condition, the Directors have placed a particular focus on the appropriateness of adopting the going concern basis in the preparation of the financial statements for the year ended 3 July 2020.

Our going concern assessment considers our Risk Factors, including those specific to the COVID-19 pandemic, and is dependent on a number of factors including financial performance and maintenance of supply chain operations. The going concern assessment has been performed for a period of at least 12 months from the approval of the financial statements. The following factors were considered in our going concern assessment:

•

Based on the results of our forecasting procedures and assessment of its liquidity requirements, we believe our sources of cash, including the undrawn revolving credit facility of $1.5 billion, have been and will continue to be sufficient to meet our cash needs for at least the next 12 months.

•	We believe that our cash equivalents are liquid and accessible.

•	We were in compliance with the covenants as of 3 July 2020 and expect to be in compliance for the next 12 months.

•

While there is a high level of uncertainty concerning the challenges posted by COVID-19 to our industry, we believe that its financial resources, along with controlling its costs, will allow us to manage the potential impacts of the COVID-19 pandemic on our business operations for the foreseeable future

Taking into account the financial resources available to us, it is management’s view, to the best of their current knowledge, that COVID-19 will not have a material adverse impact on our ability to continue as a going concern. Accordingly, the Directors have adopted the going concern basis in preparing the financial statements.

For additional information on factors that could impact our ability to fund our operations and meet our cash requirements, including the COVID-19 pandemic, see the section entitled “Principal Risks and Uncertainties” section of the Directors’ Report.

Cash Requirements and Commitments

Our liquidity requirements are primarily to meet our working capital, product development and capital expenditure needs, to fund scheduled payments of principal and interest on our indebtedness, and to fund our quarterly dividend and any future strategic investments. Our ability to fund these requirements will depend on our future cash flows, which are determined by future operating performance, and therefore, subject to prevailing global macroeconomic conditions and financial, business and other factors, some of which are beyond our control.

On 22 July 2020, our Board of Directors declared a quarterly cash dividend of $0.65 per share, which will be payable on 7 October 2020 to shareholders of record as of the close of business on 23 September 2020.

As of 3 July 2020, we were in compliance with all of the covenants under our debt agreements. Based on our current outlook and the information we currently have available to us, we expect to be in compliance with the covenants in our debt agreements over the next 12 months.

The carrying value of our debt as of 3 July 2020 and 28 June 2019 was $4.2 billion and $4.3 billion, respectively. The table below presents the principal amounts of our outstanding debt:

	As of
(US Dollars in millions)	3 July 2020	28 June 2019	Change

4.250% Senior Notes due March 2022	$229	$750	$(521)

4.750% Senior Notes due June 2023	546	941	(395)

4.875% Senior Notes due March 2024	500	500	—

4.750% Senior Notes due January 2025	479	920	(441)

4.875% Senior Notes due June 2027	505	690	(185)

4.091% Senior Notes due June 2029	500	—	500

4.125% Senior Notes due January 2031	500	—	500

5.75% Senior Notes due December 2034	490	490	—

LIBOR based Term Loan due September 2025	500	—	500

	$4,249	$4,291	$(42)

From time to time, we may repurchase any of our outstanding ordinary shares through private, open market, or broker assisted purchases, tender offers, or other means. During fiscal year 2020, we repurchased approximately 18 million of our ordinary shares including shares withheld for statutory tax withholdings related to vesting of employee equity awards. As of 3 July 2020, $1.3 billion remained available for repurchase under our existing repurchase authorization limit. All repurchases are effected as redemptions in accordance with our Constitution.

For fiscal year 2021, we expect capital expenditures to be at or below our long-term targeted range of 6% to 8% of revenue. We require substantial amounts of cash to fund any increased working capital requirements, future capital expenditures, scheduled payments of principal and interest on our indebtedness and payments of dividends. We will continue to evaluate and manage the retirement and replacement of existing debt and associated obligations, including evaluating the issuance of new debt securities, exchanging existing debt securities for other debt securities and retiring debt pursuant to privately negotiated transactions, open market purchases, tender offers or other means or otherwise. In addition, we may selectively pursue strategic alliances, acquisitions, joint ventures and investments, which may require additional capital.

Contractual Obligations and Commitments

Our contractual cash obligations and commitments as of 3 July 2020, are summarized in the table below:

		Fiscal Year(s)
(US Dollars in millions)	Total	2021	2022-2023	2024-2025	Thereafter
Contractual Cash Obligations:
Long-term debt	$4,249	$19	$825	$1,029	$2,376
Interest payments on debt	1,352	183	360	283	526
Purchase obligations (1)	1,251	1,088	68	95	—
Operating leases, including imputed interest (2)	148	15	25	8	100
Capital expenditures	326	274	51	1	—

Subtotal	7,326	1,579	1,329	1,416	3,002
Commitments:
Letters of credit or bank guarantees	104	94	1	—	9

Total	$7,430	$1,673	$1,330	$1,416	$3,011

(1)	Purchase obligations are defined as contractual obligations for the purchase of goods or services, which are enforceable and legally binding on us, and that specify all significant terms.
(2)	Includes total future minimum rent expense under non-cancelable leases for both occupied and vacated facilities (rent expense is shown net of sublease income). Refer to Note 6.—Leases for details.

As of 3 July 2020, we had a liability for unrecognized tax benefits and an accrual for the payment of related interest totaling $2 million, none of which is expected to be settled within one year. Outside of one year, we are unable to make a reasonably reliable estimate of when cash settlement with a taxing authority will occur.

Off-Balance Sheet Arrangements

As of 3 July 2020, we did not have any material off-balance sheet arrangements.

Financial Risk Management

We have exposure to market risks due to the volatility of interest rates, foreign currency exchange rates, credit rating changes and equity and bond markets. A portion of these risks may be hedged, but fluctuations could impact our results of operations, financial position and cash flows.

Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our cash investment portfolio. As of 3 July 2020, we had no available-for-sale debt securities that had been in a continuous unrealized loss position for a period greater than 12 months. We determined no available-for-sale debt securities were other-than-temporarily impaired as of 3 July 2020.

In the quarter ended 4 October 2019, we entered into certain interest rate swap agreements with a notional amount of $500 million to convert the variable interest rate on the Term Loan to fixed interest rates. The contracts were effective as of 4 October 2019 and will mature on 16 September 2025. The objective of the interest rate swap agreements is to eliminate the variability of interest payment cash flows associated with the variable interest rate on the Term Loan. The Company designated the interest rate swaps as cash flow hedges.

We have fixed rate and variable rate debt obligations. We enter into debt obligations for general corporate purposes including capital expenditures and working capital needs. Our Term Loan bears interest at a variable rate equal to London Interbank Offered Rate (“LIBOR”) plus a variable margin set on 19 June 2020.

The table below presents principal amounts and related fixed or weighted-average interest rates by year of maturity for our investment portfolio and debt obligations as of 3 July 2020.

	Fiscal Years Ended
(US Dollars in millions, except percentages)	2021	2022	2023	2024	2025	Thereafter	Total	Fair Value at 3 July 2020
Assets
Cash equivalents:
Floating rate	$551	$—	$—	$—	$—	$—	$551	$551
Average interest rate	0.48%						0.48%
Other debt securities
Fixed rate	$10	$—	$—	$—	$—	$8	$18	$18
Fixed interest rate	5.00%						5.00%
Debt
Fixed rate	$—	$229	$546	$500	$479	$1,995	$3,749	4,010
Average interest rate		4.25%	4.75%	4.88%	4.75%	4.71%	4.71%
Variable rate	$19	$25	$25	$25	$25	$381	$500	490
Average interest rate	3.04%	3.04%	3.04%	3.04%	3.04%	3.04%	3.04%

Foreign Currency Exchange Risk. From time to time, we may enter into foreign currency forward exchange contracts to manage exposure related to certain foreign currency commitments and anticipated foreign currency denominated expenditures. Our policy prohibits us from entering into derivative financial instruments for speculative or trading purposes. At this time, we have not identified any material exposure associated with the United Kingdom’s withdrawal from the European Union.

We hedge portions of our foreign currency denominated balance sheet positions with foreign currency forward exchange contracts to reduce the risk that our earnings will be adversely affected by changes in currency exchange rates. The change in fair value of these contracts is recognized in earnings in the same period as the gains and losses from the remeasurement of the assets and liabilities. All foreign currency forward exchange contracts mature within 12 months.

We recognized $4 million in Other income and charges, net related to hedge ineffectiveness and discontinued cash flow hedges during fiscal year 2020. We did not have any material net gains or losses recognized in Cost of revenue, or Other income and charges, net for cash flow hedges due to hedge ineffectiveness or discontinued cash flow hedges during fiscal year 2019.

The table below provides information as of 3 July 2020 about our foreign currency forward exchange contracts. The table is provided in US dollar equivalent amounts and presents the notional amounts (at the contract exchange rates) and the weighted-average contractual foreign currency exchange rates.

(Dollars in millions, except average contract rate)	Notional Amount	Average Contract Rate	Estimated Fair Value(1)
Foreign currency forward exchange contracts:
Thai Baht	$199	$31.67	$4
Singapore Dollar	243	1.39	(2)
Chinese Renminbi	106	$7.17	1
British Pound Sterling	84	$0.81	—

Total	$632		$3

(1)	Equivalent to the unrealized net gain (loss) on existing contracts.

Other Market Risks. We have exposure to counterparty credit downgrades in the form of credit risk related to our foreign currency forward exchange contracts and our fixed income portfolio. We monitor and limit our credit exposure for our foreign currency forward exchange contracts by performing ongoing credit evaluations. We also manage the notional amount of contracts entered into with any one counterparty, and we maintain limits on maximum tenor of contracts based on the credit rating of the financial institution. Additionally, the investment portfolio is diversified and structured to minimize credit risk.

Changes in our corporate issuer credit ratings have minimal impact on our near term financial results, but downgrades may negatively impact our future ability to raise capital, our ability to execute transactions with various counterparties and may increase the cost of such capital.

We are subject to equity market risks due to changes in the fair value of the notional investments selected by our employees as part of our Non-qualified Deferred Compensation Plan—the Seagate Deferred Compensation Plan (the “SDCP”). The SDCP is a successor plan to the prior Seagate Deferred Compensation Plans, as amended from time to time, under which no additional deferrals may be made after 31 December 2014. In fiscal year 2014, we entered into a Total Return Swap (“TRS”) in order to manage the equity market risks associated with the SDCP liabilities. We pay a floating rate, based on the LIBOR plus an interest rate spread, on the notional amount of the TRS. The TRS is designed to substantially offset changes in the SDCP liabilities due to changes in the value of the investment options made by employees. See Note 8. Derivative Financial Instruments for details.

LIKELY FUTURE DEVELOPMENT

We are committed to developing new component technologies, products and alternative storage technologies. Our research and development focus is designed to bring new products to market in high volume, with quality attributes that our customers expect, before our competitors. Part of our product development strategy is to leverage a design platform and/or subsystem within product families to serve different market needs. This platform strategy allows for more efficient resource utilization, leverages best design practices, reduces exposure to changes in demand, and allows for achievement of lower costs through purchasing economies. Our advanced technology integration effort focuses disk drive and component research on recording subsystems, including read/write heads and recording media; market-specific product technology; and technology we believe may lead to new business opportunities. The primary purpose of our advanced technology integration effort is to ensure timely availability of mature component technologies for our product development teams as well as to allow us to leverage and coordinate those technologies in the design centers across our products in order to take advantage of opportunities in the marketplace.

NON-FINANCIAL STATEMENT

Introduction

The European Union Directive 2014/95/EU (“the 2017 Regulations”) requires the disclosure of non-financial and diversity information by certain large undertakings and groups. This has been transposed into Irish legislation. This legislation requires us to identify and report on our business model and key non-financial matters related to the Company’s activities. Our fiscal year 2019 Global Citizenship Annual Report (“the 2019 GCAR”) provides additional information that may be relevant to investors in assessing the Company’s sustainability commitments and achievements but, except as expressly provided below, the information integrated in the 2019 GCAR is not incorporated by reference into the Irish Directors’ Report. Copies of the 2019 GCAR can be accessed at www.seagate.com, under “Global Citizenship”.

Business Overview

Refer to pages A-4 to A-10 for the ‘Industry Overview’, ‘Our Business’, and ‘Products’ section of the Directors’ Report.

Corporate Governance and Organization

We have concluded that the manufacture and distribution of storage solutions constitutes one reporting segment. We are governed by a Board of Directors (“the Board”). Our Corporate Governance Guidelines provide a framework for our Board of Directors in exercising their responsibilities toward our stakeholders, and these guidelines entrust the Board with the authority to review our business operations and make decisions independent of the Company’s management. The guidelines also provide a process for shareholders to communicate concerns with the Board. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.seagate.com, under “Investors- Governance.”

Principal Risks and Management

Refer to pages A-17 to A-35 for the ‘Principal Risks and Uncertainties’ section of the Directors’ Report.

Environmental Matters

We understand and acknowledge that climate change is contributed to by human activity, and will lead to a number of social, economic and environmental consequences if not properly dealt with. We continue to set sustainability goals, track our progress, and audit our systems to reduce energy consumption, carbon emissions, waste and water usage throughout our global footprint. These efforts are both important to and fully supported by senior management. We also work closely with our suppliers and provide training to key stakeholders to educate them on sustainability best practices, with indicators to gauge performance. These actions comprise the majority of our environmental sustainability efforts. We report our metrics based on the fiscal year 2020 or the calendar year 2019, if fiscal year information is unavailable.

At Seagate, we understand the importance of reducing the impact our products and packaging have on the environment as identified by our Life Cycle Assessments (“LCA”). We take a holistic view of product impacts, considering the environment, our customers, suppliers and communities where our products and operations reside. Each LCA addresses impacts at every stage in the product life cycle, from raw material extraction to end-of-life disposal and recycling. The LCAs include four endpoints judged for particular relevance to the electronics industry: Climate Change, Human Toxicity, Metal Depletion and Water Depletion. In addition to LCAs, we maintain a Material Circularity Indicator for these products to identify opportunities for improvement and to move toward greater material efficiency. Most Seagate products are highly recyclable, containing aluminum, steel, copper and other recoverable materials, and many regions where our products are sold have electronic waste recycling programs. We also help to manage product waste by taking back warranty-returned drives, which then get refurbished or recycled.

We maintain a catalog of restricted substances, and product compliance data as it relates to restricted substances, which are made available to our customers upon request. We adhere to global restricted substance regulations, including the European regulation regarding the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”), and the Restriction of Hazardous Substances (“RoHS”) “Recast” Directive, as amended by Directive (EU) 2015/863. We regularly participate in industry-wide reviews and discussions to assist in leading the development of industry standards that meet regulatory requirements.

Our environmental management system is shaped by the International Organization of Standardization (“ISO”) standards, the Responsible Business Alliance (“RBA”) Code of Conduct and the United Nations Global Compact (“UNGC”) principles. All of our manufacturing facilities are certified to ISO 14001 Environmental Management System. We reduce the amount of energy and carbon required to produce HDDs by identifying energy conservation opportunities, auditing management systems, setting targets, creating awareness among employees and reporting on progress throughout our operations. Our Environment, Health, and Safety policy, which is available in our annual Global Citizenship Report published on our website, details our commitment to environmental responsibility and a safe workplace. To achieve our objective of reducing energy use and greenhouse gas emissions, each manufacturing site is required to achieve annual energy saving goals. In calendar year 2019, our total grid electricity consumption was 1,586,842 Megawatt hour (“MWh”). In fiscal year 2020, we saved 17,703 MWh of electricity, exceeding our conservation goal of 14,000 MWh. Energy savings are calculated using the Metered Baseline Method (“MBM”); since fiscal year 2014, the site initiated energy conservation projects have saved a cumulative 187,626 MWh.

Carbon emissions are measured using three scopes: Scope 1 emissions are all direct emissions, Scope 2 emissions are indirect emissions from electricity purchased and used by the Company and Scope 3 emissions are all other indirect emissions. For technology products, we find that Scope 3 carbon emissions, particularly those from product use, are much greater than Scope 1 and Scope 2 carbon emissions, highlighting the importance of our continued efforts to reduce the amount of energy used by our products. One way that we achieve improvements in all aspects of our products, including sustainability impacts like energy usage, is to learn from current products and continuously improve upon each new generation. Our LCA results help to inform these improvements in products and packaging. As a result, each generation of products is more energy efficient (EB/ watt) compared to previous generations. In calendar year 2019, our carbon emissions under Greenhouse Gas Protocol for Scope 1 and Scope 2 totaled 262,445 tons and 869,654 tons, which was relatively flat compared to calendar year 2018. Our Scope 3 emissions totaled 9.9 million metric tons in calendar year 2019, which was lower compared to calendar year 2018.

Our hazardous waste disposition continues to shift away from treatment to recycling due to the new electrowinning process introduced at our Johor, Malaysia manufacturing facility. We committed to keeping 100% of hazardous waste out of landfills in fiscal year 2020. In fiscal year 2020, our hazardous waste disposition was 10,422 tons, with 87% of the waste recycled. Additionally, we increased the solid waste diversion rate from 87% in fiscal year 2019 to 88% in fiscal year 2020, leveraging site initiatives as well as the insights of our dedicated teams, to achieve this metric.

Our progress in reducing water consumption has been driven by reducing water use through more efficient processes, and recycling the water we use. We have applied measures to reduce water consumption, improve water recycling, increase awareness among employees, and reduce water intensity over the past several years. In calendar year 2019, our water withdrawal was 8,029 ML and our water recycling was 2,775 ML.

Social and Employee Matters

We rely on our diverse workforce to develop, deliver and sustain business strategy and achieve our goals. We establish goals each year to retain our employees and in fiscal year 2020 we exceeded our goal of non-operator employee turnover, with a worldwide voluntary turnover for non-operator employees of less than 5%. One way we promote diversity, equity and inclusion is through the support of employee resource groups (“ERGs”). These voluntary, employee-led communities are built on a shared diversity identity and provide a number of benefits to employees, including professional and leadership development. Seagate’s ERG community encompasses a wide array of diverse identities, such as LGBTQ+, women, people of color and interfaith, and includes over 20 chapters across five countries. We also support inclusion through active employee communications, unconscious bias education and ongoing efforts to ensure our employees feel safe, respected and welcomed.

All of our manufacturing sites have health and safety management systems certified to ISO45001, which was migrated from Occupational Health and Safety Assessment Series (“OHSAS”) 18001 in fiscal year 2020. We work hard to keep our employees safe and healthy, which is why our global health and safety standards, as well as our accompanying management systems, frequently go beyond country or industry-level guidelines. Our accident rate and incident rate in fiscal year 2020 was 0.18 and 0.10, respectively. We also hosted health and safety regulatory visits, focused on issues such as safety, radiation, fire codes, food and transportation. Remaining focused on the continuous improvement of employee health and safety, we continued to provide comprehensive health and safety training to our employees in fiscal year 2020. We continued to emphasize e-learning courses as our main vehicle for delivering training because employees can learn at their own pace.

Performance Management is a continuous process that helps team members focus on the right priorities. Meaningful conversations between managers and employees have been the foundation of performance management at Seagate. We focus on dialogue centered around manager and employee conversations, and ongoing feedback, to align goals. This approach removes the emphasis on annual performance reviews and ratings and focuses instead on the high-quality, productive dialogue between managers and employees. This is assessed twice during the year based on progress against goals and demonstrated behaviors. We also have education offerings for our employees, with courses ranging from leadership and technical skills to health, safety and the environment.

Employee engagement is the commitment and passion that drives people to achieve goals and connect as a team. Our micro engagement survey is designed to help us understand global employee perspectives on engagement. In our last survey cycle, approximately 95% of our global employees responded to share their perspectives on respect, belonging, challenging work and the direction of the company. Once the survey concluded, the results were analyzed and shared with leaders. Managers worked with their teams to develop targeted action plans. These action plans follow a 1-2-3 approach where teams pick one issue to improve from the micro survey results, two things that the team sees as important to implement and then they commit to having three meaningful conversations about their progress. Using the micro survey results to have open, candid discussions is an important step in driving engagement and trust that our workplace is a safe place to speak up.

Our community engagement program is designed to provide support to our local communities, with an emphasis on STEM but also addressing health and wellness and environmental opportunities.

The program is reflective of Seagate’s vertically integrated model, with multiple large facilities across EMEA, Asia and the United States. Accordingly, the program is highly localized, involving a cross-functional process to identify and execute on opportunities that are meaningful locally.

With the emphasis on STEM, we target K-12 students, supporting STEM efforts in a way that is age-appropriate and allows for fun as well as learning. The opportunities range from support of general larger STEM activities such as science fairs and field trips to science museums, to more targeted small group experiences. We look for opportunities to introduce data management, automation and robotics into events. An additional newer focus involves identifying and reaching the underserved, including the socially, academically or economically disadvantaged, and we are exploring ways to reach students with special needs.

A focus on the underserved also extends to supporting food banks and other social agencies that serve a range of needs for those in the community who need assistance including food, referrals to social services, clothing and other necessities.

Respect for Human Rights

As part of our commitment to respect and protect human rights, we seek to uphold the highest standards in our labor practices. Our company policies adhere to applicable local labor laws, are consistent with both the UNGC and the International Labor Organization (“ILO”) core labor principles, and conform to the RBA Code of Conduct. We conduct annual assessments in our manufacturing sites to identify and mitigate labor and human rights risks that could arise. We also participate in internal labor audits to ensure policies and practices are aligned with local legislation and the RBA code. Our internal Human Rights Policy is reviewed annually and includes clear statements about our commitment to labor and human rights. According to the policy, we do not tolerate harassment in the workplace, involuntary labor, child labor and excessive working hours. We also look to foster open communication and employees have access to the Seagate Global Ethics Helpline to report complaints. The policy is communicated to new hires during orientation and onboarding, and annually to all employees to build awareness and drive transparency within our organization.

Supply Chain

To ensure integrity throughout our supply chain, we require all of our direct materials suppliers with whom we spend at least $1 million annually, as well as selected indirect suppliers, to undergo the RBA Validated Assessment Program (“VAP”) audit process. RBA VAP audit reports are valid for two years, and our suppliers are on a two-year audit cycle. We completed 42 full supplier audits and 22 closure audits through the RBA VAP process in fiscal year 2020, down from 75 full supplier audits in fiscal year 2019, primarily due to the COVID-19 pandemic. Our RBA VAP audit closure rate in fiscal year 2020 was 52% for working hour related findings and 77% for non working hour related findings. Our top findings include Working Hours, Emergency Preparedness and Occupational Safety. We remain vigilant to the risk of child labor, forced labor and threats to the freedom of association within our supply chain. The highest risk of forced labor in our supply chain is where foreign labor is utilized; suppliers in Malaysia, Thailand and Singapore pose the highest risk. This is why our training on forced labor has been focused on suppliers in these countries over the past three years. Based on our supplier VAP audits, child labor has not been identified as a concern in our supply chain.

Anti-bribery and Corruption

We pursue our business objectives with integrity and in compliance with the law in every country in which we operate. We comply with applicable laws in the United States and other countries in which we do business, including the US Foreign Corrupt Practices Act, the UK Bribery Act, and other laws designed to prevent bribery and corruption. Violation of these laws may also result in fines and imprisonment for employees. Seagate prohibits offering or accepting all forms of bribes, kickbacks, facilitation payments and other forms of corruption.

We have a Business Conduct Policy which serves as our guide for legal and ethical conduct at all times and outlines the values we exemplify and the applicable laws and regulations. We also have a Code of Ethics for senior financial officers, which promotes honest and ethical conduct and compliance with the law as it relates to the maintenance of Seagate’s accounting records and the preparation of the financial statements. Both policies are made available publicly on our website and are reviewed annually by the Board.

Conflict Minerals

Our hardware products in the aggregate contain each of the 3TG (tin, tantalum, tungsten, and gold), which are necessary to the functionality or production of the products. We have implemented due diligence measures to conform to the Organization for Economic Co-operation and Development Due Diligence (“OECD”) Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We have established strong management systems for 3TG supply chain due diligence, identified and assessed 3TG risks in its supply chain, designed and implemented strategies to respond to identified risks, supported independent third-party audits of the due diligence practices and reported on 3TG supply chain due diligence activities.

In response to our planned due diligence measures, we posted the Seagate Corporate Policy on Conflict Minerals to our external corporate website and communicated to Seagate’s direct suppliers. We updated our internal Corporate Standard Operating Procedures for Conflict Minerals Management to satisfy the OECD guidance. We also have an internal team to implement the procedure, including establishing requirements in supplier contracts to define our expectations of suppliers’ sourcing of 3TG, conducting a review to identify direct suppliers of products containing 3TG, requesting all 3TG suppliers provide information to us regarding their 3TG using the template developed by the RBA and validating the information provided by our 3TG direct suppliers.

DIRECTORS AND SECRETARY

The directors and secretary are as listed on page A-3. On 28 April 2020, the Board of Directors approved Mr. Stephen J. Luczo’s request to step down as Board Chair effective 3 July 2020. Mr. Luczo will continue to serve as a director. Mr. Michael R. Cannon succeeded Mr. Luczo as Board Chair effective 4 July 2020.

DIRECTORS’ AND SECRETARY’S INTERESTS IN SHARES

Details of directors’ and secretary’s interests in the ordinary shares of Seagate Technology plc as at 3 July 2020 were as follows:

	Interests held as at 3 July 2020(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares
Stephen J. Luczo	551,666	321,984	—	75,587	—
Mark W. Adams	11,973	—	—	5,579	—
Judy Bruner	6,675	—	—	5,579	—
Michael R. Cannon	30,592	—	—	5,579	—
William T. Coleman	10,913	—	—	5,579	—
Jay L. Geldmacher	7,213	—	—	5,579	—
Dylan Haggart (2)	3,293	—	—	5,579	—
Dr. William D. Mosley (3)	335,290	531,781	325,653	—	—
Stephanie Tilenius	19,898	—	—	5,579	—
Edward J. Zander	62,786	—	—	5,579	—
Secretary

Katherine E. Schuelke (4)	26,718	80,704	29,976	32,786	—

(1)	All interests declared are in the ordinary shares of $0.00001 par value of Seagate Technology plc.
(2)	Mr. Haggart is a Partner at ValueAct Capital and he relinquishes all cash and equity compensation received for service on the board to ValueAct Capital.
(3)	Dr. Mosley’s interests held as at 3 July 2020 excludes 449,953 unvested awards that contain certain performance and market conditions.
(4)	Ms. Schuelke’s interests held as at 3 July 2020 excludes 16,354 unvested awards that contain certain performance and market conditions.

Details of directors’ and secretary’s interests in the ordinary shares of Seagate Technology plc as at 28 June 2019 or subsequent date of appointment, were as follows:

	Interests held as at 28 June 2019(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares

Stephen J. Luczo (2)	1,028,137	309,835	12,149	145,159	—
Mark W. Adams	8,680	—	—	5,146	—
Judy Bruner	3,382	—	—	5,146	—
Michael R. Cannon	27,299	—	—	5,146	—
William T. Coleman	11,020	—	—	5,146	—
Jay L. Geldmacher	9,420	—	—	5,146	—
Dylan Haggart (3)	—	—	—	5,146	—
Dr. William D. Mosley (4)	214,148	441,879	351,208	—	—
Stephanie Tilenius	16,605	—	—	5,146	—
Edward J. Zander	59,493	—	—	5,146	—
Secretary

Katherine E. Schuelke(5)	5,304	53,034	57,646	36,382	—

(1)	All interests declared are in the ordinary shares of $0.00001 par value of Seagate Technology plc.
(2)	Mr. Luczo’s interests held as at 28 June 2019 excludes 14,221 unvested awards that contain certain performance and market conditions.
(3)	Mr. Haggart is a Partner at ValueAct Capital and he relinquishes all cash and equity compensation received for service on the board to ValueAct Capital.
(4)	Dr. Mosley’s interests held as at 28 June 2019 excludes 457,475 unvested awards that contain certain performance and market conditions.
(5)	Ms. Schuelke’s interests held as at 28 June 2019 excludes 11,315 unvested awards that contain certain performance and market conditions.

The directors and the company secretary had no interests in any other group company as required to be disclosed in accordance with Section 329 of the Companies Act 2014.

REPURCHASES OF SHARES

The following table sets forth information with respect to repurchases of the Company’s ordinary shares during fiscal years 2020 and 2019 pursuant to the share repurchase program. Shares repurchased are redeemed and cancelled immediately by the Company and no shares were held by the Company at 3 July 2020 and 28 June 2019.

(US Dollars and shares in millions)	Number of Shares Repurchased	Nominal Value	Consideration Paid
Repurchased, redeemed and cancelled in fiscal year 2019	22	$—	$994
Repurchased, redeemed and cancelled in fiscal year 2020	18	$—	$890

IMPORTANT EVENTS SINCE THE PERIOD END

Dividends

On 22 July 2020, our Board of Directors declared a quarterly cash dividend of $0.65 per share, which will be payable on 7 October 2020 to shareholders of record as of the close of business on 23 September 2020.

POLITICAL DONATIONS

During the years ended 3 July 2020 and 28 June 2019 the Company made no political donations.

BRANCHES OUTSIDE THE STATE

As required to be disclosed in accordance with Section 326 of the Companies Act 2014, the group has established branches, within the meaning of European Communities Council Directive 89/666/EEC in Brazil, China, Russia, Singapore, Sweden, France, Northern Ireland and India.

ACCOUNTING RECORDS

The directors are responsible for ensuring that adequate accounting records, as outlined in Sections 281 to 285 of the Companies Act 2014, are kept by the Company. To achieve this, the directors have appointed experienced bookkeepers who are professionally qualified, who report to the Chief Financial Officer and ensure that the requirements of Sections 281 to 285 of the Companies Act 2014 are complied with.

The books and accounting records are maintained at the Company’s principal accounting offices at 47488 Kato Rd, Fremont, California, United States of America, and are open at all reasonable times to inspection by the directors. Accounts and returns relating to the business dealt with in the accounting records are kept in order to disclose with reasonable accuracy the assets, liabilities, financial position and profit or loss of the Company. These records are returned to the Company’s registered office at intervals not exceeding six months.

DISCLOSURE OF INFORMATION TO THE AUDITOR

The directors believe that they have taken all steps necessary to make themselves aware of any “relevant audit information” (as defined in Section 330(2) of the Companies Act 2014) and have established that the group’s statutory auditor are aware of that information. In so far as they are aware, there is no relevant audit information of which the group’s statutory auditor are unaware.

AUDIT COMMITTEE

In accordance with Section 167(3) of the Companies Act 2014, the group has established an Audit Committee with responsibility for oversight of the financial reporting process, the audit process, the system of internal controls and compliance with laws and regulations.

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

Company law in the Republic of Ireland requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of the assets, liabilities and financial position of the Parent Company and of the group and of the profit or loss of the group for that period.

In preparing the financial statements of the group, the Directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent;

•

comply with applicable US generally accepted accounting principles to the extent that the use of US generally accepted accounting principles does not contravene any provision of the Companies Act 2014, subject to any material departures disclosed and explained in the financial statements; and

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group will continue in business

The considerations set out above for the group are also required to be addressed by the Directors in preparing the financial statements of the Parent Company (which are set out on pages A-101 to A-103), in respect of which the applicable Irish law and accounting standards are those which are generally accepted in the Republic of Ireland.

The Directors have elected to prepare the Parent Company’s financial statements in accordance with accounting standards issued by the Financial Reporting Council, including FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (Generally Accepted Accounting Practice in Ireland).

The Directors are responsible for keeping accounting records which disclose with reasonable accuracy the assets, liabilities, financial position and profit and loss of the Parent Company and which enable them to ensure that the financial statements of the group are prepared in accordance with applicable US generally accepted accounting principles and comply with the provisions of the Companies Acts 2014. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Under company law, the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the assets, liabilities and financial position, of the group and parent company as at the end of the financial year, and the profit or loss for the group for the financial year, and otherwise comply with the Companies Act 2014.

DIRECTORS’ COMPLIANCE STATEMENT

As required by Section 225 (2) of the Companies Act 2014, the directors acknowledge that they are responsible for securing the Company’s compliance with its “relevant obligations” (as defined in Section 225 of Companies Act 2014). The directors further confirm that a compliance policy statement has been drawn up in accordance with Section 225(3)(a) of the Companies Act 2014, and that appropriate arrangements and structures have been put in place that are, in the directors’ opinion, designed to secure material compliance with the relevant obligations. A review of those arrangements and structures has been conducted in the financial year to which this report relates.

AUDITOR

Ernst & Young, Chartered Accountants, have expressed their willingness to continue in office in accordance with the Section 383(2) of the Companies Act 2014.

Approved by the Board of Directors and signed on its behalf on 21 August 2020.

/s/ DR. WILLIAM D. MOSLEY	/s/ JUDY BRUNER
Dr. William D. Mosley	Judy Bruner

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF SEAGATE TECHNOLOGY PLC

Opinion

We have audited the financial statements of Seagate Technology plc (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 3 July 2020 which comprise the Consolidated Profit and Loss Account, the Consolidated Statement of Comprehensive Income, the Consolidated Balance Sheet, the Consolidated Statement of Cash Flows, the Parent Company Statement of Comprehensive Income, the Parent Company Statement of Financial Position, the Parent Company Statement of Changes in Equity, the related notes 1 to 21 in respect of the consolidated financial statements and the related notes 1 to 10 in respect of the parent company financial statements, including a summary of significant accounting policies set out in note 1. The financial reporting framework that has been applied in the preparation of the consolidated financial statements is Irish law and US Generally Accepted Accounting Principles (US GAAP), as defined in section 279 of Part 6 of the Companies Act 2014, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of that Part of the Companies Act 2014. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable Irish law and accounting standards issued by the Financial Reporting Council (Generally Accepted Accounting Practice in Ireland), including FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland Irish (Generally Accepted Accounting Practice).

In our opinion:

•

the consolidated financial statements give a true and fair view of the assets, liabilities and financial position of the group as at 3 July 2020 and of the profit for the group for the year then ended, and have been properly prepared in accordance with US Generally Accepted Accounting Principles (US GAAP), as defined in section 279 of Part 6 of the Companies Act 2014, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of that Part of the Companies Act 2014;

•

the parent company statement of financial position gives a true and fair view of the assets, liabilities and financial position of the parent company as at 3 July 2020, and has been properly prepared in accordance with Irish Generally Accepted Accounting Practice, including FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland; and

•	the consolidated financial statements and parent company financial statements have been properly prepared in accordance with the requirements of the Companies Act 2014.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (Ireland) (ISAs (Ireland)) and applicable law. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the group and the parent company in accordance with ethical requirements that are relevant to our audit of financial statements in Ireland, including the Ethical Standard issued by the Irish Auditing and Accounting Supervisory Authority (IAASA) as applied to listed entities and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusions relating to going concern

We have nothing to report in respect of the following matters, in relation to which ISAs (Ireland) require us to report to you where:

•	the directors’ use of the going concern basis of accounting in the preparation of the financial statements is not appropriate; or

•

the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the group’s and parent company’s ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified, including those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Description of the matter	How we addressed the matter in our opinion	Key observations communicated to the Audit Committee

Revenue recognition - Sales incentive program rebates and discounts

Refer to the Accounting policies (page A-67); and Note 17 of the consolidated financial statements (page A-108).

Reported revenue is a key financial statement metric of higher importance to users of the consolidated financial statements. The group sells its products to original equipment manufacturers, distributors and retailers (collectively, “customers”). Revenue is recognised when the criteria in Accounting Standards Codification Topic 606 (ASC 606) have been met, including upon the transfer of control to customers in an amount that reflects the consideration the group expects to receive in exchange for those products, net of sales tax. As disclosed in Note 1 Basis of Presentation and Summary of Significant Accounting Policies, the group reduces revenue for estimated future reductions to the final selling prices for shipped products including sales incentive programs, such as price protection and volume incentives.

Auditing management’s estimates of future reductions to the final selling prices is complex as it requires management to make subjective assumptions including the amount of price adjustments on products as well as the timing of its channel sales of products through to end customers.

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the completeness of sales incentive programs, the accuracy and completeness of the underlying data used in the calculations and management’s assumptions of the amount of future reductions to the final selling prices as well as the timing of its channel sales of products through to end customers.

To test the estimated sales incentive programs, our audit procedures included, among others, sending confirmations to sale representatives and testing the completeness of sales incentive programs as well as the accuracy and completeness of the underlying data used in the calculations and evaluating the significant assumptions used by management to estimate its reserves related to remaining channel inventory. To test the completeness of the sales incentive programs, we inspected significant new sales contracts and agreements that include the contractual rights to discounts and rebates to validate they are being properly considered in the incentives reserve calculations, and examined credit memos issued after year end. We also directly confirmed terms and conditions of agreements with a sample of the group’s customers as well as inquired of sales representatives and other members of management to assess whether all contractual terms were provided to the Finance Department. To test the underlying data used in the sales incentive program reserve calculations, we confirmed ending on hand inventory at distributors and retailers. To test management’s assumptions of the amount of future reductions to the final selling prices as well as the timing of its distributors’ sales of products through to end customers we inquired

Our observations included an outline of the range of audit procedures performed and a summary of the results.

We provided our assessment of the critical accounting estimates used in the sales program accrual, including estimated future price erosion.

Description of the matter	How we addressed the matter in our opinion	Key observations communicated to the Audit Committee
with operations management and compared estimates with industry and analysts forecasts. In addition, we performed a retrospective review comparing prior period assumptions to the actual results in subsequent periods and performed sensitivity analyses to evaluate the potential effect of changes in the group’s significant assumptions.

Deferred income taxes

Refer to the Accounting policies (page A-68) and Note 5 of the consolidated financial statements (pages A-82 to A-86).

As disclosed by the group in Note 5 Income Taxes, at 3 July 2020 and 28 June 2019, the group has gross deferred tax assets of $1,566 million and $1,583 million, partially offset by a valuation allowance of $438 million and $460 million, respectively.

As discussed in Note 5 to the consolidated financial statements, the group recognizes a valuation allowance to reduce the carrying value of its deferred tax assets to the amount that management believes is more likely than not to be realized.

Auditing the realizability of the deferred tax assets was complex as the assessment process includes forecasting future sources of taxable income and scheduling the use of the applicable deferred tax assets which includes subjective management assumptions, and the amounts involved are material to the financial statements as a whole.

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls that address the risks of material misstatement relating to the realizability of deferred tax assets. This included controls over management’s determination of sources and amount of future taxable income including income from operations and scheduling of the future reversal of existing taxable temporary differences.

Among other audit procedures performed, we evaluated the assumptions used by the group to develop projections of future taxable income by jurisdiction and tested the completeness and accuracy of the underlying data used in its projections. For example, we compared the projections of future taxable income with the actual results of prior periods, as well as management’s consideration of current industry and economic trends. We also assessed the historical accuracy of management’s projections and compared the projections of future taxable income with other forecasted financial information prepared by the group. In addition, we tested the group’s scheduling of the reversal of existing temporary taxable differences.

Our observations included our assessment of the valuation allowance in light of current budget and forecasts, open tax authority examinations periods, transfer-pricing and other country matters.

Provisions for product warranties

Refer to the Accounting policies (page A-67); and Note 12 of the consolidated financial statements (page A-103).

As disclosed by the group in Note 12 Guarantees, at 3 July 2020 and 28 June 2019 the provisions for product warranties amounted to $151 million and $195 million, respectively.

As disclosed in Note 12 to the consolidated financial statements, the group issues various

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the group’s process for recording product warranties, including controls over management’s review of the estimated failure rates, estimated return rates, and completeness and accuracy of the underlying data used in the calculation.

To test the group’s accrual for product warranties, our audit procedures included, among other procedures, evaluating the

Our observations included our assessment of the reasonableness of the judgement and estimates used in the calculation of the warranty accrual and the risk around overreliance on historical trends amidst dynamically changing

Description of the matter	How we addressed the matter in our opinion	Key observations communicated to the Audit Committee

types of product warranties under which the performance of products delivered is generally guaranteed for a specified contractual period.

Auditing the group’s product warranty accrual was complex as the calculation of the accrual for product warranties is based on estimates of product failure rates and changes in the estimates can materially affect the accrual recorded in the consolidated financial statements.

reasonableness of the estimated failure rate and estimated return rates and testing the accuracy and completeness of the underlying data used in the calculations. We also performed retrospective reviews of the actual rates to the estimated product failure rates used by the group, and performed sensitivity analyses to evaluate the impact of changes to the warranty accrual based on changes in product failure rates. This included testing, on a sample basis, the historical product return and current period shipments data used in the warranty accrual calculation, and benchmarking to peer company data.

market and installed base conditions.

Our application of materiality

We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion.

Materiality

The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.

We determined materiality for the group to be $52 million (2019: $69 million), which is approximately 5% (2019: 5%) of group profit before tax. We believe that profit before tax is a key performance indicator for the group. We therefore considered profit before tax to be the most appropriate performance metric on which to base our materiality calculation as we consider it to be the most relevant performance measure to the stakeholders of the group. During the course of our audit, we reassessed initial materiality and the only change in final materiality was to reflect the actual reported performance of the group in the year.

Performance materiality

Performance materiality is the application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.

On the basis of our risk assessments, together with our assessment of the group’s overall control environment, our judgement was that performance materiality should be set at 75% (2019: 75%) of our planning materiality, namely $39 million (2019: $52 million). We have set performance materiality at this percentage due to our past history of a low number of misstatements, our ability to assess the likelihood of misstatements, both corrected and uncorrected, the effectiveness of the control environment and other factors affecting the entity and its financial reporting.

Audit work at component locations for the purpose of obtaining audit coverage over significant financial statement accounts is undertaken based on a percentage of total performance materiality. The performance materiality set for each component is based on the relative scale and risk of the component to the group as a whole and our assessment of the risk of misstatement at that component.

In the current year, the range of performance materiality allocated to components was $7.8 million to $31 million (2019: $10 million to $42 million).

Reporting threshold

Reporting Threshold is the amount below which identified misstatements are considered as being clearly trivial.

We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of $2.6 million (2019: $3.5 million), which is set at approximately 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds.

We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion.

An overview of the scope of our audit report

Tailoring the scope

Our assessment of audit risk, our evaluation of materiality and our allocation of performance materiality determine our audit scope for each entity within the Group. Taken together, this enables us to form an opinion on the consolidated financial statements. We take into account size, risk profile, the organisation of the group and effectiveness of group wide controls, changes in the business environment and other factors such as recent Internal audit results when assessing the level of work to be performed at each entity.

In assessing the risk of material misstatement to the consolidated financial statements, and to ensure we had adequate quantitative coverage of significant accounts in the financial statements, we selected 9 components covering entities across the Americas, Asia and Europe, which represent the principal business units within the group.

Of the 9 components selected, one was characterised as all US locations for which we performed an audit of the complete financial information (‘full scope component’) which was selected based on its size or risk characteristics. For the remaining 8 components (‘specific scope components’), we performed audit procedures on specific accounts within that component that we considered had the potential for the greatest impact on the significant accounts in the financial statements either because of the size of these accounts or their risk profile.

The reporting components where we performed audit procedures accounted for 100% (2019: 97%) of the group’s profit before tax, 100% (2019: 100%) of the group’s revenue and 98% (2019: 96%) of the group’s total assets.

Revenue recognition, including our procedures to address Sales incentive program rebates and discounts, a key audit matter, was subject to full audit procedures in each of the full and specific scope locations with significant revenue streams. For the current year, the full scope component contributed 94% (2019: 74%) of the group’s profit before tax, 34% (2019: 47%) of the group’s revenue and 66% (2019: 72%) of the group’s total assets. The specific scope components contributed 6% (2019: 23%) of the group’s profit before tax, 66% (2019: 53%) of the group’s revenue and 32% (2019: 27%) of the group’s total assets. The audit scope of these components may not have included testing of all significant accounts of the component but will have contributed to the coverage of significant risks tested for the group.

The remaining components together represent less than 1% (2019: 4%) of the group’s profit before tax and therefore none are individually greater than 5% of profit before tax used to establish materiality. For these components, we performed other procedures, including analytical review, testing of consolidation journals and intercompany eliminations and foreign currency translation recalculations to respond to any potential risks of material misstatement to the consolidated financial statements.

Involvement with component teams

In establishing our overall approach to the group audit, we determined the type of work that needed to be undertaken at each of the components by us, EY Dublin, as the primary audit engagement team, or by component auditors from other EY global network firms operating under our instruction. For all components we determined the appropriate level of involvement to enable us to determine that sufficient audit evidence had been obtained as a basis for our opinion on the group as a whole. The primary team interacted with the component team where appropriate during various stages of the audit, reviewed key working papers and were responsible for the scope and direction of the audit process. This, together with the additional procedures performed at a group level, gave us appropriate evidence for our opinion on the consolidated financial statements.

Other information

The directors are responsible for the other information. The other information comprises the information included in the annual report other than the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Opinions on other matters prescribed by the Companies Act 2014

In our opinion, based solely on work undertaken in the course of the audit:

•

the information given in the Directors’ Report, other than those parts dealing with the non-financial statement pursuant to the requirements of the European Union (Disclosure of non-financial and diversity information by certain large undertakings and groups) Regulations 2017 (as amended) on which we are not required to report, for the financial year for which the statutory financial statements are prepared is consistent with the statutory financial statements in respect of the financial year concerned; and

•

the Directors’ Report, other than those parts dealing with the non-financial statement pursuant to the requirements of the European Union (Disclosure of non-financial and diversity information by certain large undertakings and groups) Regulations 2017 (as amended) on which we are not required to report, has been prepared in accordance with the applicable legal requirements.

We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

In our opinion the accounting records of the parent company were sufficient to permit the financial statements to be readily and properly audited and the parent company statement of financial position is in agreement with the accounting records.

Matters on which we are required to report by exception

Based on the knowledge and understanding of the group and its environment obtained in the course of the audit, we have not identified material misstatements in the Directors’ Report. We are not required to report in respect of section 13 of the European Union (Disclosure of Non-Financial and Diversity Information by certain large undertakings and groups) Regulations 2017 (as amended), which require us to report to you if, in our opinion, the group has not provided in the non-financial statement the information required by Section 5(2) to (7) of those Regulations, in respect of year ended 28 June 2019.

We have nothing to report in respect of Section 305 to 312 of the Companies Act 2014 which require us to report to you if, in our opinion, the disclosures of directors’ remuneration and transactions specified by law are not made.

Respective responsibilities

Responsibilities of directors for the financial statements

As explained more fully in the Directors’ Responsibilities Statement set out on page A-48, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the group and parent company’s ability to continue as going concerns, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the group or the parent company or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (Ireland) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the IAASA’s website at: http://www.iaasa.ie/getmedia/b2389013-1cf6-458b-9b8f-a98202dc9c3a/Description_of_auditors_responsiblities_for_audit.pdf. This description forms part of our auditor’s report.

The purpose of our audit work and to whom we owe our responsibilities

Our report is made solely to the parent company’s members, as a body, in accordance with section 391 of the Companies Act 2014. Our audit work has been undertaken so that we might state to the parent company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the parent company and the parent company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Dermot Daly

For and on behalf of Ernst & Young

Chartered Accountants and Statutory Audit Firm

Dublin

21 August 2020

SEAGATE TECHNOLOGY PLC

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		Fiscal Years Ended
(US Dollars in millions except per share data)	Note	3 July 2020	28 June 2019
Revenue	17	$10,509	$10,390
Cost of revenue		7,667	7,458

Gross profit		2,842	2,932

Product development		973	991
Marketing and administrative		473	453
Amortization of intangibles	3	14	23
Restructuring and other, net	7	82	(22)

		1,542	1,445

Operating earnings		1,300	1,487

Interest income		20	84
Interest expense		(201)	(224)
Other income and charges, net		(87)	25

Income before taxes		1,032	1,372
Income tax expense (benefit)	5	28	(640)

Net income		$1,004	$2,012

Net income per share:
Basic	13	$3.83	$7.13
Diluted	13	3.79	7.06
Number of shares used in per share calculations (in millions):
Basic	13	262	282
Diluted	13	265	285

SEAGATE TECHNOLOGY PLC

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Net income	$1,004	$2,012
Other comprehensive income (loss), net of tax:
Change in net unrealized loss on cash flow hedges:
Net unrealized losses arising during the period	(27)	—
Losses reclassified into earnings	3	—

Net change	(24)	—

Change in unrealized components of post-retirement plans:
Net unrealized losses arising during the period	(7)	(16)
Losses reclassified into earnings	1	—

Net change	(6)	(16)

Foreign currency translation adjustments	(2)	(2)

Total other comprehensive loss, net of tax	(32)	(18)

Comprehensive income	$972	$1,994

SEAGATE TECHNOLOGY PLC

CONSOLIDATED BALANCE SHEET

(US Dollars in millions)	Note	3 July 2020	28 June 2019

ASSETS
Fixed assets:
Goodwill	3	$1,237	$1,237
Intangible assets	3	58	111
Right of use assets	6	103	—
Tangible assets	2	2,129	1,890
Financial assets	9	153	121

		3,680	3,359
Current assets:
Inventories	2	1,142	970
Trade debtors	2	1,115	989
Other debtors - amounts falling due within one year	2	135	163
Cash and cash equivalents	2	1,722	2,220

		4,114	4,342
Other debtors - amounts falling due after one year	2	1,136	1,184

Total Assets		$8,930	$8,885

LIABILITIES AND EQUITY
Capital and reserves:
Share capital	10	$—	$—
Share premium	10	3,991	3,888
Other reserves	10	811	734
Profit and loss account	10	(3,015)	(2,460)

		1,787	2,162
Provisions for liabilities:
Taxation	5	35	50
Other provisions	2	199	225

		234	275
Creditors - amounts falling due within one year:
Debt	4	19	—
Trade creditors		1,808	1,420
Other creditors	2	769	679

		2,596	2,099
Creditors - amounts falling due after one year:
Debt	4	4,156	4,253
Other creditors		157	96

Total Liabilities		$8,930	$8,885

Approved by the Board of Directors and signed on its behalf on 21 August 2020.

/s/ DR. WILLIAM D. MOSLEY	/s/ JUDY BRUNER
Dr. William D. Mosley	Judy Bruner

SEAGATE TECHNOLOGY PLC

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
OPERATING ACTIVITIES
Net income	$1,004	$2,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	379	541
Share-based compensation	109	99
Loss on redemption and repurchase of debt	58	—
Impairment of other long-lived assets	—	3
Deferred income taxes	(6)	(690)
Other non-cash operating activities, net	52	(97)
Changes in operating assets and liabilities:
Trade debtors	(127)	204
Inventories	(166)	80
Trade creditors	394	(268)
Accrued employee compensation	55	(84)
Accrued expenses, income taxes and warranty	(39)	(81)
Other assets and liabilities	1	42

Net cash provided by operating activities	1,714	1,761

INVESTING ACTIVITIES
Acquisition of tangible assets	(585)	(602)
Proceeds from the sale of assets	1	144
Proceeds from settlement of foreign currency forward exchange contracts	—	29
Proceeds from redemption of debt security	—	1,283
Purchases of investments	(58)	(18)
Proceeds from sale of strategic investments	7	10

Net cash (used in) provided by investing activities	(635)	846

FINANCING ACTIVITIES
Redemption and repurchase of debt	(1,137)	(819)
Dividends to shareholders	(673)	(713)
Repurchases of ordinary shares	(850)	(963)
Taxes paid related to net share settlement of equity awards	(40)	(31)
Net proceeds from issuance of long-term debt	994	245
Proceeds from issuance of ordinary shares under employee stock plans	103	69
Other financing activities, net	(2)	—

Net cash used in financing activities	(1,605)	(2,212)

Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(1)	(1)

(Decrease) increase in cash, cash equivalents and restricted cash	(527)	394
Cash, cash equivalents and restricted cash at the beginning of the year	2,251	1,857

Cash, cash equivalents and restricted cash at the end of the year	$1,724	$2,251

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$226	$223
Cash (received) paid for income taxes, net of refunds	$(51)	$39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Organization

Seagate Technology plc became the parent company in the Seagate group following a reorganization that took place in 2010.

This transaction was accounted for in these consolidated financial statements as a merger between entities under common control; accordingly, the historical consolidated financial statements of Seagate Technology for periods prior to this transaction are considered to be the historical consolidated financial statements of Seagate Technology plc. No changes in consolidated assets or liabilities resulted from this transaction, other than Seagate Technology plc has provided a guarantee of amounts due under certain borrowing arrangements as described in Note 4. See Note 10 for a discussion of the capital structure of Seagate Technology plc.

The Company is incorporated in Ireland. The Company’s registration number is 480010 and its registered address is 38/39 Fitzwilliam Square, Dublin 2, Ireland D02 NX53.

Accounting convention and basis of preparation of financial statements

In the Notes to the Consolidated Financial Statements, unless the context indicates otherwise, as used herein, the terms “Seagate” and the “Company” refer to the Seagate group.

The directors have elected to prepare the consolidated financial statements of Seagate Technology plc (the “Company”) in accordance with Section 279 of the Companies Act 2014, which provides that a true and fair view of the state of the assets, liabilities, financial position and profit or loss may be given by preparing the financial statements in accordance with US accounting standards, as such term is defined in Section 279(1) of the Companies Act 2014 (“US GAAP”), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of Part 6 of the Companies Act 2014. In producing consolidated financial statements at this level, the Company has taken advantage of the audit exemption for certain of its UK subsidiaries by virtue of s479A of UK Companies Act 2006, see “Note 21. Subsidiary Undertakings” for further detail.

These financial statements therefore are prepared in accordance with Irish Company Law, to present to the shareholders of the Company and file with the Companies Registration Office in Ireland. Accordingly, these consolidated financial statements include presentation and additional disclosures required by the Companies Act 2014 in addition to those disclosures required under US GAAP.

In addition, in these financial statements, terminology typically utilized in a set of US GAAP financial statements has been retained for the benefit of those users of these financial statements who also access the Company’s US GAAP financial statements as filed with the US Securities and Exchange Commission on Form 10-K, rather than utilizing the terminology set out under Irish Company Law. Accordingly, references to revenue, cost of revenue, interest income, interest expense, income tax expense and net income have the same meaning as references to turnover, cost of sales, other interest receivable and similar income, interest payable and similar charges, tax on profit on ordinary activities and profit on ordinary activities after taxation under Irish Company Law. Additionally, references to Other comprehensive income (loss) (OCI) refer to a component of Other reserves.

Going Concern

Given the impact of COVID-19 on the Company’s business, operating results, and financial condition, the Directors have placed a particular focus on the appropriateness of adopting the going concern basis in the preparation of the financial statements for the year ended 3 July 2020.

The Company’s going concern assessment considers its Risk Factors, including those specific to the COVID-19 pandemic (Refer to Page A-19 for details.) and is dependent on a number of factors including financial performance and maintenance of supply chain operations. The going concern assessment has been performed for a period of at least 12 months from the approval of the financial statements. The following factors were considered in the Company’s going concern assessment:

•

Based on the results of our forecasting procedures and assessment of its liquidity requirements, the Company believes its sources of cash, including the undrawn revolving credit facility of $1.5 billion, have been and will continue to be sufficient to meet our cash needs for at least the next 12 months.

•	The Company believes that its cash equivalents are liquid and accessible.
•	The Company was in compliance with the covenants as of 3 July 2020 and expects to be in compliance for the next 12 months.
•

While there is a high level of uncertainty concerning the challenges posted by COVID-19 to our industry, the Company believes that its financial resources, along with controlling its costs, will allow the Company to manage the potential impacts of the COVID-19 pandemic on its business operations for the foreseeable future

Taking into account the financial resources available to the Company, it is management’s view, to the best of their current knowledge, that COVID-19 will not have a material adverse impact on the Company’s ability to continue as a going concern. Accordingly, the Directors have adopted the going concern basis in preparing the financial statements.

Basis of Presentation and Consolidation

The Company’s consolidated financial statements include the accounts of the Company and all its wholly-owned and majority-owned subsidiaries, after elimination of intercompany transactions and balances.

The preparation of financial statements in accordance with the United States (“US”) generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. These estimates and assumptions include the impact of the COVID-19 pandemic. Actual results could differ materially from those estimates. The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements.

The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to 30 June. Accordingly, fiscal year 2020 was comprised of 53 weeks and ended on 3 July 2020. Fiscal year 2019 was comprised of 52 weeks and ended on 28 June 2019. All references to years in these Notes to Consolidated Financial Statements represent fiscal years unless otherwise noted. Fiscal year 2026 will also be comprised of 53 weeks and will end on 3 July 2026.

Summary of Significant Accounting Policies

Cash and Cash Equivalents. The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. The Company’s highly liquid investments are primarily comprised of money market funds, time deposits and certificates of deposits. The Company has classified its marketable securities as available-for-sale and they are stated at fair value with unrealized gains and losses included in Accumulated other comprehensive loss, which is a component of Shareholders’ Equity. The Company evaluates the available-for sale securities in an unrealized loss position for other-than-temporary impairment. Realized gains and losses are included in Other income and charges, net on the Company’s Consolidated Profit and Loss Account. The cost of securities sold is based on the specific identification method. Other cash equivalents are carried at cost, which approximates fair value.

Restricted Cash and Cash Equivalents. Restricted cash and cash equivalents represent cash and cash equivalents that are restricted as to withdrawal or use for other than current operations.

Allowances for Doubtful Accounts. The Company maintains allowances for uncollectible accounts receivable based upon expected collectability. This reserve is established based upon historical trends, global macroeconomic conditions and an analysis of specific exposures. The provision for doubtful accounts is recorded as a charge to Marketing and administrative expense on the Company’s Consolidated Profit and Loss Account.

Inventories. Inventories are valued at the lower of cost (using the first-in, first-out method) and net realizable value. Net realizable value is based upon the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Adjustments to reduce cost of inventories to its net realizable value are made, if required, for estimated excess or obsolescence determined primarily by future demand forecasts.

Tangible Assets. Tangible assets are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease. The costs of additions and substantial improvements to tangible assets, which extend the economic life of the underlying assets, are capitalized. The cost of maintenance and repairs to tangible assets are expensed as incurred.

Goodwill. Irish Company law requires that goodwill is written off over a period of time which does not exceed its useful economic life. However, the Company does not believe this gives a true and fair view because not all goodwill declines in value. In addition, since goodwill that does decline in value rarely does so on a straight-line basis, straight-line amortization of goodwill over an arbitrary period does not reflect the economic reality. Consistent with US GAAP, the Company considers goodwill an indefinite-lived intangible asset that is not amortized over an arbitrary period. Rather, the Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) Topic 350 (“ASC 350”), Intangibles—Goodwill and Other. Therefore, in order to present a true and fair view of the economic reality under US GAAP, goodwill is considered indefinite-lived and is not amortized. The Company is not able to reliably estimate the impact on the financial statements of the true and fair override on the basis that the useful economic life of goodwill cannot be predicted with a satisfactory level of reliability nor can the pattern in which goodwill diminishes be known. The Company performs a qualitative assessment in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if any events or circumstances exist, such as an adverse change in business climate or a decline in the overall industry that would indicate that it would more likely than not reduce the fair value of a reporting unit below its carrying amount, including goodwill. If it is determined in the qualitative assessment that the fair value of a reporting unit is more likely than not below its carrying amount, including goodwill, then the Company will perform a quantitative impairment test. The quantitative goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. Any excess in the carrying value of a reporting unit over its fair value is recognized as an impairment loss, limited to the total amount of goodwill allocated to that reporting unit.

Other Long-lived Assets. The Company tests other long-lived assets, including tangible assets and other intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable. The Company performs a recoverability test to assess the recoverability of an asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company will estimate the fair value of the asset group and the excess of the carrying value over the fair value is allocated pro rata to derive the adjusted carrying value of assets in the asset group. The adjusted carrying value of each asset in the asset group is not reduced below its fair value.

In accordance with its policy, the Company reviews the estimated useful lives of its tangible assets on an ongoing basis. This review indicated that the actual lives of certain manufacturing equipment at its manufacturing facilities were longer than the estimated useful lives used for depreciation purposes in the Company’s consolidated financial statements. As a result, effective 29 June 2019, the Company changed its estimate of the useful lives of its manufacturing equipment from a range of three to five years to a range of three to seven years. The effect of this change in estimate increased the net income by $134 million for the fiscal year ended 3 July 2020 and increased the diluted earnings per share by $0.51 for the fiscal year ended 3 July 2020.

The Company tests other intangible assets not subject to amortization whenever events occur or circumstances change, such as declining financial performance, deterioration in the environment in which the entity operates or deteriorating macroeconomic conditions that have a negative effect on future expected earnings and cash flows that could affect significant inputs used to determine the fair value of the indefinite-lived intangible asset.

Leases. Effective 29 June 2019, the Company adopted a new accounting policy for leases in accordance with Accounting Standard Codification (“ASC”) 842, Leases, using the modified retrospective approach. Accordingly, the Company applied the new lease accounting standard prospectively to leases existing or commencing on or after 29 June 2019. The Company elected to apply the practical expedients which allow for not reassessing whether existing contracts contain leases, the classification of existing leases and whether the existing initial direct costs meet the new definition. In addition, the Company elected to combine lease and non-lease components for facility leases and to not recognize right-of-use (“ROU”) assets and lease liabilities for leases with an initial term of 12 months or less on the balance sheet.

The Company determines if an arrangement is a lease or contains a lease at inception. ROU assets are presented on the Company’s Consolidated Balance Sheet as Right of use assets. ROU assets represent the Company’s right to use an underlying asset for the lease term and the corresponding lease liabilities represent its obligation to make lease payments arising from the lease.

Lease liabilities are measured at the present value of the remaining lease payments and ROU assets are based on the lease liability, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs. As the Company’s leases do not provide an implicit rate, the net present value of future minimum lease payments is determined using the Company’s estimated incremental borrowing rate based on the information available at the lease commencement date. Additionally, the Company’s lease term may include options to extend or terminate the lease. These options are reflected in the ROU asset and lease liability when it is reasonably certain that the Company will exercise the option. The Company’s lease agreements do not contain any material residual value guarantees.

The Company recognizes lease expense on a straight-line basis over the lease term. Variable lease payments not dependent on an index or a rate primarily consist of common area maintenance charges, are expensed as incurred, and are not included in the ROU asset and lease liability calculation. The total operating and variable lease costs were included in operating expenses in the Company’s Consolidated Profit and Loss Account.

Payment-in-Kind (“PIK”) Income. The Company had a debt investment in non-convertible preferred stock of Toshiba Memory Holdings Corporation (“TMHC”), now known as Kioxia, that was fully redeemed by TMHC in June 2019. Transaction costs incurred by the Company to acquire this investment were capitalized and amortized as a reduction of interest income on the Consolidated Profit and Loss Account over the respective term of the investment. The investment contained a PIK income provision, which represented contractual interest that was due upon redemption, and was accrued and recorded as Interest income each reporting period and added to the carrying value of the Investment in debt security.

Derivative Financial Instruments. The Company records all derivatives on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The Company continues to exclude the change in forward points from the assessment of hedge effectiveness and recognizes the excluded component in Other income and charges, net in the Consolidated Profit and Loss Account. Foreign currency forward exchange contracts not designated as hedge instruments are used to economically hedge the foreign currency exposure on forecasted expenditures in currencies other than US dollar. The Company recognizes the unrealized gains and losses due to the changes in the fair value of these contracts, as well as the related costs in Other income and charges, net in the Consolidated Profit and Loss Account.

Warranty. The Company estimates probable product warranty costs at the time revenue is recognized. The Company generally provides warranty on its products for a period of 1 to 5 years. The Company’s warranty provision considers estimated product failure rates and trends (including the timing of product returns during the warranty periods), and estimated repair or replacement costs related to product quality issues, if any. The Company also exercises judgment in estimating its ability to sell refurbished products. The Company’s judgment is subject to a greater degree of subjectivity with respect to newly introduced products because of limited experience with those products upon which to base our warranty estimates.

Revenue Recognition and Sales Incentive Programs. Effective 30 June, 2018, the Company adopted a new revenue recognition policy in accordance with ASC 606, Revenue from Contracts with Customers, using the modified retrospective transition approach. Prior to fiscal year 2019, the revenue recognition policy was in accordance with ASC 605, Revenue Recognition. The Company determines revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue from sales of products is generally recognized upon transfer of control to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products, net of sales taxes. This typically occurs upon shipment from the Company. When applicable, the Company includes shipping charges billed to customers in Revenue and includes the related shipping costs in Cost of revenue on the Company’s Consolidated Profit and Loss Account.

The Company records estimated variable consideration at the time of revenue recognition as a reduction to revenue. Variable consideration generally consists of sales incentive programs, such as price protection and volume incentives aimed at increasing customer demand. For OEM sales, rebates are typically established by estimating the most likely amount of consideration expected to be received based on an OEM customer’s volume of purchases from the Company or other agreed upon rebate programs. For the distribution and retail channel, these programs typically involve estimating the most likely amount of rebates related to a customer’s level of sales, order size, advertising or point of sale activity as well as the expected value of price protection adjustments based on historical analysis and forecasted pricing environment. Marketing development program costs are accrued and recorded as a reduction to revenue at the same time that the related revenue is recognized.

The Company expenses sales commissions as incurred because the amortization period would have been one year or less. These costs are recorded as Marketing and administrative on the Company’s Consolidated Profit and Loss Account.

Product Development Costs. Product development costs, which include both research and development costs, are recognized as expense.

Distribution Costs. The Company includes distribution costs, which include shipping and handling, in Cost of revenue in the Consolidated Profit and Loss Account for all periods presented. These costs amount to $162 million and $128 million in fiscal years 2020 and 2019, respectively.

Restructuring Costs. The timing of recognition for severance costs depends on whether employees are required to render service until they are terminated in order to receive the termination benefits. If employees are required to render service until they are terminated in order to receive the termination benefits, a liability is recognized ratably over the future service period. Otherwise, a liability is recognized when management has committed to a restructuring plan and has communicated those actions to employees. Employee termination benefit costs covered by existing benefit arrangements are recognized when management has committed to a restructuring plan and the severance costs are probable and estimable.

Advertising Expense. The cost of advertising is expensed as incurred. Advertising costs were approximately $19 million and $22 million in fiscal years 2020 and 2019, respectively.

Share-Based Compensation. The Company has elected to apply the with-and-without method to assess the realization of related excess tax benefits. The Company also elected to continue to account for share-based compensation expense net of estimated forfeitures. Refer to Note 11. Share-based Compensation for details.

Accounting for Income Taxes. The Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, recognition of income and deductions and calculation of specific tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for income tax and financial statement purposes, as well as tax liabilities associated with uncertain tax positions. The calculation of tax liabilities involves uncertainties in the application of complex tax rules and the potential for future adjustment of the Company’s uncertain tax positions by various taxing authorities. If estimates of these tax liabilities are greater or less than actual results, an additional tax provision or benefit will result. The deferred tax assets the Company records each period depend primarily on the Company’s ability to generate future taxable income in the United States and certain non-US jurisdictions. Each period, the Company evaluates the need for a valuation allowance for its deferred tax assets and, if necessary, adjusts the valuation allowance so that net deferred tax assets are recorded only to the extent the Company concludes it is more likely than not that these deferred tax assets will be realized. If the Company’s outlook for future taxable income changes significantly, the Company’s assessment of the need for, and the amount of, a valuation allowance may also change.

Financial Instruments Remeasurement. The Company’s equity investments in privately-held companies without readily determinable fair values are measured using the measurement alternative method as cost, less impairments, and adjusted up or down based on observable price changes in orderly transactions for identical or similar investments of the same issuer. Any adjustments resulting from impairments and/or observable price changes are recorded as Other income and charges, net in the Company’s Consolidated Profit and Loss Account.

Comprehensive Income. The Company presents comprehensive income in a separate statement. Comprehensive income is comprised of net income and other gains and losses affecting equity that are excluded from net income.

Foreign Currency Remeasurement and Translation. The US dollar is the functional currency for the majority of the Company’s foreign operations. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency of the subsidiary at the balance sheet date. The gains and losses from the remeasurement of foreign currency denominated balances into the functional currency of the subsidiary are included in Other income and charges, net on the Company’s Consolidated Profit and Loss Account. The Company’s subsidiaries that use the US dollar as their functional currency remeasure monetary assets and liabilities at exchange rates in effect at the end of each period, and nonmonetary assets and liabilities at historical rates.

The Company translates the assets and liabilities of its non-US dollar functional currency subsidiaries into US dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in foreign currency translation included in Accumulated other comprehensive loss, which is a component of Other reserves.

Concentrations

Concentration of Credit Risk. The Company’s customer base is concentrated with a small number of customers. The Company does not generally require collateral or other security to support accounts receivable. To reduce credit risk, the Company performs ongoing credit evaluations on its customers’ financial condition. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. Arrow Electronics Inc. and Dell Inc. each accounted for more than 10% of the Company’s trade debtors as of 3 July 2020 and Dell Inc. accounted for more than 10% of the Company’s trade debtors as of 28 June 2019.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments and foreign currency forward exchange contracts. The Company mitigates concentrations of credit risk in its financial instruments through diversification, by investing in highly-rated securities and/or major multinational companies.

In entering into foreign currency forward exchange contracts, the Company assumes the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The counterparties to these contracts are major multinational commercial and investment banks, and the Company has not incurred and does not expect any losses as a result of counterparty defaults.

Supplier Concentration. Certain of the raw materials, components and equipment used by the Company in the manufacture of its products are available from single-sourced direct and indirect vendors. Shortages could occur in these essential materials and components due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, components or equipment at all or acceptable prices, it would be required to reduce its manufacturing operations, which could have a material adverse effect on its results of operations. In addition, the Company may make prepayments to certain suppliers or enter into minimum volume commitment agreements. Should these suppliers be unable to deliver on their obligations or experience financial difficulty, the Company may not be able to recover these prepayments.

Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13 (ASC Topic 326), Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. This ASU amends the requirement on the measurement and recognition of expected credit losses for financial assets held to include future conditions in its estimate of expected credit losses. The Company is required to adopt this guidance in fiscal year 2021. The Company will adopt this ASU on 4 July 2020 and does not expect the adoption of the standard to have a material effect on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15 (ASC Subtopic 350-40), Intangibles—Goodwill and Other—Internal-Use Software—Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This ASU aligns the accounting for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software. The

Company is required to adopt this guidance in fiscal year 2021. The Company will adopt this ASU on 4 July 2020 and does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 (ASC Topic 740), Simplifying the Accounting for Income Taxes. This ASU simplifies accounting for income taxes by removing certain exceptions to the general principles and amending existing guidance to improve consistent application. The Company is required to adopt this guidance in fiscal year 2022. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04 (ASC Topic 848), Reference Rate Reform. This ASU provides optional expedients and exceptions for applying U.S. generally accepted accounting principles to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of this update through 31 December 2022. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 (ASC Topic 842), Leases, and subsequently issued certain interpretive clarifications on this new guidance which amend a number of aspects of lease accounting, including requiring a lessee to recognize an ROU asset and corresponding lease liability for operating leases and enhanced disclosures. As of 29 June 2019, adoption of the standard resulted in the recognition of ROU assets and corresponding current and non-current lease liabilities of $115 million, $17 million and $57 million, respectively, on the Company’s Consolidated Balance Sheet, primarily relating to real estate operating leases. The adoption of this ASU did not have a material impact on the Company’s other consolidated financial statements. For information regarding the impact of ASC 842 adoption, see Summary of Significant Accounting Policies—Leases above and Note 6. Leases.

In February 2018, the FASB issued ASU 2018-02 (ASC Topic 220), Income Statement—Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU was issued following the enactment of the US Tax Cuts and Jobs Act 2017 (“Tax Act”) and permits entities to elect a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. This ASU became effective and the Company adopted the guidance on 29 June 2019. The Company has elected not to reclassify the stranded amounts. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

2. Balance Sheet Information

Available-for-sale Debt Securities

The following table summarizes, by major type, the fair value and amortized cost of the Company’s investments as of 3 July 2020:

(US Dollars in millions)	Amortized Cost	Unrealized Gain/(Loss)	Fair Value(2)
Available-for-sale debt securities:
Money market funds	$495	$—	$495
Time deposits and certificates of deposit	56	—	56
Other debt securities	18	—	18

Total	$569	$—	$569

Included in Cash and cash equivalents(1)			$549
Included in Other debtors—amounts falling due within one year			2
Included in Other debtors—amounts falling due after one year			18

Total			$569

(1)	Amount does not include $1,173 million of cash held in banks.
(2)	Represents the Company’s investments that are listed with the exception of Time deposits and certificates of deposit.

As of 3 July 2020, the Company’s Other debtors—amounts falling due within one year included $2 million in restricted cash equivalents held as collateral at banks for various performance obligations.

As of 3 July 2020, the Company had no material available-for-sale debt securities that had been in a continuous unrealized loss position for a period greater than 12 months. The Company determined no available-for-sale debt securities were other-than-temporarily impaired as of 3 July 2020.

The fair value and amortized cost of the Company’s investments classified as available-for-sale debt securities at 3 July 2020 by remaining contractual maturity were as follows:

(US Dollars in millions)	Amortized Cost	Fair Value
Due in less than 1 year	$551	$551
Due in 1 to 5 years	10	10
Due in 6 to 10 years	—	—
Thereafter	8	8

Total	$569	$569

The following table summarizes, by major type, the fair value and amortized cost of the Company’s investments as of 28 June 2019:

(US Dollars in millions)	Amortized Cost	Unrealized Gain/(Loss)	Fair Value(2)
Available-for-sale securities:
Money market funds	$417	$—	$417
Time deposits and certificates of deposits	133	—	133
Other debt securities	7	—	7

Total	$557	$—	$557

Included in Cash and cash equivalents(1)			$548
Included in Other debtors—amounts falling due within one year			2
Included in Other debtors—amounts falling due after one year			7

Total			$557

(1)	Amount does not include $1,672 million of cash held in banks.
(2)	Represents the Company’s investments that are listed with the exception of Time deposits and certificates of deposit.

As of 28 June 2019, the Company’s Other debtors—amounts falling due within one year included $2 million in restricted cash and investments held as collateral at banks for various performance obligations.

As of 28 June 2019, the Company had no available-for-sale debt securities that had been in a continuous unrealized loss position for a period greater than 12 months. The Company determined no available-for-sale debt securities were other-than-temporarily impaired as of 28 June 2019.

Cash, Cash Equivalents and Restricted Cash

The following table provides a summary of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheet that reconciles to the corresponding amount in the Consolidated Statements of Cash Flows:

(US Dollars in millions)	3 July 2020	28 June 2019	29 June 2018
Cash and cash equivalents	$1,722	$2,220	$1,853
Restricted cash included in Other debtors—amounts falling due within one year	2	31	4

Total cash, cash equivalents and restricted cash shown in the Statements of Cash Flows	$1,724	$2,251	$1,857

As of 28 June 2019, the Company’s Other debtors—amounts falling due within one year included $31 million in restricted cash and cash equivalents in an escrow account for the sale of certain properties and cash equivalents held as collateral at banks for various performance obligations

Trade Debtors

The following table provides details of the trade debtors balance sheet item:

(US Dollars in millions)	3 July 2020	28 June 2019
Trade Debtors	$1,120	$993
Allowance for doubtful accounts	(5)	(4)

Trade Debtors, net	$1,115	$989

Activity in the allowance for doubtful accounts is as follows:

(US Dollars in millions)	Balance at Beginning of Period	Charges to Profit and Loss	Deductions(1)	Balance at End of Period
Fiscal year ended 28 June 2019	$4	—	—	$4
Fiscal year ended 3 July 2020	$4	1	—	$5

(1)	Uncollectible accounts written off, net of recoveries.

In connection with an existing factoring agreement, the Company sells trade receivables to a third party for cash proceeds less a discount. During fiscal year 2020, the Company sold trade receivables without recourse for cash proceeds of $89 million of which $10 million remained subject to servicing by the Company as of 3 July 2020. The discounts on trade receivables sold were not material for fiscal year 2020.

Inventories

The following table provides details of the inventory balance sheet item:

(US Dollars in millions)	3 July 2020	28 June 2019
Raw materials and components	$451	$336
Work-in-process	313	217
Finished goods	378	417

Total inventories	$1,142	$970

Other Debtors—amounts falling due within one year

The following table provides details of the other debtors—amounts falling due within one year balance sheet item:

(US Dollars in millions)	3 July 2020	28 June 2019
Vendor non-trade debtors	$33	$12
Prepaid expenses	35	38
Other	67	113

	$135	$163

Other Debtors—amounts falling due after one year

The following table provides details of the other debtors—amounts falling due after one year balance sheet item:

(US Dollars in millions)	3 July 2020	28 June 2019
Deferred income taxes	$1,120	$1,114
Other	16	70

	$1,136	$1,184

Tangible Assets

The following table provides details of the tangible assets balance sheet item:

(US Dollars in millions)	Land(2)	Equipment	Buildings and Leasehold Improvements(2)	Construction in Progress (CIP)	Total
Useful lives (years)(1)		3 - 7	Up to 30
Cost:
At 29 June 2018	$55	$7,475	$1,906	$193	$9,629
Additions	—	81	10	478	569
Disposals	(7)	(200)	(52)	—	(259)
CIP Reclassifications	—	373	32	(405)	—
Impairments	—	—	(3)	—	(3)

At 28 June 2019	$48	$7,729	$1,893	$266	$9,936

Additions	—	94	10	481	585
Disposals	—	(207)	(102)	—	(309)
Reclassifications	—	—	1	(1)	—
CIP Reclassifications	—	417	46	(463)	—

At 3 July 2020	$48	$8,033	$1,848	$283	$10,212

Accumulated Depreciation:
At 29 June 2018	$(6)	$(6,758)	$(1,049)	$—	$(7,813)
Additions	—	(373)	(91)	—	(464)
Disposals	—	200	31	—	231

At 28 June 2019	$(6)	$(6,931)	$(1,109)	$—	$(8,046)

Additions	(1)	(238)	(86)	—	(325)
Disposals	—	206	82	—	288
Reclassifications	—	1	(1)	—	—

At 3 July 2020	$(7)	$(6,962)	$(1,114)	$—	$(8,083)

Net Book Value:
At 28 June 2019	$42	$798	$784	$266	$1,890

At 3 July 2020	$41	$1,071	$734	$283	$2,129

(1)

Effective 29 June 2019, the Company changed its estimate of the useful lives of its manufacturing equipment from a range of three to five years to a range of three to seven years. Please refer to Note 1. Basis of Presentation and Summary of Significant Accounting Policies for more details.

(2)

As of 3 July 2020, the company had no land and buildings classified as assets held for sale. As of 28 June 2019, the net book value of land and building classified as assets held for sale was $21 million.

Interest on borrowings related to eligible capital expenditures is capitalized as part of the cost of the qualified assets and amortized over the estimated useful lives of the assets. During fiscal years 2020 and 2019, the Company capitalized interest of $6 million and $3 million, respectively.

In fiscal year 2020, the Company recognized a charge of $3 million for the accelerated depreciation of certain fixed assets, which was recorded to Cost of revenue in the Consolidated Profit and Loss Account. In fiscal year 2019, the Company did not have any material write-offs or accelerated depreciation of fixed assets.

Other Provisions

The following table provides details of the other provisions balance sheet item:

(US Dollars in millions)	Note	3 July 2020	28 June 2019
Accrued warranty	12	$151	$195
Accrued restructuring	7	48	30

Other provisions		$199	$225

Other Creditors—amounts due within one year

The following table provides details of the other creditors—amounts falling due within one year balance sheet item:

(US Dollars in millions)	3 July 2020	28 June 2019
Accrued expenses	$353	$328
Dividend payable	167	170
Lease liabilities	14	—
Deferred income	11	12
Accrued employee compensation	224	169

Other creditors—amounts due within one year	$769	$679

Accumulated Other Comprehensive Loss (“AOCL”), a component of Other Reserves

The components of AOCL, net of tax, were as follows:

(US Dollars in millions)	Unrealized Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Post- Retirement Plans	Foreign Currency Translation Adjustments	Total
Balance at 29 June 2018	$—	$(4)	$(12)	$(16)
Other comprehensive loss before reclassifications	—	(16)	(2)	(18)
Amounts reclassified from AOCL	—	—	—	—
Other comprehensive loss	—	(16)	(2)	(18)

Balance at 28 June 2019	—	(20)	(14)	(34)
Other comprehensive loss before reclassifications	(27)	(7)	(2)	(36)
Amounts reclassified from AOCL	3	1	—	4
Other comprehensive loss	(24)	(6)	(2)	(32)

Balance at 3 July 2020	$(24)	$(26)	$(16)	$(66)

3. Goodwill and Other Long-lived Assets

Goodwill

The carrying amount of goodwill was $1,237 million as of 3 July 2020 and 28 June 2019. There were no additions to, disposals of, impairments of or translation adjustments to goodwill in fiscal years 2020 and 2019.

Other Intangible Assets

Other intangible assets consist primarily of existing technology, customer relationships and trade names acquired in business combinations. Intangibles are amortized on a straight-line basis over the respective estimated useful lives of the assets. Amortization is charged to Operating expenses in the Consolidated Profit and Loss Account.

The carrying value of other intangible assets subject to amortization, excluding fully amortized intangible assets, as of 3 July 2020, is set forth in the following table:

(US Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life
Existing technology	$199	$(179)	$20	1.5 years
Customer relationships	71	(48)	23	2.2 years
Trade name	2	(2)	—	0.2 years
Other intangible assets	19	(4)	15	2.9 years

Total amortizable other intangible assets	$291	$(233)	$58	2.1 years

The carrying value of other intangible assets subject to amortization, excluding fully amortized intangible assets, as of 28 June 2019 is set forth in the following table:

(US Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life
Existing technology	$201	$(143)	$58	1.9 years
Customer relationships	71	(38)	33	3.3 years
Trade name	3	(2)	1	1.2 years
Other intangible assets	41	(22)	19	2.9 years

Total amortizable other intangible assets	$316	$(205)	$111	2.5 years

As of 3 July 2020, expected amortization expense for other intangible assets for each of the next five years and thereafter is as follows:

(US Dollars in millions)	Amount
2021	$28
2022	20
2023	10
2024	—
2025	—
Thereafter	—

$58

The carrying values of intangible assets were $58 million and $111 million as of 3 July 2020 and 28 June 2019, respectively. In fiscal year 2020, amortization expense for other intangible assets was $53 million, of which $39 million was included in Cost of revenue and $14 million was included in Amortization of intangibles in the Consolidated Profit and Loss account. In fiscal year 2019, amortization expense for other intangible assets was $77 million, of which $54 million was included in Cost of revenue and $23 million was included in Amortization of intangibles in the Consolidated Profit and Loss account.

(US dollars in millions)	Existing Technology	Customer Relationships	Trade Names	Other Intangible Assets	Total(1)
Cost:
At 29 June 2018	$322	$509	$30	$55	$916
Disposals/Retirements	(22)	(10)	—	—	(32)

At 28 June 2019	$300	$499	$30	$55	$884

Disposals/Retirements	—	—	—	—	—

At 3 July 2020	300	499	30	55	884

Accumulated Amortization:
At 29 June 2018	$(211)	$(462)	$(26)	$(29)	$(728)
Additions	(53)	(14)	(3)	(7)	(77)
Disposals/Retirements	22	10	—	—	32

At 28 June 2019	$(242)	$(466)	$(29)	$(36)	$(773)

Additions	(38)	(10)	(1)	(4)	(53)

At 3 July 2020	(280)	(476)	(30)	(40)	(826)

Net Book Value:
At 28 June 2019	$58	$33	$1	$19	$111

At 3 July 2020	$20	$23	$—	$15	$58

(1)	The carrying value of intangible assets subject to amortization includes fully amortized intangible assets for the period presented.

4. Debentures and Bank Loans

Credit Agreement

The Company’s subsidiary, Seagate HDD Cayman, entered into a credit agreement (the “Credit Agreement”) on 20 February 2019, which was most recently amended on 16 September 2019. The Credit Agreement provides an up to $1.5 billion senior unsecured revolving credit facility (“Revolving Credit Facility”) and a term loan facility in an aggregate principal amount of $500 million (“Term Loan”). The Revolving Credit Facility has a final maturity of 20 February 2024 and the Term Loan has a final maturity date of 16 September 2025. The loans made under the Revolving Credit Facility and Term Loan will bear interest at a rate of the London Interbank Offered Rate (“LIBOR”) plus a variable margin for each facility that will be determined based on the corporate credit rating of the Company. STX and certain of its material subsidiaries fully and unconditionally guarantee both the Revolving Credit Facility and Term Loan. The Revolving Credit Facility also allows such facility to increase by an additional $100 million, provided that (i) there has been, and will be after giving effect to such increase, no default, (ii) the increase is at least $25 million and (iii) the existing commitments under the facility receive 0.50% most favored nation protection. An aggregate amount of up to $75 million of the Revolving Credit Facility is available for the issuance of letters of credit, and an aggregate amount of up to $50 million of such facility is also available for swing line loans.

On 17 September 2019, Seagate HDD Cayman borrowed the $500 million principal amount under the Term Loan and the proceeds were used to repurchase a portion of its outstanding senior notes. The Term Loan is repayable in quarterly installments of 1.25% of the original principal amount beginning on 31 December 2020, with the remaining balance payable upon maturity.

The Credit Agreement includes three financial covenants: (1) interest coverage ratio, (2) total leverage ratio and (3) a minimum liquidity amount. The Company was in compliance with the covenants as of 3 July 2020 and expects to be in compliance for the next 12 months.

As of 3 July 2020, no borrowings were drawn and no letters of credit or swing line loans have been utilized under the Revolving Credit Facility.

Long-Term Debt

$800 million Aggregate Principal Amount of 3.75% Senior Notes due November 2018 (the “2018 Notes”). On 5 November 2013, Seagate HDD Cayman, issued $800 million in aggregate principal amount of 3.75% Senior Notes. The obligations under the 2018 Notes were fully and unconditionally guaranteed on a senior unsecured basis by STX. The interest on the Notes was payable semi-annually on 15 May and 15 November of each year. During fiscal year 2018, $211 million aggregate principal amount of the 2018 Notes were repurchased for cash at a premium to their principal amount, plus accrued and unpaid interest. During fiscal year 2018, the Company recorded a loss on the repurchase of $4 million which is included in Other income and charges, net in the Company’s Consolidated Profit and Loss Account. On 15 November 2018, the 2018 Notes matured and the entire outstanding principal amount of $499 million was repaid, plus accrued and unpaid interest.

$750 million Aggregate Principal Amount of 4.25% Senior Notes due March 2022 (the “2022 Notes”). On 3 February, 2017, Seagate HDD Cayman issued, in a private placement, $750 million in aggregate principal amount of 4.25% Senior Notes which will mature on 1 March 2022. The obligations under the 2022 Notes are fully and unconditionally guaranteed on a senior unsecured basis by STX. The interest on the 2022 Notes is payable semi-annually on 1 March and 1 September of each year, commencing on 1 September 2017. At any time before 1 February 2022, Seagate HDD Cayman may redeem some or all of the 2022 Notes at a “make whole” redemption price, plus accrued and unpaid interest, if any. The ‘‘make-whole’’ redemption price will be equal to (1) 100% of the principal amount of the 2022 Notes redeemed, plus (2) the excess, if any, of (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 Notes being redeemed, discounted to the redemption date on a semi-annual basis at a rate equal to the sum of the Treasury Rate (as defined in the relevant Indenture) plus 40 basis points, minus accrued and unpaid interest, if any, on the 2022 Notes being redeemed to, but excluding, the redemption date over (b) the principal amount of the 2022 Notes being redeemed, plus (3) accrued and unpaid interest, if any, on the 2022 Notes being redeemed to, but excluding, the redemption date. During fiscal year 2020, $521 million aggregate principal amount of the 2022 Notes were repurchased for cash at a premium to their principal amount, plus accrued and unpaid interest, $250 million and $248 million principal amount of which were repurchased pursuant to cash tender offers for certain senior notes on 18 September 2019 and 18 June 2020 (the “Tender Offers”), respectively. The Company recorded a loss of $29 million on repurchases during fiscal year 2020 which is included in Other income and charges, net in the Company’s Consolidated Profit and Loss Account.

$1 billion Aggregate Principal Amount of 4.75% Senior Notes due June 2023 (the “2023 Notes”). On 22 May 2013, Seagate HDD Cayman issued, in a private placement, $1 billion in aggregate principal amount of 4.75% Senior Notes, which will mature on 1 June 2023. The obligations under the 2023 Notes are fully and unconditionally guaranteed on a senior unsecured basis by STX. The interest on the 2023 Notes is payable semi-annually on 1 June and 1 December of each year. Seagate HDD Cayman may redeem the 2023 Notes in whole or in part, on not less than 30, nor more than 60 days’ notice, at a “make-whole” premium redemption price. The “make-whole” redemption price will be equal to the greater of (1)100% of the principal amount of the 2023 Notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes being redeemed, discounted at the redemption date on a semi-annual basis at a rate equal to the sum of the applicable Treasury Rate plus 50 basis points. Accrued and unpaid interest, if any, will be paid to, but excluding, the redemption date. During fiscal year 2020, $395 million aggregate principal amount of the 2023 Notes were repurchased for cash at a premium to their principal amount, plus accrued and unpaid interest, $200 million and $178 million principal amount of which was repurchased pursuant to the Tender Offers on 18 September 2019 and 18 June 2020, respectively. During fiscal year 2019, $10 million aggregate principal amount of its 2023 Notes were repurchased for cash at a premium to their principal amount, plus accrued and unpaid interest. The Company recorded a loss of $20 million for fiscal year 2020, which is included in Other income and charges, net in the Company’s Consolidated Profit and Loss Account. The loss recorded on the repurchases in fiscal year 2019 was immaterial.

$500 million Aggregate Principal Amount of 4.875% Senior Notes due March 2024 (the “2024 Notes”). On 3 February 2017, Seagate HDD Cayman issued, in a private placement, $500 million in aggregate principal amount of 4.875% Senior Notes which will mature on 1 March 2024. The obligations under the 2024 Notes are fully and unconditionally guaranteed, on a senior unsecured basis by STX. The interest on the 2024 Notes is payable semi-annually on 1 March and 1 September of each year, commencing on 1 September 2017. At any time before 1 January 2024, Seagate HDD Cayman may redeem some or all of the 2024 Notes at a “make-whole” redemption price, plus accrued and unpaid interest, if any. The ‘‘make-whole’’ redemption price will be equal to (1) 100% of the principal amount of the 2024 Notes redeemed, plus (2) the excess, if any, of (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes being redeemed, discounted to the redemption date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 45 basis points, minus accrued and unpaid interest, if any, on the 2024 Notes being redeemed to, but excluding, the redemption date over (b) the principal amount of the 2024 Notes being redeemed, plus (3) accrued and unpaid interest, if any, on the 2024 Notes being redeemed to, but excluding, the redemption date.

$1 billion Aggregate Principal amount of 4.75% Senior Notes due January 2025 (the “2025 Notes”). On 28 May 2014, Seagate HDD Cayman issued, in a private placement, $1 billion in aggregate principal amount of 4.75% Senior Notes due 2025, which will mature on 1 January 2025. The obligations under the 2025 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by STX. The interest on the 2025 Notes is payable in cash semiannually on 1 January and 1 July of each year, commencing on 1 January 2015. At any time, upon not less than 30 nor more than 60 days’ notice, Seagate HDD may redeem some or all of the 2025 Notes at a ‘‘make-whole’’ redemption price. The ‘‘make-whole’’ redemption price will be equal to the greater of (1) 100% of the principal amount of the 2025 Notes redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed, discounted to the redemption date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 50 basis points. Accrued and unpaid interest, if any, will be paid to, but excluding, the redemption date. On 18 September 2019, the principal amount of $170 million was repurchased at a premium pursuant to the Tender Offers. During fiscal year 2019, $55 million aggregate principal amount of the 2025 Notes were repurchased for cash at a discount to their principal amount, plus accrued and unpaid interest. For fiscal years 2020 and 2019 the Company recorded a loss of $8 million and a gain of approximately $1 million on the repurchases respectively, which is included in Other income and charges, net in the Company’s Consolidated Profit and Loss Account. On 18 June 2020, Seagate HDD Cayman completed an exchange offer in which the principal amount of $271 million of the 2025 Notes was exchanged for the principal amount of $297 million of the 2029 Notes (as defined below). The exchange was accounted for as a debt modification with no gain or loss recognized.

$700 million Aggregate Principal Amount of 4.875% Senior Notes due June, 2027 (the “2027 Notes”). On 14 May 2015, Seagate HDD Cayman issued, in a private placement, $700 million in aggregate principal amount of 4.875% Senior Notes, which will mature on 1 June 2027. The obligations under the 2027 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by STX. The interest on the 2027 Notes is payable semi-annually on 1 June and 1 December of each year, commencing on 1 December 2015. At any time before 1 March 2027, Seagate HDD Cayman may redeem some or all of the 2027 Notes at a “make-whole” redemption price. The ‘‘make-whole’’ redemption price will be equal to (1) 100% of the principal amount of the 2027 Notes redeemed, plus (2) the excess, if any of (x) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes being redeemed, discounted to the redemption date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 40 basis points, minus accrued and unpaid interest, if any, on the 2027 Notes being redeemed to, but excluding, the redemption date over (y) the principal amount of the 2027 Notes being redeemed, plus (3) accrued and unpaid interest, if any, on the 2027 Notes being redeemed to, but excluding, the redemption date. At any time on or after 1 March 2027, Seagate HDD Cayman may redeem some or all of the 2027 Notes at a redemption price equal to 100% of the principal amount of the 2027 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. During fiscal year 2019, $6 million aggregate principal amount of the 2027 Notes were repurchased for cash at a discount to their principal amount, plus accrued and unpaid interest. For fiscal year 2019, the Company recorded an immaterial gain on the repurchase, which is included in Other income and charges, net in the Company’s Consolidated Profit and Loss Account. On 18 June 2020, Seagate HDD Cayman completed an exchange offer in which the principal amount of $185 million of the 2027 Notes was exchanged for the principal amount of $203 million of the 2029 Notes (as defined below). The exchange was accounted for as a debt modification with no gain or loss recognized.

$500 million Aggregate Principal Amount of 4.091% Senior Notes due June, 2029 (the “2029 Notes”). On 18 June 2020, Seagate HDD Cayman issued, in a private placement, $500 million in aggregate principal amount of 4.091% Senior Notes in connection with Seagate HDD Cayman’s exchange offers to certain eligible holders of Seagate HDD Cayman’s outstanding 2025 Notes and 2027 Notes (the “Exchange Offers”). The obligations under the 2029 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by STX. The 2029 Notes will mature on 1 June 2029. Interest on the 2029 Notes will be payable in cash semiannually on 1 June and 1 December of each year, commencing on 1 December 2020. At any time before 1 March 2029, Seagate HDD Cayman may redeem any or all of the 2029 Notes at a “make-whole” redemption price. The “make-whole” redemption price will be equal to (1) 100% of the principal amount of the 2029 Notes redeemed, plus (2) the excess, if any, of (x) the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes being redeemed (as if the 2029 Notes matured on the Notes Par Call Date, as defined below), discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus 50 basis points, minus accrued and unpaid interest, if any, on the 2029 Notes being redeemed to, but excluding, the redemption date over (y) the principal amount of the 2029 Notes being redeemed, plus (3) accrued and unpaid interest, if any, on the 2029 Notes being redeemed to, but excluding, the redemption date. At any time on or after 1 March 2029, (the “Notes Par Call Date”), Seagate HDD Cayman may redeem some or all of the 2029 Notes at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

$500 million Aggregate Principal Amount of 4.125% Senior Notes due January, 2031 (the “2031 Notes”). On 10 June 2020, Seagate HDD Cayman issued, in a private placement, $500 million in aggregate principal amount of 4.125% Senior Notes, which will mature on 15 January 2031. The obligations under the 2031 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by STX. Interest on the Notes will be payable in cash semiannually on 15 January and 15 July of each year, commencing on 15 January 2021. At any time before 15 October 2030, Seagate HDD Cayman may redeem any or all of the Notes at a “make-whole” redemption price. The “make-whole” redemption price will be equal to (1) 100% of the principal amount of the 2031 Notes redeemed, plus (2) the excess, if any, of (x) the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Notes being redeemed (as if the 2031 Notes matured on the 2031 Notes Par Call Date, as defined below), discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus 50 basis points, minus accrued and unpaid interest, if any, on the 2031 Notes being redeemed to, but excluding, the redemption date over (y) the principal amount of the 2031 Notes being redeemed, plus (3) accrued and unpaid interest, if any, on the 2031 Notes being redeemed to, but excluding, the redemption date. At any time on or after 15 October 2030 (the “2031 Notes Par Call Date”), Seagate HDD Cayman may redeem some or all of the 2031 Notes at a redemption price equal to 100% of the principal amount of the 2031 Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

$500 million Aggregate Principal Amount of 5.75% Senior Notes due December, 2034 (the “2034 Notes”). On 2 December 2014, Seagate HDD Cayman issued, in a private placement, $500 million in aggregate principal amount of 5.75% Senior Notes, which will mature on 1 December 2034. The obligations under the 2034 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by STX. The interest on the Notes is payable semi-annually on 1 June and 1 December of each year, commencing on 1 June 2015. At any time before 1 June 2034, Seagate HDD Cayman may redeem some or all of the 2034 Notes at a “make-whole” redemption price. The “make-whole” redemption price will be equal to (1) 100% of the principal amount of the 2034 Notes redeemed, plus (2) the excess, if any of (x) the sum of the present values of the remaining scheduled payments of principal and interest on the 2034 Notes being redeemed, discounted to the redemption date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 50 basis points, minus accrued and unpaid interest, if any, on the 2034 Notes being redeemed to, but excluding, the redemption date over (y) the principal amount of the 2034 Notes being redeemed, plus (3) accrued and unpaid interest, if any, on the 2034 Notes being redeemed to, but excluding, the redemption date. At any time on or after 1 June 2034, Seagate HDD Cayman may redeem some or all of the 2034 Notes at a redemption price equal to 100% of the principal amount of the 2034 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Interest charges shown in the Consolidated Profit and Loss Account are related to the Company’s debentures.

At 3 July 2020, future principal payments on long-term debt were as follows (in millions):

Fiscal Year	Amount
2021	$19
2022	254
2023	571
2024	525
2025	504
Thereafter	2,376

Total	$4,249

5. Income Taxes

Income before income taxes consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
US	$121	$275
Non-US	911	1,097

	$1,032	$1,372

The provision for liabilities and charges related to taxation as reported in the Consolidated Balance Sheet consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Accrued income taxes falling due within one year	$12	$26
Deferred income tax liabilities due within one year	—	—
Accrued income taxes falling due after one year	2	4
Deferred income tax liabilities due after one year	21	20

Total	$35	$50

Income tax expense (benefit) consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Current income tax expense:
US Federal	$—	$—
US State	—	—
Non-US	36	45

Total Current	36	45

Deferred income tax benefit:
US Federal	(16)	(690)
US State	(2)	12
Non-US	10	(7)

Total Deferred	(8)	(685)

Income tax expense (benefit)	$28	$(640)

The significant components of the Company’s deferred tax assets and liabilities were as follows:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Deferred tax assets
Accrued warranty	$35	$46
Inventory valuation accounts	30	34
Debtor reserve	11	10
Accrued compensation and benefits	55	53
Depreciation	59	89
Restructuring accruals	9	4
Other accruals and deferred items	22	15
Net operating losses	735	743
Tax credit carryforwards	603	582
Other assets	7	7

Gross: Deferred tax assets	1,566	1,583
Less: Valuation allowance	(438)	(460)

Net: Deferred tax assets	1,128	1,123

Deferred tax liabilities
Unremitted earnings of certain non-US entities	(16)	(16)
Acquisition-related items	(8)	(13)
Other liabilities	(5)	—

Net: Deferred tax liabilities	(29)	(29)

Total net deferred tax assets	$1,099	$1,094

At 3 July 2020, the Company recorded $1.1 billion of net deferred tax assets. The realization of most of these deferred tax assets is primarily dependent on the Company’s ability to generate sufficient US and certain non-Irish taxable income in future periods. Although realization is not assured, the Company’s management believes it is more likely than not that these deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, may increase or decrease in subsequent periods when the Company re-evaluates the underlying basis for its estimates of future US and certain non-Irish taxable income.

The deferred tax asset valuation allowance decreased by $22 million in fiscal year 2020 primarily driven by the Company’s profitability outlook in the US.

At 3 July 2020, the Company had US federal, US state and non-US tax net operating loss carryforwards of approximately $3.0 billion, $1.7 billion and $113 million, respectively, which will expire at various dates beginning in fiscal year 2021, if not utilized. Net operating loss carryforwards of approximately $6 million are scheduled to expire in fiscal year 2021. At 3 July 2020, the Company had US federal and state tax credit carryforwards of $554 million and $148 million, respectively, which will expire at various dates beginning in fiscal year 2021 if not utilized.

As of 3 July 2020, approximately $371 million and $114 million of the Company’s total US net operating loss and tax credit carryforwards, respectively, are subject to annual limitations ranging from $1 million to $45 million pursuant to US tax law.

For purposes of the reconciliation between the income tax expense (benefit) at the statutory rate and the effective tax rate, the Irish statutory rate of 25% was applied as follows:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Income tax expense at the statutory rate applicable to the Company in Ireland	$258	343
Permanent differences	(1)	3
Change in valuation allowance	(16)	(742)
Earnings taxed at less than statutory rate applicable to the Company in Ireland	(193)	(234)
Research Credit	(27)	(38)
Tax expense related to intercompany transactions	—	23
Other individually immaterial items	7	5

Income tax expense (benefit)	28	(640)

A substantial portion of the Company’s operations in Malaysia, Singapore and Thailand operate under various tax incentive programs, which expire in whole or in part at various dates through 2025. Certain tax incentives may be extended if specific conditions are met. The net impact of these tax incentive programs was to increase the Company’s net income by approximately $206 million in fiscal year 2020 ($0.78 per share, diluted) and to increase the Company’s net income by approximately $194 million in fiscal year 2019 ($0.68 per share, diluted).

The Company consists of an Irish tax resident parent holding company with various US and non-US subsidiaries that operate in multiple non-Irish taxing jurisdictions. The amount of temporary differences (including undistributed earnings) related to outside basis differences in the stock of non-Irish resident subsidiaries considered indefinitely reinvested outside of Ireland for which Irish income taxes have not been provided as of 3 July 2020, was approximately $1.9 billion. If such amounts were remitted to Ireland as a dividend, it is likely that tax at 25%, or approximately $475 million would result.

As of 3 July 2020 and 28 June 2019, the Company had approximately $89 million and $83 million, respectively, of unrecognized tax benefits excluding interest and penalties. These amounts, if recognized, would impact the effective tax rate subject to certain future valuation allowance offsets.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Balance of unrecognized tax benefits at the beginning of the year	$83	60
Gross increase for tax positions of prior years	—	22
Gross decrease for tax positions of prior years	(1)	(9)
Gross increase for tax positions of current year	8	16
Gross decrease for tax positions of current year	—	—
Settlements	(1)	—
Lapse of statutes of limitation	—	(6)
Non-US exchange gain	—	—

Balance of unrecognized tax benefits at the end of the year	$89	$83

It is the Company’s policy to include interest and penalties related to unrecognized tax benefits in the income tax expense on the Consolidated Profit and Loss Account. During fiscal year 2020 the Company recognized net income tax benefit for interest and penalties of less than $1 million, as compared to net tax benefit of $2 million during fiscal year 2019. As of 3 July 2020, the Company had less than $1 million of accrued interest and penalties related to unrecognized tax benefits compared to $1 million in fiscal year 2019.

During the 12 months beginning 4 July 2020, the Company expects that its unrecognized tax benefits could be reduced by less than $1 million as a result of the expiration of certain statutes of limitation.

The Company is required to file US federal, US state and non-US income tax returns. The Company is no longer subject to examination of its US federal income tax returns for years prior to fiscal year 2017. The Company is no longer subject to tax examination for years ending prior to fiscal year 2008 for US state income tax returns and prior to fiscal year 2009 for non-US income tax returns.

The following table shows the activity in the deferred tax liability balance for fiscal year 2020:

(US Dollars in millions)	Amount
Balance at 28 June 2019	$20
Unremitted earnings of certain non-US entities	1

Balance at 3 July 2020	$21

6. Leases

The Company is a lessee in several operating leases related to real estate facilities for warehouse and office space.

The Company’s lease arrangements comprise operating leases with various expiration dates through 2082. The lease term includes the non-cancelable period of the lease, adjusted for options to extend or terminate the lease when it is reasonably certain that an option will be exercised.

Operating lease costs include short-term lease costs and are shown net of immaterial sublease income. The components of lease costs and other information related to leases were as follows:

Fiscal Year Ended
(US Dollars in millions)	3 July 2020
Operating lease cost	$22
Variable lease cost	4

Total lease cost	$26

Operating cash outflows from operating leases	$18

3 July 2020
Weighted-average remaining lease term	13.2 years
Weighted-average discount rate	6.53%

ROU assets and lease liabilities are included on the Company’s Consolidated Balance Sheet as follows:

(US Dollars in millions)	Balance Sheet Location	3 July 2020
ROU assets	Right of use assets	$103
Current lease liabilities	Other creditors–amounts due within one year	$14
Non-current lease liabilities	Other creditors–amounts due after one year	$49

The following table provides details of the ROU assets:

(US Dollars in millions)	3 July 2020
Balance at 29 June 2019	$115
Assets recognized for new leases	2
Amortization	(19)
Other (interest accretion and other adjustments)	5

Balance at 3 July 2020	$103

At 3 July 2020, future lease payments included in the measurement of lease liabilities were as follows (in millions):

Fiscal Year	Amount
2021	$15
2022	15
2023	10
2024	5
Thereafter	103

Total lease payments	148
Less: imputed interest	(85)

Present value of lease liabilities	$63

Prior to fiscal year 2020, the Company recognized rent expense for operating leases under the legacy guidance ASC 840. For fiscal year 2019, total rent expense for all land, facility and equipment operating leases, net of sublease income, was $18 million.

7. Restructuring and Exit Costs

During fiscal years 2020, the Company recorded restructuring charges of $82 million comprised primarily of charges related to workforce reduction costs and facilities and other exit costs associated with the restructuring of its workforce. During fiscal year 2019, the Company recorded a net gain of $22 million that included a gain from the sale of a certain property. The Company’s significant restructuring plans are described below. All restructuring charges are reported in Restructuring and other, net on the Consolidated Profit and Loss Account.

June 2020 Plan - On 1 June 2020, the Company committed to a restructuring plan (the “June 2020 Plan”) consistent with its long-term strategy to drive operational efficiencies, reduce its cost structure and invest in future opportunities. The June 2020 Plan included consolidating the Company’s Minnesota facilities into one location and reducing its headcount worldwide by approximately 500 employees. The June 2020 Plan is expected to be substantially completed during the first quarter of fiscal year 2021.

The following table summarizes the Company’s restructuring activities under all of the Company’s active restructuring plans for fiscal years 2020 and 2019:

	June 2020 Plan		Other Plans
(US Dollars in millions)	Workforce Reduction Costs	Facilities and Other Exit Costs	Workforce Reduction Costs	Facilities and Other Exit Costs	Total
Accrual balances at 29 June 2018	$—	$—	$19	$23	$42
Restructuring charges	$—	$—	$41	$13	$54
Cash payments	$—	$—	$(48)	$(17)	$(65)
Adjustments	$—	$—	$1	$(2)	$(1)

Accrual balances at 28 June 2019	$—	$—	$13	$17	$30
Lease Adoption Adjustment	$—	$—	$—	$(11)	$(11)
Restructuring charges	$56	$2	$26	$2	$86
Cash payments	$(18)	$—	$(30)	$(5)	$(53)
Adjustments	$—	$—	$(4)	$—	$(4)

Accrual balances at 3 July 2020	$38	$2	$5	$3	$48

Total costs incurred to date as of 3 July 2020	$56	$2	$176	$53	$287

Total expected cost to be incurred as of 3 July 2020	$—	$8	$—	$—	$8

The accrued restructuring balance is included in Other provisions in the Company’s Consolidated Balance Sheet for fiscal years 2020 and 2019.

During fiscal year 2019, the Company sold a certain property, which was previously classified as assets held for sale and recognized a gain of approximately $78 million. The Company also recorded an impairment charge of $3 million on its held for sale land and building during fiscal year 2019. The gain and impairment charge were included in Restructuring and other, net in the Company’s Consolidated Profit and Loss Account.

8. Derivative Financial Instruments

The Company is exposed to foreign currency exchange rate, interest rate and to a lesser extent, equity market risks relating to its ongoing business operations. From time to time, the Company enters into cash flow hedges in the form of foreign currency forward exchange contracts in order to manage the foreign currency exchange rate risk on forecasted expenses and investments denominated in foreign currencies.

In the quarter ended 4 October 2019, the Company entered into certain interest rate swap agreements with a notional amount of $500 million to convert the variable interest rate on its Term Loan to fixed interest rates. The contracts will mature on 16 September 2025. The objective of the interest rate swap agreements is to eliminate the variability of interest payment cash flows associated with the variable interest rates under the Term Loan. The Company designated the interest rate swaps as cash flow hedges.

The Company’s accounting policies for these instruments are based on whether the instruments are classified as designated or non-designated hedging instruments. The Company records all derivatives on its Consolidated Balance Sheets at fair value. The changes in the fair value of highly effective designated cash flow hedges are recorded in Accumulated other comprehensive loss until the hedged item is recognized in earnings. Derivatives that are not designated as hedging instruments or are not assessed to be highly effective are adjusted to fair value through earnings. The amount of net unrealized loss on cash flow hedges was $24 million as of 3 July 2020 and the amount of net unrealized loss on cash flow hedges was not material as of 28 June 2019. As of 3 July 2020, the amount of existing net losses related to cash flow hedges recorded in Accumulated other comprehensive loss included $3 million that is expected to be reclassified to earnings within twelve months.

The Company de-designates its cash flow hedges when the forecasted hedged transactions affects earnings or it is probable the forecasted hedged transactions will not occur in the initially identified time period. At such time, the associated gains and losses deferred in Accumulated other comprehensive loss on the Company’s Consolidated Balance Sheets are reclassified into earnings and any subsequent changes in the fair value of such derivative instruments are immediately reflected in earnings. The Company recognized a net loss of $3 million in Other income and charges, net related to the loss of hedge designation on discontinued cash flow hedges during fiscal year 2020. The Company did not recognize any material amounts related to the loss of hedge designation on discontinued cash flow hedges during fiscal year 2019.

Other derivatives not designated as hedging instruments consist of foreign currency forward exchange contracts that the Company uses to hedge the foreign currency exposure on forecasted expenditures denominated in currencies other than the US dollar. The Company recognizes gains and losses on these contracts, as well as the related costs in Other income and charges, net on the Consolidated Profit and Loss Account.

The following tables show the total notional value of the Company’s outstanding foreign currency forward exchange contracts as of 3 July 2020 and 28 June 2019. All of the foreign currency forward exchange contracts mature within 12 months.

	As of 3 July 2020
(US Dollars in millions)	Contracts Designated as Hedges	Contracts Not Designated as Hedges
Thai Baht	$157	$42
Singapore Dollar	187	56
Chinese Renminbi	81	25
British Pound Sterling	64	20

	$489	$143

	As of 28 June 2019
(US Dollars in millions)	Contracts Designated as Hedges	Contracts Not Designated as Hedges
Singapore Dollar	$60	$40
Chinese Renminbi	79	20
British Pound Sterling	6	12

	$145	$72

The Company is subject to equity market risks due to changes in the fair value of the notional investments selected by its employees as part of its non-qualified deferred compensation plan: the Seagate Deferred Compensation Plan (the “SDCP”). In fiscal year 2014, the Company entered into a Total Return Swap (“TRS”) in order to manage the equity market risks associated with the SDCP’s liabilities. The Company pays a floating rate, based on LIBOR plus an interest rate spread, on the notional amount of the TRS. The TRS is designed to substantially offset changes in the SDCP’s liabilities due to changes in the value of the investment options made by employees. As of 3 July 2020, the notional investments underlying the TRS amounted to $105 million. The contract term of the TRS is through January 2021 and is settled on a monthly basis, therefore limiting counterparty performance risk. The Company did not designate the TRS as a hedge. Rather, the Company records all changes in the fair value of the TRS to earnings to offset the market value changes of the SDCP’s liabilities.

The following tables show the Company’s derivative instruments measured at gross fair value as reflected in the Consolidated Balance Sheets as of 3 July 2020 and 28 June 2019:

	As of 3 July 2020
	Derivative Assets		Derivative Liabilities
(US Dollars in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	$3	Other creditors	$—
Interest rate swap	Other debtors	$—	Other creditors	$(27)
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	2	Other creditors	(2)
Total return swap	Other debtors	1	Other creditors	—

Total derivatives		$6		$(29)

	As of 28 June 2019
	Derivative Assets		Derivative Liabilities
(US Dollars in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	$—	Other creditors	$—
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	1	Other creditors	(1)
Total return swap	Other debtors	—	Other creditors	—

Total derivatives		$1		$(1)

The following tables show the effect of the Company’s derivative instruments on the Consolidated Statement of Comprehensive Income and Consolidated Profit and Loss Account for the fiscal year ended 3 July 2020:

(US Dollars in millions) Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
Foreign currency forward exchange contracts	Other income and charges, net	$(2)
Total return swap	Operating expenses	2

(US Dollars in millions) Derivatives Designated as Hedging Instruments	Amount of Gain/(Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Foreign currency forward exchange contracts	$2	Other income and charges, net	$(3)	Other income and charges, net	$(1)
Interest rate swap	(29)	Other income and charges, net	—	Other income and charges, net	—

The following table shows the effect of the Company’s derivative instruments on the Consolidated Profit and Loss Account for the fiscal year ended 28 June 2019:

(US Dollars in millions) Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
Foreign currency forward exchange contracts	Other income and charges, net	$20
Total return swap	Operating expenses	3

The amount of gain or loss recognized in the Consolidated Statement of Comprehensive Income on derivatives designated as cash flow hedges was not material for fiscal year 2019. The amount of gain or loss recognized in income related to the ineffective portion of the hedging relationships and to the amount excluded from the assessment of hedge ineffectiveness was not material for the fiscal year 2019.

9. Fair Value

Measurement of Fair Value

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

A fair value hierarchy is based on whether the market participant assumptions used in determining fair value are obtained from independent sources (observable inputs) or reflects the Company’s own assumptions of market participant valuation (unobservable inputs). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are:

Level 1 - Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices for identical assets and liabilities in markets that are inactive; quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; or

Level 3 - Prices or valuations that require inputs that are both unobservable and significant to the fair value measurement.

The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate, the Company’s or the counterparty’s non-performance risk is considered in determining the fair values of liabilities and assets, respectively.

Items Measured at Fair Value on a Recurring Basis

The following tables present the Company’s assets and liabilities, by financial instrument type and balance sheet line item that are measured at fair value on a recurring basis, excluding accrued interest components, as of 3 July 2020:

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Money market funds	$494	$—	$—	$494
Time deposits and certificates of deposit	—	55	—	55

Total cash equivalents	494	55	—	549

Restricted cash and investments:
Money market funds	1	—	—	1
Time deposits and certificates of deposit	—	1	—	1
Other debt securities	—	—	18	18
Derivative assets	—	6	—	6

Total assets	$495	$62	$18	$575

Liabilities:
Derivative liabilities	$—	$29	$—	$29

Total liabilities	$—	$29	$—	$29

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Cash and cash equivalents	$494	$55	$—	$549
Other debtors—amounts falling due within one year	1	7	—	8
Financial assets	—	—	18	18

Total assets	$495	$62	$18	$575

Liabilities:
Other creditors—amounts falling due within one year	$—	$29	$—	$29

Total liabilities	$—	$29	$—	$29

The following tables present the Company’s assets and liabilities, by financial instrument type and balance sheet line item that are measured at fair value on a recurring basis, excluding accrued interest components, as of 28 June 2019:

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Money market funds	$416	$—	$—	$416
Time deposits and certificates of deposit	—	132	—	132

Total cash equivalents	416	132	—	548

Restricted cash and investments:
Money market funds	1	—	—	1
Time deposits and certificates of deposit	—	1	—	1
Other debt Securities	—	—	7	7
Derivative assets	—	1	—	1

Total assets	$417	$134	$7	$558

Liabilities:
Derivative liabilities	$—	$1	$—	$1

Total liabilities	$—	$1	$—	$1

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Cash and cash equivalents	$416	$132	$—	$548
Other debtors—amounts falling due within one year	1	2	—	3
Financial assets	—	—	7	7

Total assets	$417	$134	$7	$558

Liabilities:
Other creditors—amounts falling due within one year	$—	$1	$—	$1

Total liabilities	$—	$1	$—	$1

The Company classifies items in Level 1 if the financial assets consist of securities for which quoted prices are available in an active market.

The Company classifies items in Level 2 if the financial asset or liability is valued using observable inputs. The Company uses observable inputs including quoted prices in active markets for similar assets or liabilities. Level 2 assets include: agency bonds, corporate bonds, commercial paper, municipal bonds, US Treasuries, time deposits and certificates of deposit. These debt investments are priced using observable inputs and valuation models which vary by asset class. The Company uses a pricing service to assist in determining the fair value of all of its cash equivalents. For the cash equivalents in the Company’s portfolio, multiple pricing sources are generally available. The pricing service uses inputs from multiple industry standard data providers or other third party sources and various methodologies, such as weighting and models, to determine the appropriate price at the measurement date. The Company corroborates the prices obtained from the pricing service against other independent sources and, as of 3 July 2020, has not found it necessary to make any adjustments to the prices obtained. The Company’s derivative financial instruments are also classified within Level 2. The Company’s derivative financial instruments consist of foreign currency forward exchange contracts, interest rate swaps and the TRS. The Company recognizes derivative financial instruments in its consolidated financial statements at fair value. The Company determines the fair value of these instruments by considering the estimated amount it would pay or receive to terminate these agreements at the reporting date.

Items Measured at Fair Value on a Non-Recurring Basis

From time to time, the Company enters into certain strategic investments for the promotion of business and strategic objectives. These strategic investments primarily include cost basis investments representing those where the Company does not have the ability to exercise significant influence. These investments are included in Financial assets, net in the Company’s Consolidated Balance Sheets and are periodically analyzed to determine whether or not there are indicators of impairment.

As of 3 July 2020 and 28 June 2019, the carrying value of the Company’s strategic investments was $135 million and $114 million, respectively. The Company’s strategic investments are recorded at fair value only if an impairment or observable price adjustment is recognized in the current period. If an observable price adjustment or impairment is recognized on the Company’s strategic investments during the period, the Company classifies these assets as Level 3 within the fair value hierarchy based on the nature of the fair value inputs. For fiscal year 2020, the Company recorded downward adjustments of $18 million in order to write down the carrying amount of certain investments to their fair value. These amounts were recorded in Other income and charges, net in its Consolidated Profit and Loss Account. For fiscal year 2019, there were no upward or downward adjustments on equity investments as a result of adoption of the measurement alternative.

The following table shows the activity in Financial assets for fiscal years 2020 and 2019, respectively:

(US Dollars in millions)	Total
Balance at 29 June 2018	$118
Additional investments	3

Balance at 28 June 2019	$121

Additional investments	58
Sales and settlements	(5)
Downward adjustments	(18)
Other adjustments	(3)

Balance at 3 July 2020	$153

Other Fair Value Disclosures

The Company’s debt is carried at amortized cost. The estimated fair value of the Company’s debt is derived using the closing price of the same debt instruments as of the date of valuation, which takes into account the yield curve, interest rates and other observable inputs. Accordingly, these fair value measurements are categorized as Level 2. The following table presents the fair value and amortized cost of the Company’s debt in order of maturity:

	3 July 2020		28 June 2019
(US Dollars in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
4.250% Senior Notes due March 2022	$229	$237	$749	$763
4.750% Senior Notes due June 2023	546	576	941	973
4.875% Senior Notes due March 2024	498	541	498	514
4.750% Senior Notes due January 2025	479	517	920	929
4.875% Senior Notes due June 2027	504	549	689	688
4.091% Senior Notes due June 2029	456	523	—	—
4.125% Senior Notes due January 2031	499	524	—	—
5.750% Senior Notes due December 2034	489	543	489	482
LIBOR Based Term Loan due September 2025	500	490	—	—

	$4,200	$4,500	$4,286	$4,349
Less: debt issuance costs	(25)	—	(33)	—

Debt, net of debt issuance costs	$4,175	$4,500	$4,253	$4,349
Less: current portion of debt, net of debt issuance costs	(19)	(19)	—	—

Long-term debt, less current portion, net of debt issuance costs	$4,156	$4,481	$4,253	$4,349

10. Capital and Reserves

Share Capital

The Company’s authorized share capital is €40,000 and $13,500 and consists of 1,250,000,000 ordinary shares, par value $0.00001, of which 256,718,840 shares were outstanding as of 3 July 2020, and 100,000,000 preferred shares, par value

$0.00001, of which none were issued or outstanding as of 3 July 2020 and 40,000 deferred shares of par value €1 of which 39,994 shares were outstanding as of 3 July 2020.

Ordinary shares - Holders of ordinary shares are entitled to receive dividends when and as declared by the Company’s board of directors (the “Board of Directors”). Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the preferred and ordinary shares. Holders of shares are entitled to one vote per share on all matters upon which the ordinary shares are entitled to vote, including the election of directors.

Preferred shares - The Company may issue preferred shares in one or more series, up to the authorized amount, without shareholder approval. The Board of Directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The Board of Directors can also increase or decrease the number of shares of a series, but not below the number of shares of that series then outstanding, without any further vote or action by the shareholders.

The Board of Directors may authorize the issuance of preferred shares with voting or conversion rights that could harm the voting power or other rights of the holders of the ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of its ordinary shares and the voting and other rights of the holders of ordinary shares.

Repurchases of Equity Securities

All repurchases are effected as redemptions in accordance with the Company’s Constitution.

As of 3 July 2020, $1.3 billion remained available for repurchase under the existing repurchase authorization limit.

The following table sets forth information with respect to repurchases of the Company’s ordinary shares during fiscal years 2020 and 2019:

(US Dollars in millions)	Number of Shares Repurchased	Dollar Value of Shares Repurchased
Cumulative repurchased through 29 June 2018	352	$10,502
Repurchased in fiscal year 2019(1)	22	997

Cumulative repurchased through 28 June 2019	374	$11,499
Repurchased in fiscal year 2020(1)	18	887

Cumulative repurchased through 3 July 2020	392	$12,386

(1)

For fiscal years 2020 and 2019, includes net share settlements of $40 million and $31 million, for 1 million and 1 million shares in connection with tax withholding related to vesting of restricted stock units, respectively.

Reserves

	Number of Ordinary Shares	Share Premium	Profit and Loss Account	Other Reserves	Total Equity
	(In millions)	(US Dollars in millions)
Balance at 29 June 2018	287	$5,708	$(4,696)	$653	$1,665
Income for the period			2,012		2,012
Repurchase and cancellation of ordinary shares	(21)		(966)		(966)
Tax withholding related to vesting of restricted stock units	(1)		(31)		(31)
Issuance of shares in respect of share-based payment plans	4	69			69
Dividends to shareholders			(702)		(702)
Share-based compensation				99	99
Cumulative effect of adoption of new revenue standard			34		34
Other comprehensive loss				(18)	(18)
Reduction in share premium		(1,889)	1,889

Balance at 28 June 2019	269	$3,888	$(2,460)	$734	$2,162
Impact of adoption of new lease standard			(2)		(2)
Income for the period			1,004		1,004
Repurchase and cancellation of ordinary shares	(17)		(847)		(847)
Tax withholding related to vesting of restricted stock units	(1)		(40)		(40)
Issuance of shares in respect of share-based payment plans	6	103			103
Dividends to shareholders			(670)		(670)
Share-based compensation				109	109
Other comprehensive loss				(32)	(32)

Balance at 3 July 2020	257	$3,991	$(3,015)	$811	$1,787

On 25 April 2019, the Company’s shareholders approved the reduction of its share premium account to create distributable reserves at the extraordinary general meeting. On 26 April 2019, the Company filed a petition with the High Court of Ireland to approve the creation of distributable reserves through the reduction of the share premium account by approximately $1.9 billion. The High Court of Ireland approved the petition on 30 May 2019.

Capital Redemption Reserve Fund

Other reserves include an amount of $3,600 and $3,420 for fiscal years 2020 and 2019 respectively, representing a Capital Redemption Reserve Fund.

11. Share-based Compensation

Share-Based Compensation Plans

The Company’s share-based compensation plans have been established to promote the Company’s long-term growth and financial success by providing incentives to its employees, directors and consultants through grants of share-based awards. The provisions of the Company’s share-based benefit plans, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain the Company’s competitive ability to attract, retain and motivate participants for the benefit of the Company and its shareholders.

Seagate Technology plc 2012 Equity Incentive Plan (the “EIP”). On 26 October 2011, the shareholders approved the EIP and authorized the issuance of up to a total of approximately 27.0 million ordinary shares, par value $0.00001 per share, plus any shares remaining available for grant under the Seagate Technology plc 2004 Share Compensation Plan (the “SCP”) as of the

effective date of the EIP (which was equal to approximately 11.0 million ordinary shares as of the effective date of the EIP and which will increase by such additional number of shares as will be returned to the share reserve in respect of awards previously granted under the SCP) (together, the “Share Reserve”). On 22 October 2014, the shareholders authorized the issuance under the EIP of an additional 25.0 million ordinary shares, par value $0.00001 per share. On 19 October 2016, the shareholders authorized the issuance under the EIP of an additional 7.5 million ordinary shares, par value $0.00001 per share. On 29 October 2019, the shareholders authorized the issuance under the EIP of an additional 12.1 million ordinary shares, par value $0.00001 per share. ordinary shares, par value $0.00001 per share. Any shares that are subject to options or share appreciation rights granted under the EIP will be counted against the Share Reserve as one share for every one share granted, and any shares that are subject to restricted share units (“RSUs”) or performance-based share units (“PSU”) (collectively, “Full-Value Share Awards”) will generally be counted, after 29 October 2019, against the Share Reserve as 2.25 shares for every one share granted. As of 3 July 2020, there were approximately 27.0 million ordinary shares available for issuance of Full-Value Share Awards under the EIP.

Dot Hill Systems 2009 Equity Incentive Plan (the “DHEIP”). Seagate Technology plc acquired the Dot Hill Systems 2009 Equity Incentive Plan effective 6 October 2015. The Company assumed the remaining authorized but unused share reserve of approximately 2.0 million shares, based on the conversion ratio, from the DHEIP on the acquisition date. Effective 24 April 2019, the Company terminated the DHEIP and thus, no further grants will be made under the DHEIP. Outstanding awards granted under the DHEIP will remain subject to the terms of the DHEIP.

Seagate Technology plc Employee Stock Purchase Plan (the “ESPP”). There are 60 million ordinary shares authorized to be issued under the ESPP. The ESPP consists of a six-month offering period with a maximum issuance of 1.5 million ordinary shares per offering period. The ESPP permits eligible employees to purchase ordinary shares through payroll deductions generally at 85% of the fair market value of the ordinary shares. As of 3 July 2020, there were approximately 9.9 million ordinary shares available for issuance under the ESPP.

Equity Awards

RSUs generally vest over a period of four years, with cliff vesting of a portion of each award occurring annually, subject to continuous employment with the Company through the vesting date. Options generally vest as follows: 25% of the options will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest ratably each month thereafter over the next 36 months. Options granted under the EIP and SCP have an exercise price equal to the fair market value of the Company’s ordinary shares on the grant date. Fair market value is defined as the closing price of the Company’s ordinary shares on NASDAQ on the grant date.

The Company granted PSUs to its senior executive officers under the SCP and the EIP where vesting is subject to both the continued employment of the participant by the Company and the achievement of certain financial and operational performance goals established by the Compensation Committee of the Company’s Board of Directors. A single PSU represents the right to receive a single ordinary share of the Company. During fiscal years 2020 and 2019, the Company granted 0.3 million and 0.4 million PSUs, respectively, where performance is measured based on a three-year average return on invested capital (“ROIC”) goal and a relative total shareholder return (“TSR”) goal, which is based on the Company’s ordinary shares measured against a benchmark TSR of a peer group over the same three-year period (the “TSR/ROIC” awards). These awards vest after the end of the performance period of three years from the grant date. A percentage of these units may vest only if at least the minimum ROIC goal is met regardless of whether the TSR goal is met. The number of share units to vest will range from 0% to 200% of the targeted units. In evaluating the fair value of these units, the Company used a Monte Carlo simulation on the grant date, taking the market-based TSR goal into consideration. Compensation expense related to these units is only recorded in a period if it is probable that the ROIC goal will be met, and it is to be recorded at the expected level of achievement.

The Company also granted 0.1 million and 0.1 million PSUs during fiscal years 2020 and 2019, respectively, to its senior executive officers which are subject to a performance goal related to the Company’s adjusted earnings per share (“AEPS”). These awards have a maximum seven-year vesting period, with 25% annual vesting starting on the first anniversary of the grant date. If the AEPS goal is not achieved, vesting is delayed to a following year in which the AEPS goal is achieved. Any unvested awards from prior years may vest cumulatively in a future year within the seven-year vesting period if the annual AEPS goal is achieved during a subsequent year. If the AEPS goal has not been met by the end of the seven year period, any unvested shares will be forfeited.

Determining Fair Value of Seagate Technology Share Plans

Valuation and amortization method - The Company estimates the fair value of granted share options, RSUs and PSUs subject to an AEPS condition granted using the Black-Scholes-Merton valuation model and a single share award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period or the remaining service (vesting) period.

Expected Term - Expected term represents the period that the Company’s share-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its share-based awards.

Expected Volatility - The Company uses a combination of the implied volatility of its traded options and historical volatility of its share price.

Expected Dividend - The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input. The dividend yield is determined by dividing the expected per share dividend during the coming year by the grant date share price. The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy. Also, because the expected dividend yield should reflect marketplace participants’ expectations, the Company does not incorporate changes in dividends anticipated by management unless those changes have been communicated to or otherwise are anticipated by marketplace participants.

Risk-Free Interest Rate - The Company bases the risk-free interest rate used in the Black-Scholes-Merton valuation model on the implied yield currently available on US Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company’s share-based awards do not correspond with the terms for which interest rates are quoted, the Company performed a straight-line interpolation to determine the rate from the available term maturities.

The fair value of the Company’s shares related to options and RSUs granted to employees, shares issued from the ESPP and PSUs subject to TSR/ROIC or AEPS conditions for fiscal years 2020 and 2019, were estimated using the following assumptions:

	Fiscal Years
	2020	2019
Options
Expected term (in years)	4.2	4.2
Volatility	39%	39 - 40%
Weighted-average volatility	39%	39%
Expected dividend rate	4.2%	4.6 - 5.0%
Weighted-average expected dividend rate	4.2%	4.7%
Risk-free interest rate	1.4%	2.5 - 2.8%
Weighted-average fair value	$12.41	$11.49
RSUs
Expected term (in years)	1.0 - 2.5	1.0 - 2.5
Expected dividend rate	3.9 - 5.8%	4.1 - 6.4%
Weighted-average expected dividend rate	4.25%	4.68%
Weighted-average fair value	$49.49	$44.37
ESPP
Expected term (in years)	0.5	0.5
Volatility	32 - 35%	34 - 42%
Weighted-average volatility	33%	38%
Expected dividend rate	4.3 - 5.4%	4.8 - 5.6%
Weighted-average expected dividend rate	4.9%	5.2%
Risk-free interest rate	1.6 - 2.0%	2.2 - 2.4%
Weighted-average fair value	$12.23	$12.18
PSUs subject to TSR/ROIC conditions
Expected term (in years)	3.0	3.0
Volatility	37%	46%
Weighted-average volatility	37%	46%
Expected dividend rate	4.6%	5.0%
Weighted-average expected dividend rate	4.6%	5.0%
Risk-free interest rate	1.5%	2.8%
Weighted-average fair value	$52.39	$46.38
PSUs subject to an AEPS condition
Expected term (in years)	1.0 - 2.5	1.0 - 2.5
Expected dividend rate	4.2%	4.6 - 5.0%
Weighted-average expected dividend rate	4.2%	4.7%
Weighted-average fair value	$49.27	$43.92

Share-based Compensation Expense

The Company recorded $109 million and $99 million of share-based compensation during fiscal years 2020 and 2019, respectively. Management has made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as the historical analysis of actual forfeited awards.

Share Option Activity

The Company issues new ordinary shares upon exercise of share options. The following is a summary of option activities:

Options	Number of Shares (In millions)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value (US Dollars in millions)
Outstanding at 28 June 2019	3.5	$41.04	4.2	$29
Granted	0.2	$54.78
Exercised	(1.2)	$37.30
Forfeitures	(0.1)	$37.73
Expirations	—	$—

Outstanding at 3 July 2020	2.4	$44.18	3.7	$15

Vested and expected to vest at 3 July 2020	2.4	$44.14	3.7	$15

Exercisable at 3 July 2020	1.6	$44.05	3.0	$11

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s ordinary shares for the options that were in-the-money at 3 July 2020. During fiscal years 2020 and 2019, the aggregate intrinsic value of options exercised under the Company’s share option plans was $22 million and $5 million, respectively, determined as of the date of option exercise. The aggregate fair value of options vested during fiscal years 2020 and 2019 was approximately $6 million and $9 million, respectively.

At 3 July 2020, the total compensation cost related to options granted to employees but not yet recognized was approximately $7 million, net of an immaterial amount of estimated forfeitures. This cost is being amortized on a straight-line basis over a weighted-average remaining term of approximately 2.0 years and will be adjusted for subsequent changes in estimated forfeitures.

Unvested Awards Activity

The following is a summary of unvested award activities which do not contain a performance condition:

Unvested Awards	Number of Shares (In millions)	Weighted- Average Grant- Date Fair Value
Unvested at 28 June 2019	5.4	$36.01
Granted	2.2	$49.49
Forfeitures	(0.8)	$39.86
Vested	(2.0)	$35.33

Unvested at 3 July 2020	4.8	$41.77

At 3 July 2020, the total compensation cost related to unvested awards granted to employees but not yet recognized was approximately $134 million, net of estimated forfeitures of approximately $18 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of 2.2 years and will be adjusted for subsequent changes in estimated forfeitures. The aggregate fair value of unvested awards vested during fiscal years 2020 and 2019, was approximately $71 million and $57 million, respectively.

Performance Awards

The following is a summary of unvested award activities which contain a performance condition:

Performance Awards	Number of Shares (In millions)	Weighted- Average Grant-Date Fair Value
Performance units at 28 June 2019	1.0	$43.81
Granted	0.5	$44.75
Forfeitures	(0.1)	$38.39
Vested	(0.5)	$33.20

Performance units at 3 July 2020	0.9	$42.77

At 3 July 2020, the total compensation cost related to performance awards granted to employees but not yet recognized was approximately $16 million, net of estimated forfeitures of approximately $2 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of 1.9 years. The aggregate fair value of performance awards vested during fiscal years 2020 and 2019, was approximately $12 million.

ESPP

During fiscal years 2020 and 2019, the aggregate intrinsic value of shares purchased under the Company’s ESPP was approximately $19 million and $10 million, respectively. At 3 July 2020, the total compensation cost related to options to purchase the Company’s ordinary shares under the ESPP but not yet recognized was approximately $1.3 million. This cost will be amortized on a straight-line basis over a weighted-average period of approximately one month. During fiscal year 2020, the Company issued 1.5 million ordinary shares with a weighted-average exercise price of $38.90 per share.

Tax-Deferred Savings Plan

The Company has a tax-deferred savings plan, the Seagate 401(k) Plan (the “401(k) plan”), for the benefit of qualified employees. The 401(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a bi-weekly basis. Pursuant to the 401(k) plan, the Company matches 50% of employee contributions, up to 6% of compensation, subject to maximum annual contributions of $6,000 per participating employee. During fiscal years 2020 and 2019, the Company made matching contributions of $15 million and $16 million, respectively.

Deferred Compensation Plan

The Company has adopted the SDCP for the benefit of eligible employees. The plan is designed to permit certain discretionary employer contributions, in excess of the tax limits applicable to the 401(k) plan, and to permit employee deferrals in excess of certain tax limits. During fiscal year 2014, the Company entered into a TRS in order to manage the equity market risks associated with the SDCP liabilities. See “Note 8. Derivative Financial Instruments” contained in this report for additional information about the TRS.

Directors’ Emolument

During fiscal year 2020, the Company paid $13.4 million to its directors in respect of duties relating to Seagate Technology plc, including $8.3 million paid in AEPS and ROIC awards to Dr. Mosley and $2.8 million paid in restricted share units to other directors. Gains on exercise of vested options were approximately $1.7 million in fiscal year 2020.

During fiscal year 2019, the Company paid $8.7 million to its directors in respect of duties relating to Seagate Technology plc, including $4.4 million paid in AEPS and ROIC awards to Dr. Mosley and $1.7 million paid in restricted share units to other directors. There were no gains on exercise of vested options in fiscal year 2019

12. Guarantees

Indemnifications of Officers and Directors

Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seagate-Cayman”) and wholly-owned subsidiary of STX, from time to time enters into indemnification agreements with the directors, officers, employees and agents of STX or any of its subsidiaries (each, an “Indemnitee”). The indemnification agreements provide indemnification in addition to any of Indemnitee’s indemnification rights under any relevant Articles of Association (or similar constitutional document), applicable law or otherwise, and indemnifies an Indemnitee for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him or her in any action or proceeding, including any action by or in the right of STX or any of its subsidiaries, arising out of his or her service as a director, officer, employee or agent of STX or any of its subsidiaries or of any other entity to which he or she provides services at the Company’s request. However, Indemnitees are not indemnified under the indemnification agreements for (i) any fraud or dishonesty in the performance of Indemnitee’s duty to STX or the applicable subsidiary or (ii) Indemnitee’s conscious, intentional or willful failure to act honestly, lawfully and in good faith with a view to the best interests of the Company. In addition, the indemnification agreements provide that Seagate-Cayman will advance expenses incurred by an Indemnitee in connection with enforcement of the indemnification agreement or with the investigation, settlement or appeal of any action or proceeding against him or her as to which he or she could be indemnified.

The nature of these indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay on behalf of its officers and directors. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the Company’s consolidated financial statements with respect to these indemnification obligations.

Indemnification Obligations

The Company from time to time enters into agreements with customers, suppliers, partners and others in the ordinary course of business that provide indemnification for certain matters including, but not limited to, intellectual property infringement claims, environmental claims and breach of agreement claims. The nature of the Company’s indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the Company’s consolidated financial statements with respect to these indemnification obligations.

Product Warranty

The Company estimates probable product warranty costs at the time revenue is recognized. The Company generally warrants its products for a period of 1 to 5 years. The Company uses estimated repair or replacement costs and uses statistical modeling to estimate product return rates in order to determine its warranty obligation. As of 3 July 2020, the Company’s reserve for product warranty was $151 million as compared to $195 million as of 28 June 2019. This decrease of $44 million was primarily driven by a continued decline in cost to repair and a decrease in the Company’s warranty return rate as compared to prior year.

Changes in the Company’s product warranty liability during the fiscal years ended 3 July 2020 and 28 June 2019 were as follows:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Balance, beginning of period	$195	$237
Warranties issued	86	112
Repairs and replacements	(85)	(99)
Changes in liability for pre-existing warranties, including expirations	(45)	(55)

Balance, end of period	$151	$195

13. Earnings Per Share

Basic earnings per share is computed by dividing income available to shareholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share is computed by dividing income available to shareholders by the weighted-average number of shares outstanding during the period and the number of additional shares that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding options, unvested RSUs and PSUs and shares to be purchased under the ESPP. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in fair market value of the Company’s share price can result in a greater dilutive effect from potentially dilutive securities. The following table sets forth the computation of basic and diluted net income per share attributable to the shareholders of the Company:

	Fiscal Years Ended
(US dollars in millions, except per share data)	3 July 2020	28 June 2019
Numerator:
Net income	$1,004	$2,012

Number of shares used in per share calculations:
Total shares for purposes of calculating basic net income per share	262	282
Weighted-average effect of dilutive securities:
Employee equity award plans	3	3

Total shares for purposes of calculating diluted net income per share	265	285

Net income per share
Basic	$3.83	$7.13
Diluted	3.79	7.06

The potential shares from Employee equity award plans that were excluded from the computation of diluted net income per share as their effect would have been anti-dilutive were immaterial for fiscal years 2020 and 2019.

14. Legal, Environmental and Other Contingencies

The Company assesses the probability of an unfavorable outcome of all its material litigation, claims or assessments to determine whether a liability had been incurred and whether it is probable that one or more future events will occur confirming the fact of the loss. In the event that an unfavorable outcome is determined to be probable and the amount of the loss can be reasonably estimated, the Company establishes an accrual for the litigation, claim or assessment. In addition, in the event an unfavorable outcome is determined to be less than probable, but reasonably possible, the Company will disclose an estimate of the possible loss or range of such loss; however, when a reasonable estimate cannot be made, the Company will provide disclosure to that effect. Litigation is inherently uncertain and may result in adverse rulings or decisions. Additionally, the Company may enter into settlements or be subject to judgments that may, individually or in the aggregate, have a material adverse effect on its results of operations. Accordingly, actual results could differ materially.

Litigation

Convolve, Inc. (“Convolve”) and Massachusetts Institute of Technology (“MIT”) v. Seagate Technology LLC, et al. On 13 July 2000, Convolve and MIT filed suit against Compaq Computer Corporation and Seagate Technology LLC in the US District Court for the Southern District of New York, alleging infringement of US Patent No. 4,916,635 (the “‘635 patent”) and US Patent No. 5,638,267 (the “‘267 patent”), misappropriation of trade secrets, breach of contract and other claims. On 16 January 2002, Convolve filed an amended complaint, alleging defendants were infringing US Patent No. 6,314,473 (the “‘473 patent”). The district court ruled in 2010 that the ‘267 patent was out of the case.

On 16 August 2011, the district court granted in part and denied in part the Company’s motion for summary judgment. On 1 July 2013, the US Court of Appeals for the Federal Circuit: 1) affirmed the district court’s summary judgment rulings that the Company did not misappropriate any of the alleged trade secrets and that the asserted claims of the ‘635 patent are invalid; 2) reversed and vacated the district court’s summary judgment of non-infringement with respect to the ‘473 patent; and 3) remanded the case for further proceedings on the ‘473 patent.. On 11 July 2014, the district court granted the Company’s further summary judgment motion regarding the ‘473 patent. On 10 February 2016, the US Court of Appeals for the Federal Circuit: 1) affirmed the district court’s summary judgment of no direct infringement by the Company because the Company’s ATA/SCSI disk drives do not meet the “user interface” limitation of the asserted claims of the ‘473 patent; 2) affirmed the district court’s summary judgment of non-infringement by Compaq’s products as to claims 1, 3, and 5 of the ‘473 patent because Compaq’s F10 BIOS interface does not meet the “commands” limitation of those claims; 3) vacated the district court’s summary judgment of non-infringement by Compaq’s accused products as to claims 7-15 of the ‘473 patent; 4) reversed the district court’s summary judgment of non-infringement based on intervening rights; and 5) remanded the case to the district court for further proceedings on the ‘473 patent. In view of the rulings made by the district court and the Court of Appeals and the uncertainty regarding the amount of damages, if any, that could be awarded Convolve in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

Lambeth Magnetic Structures LLC v. Seagate Technology (US) Holdings, Inc., et al. On 29 April 2016, Lambeth Magnetic Structures LLC filed a complaint against Seagate Technology (US) Holdings, Inc. and Seagate Technology LLC in the US District Court for the Western District of Pennsylvania, alleging infringement of US Patent No. 7,128,988, “Magnetic Material Structures, Devices and Methods.” The Company believes the claims asserted in the complaint are without merit and intends to vigorously defend this case. The court issued its claim construction ruling on 18 October 2017. The trial is scheduled to begin on 30 November, 2020. While the possible range of loss for this matter remains uncertain, the Company estimates the amount of loss to be immaterial to the financial statements.

Seagate Technology LLC, et al. v. NHK Spring Co. Ltd. and TDK Corporation, et al. On 18 February 2020, Seagate Technology LLC, Seagate Technology (Thailand) Ltd., Seagate Singapore International Headquarters Pte. Ltd., and Seagate Technology International filed a complaint in the United States District Court for the Northern District of California against defendant suppliers of HDD suspension assemblies. Defendants include NHK Spring Co. Ltd., TDK Corporation, Hutchinson Technology Inc., and several of their subsidiaries and affiliates. The complaint includes federal and state antitrust law claims, as well as a breach of contract claim. The complaint alleges that defendants and their co-conspirators knowingly conspired for more than twelve years not to compete in the supply of suspension assemblies; that defendants misused confidential information that the Company had provided pursuant to nondisclosure agreements, in breach of their contractual obligations; and that the Company paid artificially high prices on its purchases of suspension assemblies. The Company seeks to recover the overcharges it paid for suspension assemblies, as well as additional relief permitted by law.

Environmental Matters

The Company’s operations are subject to US and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of the Company’s operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

The Company has established environmental management systems and continually updates its environmental policies and standard operating procedures for its operations worldwide. The Company believes that its operations are in material compliance with applicable environmental laws, regulations and permits. The Company budgets for operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on the Company in the future, it could incur additional operating costs and capital expenditures.

Some environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the “Superfund” law) and its state equivalents, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. The Company has been identified as a responsible or potentially responsible party at several sites. At each of these sites, the Company has an assigned portion of the financial liability based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties. The Company has fulfilled its responsibilities at some of these sites and remains involved in only a few at this time.

While the Company’s ultimate costs in connection with these sites is difficult to predict with complete accuracy, based on its current estimates of cleanup costs and its expected allocation of these costs, the Company does not expect costs in connection with these sites to be material.

The Company may be subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products. For example, the European Union (“EU”) enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2011/65/EU), which prohibits the use of certain substances, including lead, in certain products, including disk drives and server storage products, put on the market after1 July 2006. Similar legislation has been or may be enacted in other jurisdictions, including in the US, Canada, Mexico, Taiwan, China, Japan and others. The EU REACH Directive (Registration, Evaluation, Authorization, and Restriction of Chemicals, EC 1907/2006) also restricts substances of very high concern in products. If the Company or its suppliers fails to comply with the substance restrictions, recycle requirements or other environmental requirements as they are enacted worldwide, it could have a materially adverse effect on the Company’s business.

Other Matters

The Company is involved in a number of other judicial, regulatory or administrative proceedings and investigations incidental to its business, and the Company may be involved in such proceedings and investigations arising in the normal course of its business in the future. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on its financial position or results of operations.

15. Commitments

Unconditional Long-Term Purchase Obligations. As of 3 July 2020, the Company had unconditional long-term purchase obligations of approximately $163 million, primarily related to purchases of minimum quarterly amounts of inventory components at fixed contractual prices. The Company expects the commitment to total $33 million, $35 million, $32 million, and $63 million for fiscal years 2022, 2023, 2024, and 2025, respectively with no remaining commitment thereafter.

Unconditional Long-term Capital Expenditures. As of 3 July 2020, the Company had $52 million unconditional long-term commitment primarily related to purchases of equipment. Additionally, the Company had $10 million unconditional commitment related to purchases of equipment for research and development projects primarily due in fiscal year 2021.

16. Business Segment and Geographic Information

The Company’s manufacturing operations are based on technology platforms that are used to produce various data storage and systems solutions that serve multiple applications and markets. The Company has determined that its Chief Operating Decision Maker, the Chief Executive Officer, evaluates performance of the Company and makes decisions regarding investments in the Company’s technology platforms and manufacturing infrastructure based on the Company’s consolidated results. As a result, the Company has concluded that its manufacture and distribution of storage solutions constitutes one reporting segment.

In fiscal years 2020 and 2019, no customer accounted for more than 10% of consolidated revenue.

The following table summarizes the Company’s operations by geographic area:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Revenue from external customers (1):
Singapore	$5,032	$5,085
United States	3,583	3,310
The Netherlands	1,572	1,630
Other	322	365

Consolidated	$10,509	$10,390

Long-lived assets:
Thailand	$681	$558
Singapore	601	556
United States	567	523
Other	376	286

Consolidated	$2,225	$1,923

(1)	Revenue is attributed to countries based on the bill from location.

17. Revenue

The following table provides information about disaggregated revenue by sales channel and geographical region for the Company’s single reportable segment:

	Fiscal Years Ended
(US Dollars in million)	3 July 2020	28 June 2019
Revenue by Channel
OEMs	$7,504	$7,261
Distributors	1,738	1,780
Retailers	1,267	1,349

Total	$10,509	$10,390

Revenue by Geography (1)
Asia Pacific	$5,060	$5,115
Americas	$3,583	$3,310
EMEA	1,866	1,965

Total	$10,509	$10,390

(1)	Revenue is attributed to countries based on the bill from location.

18. Post Balance Sheet Events

Dividend Declared

On 22 July 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.65 per share, which will be payable on 7 October 2020 to shareholders of record as of the close of business on 23 September 2020.

19. Employees and Remuneration

The average number of persons employed by the Company during each year was as follows:

	Fiscal Years Ended
	3 July 2020	28 June 2019
	(in thousands)
Manufacturing	34	35
Product development	4	4
Sales, marketing, general & administrative	3	3

	41	42

Employee costs during each year consist of the following:

	Fiscal Years Ended
(US Dollars in millions)	3 July 2020	28 June 2019
Salaries and wages	$1,390	$1,265
Social insurance costs	119	116
Other employee benefits	182	176
Share-based compensation	109	99

	$1,800	$1,656

20. Auditor’s Remuneration

The fees paid to Ernst & Young Ireland in respect of the audit of the group accounts were $0.14 million for both fiscal years ended 3 July 2020 and 28 June 2019. In addition, Ernst & Young Ireland received fees of $0.11 and $0.04 million for other assurance services for fiscal years ended 3 July 2020 and 28 June 2019, respectively. Ernst & Young Ireland received nil for both tax and other non-audit services for both fiscal years ended 3 July 2020 and 28 June 2019.

For fiscal year ended 3 July 2020, total auditor’s remuneration was $6.7 million, of which $6.1 million, $0.5 million and $0.1 million were related to audit fees, audit-related fees and tax and all other fees, respectively. For fiscal year ended 28 June 2019, total auditor’s remuneration was $6.4 million, of which $6.1 million, $0.2 million and $0.1 million were related to audit fees, audit-related fees and tax and all other fees, respectively.

21. Subsidiary Undertakings

The subsidiary undertakings of Seagate Technology plc which have a substantial effect on the financial position of the Company are listed below. Unless noted herein, all subsidiary undertakings are ultimately wholly owned by Seagate Technology plc and their financial results are included in the Company’s consolidated financial statements.

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate HDD Cayman	Cayman Islands	c/o Maples Corporate Services Limited P. O. Box 309, Ugland House, South Church Street, George Town Grand Cayman KY1-1104 Cayman Islands	Holding Company	100%
Seagate Technology (US) Holdings, Inc.	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, USA	Holding Company	100%

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology International	Cayman Islands	c/o Maples Corporate Services Limited P. O. Box 309, Ugland House, South Church Street, George Town Grand Cayman KY1-1104 Cayman Islands	Holding Company	100%
Seagate Technology (Ireland)	Cayman Islands	c/o Maples Corporate Services Limited P. O. Box 309, Ugland House, South Church Street, George Town Grand Cayman KY1-1104 Cayman Islands	Manufacture equipment for export	100%
Penang Seagate Industries (M) Sdn. Bhd.	Malaysia	170-09-01, Livingston Tower, Janal Argyll, 10050 George Town Pulau Pinang Penang 10050 Malaysia	Manufacture, market and deal in all kinds of electronics data products.	100%
Seagate Technology (Ireland) – Springtown Branch	United Kingdom	c/o Maples Corporate Services Limited P. O. Box 309, Ugland House, South Church Street, George Town Grand Cayman KY1-1104 Cayman Islands	Manufacture equipment for export	100%
Seagate Singapore International Headquarters Pte. Ltd	Singapore	90 Woodlands Avenue 7 737911 Singapore	Exports products manufactured in Asia	100%
Seagate Technology International (Wuxi) Co. Ltd	China	Export Processing Zone, B, No. 2, Xing Chuang Er Lu, Wuxi, Jiangsu, Peoples Republic of China	Design, manufacture, service, market data storage products	100%
Seagate Technology LLC	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, USA	Dual member limited liability company – HDD operating business	100%
Seagate Technology (Thailand) Limited	Thailand	1627 Moo 7, Teparuk Road, Tambol Teparuk, Amphur Muang, Samutprakarn 10270, Thailand	Manufacturer of disk drives and related peripherals	100%

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate International (Johor) Sdn. Bhd	Malaysia	B-11-8, Level 11 Megan Avenue II Jalan Yap Kwan Seng Kuala Lumpur 50450, Malaysia	Manufacturer of substrates	100%
Seagate Cloud Systems, Inc.	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, USA	Manufacturing, selling, servicing computer peripherals	100%
Seagate Technology Netherlands B.V.	Netherlands	Tupolevlaan 105 1119 PA Schiphol-Rijk Netherlands	Recovery Services; Holding Company	100%

Exemption From Statutory Audit

As detailed in “Note 1. Basis of Presentation and Summary of Significant Accounting Policies”, in producing consolidated financial statements the UK subsidiaries of the Company are eligible to take advantage of the audit exemption available to them under s479A of the UK Companies Act 2006 relating to subsidiary companies. The subsidiaries which have taken an exemption from an audit for the year ended 3 July 2020 by virtue of s479A of the UK Companies Act 2006 are:

•	Seagate Business Centre (UK) Ltd. (registration number 7859662)
•	Seagate Technology UK Ltd. (registration number 3453431)
•	Seagate Systems (UK) Limited (registration number 03134912)
•	LaCie Ltd. (registration number 02475546)
•	EVault UK Ltd. (registration number 6364013)
•	Dot Hill Systems Europe Ltd. (registration number 3123600)

SEAGATE TECHNOLOGY PLC

PARENT COMPANY STATEMENT OF COMPREHENSIVE INCOME

for the period ended 3 July 2020

(US Dollars in millions)	29 June 2019 to 3 July 2020	30 June 2018 to 28 June 2019
Profit for the period	$2,093	$1,193

Total comprehensive income for the period	$2,093	$1,193

SEAGATE TECHNOLOGY PLC

PARENT COMPANY STATEMENT OF FINANCIAL POSITION

at 3 July 2020

(US Dollars in millions)	Note	3 July 2020	28 June 2019
ASSETS
Fixed assets:
Financial assets—investment in subsidiary	3	$7,226	$7,124

Current assets:
Debtors		—	1
Cash		4	—

Total Assets		$7,230	$7,125

LIABILITIES AND EQUITY
Capital and reserves:
Share capital	5	$—	$—
Share premium	5	141	38
Other reserves	5	1,039	933
Profit and loss account		3,197	2,661

		4,377	3,632
Creditors – Amounts falling due within one year:
Amounts due to subsidiaries	4	2,684	3,319
Creditors		169	174

		2,853	3,493

Total Liabilities and Equity		$7,230	$7,125

The Company’s profit for the year amounted to $2,093 million (fiscal year 2019: $1,193 million).

Approved by the Board of Directors and signed on its behalf on 21 August 2020.

/s/ DR. WILLIAM D. MOSLEY	/s/ JUDY BRUNER
Dr. William D. Mosley	Judy Bruner

SEAGATE TECHNOLOGY PLC

PARENT COMPANY STATEMENT OF CHANGES IN EQUITY

at 3 July 2020

(US Dollars in millions)	Share Capital	Share Premium	Other Reserves	Profit and Loss Account	Total

Balance at 29 June 2018	$—	$1,858	$833	$1,278	$3,969
Profit for the period				1,193	1,193

Total comprehensive income for the period	—	—	—	1,193	1,193

Transactions with owners recorded directly in equity:
Repurchase and cancellation of ordinary shares	—	—	—	(966)	(966)
Tax withholding related to vesting of restricted share units	—	—	—	(31)	(31)
Issuance of shares in respect of share-based payment plans	—	69	—	—	69
Dividends to shareholders	—	—	—	(702)	(702)
Share-based compensation	—	—	100	—	100

Total transactions with owners	—	69	100	(1,699)	(1,530)

Reduction in share premium	—	(1,889)	—	1,889	—
Balance at 28 June 2019	$—	$38	$933	$2,661	$3,632
Profit for the period				2,093	2,093

Total comprehensive income for the period	—	—	—	2,093	2,093

Transactions with owners recorded directly in equity:
Repurchase and cancellation of ordinary shares	—	—	—	(847)	(847)
Tax withholding related to vesting of restricted share units	—	—	—	(40)	(40)
Issuance of shares in respect of share-based payment plans	—	103	—	—	103
Dividends to shareholders	—	—	—	(670)	(670)
Share-based compensation	—	—	106	—	106

Total transactions with owners	—	103	106	(1,557)	(1,348)

Balance at 3 July 2020	$—	$141	$1,039	$3,197	$4,377

SEAGATE TECHNOLOGY PLC

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS

1. Accounting Policies

Accounting Convention and Basis of Preparation of Financial Statements. The financial statements of Seagate Technology plc present the statement of comprehensive income, statement of financial position and statement of changes in equity on a stand-alone basis, including significant accounting policies. The financial statements have been prepared under the historical cost convention except for share-based payments which are stated at their fair value and in accordance with Irish law and Financial Reporting Standard 102 (“FRS 102”, The Financial Reporting Standard applicable in the UK and Republic of Ireland) issued by the Financial Reporting Council (Generally Accepted Accounting Practice in Ireland). The financial statements are presented in United States dollars, which is the Company’s functional and presentational currency and are rounded to the nearest million.

Reduced Disclosure Framework Exemptions Adopted. In accordance with FRS102, the Company has taken advantage of the following disclosure exemptions as equivalent disclosures are available in the publicly filed financial statements of the group, Seagate Technology plc, which consolidates the results of the Company: 1) requirements of Section 7 Statement of Cash Flows paragraph 3.17; 2) requirements of Section 33 Related Party Disclosures paragraph 33.7 and 3) Section 26 Share based payment paragraph 26.18 (b), 26.19 to 26.21 and 26.23.

In accordance with Sections 304 (1) and 304 (2) of the Companies Act 2014, the Company is availing of the exemption from presenting the individual profit and loss account. For fiscal years 2020 and 2019, the Company’s net profit was $2,093 million and $1,193 million, respectively.

Related Party Transactions. The Company has availed itself of the exemption provided in FRS 102, Related Party Disclosures, which exempts disclosure of transactions entered into between two or more members of a group, provided that any subsidiary undertaking which is a party to the transaction is wholly owned by a member of that group.

Investment in Subsidiary. The Company’s investment in Seagate Technology (“Seagate-Cayman”), a wholly owned subsidiary, was recorded at cost which equaled fair value on 3 July 2010, the date that the Company became the parent of Seagate-Cayman, based on the Company’s market capitalization at that time. This initial valuation is the Company’s cost basis for its investment in Seagate-Cayman. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

Amounts due to subsidiaries. Intercompany notes payable are repayable on demand and hence are recorded at the transaction price.

Guarantees and Contingencies. The Company has guaranteed certain liabilities and credit arrangements of group entities. The Company reviews the status of these guarantees at each reporting date and considers whether it is required to make a provision for payment on those guarantees based on the probability of the commitment being called.

The Company concluded that as the likelihood of the guarantees being called upon is remote, no provisions for any guarantees have been booked to these financial statements.

Dividend Income. Dividend income is recognized when the right to receive payment is established, the amount of which can be reliably measured and it is probable that collectability is reasonably assured.

Share-based Payments. The Seagate Technology group operates several share-based payment plans. The share-based payment expense associated with the share plans is recognized as an expense by the entity which receives services in exchange for the share-based compensation. On an individual undertaking basis, the statement of comprehensive income is charged with the expense related to the services received by Seagate Technology plc. The remaining portion of the share-based payments represents a contribution to group entities and is added to the carrying amount of those investments.

Taxation. Corporation tax is provided on taxable profits at the current rates.

Deferred taxation is accounted for in respect of all timing differences at expected tax rates. Timing differences arise from the inclusion of items of income and expenditure in tax computations in periods different from those in which they are included in the financial statements. A deferred tax asset is recognized only to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits.

Foreign Currency. Transactions denominated in foreign currencies are recorded in the Company’s functional currency by applying the spot rate as at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rate of exchange ruling at the statement of financial position date. All differences are taken to the Statement of Comprehensive Income.

Judgments and key sources of estimation uncertainty. Preparation of the financial statements requires management to make significant judgments and estimates. The following judgments and estimates have the most significant effect on the amounts included in the financial statement. Financial Assets: Investments in subsidiaries, are stated at cost less any accumulated impairment and are reviewed for impairment if there are indicators that the carrying value may not be recoverable. Impairment assessment is considered as part of the group’s overall impairment assessment.

2. History and Description of the Company

Seagate Technology plc is a public limited company incorporated in and domiciled in the Republic of Ireland. It became the parent company in the Seagate Technology group following a reorganization that took place in 2010.

The principal activity of Seagate Technology plc is an investment holding company. Seagate Technology plc is the parent company of subsidiaries that design, manufacture, market and sell data storage products.

The Company is publicly listed on the NASDAQ Global Select Market. The Company’s registration number is 480010 and its registered address is 38/39 Fitzwilliam Square, Dublin 2, Ireland D02 NX53.

3. Financial Assets – Investment in Subsidiary

(US Dollars in millions)	Amount
At 29 June 2018	$7,028
Capital contribution in respect of share-based payment plans	96

At 28 June 2019	$7,124
Capital contribution in respect of share-based payment plans	102

At 3 July 2020	$7,226

At 3 July 2020, the Company had the following subsidiary:

Company name	Registered office	Nature of business
Seagate Technology	Cayman Islands	Investment holding

The above subsidiary holding represents 100% of the common shares of the subsidiary, which is unlisted.

4. Amounts Due to Subsidiaries

The balance is primarily comprised of notes due to Seagate-Cayman with no stated interest rate and that are payable on demand. During fiscal year 2020, the Company borrowed $1,465 million and repaid $2,100 million by way of applying dividends declared by Seagate-Cayman. The remaining balance outstanding as of 3 July 2020 of $2,684 million is unsecured, interest free and due on demand. During fiscal year 2019, the Company borrowed $1,615 million and repaid $1,200 million by way of applying dividends declared by Seagate-Cayman. The remaining balance outstanding as of 28 June 2019 of $3,319 million was unsecured, interest free and due on demand.

5. Equity

Share Capital

	3 July 2020	28 June 2019
(US Dollars in millions)
Authorized:
39,994 deferred shares of €1 par value per share	$—	$—
1,250,000,000 ordinary shares of $0.00001 par value per share	—	—
100,000,000 undesignated preferred shares of $0.00001 par value per share	—	—

	$—	$—

	3 July 2020	28 June 2019
(US Dollars in millions)
Allotted, Called Up, and Fully Paid:
39,994 deferred shares of €1 par value per share	$—	$—
256,718,840 (2019: 269,097,971) ordinary shares of $0.00001 par value per share	—	—

	$—	$—

	Number of Ordinary Shares	Share Capital
	(In millions)	(US Dollars in millions)
Balance at 29 June 2018	287	$—
Repurchase and cancellation of ordinary shares	(21)	—
Tax withholding related to vesting of restricted share units	(1)	—
Issuance of ordinary shares in respect of share-based payment plans	4	—

Balance at 28 June 2019	269	$—
Repurchase and cancellation of ordinary shares	(17)	—
Tax withholding related to vesting of restricted share units	(1)	—
Issuance of ordinary shares in respect of share-based payment plans	6	—

Balance at 3 July 2020	257	$—

Share Premium

This reserve records the amount above the nominal value received for shares sold, less transaction costs. On 25 April 2019, the Company’s shareholders approved the reduction of its share premium account to create distributable reserves at the extraordinary general meeting. On 26 April 2019, the Company filed a petition with the High Court of Ireland to approve the creation of distributable reserves through the reduction of the share premium account by approximately $1.9 billion. The High Court of Ireland approved the petition on 30 May 2019.

Other Reserves

Other reserves include an amount of $3,600 and $3,420 for fiscal years 2020 and 2019 respectively, representing a Capital Redemption Reserve Fund.

Share Repurchase

From time to time, the Company may repurchase any of its outstanding ordinary shares through private, open market, or broker assisted purchases, tender offers, or other means. During fiscal years 2020 and 2019, the Company repurchased approximately 18 million and 22 million of its ordinary shares including shares withheld for statutory tax withholdings related to vesting of employee equity awards, respectively. As of 3 July 2020, $1.3 billion remained available for repurchase under the existing repurchase authorization limits. All repurchases are effected as redemptions in accordance with the Company’s Articles of Association. There is no expiration date on the Company’s repurchase authorizations.

Dividends

During fiscal year 2020, the Company paid cash dividends of $2.58 per share of its ordinary shares, aggregating $673 million. On 22 July 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.65 per share, which will be payable on 7 October 2020 to shareholders of record as of the close of business on 23 September 2020. During fiscal year 2019, the Company declared cash dividends of $2.52 per share of its ordinary shares and paid cash dividend aggregating $713 million. Dividends approved but not paid at year end of $167 million and $170 million are presented in “Creditors” in the Company’s Statement of Financial Position for fiscal years 2020 and 2019, respectively.

6. Share-Based Payments

Total share-based payment expense in respect of share-based payment plans was $106 million and $100 million for fiscal years 2020 and 2019, of which $102 million and $96 million, respectively, was included as a capital contribution in Investment in subsidiary (Note 3). The share-based payment charge in the parent company balance sheet is calculated and recognized on a graded basis as opposed to a straight line basis in the Consolidated Profit and Loss Account. The Company has applied the requirements of Section 26 of FRS 102. Note 11 of the Consolidated Financial Statements contains relevant disclosures on the Company’s share-based payment plans.

7. Auditor’s Remuneration

The fees paid to Ernst & Young Ireland in respect of the audit of the Company individual accounts were $0.04 million for both fiscal years ended 3 July 2020 and 28 June 2019, respectively. In addition, Ernst & Young Ireland received fees of $0.21 million and $0.14 million for other assurance services in those periods, respectively. Ernst & Young Ireland did not receive any fees for tax or other non-audit services in 2020 or 2019. Note 20 to the Consolidated Financial Statements provides additional information regarding auditor’s remuneration.

8. Directors’ Emoluments

Director’s emoluments and interests are presented on page A-49 and page A-103 of this Annual Report.

9. Post Balance Sheet Events

Dividend Declared

On 22 July 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.65 per share, which will be payable on 7 October 2020 to shareholders of record as of the close of business on 23 September 2020.

10. Approval of Financial Statements

The directors approved the financial statements and authorized them for issue on 21 August 2020.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D22751-P42447 For Against Abstain SEAGATE TECHNOLOGY PLC 38/39 FITZWILLIAM SQUARE DUBLIN 2, D02 NX53, IRELAND SEAGATE TECHNOLOGY PLC (the “Company”) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors Nominees: The Board of Directors (the “Board”) recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1a. Mark W. Adams 1c. Michael R. Cannon 1b. Judy Bruner 1d. William T. Coleman 1e. Jay L. Geldmacher 1f. Dylan G. Haggart 1g. Stephen J. Luczo 1h. William D. Mosley 1i. Stephanie Tilenius 1j. Edward J. Zander 2. Approve, in an advisory, non binding vote, the compensation of the Company’s named executive officers (“Say-on-Pay”). 3. Ratify, in an advisory, non-binding vote, the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 2021, and to authorize, in a binding vote, the Audit Committee of the Company’s Board of Directors to set the auditors’ remuneration. 4. In accordance with Irish law, determine the price range at which the Company can re-allot shares that it holds as treasury shares. For Against Abstain Any shareholder entitled to attend and vote at the Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s) of the Company. A proxy is required to vote in accordance with any instructions given to him/her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting. You can instruct your proxy not to vote on a resolution by inserting an”x” in the box under “Abstain”. Please note that an abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for and against a resolution. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 6:59 PM Eastern Time on October 21, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials, including notices of shareholder meetings, electronically in future years. SUBMIT YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 6:59 PM Eastern Time on October 21, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which must be received by October 21, 2020.

D22752-P42447 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. SEAGATE TECHNOLOGY PLC Annual General Meeting of Shareholders October 22, 2020 5:00 PM Irish Standard Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Michael R. Cannon and Katherine E. Schuelke, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Seagate Technology plc that the shareholder(s) is/are entitled to vote at the 2020 Annual General Meeting of Shareholders, and any adjournment or postponement thereof. The undersigned hereby further authorize(s) such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2020 Annual General Meeting of Shareholders, Michael R. Cannon and Katherine E. Schuelke, or each of them, shall be entitled to vote the undersigned’s shares, as designated on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE The signer hereby acknowledge(s) receipt of the Notice of the 2020 Annual General Meeting of Shareholders and accompanying Proxy Statement. Continued and to be signed on reverse side